Form 10-K/A, Exhibit 13
period 1995-12-31
STORAGE USA INC
filed 1996-06-27
CIK 912116

                                                                      EXHIBIT 13



                                  STORAGE USA, INC.
                           1995 FINAL FINANCIAL STATEMENTS
                                       --------

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                                RESULTS OF OPERATIONS
                                       --------


The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto. As discussed in Note 1 to the Consolidated Financial Statements, the "Company's" 1994 results of operations are presented from March 24, 1994, the date following the completion of the Company's initial public offering (the "IPO") and conversion to real estate investment trust ("REIT") status, through December 31, 1994 (the "Period"). References to the "Company" include SUSA Partnership, L.P., the Company's operating subsidiary (the "Operating Partnership"). As discussed in Note 12 to the Consolidated Financial Statements, the accompanying combined financial statements for the periods prior to March 24, 1994, present only the "carved out" accounts of the "Predecessor" comprised of the combined assets, liabilities, and operations of the Predecessor preceding the IPO, including 11 owned facilities and 6 controlled facilities and Storage USA Management Corp.

Due to the substantial number of facilities acquired during 1995 and 1994, management believes that it is meaningful and relevant in understanding the present and ongoing operations of the Company to compare information using occupancy, per square foot and pro forma data. The assumptions underlying the pro forma data presented are described under "Pro Forma Results of Operations for the period January 1, 1994 through December 31, 1994."

The following are definitions of terms used throughout this discussion analyzing the Company's business. Physical Occupancy is defined as the total net rentable square feet rented as of the date computed divided by the total net rentable square feet available. Gross Potential Income is defined as the sum of all units available to rent at a facility multiplied by the market rental rate applicable to those units as of the date computed. Expected Income is defined as the sum of the monthly rent being charged for the rented units at a facility as of the date computed. Economic Occupancy is defined as the Expected Income divided by the Gross Potential Income. Rent Per Square Foot is defined as the annualized result of dividing Gross Potential Income on the date computed by total net rentable square feet available. Direct Property Operating Cost is defined as the costs incurred in the operation of a facility, such as utilities, real estate taxes, and on-site personnel. Indirect Property Operations Cost is defined as costs incurred in the management of all facilities, such as accounting personnel and management level operations personnel. Net Operating Income ("NOI") is defined as total property revenues less Direct Property Operating Costs.


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------


OVERVIEW:

In 1995, the Company continued executing its strategy of acquiring suitably located, under-performing facilities that offer upside potential due to low occupancy rates or non-premium pricing. During the year, the Company invested $220 million in acquiring 63 facilities. In addition, the Company pursued development opportunities in selective markets, specifically the San Francisco, Memphis, and Washington, D.C. areas. The Company invested $4.7 million in acquiring 11 parcels of land for expansion of existing facilities and $0.8 million acquiring a parcel of land to be developed. The 1995 financial results reflect the continuing implementation of this acquisition and development strategy.

Contributions to the Company's revenue growth came from a successful execution of both external and internal growth strategies. The Company continues to purchase properties on an accretive basis. Internal growth remained strong during 1995. The 96 properties owned at December 31, 1994 demonstrated total revenue growth of 7.2% and NOI growth of 4.6% as compared to the pro forma 1994 results. The lower rate of NOI growth reflects the fact that the pro forma expense is based on the previous operator's expense structure for the period prior to acquisition, and the Company's expense structure is generally higher than that of the previous operator. The Company expects that when comparing its actual "same store" results, NOI growth will generally exceed revenue growth, similarly to the 67 facilities described herein. The Company considers facilities to be suitable for a year-over-year "same store" results comparison only after four complete quarters of operation by the Company. For example, if a facility was purchased in January of 1995, the Company would consider it suitable for a year-over-year comparison beginning with the second quarter of 1996. The 67 properties owned by the Company for the entire fourth quarter of 1994, experienced 5.2% rental income growth and 7.7% NOI growth for the fourth quarter of 1995 over the same quarter in 1994. The Company believes that once it implements its property operations expense structure, its Direct Property Operating Costs should increase on a year-over-year basis in a more predictable pattern.

In 1995, the Company experienced cost growth principally in the areas of real estate tax and Indirect Property Operations Cost. The Company's cost to manage, or Indirect Property Operations Cost, grew during 1995 to a year-end result of $3.3 million or 4.9% of total revenues. This was a result of the Company's planning and structuring for continued growth. The Company added four district offices during the year, and added regional coordinators and trainers at each of its four regional offices. The personnel additions allow the Company to shift to the regional offices certain duties that were previously performed at the Corporate office. During the fourth quarter of 1995, the Company began to experience growth in property tax expense as a result of revised assessments on acquired facilities.


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

OVERVIEW, continued:

In the initial period following the Company's purchase of a facility, the Company is subject to reassessments which may result in increased real estate tax expense for the facility. While these increases are estimated by the Company in underwriting the acquisition of the facility, they may not actually be incurred by the Company until generally 12-24 months after closing. In the periods that follow the initial reassessment, increases in property tax expense becomes more predictable.

The Company expects to continue implementing its strategies for growth in 1996. The addition of Indirect Property Operations Cost in 1995 will allow the Company the capacity to add more facilities in the future, assuming an even distribution of the facilities in the Company's existing markets. Acquisitions continue to be available at attractive capitalization rates and at prices that approximate replacement cost. Development efforts will intensify in 1996, with the Company planning to have 500,000 square feet under development during 1996. This development includes expansion of existing facilities as well as new construction. The Company considers a project to enter the development stage when it obtains a conditional contract on the land, which generally is subject to rezoning or special use permits. The Company will normally not acquire land until it is satisfied it can obtain the entitlements required to develop a self-storage facility. Typical self-storage facility construction costs range from $22 to $25 per net rentable square foot. Land costs vary by location, with the Company's past experience being $12 to $35 per buildable square foot. Soft costs, such as capitalized interest, can add $4 to $9 per net rentable square foot. The Company's development policy requires a projected 12.5% return at stabilization, in order for the Company to develop a facility. The Company considers a property at stabilization when it reaches an 85% physical occupancy level, which generally occurs over an 18-24 month lease-up period. The 1996 development efforts are not expected to have a material impact on earnings.

In 1996, the Company anticipates funding its capital requirements through the sale of 7.03 million shares of common stock at $31.30 per share to its strategic alliance partner, Security Capital U.S. Realty, pursuant to a Stock Purchase Agreement entered into on March 1, 1996. In addition, the Operating Partnership anticipates filing a shelf registration statement relating to $250 million of unsecured, nonconvertible senior debt securities, which should enable the Company to access the public debt markets efficiently at opportune times.

RESULTS OF OPERATIONS:

YEAR ENDED DECEMBER 31, 1995, AS COMPARED TO PERIOD MARCH 24, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994:

In 1995, the Company reported growth in revenue, income from property operations, and net income, respectively, of $42.2 million, $27.3 million, and $17.2 million over the prior period. Compared to


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

RESULTS OF OPERATIONS, continued:

pro forma results for 1994, the Company's revenues grew $21.0 million, income from property operations increased $12.2 million and net income rose $5.4 million. These significant increases are primarily attributable to both the Company's aggressive acquisition strategy and aggressive rental rate increases. Facility acquisitions during 1995, by quarter, were as follows (in thousands):


                          NUMBER                              NET
                            OF                              RENTABLE
    1995                FACILITIES          COST           SQUARE FEET
     ----                ----------          ----           -----------

Quarter ended
  March 31                    2          $  7,080               180
Quarter ended
  June 30                    34           119,788             2,248
Quarter ended
  September 30               14            56,682             1,110
Quarter ended
  December 31                13            36,450               890
                                          -------             -----

    Total                    63          $220,000             4,428
                             --          --------             -----
                             --          --------             -----


These acquisitions added 44,000 units, bringing the total square feet and units of the 159 facilities owned by the Company at December 31, 1995 to 10,715,000 and 105,000, respectively. For the year, the 96 facilities owned on December 31, 1994, provided 74% of the Company's rental income. These facilities' rental income grew 9.1% over pro forma 1994 results. Approximately 8% of this growth was provided by rate increases. At December 31, 1995, the physical and economic occupancy and rent per square foot on these facilities was 88%, 81%, and $9.24, respectively. The Company's portfolio as a whole had average occupancy at December 31, 1995 of 88% physical and 81% economic, with an average rent per square foot of $8.93.

Management income increased $365 thousand over the prior Period, and $216 thousand over the 1994 pro forma results. The pro forma variance reflects the addition of three managed facilities and management during the year of facilities that were subsequently purchased by the Company.

Other Income, which consists primarily of sales of lock and packaging products and truck rentals, increased 4% over the prior Period. This increase reflects primarily the growth in the number of facilities owned.


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

RESULTS OF OPERATIONS, continued:

Cost of property operations and maintenance was 27.2% of revenue for 1995 as compared to 26.5% for the prior Period. This increase reflects the addition of Indirect Property Operations Cost to support the level of growth experienced in 1995 and planned in 1996.

Real estate taxes were 7.2% of revenue for 1995 as compared to 6.5% for the prior Period and 6.8% for the pro forma results. This growth as a percentage of revenue reflects the impact of reassessments on the properties purchased during 1994 and 1995. The majority of the increase is attributable to reassessments on acquisitions with the remainder attributable to increased tax rates or reassessments on properties owned for a full year. The Company expects continued modest real estate tax expense growth as a percentage of revenues in 1996.

Direct Property Operating Cost was 29.9% of rental income, both on the 96 properties owned at December 31, 1994 and the portfolio as a whole. The property level margins remained consistent from 1994 to 1995.

General and Administrative ("G&A") expense declined as a percentage of total revenue as compared to the prior Period and was consistent as compared to the 1994 pro forma results. 1995 G&A expense was $2.6 million, or 3.8% of total revenue as compared to $1.4 million or 5.3% in the prior Period. G&A was $762 thousand for the quarter ended December 31, 1995 and the Company expects that the expense will decline further as a percentage of revenue in 1996, while the gross expense will grow as the Company expands its accounting, management information systems, and human resource departments, in connection with its ongoing growth strategy.

The increase in depreciation and amortization to $8.6 million from $2.9 million in the prior Period and $5.7 million on a pro forma basis reflects the Company's acquisition of $220 million of facilities in 1995. In addition, the Company amortized $903 thousand of the loan fees related to the Company's short-term borrowings in 1995. As of December 31, 1995, the Company has unamortized loan fees of approximately $230 thousand.

Interest expense was $3.0 million in 1995, a $1.6 million increase over the prior Period. 1995 interest expense represents weighted average borrowings of $47.2 million under the Company's lines of credit at a weighted average interest rate of 6.4%.

Interest income in 1995 was $166 thousand, as compared to $658 thousand in 1994. 1995 interest income represents earnings on overnight deposits and amounts outstanding under the 1995 Employee Stock Purchase and Loan Plan, while the prior Period reflected the temporary investment of a portion of the proceeds from the Company's two common stock offerings during the Period.


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

RESULTS OF OPERATIONS, continued:

PERIOD MARCH 24, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994:

The Company reported rental income of $24.7 million, income before minority interest of $12.3 million and net income of $11.9 million or $1.28 per share during the Period. These results reflect the significant portfolio expansion that occurred during 1994. At the IPO the Company owned 17 facilities (the "Original Properties"). Property acquisitions by quarter were as follows (in thousands):


                          NUMBER                              NET
                            OF                              RENTABLE
    1995                FACILITIES          COST           SQUARE FEET
    ----                ----------          ----           -----------

Quarter ended
  March 31                  26          $  65,193             1,743
Quarter ended
  June 30                   12             25,004               596
Quarter ended
  September 30              12             40,796               797
Quarter ended
  December 31               29             83,831             1,991
                                          -------             -----

    Total                   79          $214,824             5,127
                            --          --------             -----
                            --          --------             -----


The rental revenues reflect the weighted average per square foot rent increases ranging from 4.9% for some of the facilities acquired during the second quarter to 6.9% for facilities acquired during the first quarter.

There were no rent increases implemented at three of the facilities acquired during the quarter ended June 30 nor at any of the facilities acquired during the quarters ended September 30 and December 31. The Company generally operates an acquisition facility for three to six months prior to implementing rent increases. At December 31, 1994, the Company's physical and economic occupancy and rent per square foot were 87%, 81%, and $8.53, respectively.

Cost of operations and maintenance expense was $6.9 million, or 26.5% of revenue. The expense reflects the direct cost of operating the 96 properties owned by the Company at December 31, 1994. The ratio is approximately 4% higher than the pro forma ratio in the Company's Prospectus, dated September 22, 1994. The 4% increase reflects the Company's level of acquisition during the fourth


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

RESULTS OF OPERATIONS, continued:

quarter as there tends to be a slight time lag between the cost structure the Company puts in place at an acquisition facility and the related impact of the Company's rent increases.

Real estate tax expense was $1.7 million or 6.5% of revenue. The Company evaluates real estate taxes on a property by property basis and appeals assessments where it deems the action warranted.

General and Administrative expense was $1.4 million in 1994, reflecting growth in the number of facilities owned.

The 1994 depreciation expense of $2.9 million reflects the expansion in the number of facilities owned. The facilities acquired during the Period had an average depreciable base of 73% of cost.

Interest expense was $1.4 million. The Company had a weighted average of approximately $20.5 million in debt outstanding during the Period at a weighted average interest rate of 6.8%.

Interest income was $0.7 million reflecting the temporary investment of a portion of the proceeds from the Company's two common stock offerings during the Period.

YEAR ENDED DECEMBER 31, 1995 RESULTS OF THE COMPANY, AS COMPARED TO THE COMBINED (HISTORICAL) YEAR ENDED DECEMBER 31, 1994 RESULTS OF THE PREDECESSOR AND THE
COMPANY:

Rental Income increased $39.4 million (146%) primarily as a result of rental rate increases, and an increase in the number of facilities owned as a result of the Company acquiring 63 facilities during fiscal year 1995. Management income increased $.18 million (20%) reflecting the addition of three managed facilities and management during the year of facilities that were subsequently purchased by the Company.

Cost of property operations and maintenance increased $10.8 million (142%) as a result of an increase in the number of facilities owned during fiscal year 1995. Cost of property operations and maintenance was 27.2% of revenue for 1995 as compared to 26.9% for the combined 1994 period.

Real estate taxes increased $3.1 million (166%) as a result of additional expenses due to acquisitions of 63 facilities during fiscal year 1995 and the impact of property reassessments. Real estate taxes were 7.2% of revenue for 1995 as compared to 6.5% for the combined 1994 period.

General and administrative (G&A) expense increased $.9 million (51%) as a result of additional expenses incurred to support the Company's aggressive growth strategy. G&A expense was 3.8%


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

RESULTS OF OPERATIONS, continued:

YEAR ENDED DECEMBER 31, 1995 RESULTS OF THE COMPANY, AS COMPARED TO THE COMBINED (HISTORICAL) YEAR ENDED DECEMBER 31, 1994 RESULTS OF THE PREDECESSOR AND THE COMPANY, continued:

of revenue for 1995 as compared to 6.0% for the combined 1994 period. This decline as a percentage of revenue reflects the overall increase in revenue.

Depreciation and amortization expense increased $5.5 million (175%) due to the acquisition of $220 million in facilities in 1995, as well as the impact of recognizing a full year of depreciation on the facilities acquired in the prior period.

Interest expense increased $.4 million reflecting the changes in the Company's debt structure between the periods.

COMBINED (HISTORICAL) YEAR ENDED DECEMBER 31, 1994 RESULTS OF THE PREDECESSOR AND THE COMPANY, AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1993 RESULTS OF THE
PREDECESSOR:

Rental Income increased $17.0 million (170%) primarily as a result of rental rate increases, and an increase in the number of facilities owned as a result of the Company acquiring 79 facilities during fiscal year 1994. Management income increased $.04 million (4%) reflecting growth in revenues at managed properties.

Cost of property operations and maintenance increased $4.5 million (144%) as a result of the Company operating 96 facilities during 1994, as compared to 17 facilities in 1993. Cost of property operations and maintenance was 26.9% of revenue for the combined 1994 period as compared to 28.0% for 1993.

Real estate taxes increased $1.2 million (169%) as a result of an increase in the number of properties owned during the combined periods of 1994. Real estate taxes were 6.5% of revenue for the combined 1994 period as compared to 6.1% for 1993. General and administrative (G&A) expense increased $.9 million (104%) as a result of additional expenses incurred to support the current and future growth in the number of facilities and the related increased requirements for accounting, management information systems, and administrative personnel. G&A expense was 6.0% of revenue for the combined 1994 period, as compared to 7.4% for 1993.

Depreciation and amortization expense increased $1.8 million (138%) as the Company acquired 79 facilities for approximately $214 million during 1994.


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

RESULTS OF OPERATIONS, continued:

COMBINED (HISTORICAL) YEAR ENDED DECEMBER 31, 1994 RESULTS OF THE PREDECESSOR AND THE COMPANY, AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1993 RESULTS OF THE PREDECESSOR, continued:

Interest expense decreased $1.8 million as a result of the Predecessor's outstanding mortgage debt balance being significantly reduced through the use of the proceeds from the Company's March, 1994 IPO.

PRO FORMA RESULTS OF OPERATIONS FOR THE PERIOD JANUARY 1, 1994 THROUGH DECEMBER 31, 1994:

The Company believes that pro forma results of operations provide a meaningful and relevant understanding of the Company's results as if it had been a public REIT since January 1, 1994. The following pro forma results of operations was prepared as if: (i) the sale in the IPO of 6.325 million shares of the Company's common stock for aggregate proceeds of approximately $125.8 million and the related transactions, (ii) the sale of 5.980 million shares of the Company's common stock for aggregate proceeds of approximately $155.5 million in a secondary offering and the related transactions, and (iii) the acquisition of the 79 facilities acquired during the year, had taken place on January 1, 1994. The pro forma information is not necessarily indicative of the results of operations which may have occurred if such transactions had been consummated on January 1, 1994, nor does it purport to represent the results of operations for future periods.


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------


RESULTS OF OPERATIONS, continued:

PRO FORMA RESULTS OF OPERATIONS FOR THE PERIOD JANUARY 1, 1994 THROUGH DECEMBER 31, 1994, continued:

Pro Forma for the period January 1, 1994 through December 31, 1994 (amounts in thousands except per share data).


Revenues:
 Rental income                                                         $45,093
 Management income                                                         856
 Other income                                                            1,045
                                                                       -------
     Total revenues                                                     46,994
                                                                       -------
                                                                       -------

Expenses:
 Cost of property operations
   and maintenance                                                      11,328
 Real estate taxes                                                       3,206
 General and administrative                                              1,794
 Depreciation and amortization                                           5,738
                                                                       -------
     Total expenses                                                     22,066
                                                                       -------

  Income from operations                                                24,928

  Other income (expense):
   Interest expense                                                       (446)
   Interest income                                                          23
                                                                       -------
  Income before minority interest                                       24,505
  Minority interest                                                       (747)
                                                                       -------

  Net income                                                           $23,758
                                                                       -------

  Net income per weighted average
   common shares outstanding
   (13,298,817 at December 31, 1994)                                  $   1.79
                                                                       -------
                                                                       -------


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

LIQUIDITY AND CAPITAL RESOURCES:

CAPITAL RESOURCES:

On March 1, 1996, the Company entered into a Stock Purchase Agreement with Security Capital U.S. Realty ("US Realty"), an affiliate of Security Capital Group. Under the Stock Purchase Agreement, and pursuant to the terms and conditions thereof, US Realty will invest a total of $220 million in the Company, initially place two of its nominees on the Company's Board of Directors, one of whom the Company has been informed will be William D. Sanders, Chairman of the Board and Chief Executive Officer of Security Capital Group, and make available to the Company certain strategic advice, research and related information and expertise (the "Strategic Alliance"). As part of the transaction, on March 19, 1996, the Company issued to US Realty 1,948,882 shares of Common Stock, approximately 10.0% of the outstanding Common Stock, at a price of $31.30 per share, plus a purchase price adjustment for accrued dividends. At the same time, the Company executed a Strategic Alliance Agreement and a Registration Rights Agreement with US Realty.

The Company believes that the Strategic Alliance represents an attractive opportunity to improve long-term shareholder value by providing the Company with access to significant additional financial and strategic resources not otherwise readily available to it, thereby enhancing the Company's short-term and long-term growth prospects and better positioning it to capitalize on opportunities as the REIT industry matures.

After the Strategic Alliance has been approved by the shareholders of the Company, and prior to December 31, 1996, the Company will issue to US Realty an additional 5,079,872 shares of the Company's common stock at the same price. After acquiring the additional shares (and assuming no other change in the number of outstanding shares), US Realty will own approximately 28.6% of the outstanding Common Stock. The Company has agreed to submit to the shareholders a proposal to amend the ownership limitations of the Company's Charter to permit US Realty to acquire up to 37.5% of the Company's capital stock. The Strategic Alliance, the amendment and certain related transactions are expected to be submitted to shareholders for approval at the Company's 1996 annual meeting.

The Company expects to finance the acquisition and development of self-storage facilities primarily through the issuance of equity and debt securities. Pursuant to the Strategic Alliance with US Realty the Company issued to US Realty 1,948,882 shares of common stock for $61 million on March 19, 1996, and expects to issue an additional 5,079,872 shares of common stock for $159 million on or prior to December 31, 1996.


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

LIQUIDITY AND CAPITAL RESOURCES, continued:

CAPITAL RESOURCES, continued:

The Operating Partnership of the Company anticipates filing a shelf registration statement relating to $250 million of unsecured, nonconvertible debt securities. In addition, the Company has outstanding a shelf registration statement covering approximately $75 million of unallocated equity securities. These registration statements should permit the Operating Partnership and the Company to access the public capital markets efficiently when it deems appropriate.

The Company anticipates using the proceeds of the common stock issuance to U.S. Realty for acquisition and development of self-storage facilities. The proceeds from any debt or equity offering by the Operating Partnership or the Company would be used to repay borrowings under the Company's lines of credit used to finance acquisitions and development, and for general purposes. As a general matter, the Company anticipates utilizing its lines of credit as an interim source of funds to acquire and develop self-storage facilities and repaying the credit lines with longer-term debt or equity when management determines that market conditions are favorable. The Company believes that the combination of the common stock issuance pursuant to the Strategic Alliance, and debt or equity issuances pursuant to the shelf registration statements, in addition to borrowings under its credit facilities and issuances of Operating Partnership Units, as described below, will provide the Company with necessary liquidity and capital resources to meet the requirements of its operating strategies in 1996.

On February 8, 1995, the Company entered into a Credit Agreement for a $55 million unsecured revolving line of credit (the "Line") with a financial institution acting as an agent for a group of lenders. On October 31, 1995, the First Amendment to the Credit Agreement was entered into by the Company increasing the aggregate commitment available under the Line to $75 million.
The Line had an initial termination date of February 8, 1996, with the Company having an option to extend the term for two successive one-year periods. The Company has exercised that right and has extended the maturity on the Line to February 1997. The Line bears interest at various spreads (75 basis points at March 1, 1996) over LIBOR based on the Company's debt service coverage. On December 31, 1995, the Company entered into a $25 million unsecured term loan facility (the "Facility") with the same agent as on the Line. The Facility has a maturity date of December 21, 1996, and bears interest at various spreads (135 basis points at March 1, 1996) over LIBOR.

In addition to the $75 million Line, the Company has a $30 million line of credit with a commercial bank with an initial maturity date of July 1, 1996. This line of credit was increased from $15 million to $23 million in November 1995 and increased to $30 million by year end. In connection with the last increase, the lender released its security interest in 13 self-storage facilities that previously had


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

LIQUIDITY AND CAPITAL RESOURCES, continued:

CAPITAL RESOURCES, continued:

been pledged by the Company. This line of credit, at the option of the Company, bears interest at Prime or LIBOR plus 2.25%.

The Company assumed a $2.4 million mortgage on a facility acquired during September 1995. The mortgage bears interest at 8.375% and matures in 2006.

At December 31, 1995, the Company had $3.4 million of fixed rate debt maturing in 2001, $2.3 million of fixed rate date maturing in 2006, and $.9 of floating rate debt maturing in 1999. The Company does not believe it has significant refinancing or interest rate risk on its debt. At December 31, 1995, the Company had $15.4 million available under the $23 million line of credit with a commercial bank.

During 1995, the Company revised its debt policy. The Company's policy limits indebtedness at time of incurrence to the lesser of 50% of its total assets at cost or the amount that will sustain a minimum debt service coverage ratio of 3:1. In addition, following shareholder approval of the Strategic Alliance with US Realty, the Strategic Alliance Agreement with US Realty will restrict the Company from incurring total indebtedness in an amount exceeding 60% of the total assets (generally defined as the sum of (i) the value of the Company's outstanding common stock at $31.30 per share, (ii) the Company's outstanding indebtedness, and (iii) net property acquisitions after March 1, 1996). The Company does not anticipate operating at a debt level that would cause the debt-to-total assets ratio to exceed 40% for an extended period of time, and, consequently, does not believe that these restrictions will materially restrict its operations or have a material adverse effect on its financial condition or results of operations, though there can be no assurance that they will not do so in the future.

On June 7, 1995, the Company issued 4.025 million shares of common stock raising net proceeds of approximately $107.6 million. The proceeds were used to repay $99.9 million of indebtedness, and for portfolio acquisitions.

During 1995, the Company issued approximately 600,000 units of limited partnership interest in the Operating Partnership ("Units") valued at approximately $18 million in connection with the acquisition of facilities. The Company's acquisition of self-storage facilities using Units as consideration may partially defer the seller's tax liability.

The Company's investing activities during the year consisted primarily of the acquisition of 63 self storage facilities, a warehouse to be converted by the Company into a self-storage facility, 11


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

LIQUIDITY AND CAPITAL RESOURCES, continued:

CAPITAL RESOURCES, continued:

expansion parcels of land at existing facilities and one parcel of land for development by the Company.

The Company expects to incur approximately $1.2 million for scheduled maintenance and repairs during the next twelve months and approximately $5.9 million to conform facilities acquired during 1995 and 1994 to Company standards.

The Company at December 31, 1995, had Shareholders Equity of approximately $358 million, a debt-to-equity ratio of 31.9% and a debt-to-total assets ratio of 22.4%.

FUNDS FROM OPERATIONS ("FFO"):

The Company believes FFO should be considered in conjunction with net income and cash flows to facilitate a clear understanding of its operating results. FFO is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income as a measure of the Company's financial performance or as an alternative to cash flows from operating activities as a measure of liquidity. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs. Effective January 1, 1996, the National Association of Real Estate Investment Trusts amended its definition of FFO. The Company will begin presenting FFO under the amended definition for the first quarter 1996. As such, the Company's 1995 FFO and FFO per share may not be comparable to similarly titled measures of other REITs who may have chosen early adoption of the amended method of FFO computation. The pro forma FFO was prepared as if the IPO and the related formation transactions, including the acquisition of the 26 facilities, had occurred on January 1, 1994.


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

LIQUIDITY AND CAPITAL RESOURCES, continued:

FUNDS FROM OPERATIONS ("FFO"), continued:

The following table illustrates the components of the Company's FFO and FFO per share for the year ended December 31, 1995, the period ending December 31, 1994 and pro forma for the year ended December 31, 1994 (in thousands except per share data):

                                 1995                1994               1994
                               HISTORICAL          HISTORICAL          PRO FORMA
                               ----------          ----------          ---------

Net income                      $29,153             $11,930            $14,243
Depreciation of
 real property                    7,246               2,474              2,984
Amortization of
 non compete                        248                 167                167
Amortization of
 lease guarantees                   189                 186                186
Amortization of
 loan fees                          903                  55                 55
                               --------             -------            -------
                               --------             -------            -------
Consolidated FFO                 37,739              14,812             17,635
Minority interest
 share of depreciation
 and amortization                  (382)                (55)               (97)
                               --------             -------            -------
FFO available
 to Company
 Shareholders                   $37,357             $14,757            $17,538
                               --------             -------            -------
                               --------             -------            -------

FFO per weighted average share $   2.39            $   1.58            $  1.98
Distributions per
 common share                     (2.04)              (1.41)             (1.84)
                               --------             -------            -------
Undistributed FFO
 per weighted
 average share                 $    .35            $    .17           $    .14
                               --------             -------            -------
                               --------             -------            -------


The Company, as a qualified REIT, is required to distribute a substantial portion of its net income as dividends to its shareholders. In 1995, those distributions were approximately 85% of the Company's funds from operations. While the Company's goal is to generate and retain sufficient cash flow to meet its operating, capital and debt service needs, its dividend requirements may require the Company


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

LIQUIDITY AND CAPITAL RESOURCES, continued:

FUNDS FROM OPERATIONS ("FFO"), continued:

to utilize its bank lines of credit and other sources of liquidity to finance property acquisitions and development, and major capital improvements.

The Company believes that its liquidity and capital resources are adequate to meet its cash requirements for the next twelve months.

FUTURE ACTIVITIES:

The Company's strategic alliance with US Realty will not affect its business plan or growth strategies for 1996. However, the alliance has positively affected the Company's access to capital. Pursuant to the terms of the alliance, US Realty will provide certain economic and market research, and assistance in capital strategy and formation. The Company expects that this alliance will positively impact the formulation of the Company's longer term strategic plan and its ability to execute its strategies.

The Company's external growth strategy is to increase the number of facilities owned by the Company either by acquiring suitably located, under-performing facilities that offer potential for improvement of occupancy or rental rates, or by developing and constructing new facilities in favorable markets. The Company, since its IPO, has made approximately $435 million of acquisitions.
The Company expects to continue investing at a consistent pace during 1996, seeking to acquire approximately 65-75 facilities. The Company anticipates purchasing properties in 1996 at an average yield on trailing NOI of not less than 10%.

The Company will continue to selectively develop facilities in markets that are determined by management to be favorable. The Company has budgeted commitments of approximately $30 million for development beginning in 1996. The development activities will consist of additions to existing facilities and construction of new facilities. The Company, at December 31, 1995, had 12 parcels of land in its portfolio in various stages of development. The Company has entered into an agreement to develop a self-storage facility in Northern Virginia, to be owned jointly by the Company and an unaffiliated third party. The Company estimates that its share of the construction expenses under the agreement will be approximately $6.5 million. The Company expects to complete construction in April 1996 and at December 31, 1995, had incurred construction costs of approximately $3.3 million. The Company is converting a warehouse into a self-storage facility at an estimated cost of construction of $1 million. At December 31, 1995, the Company had incurred construction costs of approximately $400 thousand, and expects to complete the facility by the end of the first quarter of 1996.


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------

LIQUIDITY AND CAPITAL RESOURCES, continued:

FUTURE ACTIVITIES, continued:

At December 31, 1995, the Company had 1,025,423 Operating Partnership Units outstanding. Certain Operating Partnership Units became redeemable beginning on March 23, 1995, for an amount equal to their then fair market value ($2.7 million, based upon a price per Unit of $32.625 at December 31, 1995) payable by the Company either in cash or (at the Company's option, based upon a determination by the Company's Board of Directors that the Company's anticipated cash requirements and anticipated cash flow make a lump sum payment imprudent) by a promissory note payable in quarterly installments over two years with interest at the prime rate. Units held by other Limited Partners are redeemable, at the option of such Limited Partners, beginning on the first anniversary of their issuance, for amounts equal to the then fair market value of their Units ($11.3 million, based upon a price per Unit of $32.625 at December 31, 1995) payable by the Company in cash or, at the option of the Company, in shares of the Company's Common Stock at the initial exchange ratio of one share for each Unit. As of March 29, 1996, no Limited Partner has requested to redeem Units. It is anticipated that a source of funds for any such cash redemption will be retained cash flow or proceeds from the future sale of securities of the Company or other Company indebtedness. The Company has granted registration rights to the holders of Units entitling them to require the Company to register under the Securities Act of 1933 any shares of the Company's common stock issued upon redemption of Units held by them.

Portfolio expansion and repayment of principal on Company indebtedness represent the Company's primary liquidity requirements. The Company does not expect to generate sufficient funds from operating cash flow to meet such long-term liquidity needs and intends to finance them primarily through borrowings under its lines of credit, debt or equity offerings, or additional borrowings for such purpose.

COMPETITION:

The Company monitors the development of self-storage facilities in its markets. The Company has identified four markets in which potential overbuilding may be occurring. In three of these markets (Dallas, Atlanta, and Phoenix) the Company may be required to reduce by 50% its normal yearly rental rate increase, and in one market, Albuquerque, the Company may be unable to aggressively increase rates in 1996. All of these markets may also demonstrate a minimal reduction in the seasonal physical occupancy achieved throughout the year. As a result of the geographic diversity of the Company's portfolio, the Company does not expect the potential for excess supply in these markets to have a significant impact on its financial condition or results of operations.


                                      Continued

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS, CONTINUED
                                       --------
INFLATION:

The Company does not believe that inflation has had or will have a direct effect on its operations. Substantially all of the leases at the facilities allow for monthly rent increases which provide the Company with the opportunity to achieve increases in rental income as each lease matures.

SEASONALITY:

The Company's revenues typically have been higher in the third and fourth quarter primarily because the Company increases its rental rates on most of its storage units at the beginning of May, and to a lesser extent because self-storage facilities tend to experience greater occupancy during the late spring, summer, and early fall months due to the greater incidence of moves during those periods. The Company believes that its tenant mix, rental structure, and expense structure provide adequate protection against undue fluctuations in cash flows and net revenues during off-peak seasons. Thus, the Company does not expect seasonality to materially affect distributions to shareholders.

RECENT ACCOUNTING DEVELOPMENTS:

In October of 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") was issued. The standard is effective for fiscal years beginning after December 15, 1995. The Company anticipates continuing to elect expense recognition under APB 25, and disclosing pro forma net income, and earnings per share information based on the FAS 123 fair value methodology.


                                      Continued

                                  STORAGE USA, INC.
                             CONSOLIDATED BALANCE SHEETS


AS OF DECEMBER 31,                               1995           1994
                                            ------------------------------
                                     (amounts in thousands -- except share data)
ASSETS
Investment in storage facilities,
  at cost:
Land                                          $139,603        $74,544
Buildings and equipment                        369,694        204,449
                                            ------------------------------

                                               509,297        278,993
Accumulated depreciation                       (14,561)        (7,224)
                                            ------------------------------
                                               494,736        271,769

Cash & cash equivalents                          3,006          3,325
Other assets                                    11,783          5,079
                                            ------------------------------

  TOTAL ASSETS                                $509,525       $280,173
                                            ------------------------------
                                            ------------------------------
LIABILITIES & SHAREHOLDERS' EQUITY
Line of credit borrowings                     $107,605         $4,000
Mortgage notes payable                           6,670          4,373
Accounts payable & accrued expenses              5,945          5,398
Rents received in advance                        3,680          2,038
Minority interest                               27,438          9,673
                                            ------------------------------

  TOTAL LIABILITIES                            151,338         25,482
                                            ------------------------------
Commitment and contingencies

Shareholders' equity:
Common stock $.01 par value, 150,000,000
  shares authorized, and 17,562,363 and
  13,298,817 shares issued and outstanding         176            133
Paid-in capital                                385,989        271,529
Notes receivable -- officers                    (6,727)            --
Accumulated deficit                            (15,831)       (15,831)
Distributions in excess of net
  income                                        (5,420)        (1,140)
                                            ------------------------------
  TOTAL SHAREHOLDERS' EQUITY                   358,187        254,691
                                            ------------------------------

  TOTAL LIABILITIES & SHAREHOLDERS'
    EQUITY                                    $509,525       $280,173
                                            ------------------------------
                                            ------------------------------

                   See notes to consolidated financial statements.


                                      Continued

                          STORAGE USA, INC. (THE "COMPANY")
                                         AND
                        STORAGE USA, INC. (THE "PREDECESSOR")
                        CONSOLIDATED STATEMENTS OF OPERATIONS




                                                            COMPANY                             PREDECESSOR
                                            ----------------------------------------------------------------------------
                                                                    For the
                                                                  period March
                                                                   24, 1994            For the
                                                For the           (Inception)           period              For the
                                               year ended           through     January 1, 1994 through    year ended
                                              Dec 31, 1995        Dec 31, 1994       March 23, 1994       Dec 31, 1993
                                            ----------------------------------------------------------------------------
                                                       (amounts in thousands, except per share data)
REVENUES:
Rental income                                  $66,455             $24,667              $2,358             $10,019
Management income                                1,072                 707                 188                 859
Other income                                       480                 460                  52                 311
                                            ----------------------------------------------------------------------------
Total revenues                                  68,007              25,834               2,598              11,189
                                            ----------------------------------------------------------------------------
EXPENSES:
Cost of property operations & maintenance       18,471               6,851                 792               3,130
Real estate taxes                                4,900               1,686                 153                 683
General & administrative                         2,568               1,374                 325                 831
Depreciation & amortization                      8,586               2,882                 244               1,313
                                            ----------------------------------------------------------------------------
Total expense                                   34,525              12,793               1,514               5,957
                                            ----------------------------------------------------------------------------
INCOME FROM OPERATIONS                          33,482              13,041               1,084               5,232
OTHER INCOME (EXPENSE):
Interest expense                                (3,004)             (1,404)             (1,195)             (4,432)
Interest income                                    166                 658                  --                  --
                                            ----------------------------------------------------------------------------
INCOME (LOSS) BEFORE MINORITY INTEREST          30,644              12,295                (111)                800
Minority interest                               (1,491)               (365)                (54)               (351)
                                            ----------------------------------------------------------------------------
NET INCOME (LOSS)                              $29,153             $11,930               $(165)               $449
                                            ----------------------------------------------------------------------------
                                            ----------------------------------------------------------------------------
NET INCOME PER SHARE                             $1.87               $1.28
DISTRIBUTIONS PER SHARE                          $2.04               $1.41
                                            ----------------------------------------------------------------------------
                                            ----------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES OUTSTANDING             15,612               9,304
                                            ----------------------------------------------------------------------------
                                            ----------------------------------------------------------------------------

                   See notes to consolidated financial statements.


                                      Continued

                          STORAGE USA, INC. (THE "COMPANY")
                      AND STORAGE USA, INC. (THE "PREDECESSOR")
                        CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                COMPANY                             PREDECESSOR
                                                         -----------------------------------------------------------------------
                                                                              For the Period         Jan 1, 1994    For the
                                                               For the         March 24, 1994          through     year ended
                                                             year ended     (Inception) through        March 23,     Dec 31,
                                                            Dec 31, 1995       Dec 31, 1994               1994        1993
                                                         -----------------------------------------------------------------------
                                                                                 (amounts in thousands)
OPERATING ACTIVITIES:
Net income (loss)                                                  $29,153             $11,930               $(165)     $449
Adjustments to reconcile net income to net cash
provided by operating activities:
 Depreciation and amortization                                       8,586               2,882                 244     1,313
 Minority interest                                                   1,491                 365                  --        --
 Changes in assets and liabilities:
  Other assets                                                      (3,111)             (2,025)               (809)     (591)
  Other liabilities                                                  2,189               4,664                 393       218
                                                         -----------------------------------------------------------------------
Net cash provided/(used) by operating activities                    38,308              17,816                (337)    1,389
                                                         -----------------------------------------------------------------------
                                                         -----------------------------------------------------------------------
INVESTING ACTIVITIES:
Acquisition and improvements of storage facilities                (212,332)           (215,857)                 --      (655)
Development of storage facilities                                   (4,842)               (327)                 --    (3,095)
                                                         -----------------------------------------------------------------------
Net cash used in investing activities                             (217,174)           (216,184)                 --    (3,750)
                                                         -----------------------------------------------------------------------
                                                         -----------------------------------------------------------------------
FINANCING ACTIVITIES:
Net borrowings under line of credit                                103,605               4,000                 450        --
Proceeds from the issuance of bank notes                                --                  --                  --       900
Mortgage principal payments                                            (79)            (41,802)                (44)      (71)
Mortgage principal borrowing                                         2,376                  --                         2,970
Increase in deferred costs                                              --                  --                          (372)
Increase/(decrease) in payable to affiliates                            --             (18,812)                178      (589)
Proceeds from issuance of stock                                    107,776             271,652                  --        --
Cash dividends                                                     (33,433)            (13,070)               (397)     (350)
Distributions to minority interest                                  (1,698)               (275)                 --        --
                                                         -----------------------------------------------------------------------
Net cash provided by financing activities                          178,547             201,693                 187     2,488
                                                         -----------------------------------------------------------------------
Net (decrease) increase in cash and equivalents                       (319)              3,325                (150)      127
Cash and equivalents, beginning of period                            3,325                  --                 150        23
                                                         -----------------------------------------------------------------------
Cash and equivalents, end of period                                 $3,006              $3,325              $   --      $150
                                                         -----------------------------------------------------------------------
                                                         -----------------------------------------------------------------------
Supplemental schedules of non-cash activities:
Storage facilities acquired in exchange for Operating
  Partnership Units                                                $17,972              $8,374
Common Stock issued in exchange for notes receivable                $6,727                  --
                                                         -----------------------------------------------------------------------


                   See notes to consolidated financial statements.


                                      Continued

                          STORAGE USA, INC. (THE "COMPANY")
                                         AND
                        STORAGE USA, INC. (THE "PREDECESSOR")

                               CONSOLIDATED STATEMENTS
                               OF SHAREHOLDERS' EQUITY

                                     PREDECESSOR

                                   COMMON STOCK
                                   ------------                         NOTES                    DISTRIBUTIONS       TOTAL
                               NUMBER OF                PAID IN      RECEIVABLE-    ACCUMULATED   IN EXCESS OF    SHAREHOLDERS'
                                SHARES     AMOUNT       CAPITAL       OFFICER'S       DEFICIT      NET INCOME        EQUITY
                              --------------------------------------------------------------------------------------------------
                              --------------------------------------------------------------------------------------------------
                                                          (amounts in thousands, except per share data)

Balance at
  January 1, 1993. . . . . . .      1       $1            --             --           $(3,562)         --           $(3,561)
Dividends deemed cash
  distributions. . . . . . . .     --       --            --             --           (11,012)         --           (11,012)
Capital contributions. . . . .     --       --            --             --             1,462          --             1,462
Stock split. . . . . . . . . .    993        9            --             --                (9)         --                --
Net income . . . . . . . . . .     --       --            --             --               449          --               449
                              --------------------------------------------------------------------------------------------------
Balance at
  December 31, 1993. . . . . .    994       10            --             --           (12,672)         --           (12,662)

                              --------------------------------------------------------------------------------------------------
                              --------------------------------------------------------------------------------------------------

Corporate reorganization
  adjustments. . . . . . . . .     --       --            --             --            (2,994)         --            (2,994)
Net loss . . . . . . . . . . .     --       --            --             --              (165)         --              (165)
                              --------------------------------------------------------------------------------------------------
Balance at March 23, 1994. . .    994      $10            --             --          $(15,831)         --          $(15,821)
                              --------------------------------------------------------------------------------------------------
                              --------------------------------------------------------------------------------------------------


                                      Continued

                          STORAGE USA, INC. (THE "COMPANY")
                                         AND
                        STORAGE USA, INC. (THE "PREDECESSOR")

                               CONSOLIDATED STATEMENTS
                               OF SHAREHOLDERS' EQUITY
                                     (continued)

                                       COMPANY

                                           COMMON STOCK
                                           ------------                      NOTES                    DISTRIBUTIONS       TOTAL
                                        NUMBER OF                PAID IN   RECEIVABLE-  ACCUMULATED   IN EXCESS OF    SHAREHOLDERS'
                                         SHARES     AMOUNT       CAPITAL    OFFICER'S     DEFICIT      NET INCOME        EQUITY
                                        -------------------------------------------------------------------------------------------
                                                          (amounts in thousands, except per share data)

Balance at March 24, 1994. . . . . . .      994        $10           $ --       $ --     $(15,831)         $ --        $(15,821)
Issuance of new shares of
  common stock on
  March 24, 1994 . . . . . . . . . . .    6,325         63       $125,727         --           --            --        $125,790
Issuance of new shares of
  common stock on
  September 29, 1994 . . . . . . . . .    5,980         60        145,802         --           --            --         145,862
Net income . . . . . . . . . . . . . .       --         --             --         --           --       $11,930          11,930
Distributions declared
  ($1.41 per share). . . . . . . . . .       --         --             --         --           --       (13,070)        (13,070)
                                        -------------------------------------------------------------------------------------------
Balance at
  December 31, 1994. . . . . . . . . .   13,299        133        271,529         --      (15,831)       (1,140)        254,691
                                        -------------------------------------------------------------------------------------------
                                        -------------------------------------------------------------------------------------------
Issuance of new shares of
  common stock on June 7, 1995 . . . .    4,025         40        107,517         --           --            --         107,557
Issuance of new shares of
  common stock to officers
  under the 1995 Employee
  Stock Purchase and Loan Plan     . .      230          2          6,725     (6,727)          --            --              --
Issuance of new shares of
  common stock under the
  Dividend Reinvestment and
  Stock Purchase Plan, and
  the 1993 Omnibus Stock Plan  . . . .        8          1            218         --           --            --             219
Net Income . . . . . . . . . . . . . .       --           --           --         --           --        29,153          29,153
Distributions declared
  ($2.04 per share). . . . . . . . . .       --           --           --         --           --       (33,433)        (33,433)
                                        -------------------------------------------------------------------------------------------
Balance at
  December 31, 1995. . . . . . . . . .     17,562       $176     $385,989     $(6,727)    $(15,831)     $(5,420)       $358,187
                                        -------------------------------------------------------------------------------------------
                                        -------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                      Continued

                                  STORAGE USA, INC.
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------

1.  ORGANIZATION:

    Storage USA, Inc. (the "Predecessor" See Note 12), a Tennessee corporation, was formed in 1985 to own, develop, construct and operate self-storage facilities throughout the United States. On March 23, 1994, the Predecessor completed an initial public offering (the "IPO") of 6,325,000 shares of common stock at $21.75 per share forming Storage USA, Inc. (the "Company"). The Company received approximately $125,790 in proceeds, net of underwriting discount and offering expenses.

    Upon completion of the IPO, the Company retired approximately $36,300 in facility indebtedness and contributed substantially all of its net assets to SUSA Partnership, L.P. (the "Operating Partnership") in exchange for an approximately 98.9% general partnership interest in the Operating Partnership. The Operating Partnership used the contribution from the Company to acquire 26 self-storage facilities from unrelated third parties, to acquire the outstanding partnership interests in five controlled facilities, and for working capital.

    In addition, the Operating Partnership formed SUSA Management, Inc. ("SUSA Management"), to provide self-storage management to third parties and certain ancillary services. The Operating Partnership owns 99% of the economic interest of SUSA Management.

    On September 29, 1994, the Company completed a second public offering ("Second Offering") of 5,980,000 shares of common stock at $26.00 per share. The Company received approximately $145,862 in proceeds net of underwriting discount and offering expenses. The Company used the proceeds of the offering to acquire 27 self-storage facilities from unrelated third parties, to retire approximately $33,200 of indebtedness, and for working capital. On June 7, 1995, the Company completed a third public offering ("Third Offering") of 4,025,000 shares of common stock at $28.375 per share. The Company received approximately $107,557 in proceeds net of underwriting discount and offering expenses. The Company used the proceeds of the offering to acquire and repay debt related to the acquisition of 34 self-storage facilities.

    The Company began operating as a Real Estate Investment Trust ("REIT") commencing with the period beginning March 24, 1994. Accordingly, the Company's 1994 results of operations are presented from March 24, 1994, the date following the completion date of the IPO and the establishment of REIT status, through December 31, 1994. The results for the period prior to January 1, 1994, and for the period from January 1, 1994, through March 23, 1994 are presented for the Predecessor and are labeled as such on the financial statements related to Predecessor activity.


                                      Continued

                                  STORAGE USA, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION

    The consolidated financial statements of the Company include the accounts of the Company, the Operating Partnership and SUSA Management. All intercompany balances and transactions have been eliminated. The financial statements reflect the segregation of the operating activities for the periods presented related to the Company and the Predecessor, which has been accounted for on a basis consistent with the Company except for the items noted in Note 12.

    USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

    FEDERAL INCOME TAXES:

    The Company operates so as to qualify to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Generally, a REIT that complies with the Code and distributes at least 95% of its taxable income to its shareholders does not pay federal tax on its distributed income. Therefore, the statement of operations contains no provision for federal income taxes.

    CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

    REVENUE RECOGNITION:

    Rental income and management income is recorded when due from tenants and customers. Rental income received prior to the start of the rental period is included in rents received in advance.

    INVESTMENT IN STORAGE FACILITIES:

    Storage facilities are recorded at cost. Depreciation is computed using the straight line method over estimated useful lives of 40 years for buildings and improvements, and three to ten years for furniture, fixtures and equipment. Expenditures for significant renovations or


                                      Continued

                                  STORAGE USA, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

    improvements which extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred.

    During 1995, the Company adopted Statement of Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets." The adoption of this standard had no impact on the Company's financial statements. Impairment is evaluated based upon comparing the sum of the expected future cash flows (undiscounted and without interest charges) to the carrying value of the asset. If the cash flow is less, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the fair value of the asset.

    OTHER INCOME:

    Other income consists primarily of sales of storage-related merchandise (locks and packing supplies) and commissions from truck rentals.

    MINORITY INTEREST:

    The minority interest reflects the ownership interest of the limited partners who hold Units in the Operating Partnership. The Unit holders' share of the net income of the Operating Partnership is charged to minority interest expense and increases the Company's liability. Distributions to Operating Partnership Unit holders reduce the Company's liability.

    OTHER ASSETS:

    Included in other assets in 1995 and 1994, respectively, are $4,842 and $327 of costs related to two development projects, prepaid expenses, accounts receivable and intangible assets. The intangible assets at December 31, 1995 and 1994, respectively, consist primarily of loan acquisition costs of approximately $254 and $230, net of accumulated amortization of approximately $24 and $78, a covenant not to compete of $500, net of accumulated amortization of approximately $415 and $167, and minimum lease guarantees of approximately $189 and $186, which have been fully amortized. Loan acquisition costs are amortized over the terms of the related debt, the covenant is amortized over the contract period of the agreement. Amounts under minimum lease guarantees on five of the Company's facilities are amortized as earned.

    INCOME PER SHARE:

    Net income per share is calculated using the weighted average number of shares outstanding during the period. In 1995 and 1994, the impact of outstanding stock options is not materially dilutive.


                                      Continued

                                  STORAGE USA, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

3.  INVESTMENT IN STORAGE FACILITIES:

    The following summarizes activity in storage facilities during the period:


    Cost Balance at March 23, 1994                     $ 54,762
    Property acquisitions                               224,147
    Improvements                                             84
                                                       --------

    Balance at December 31, 1994                        278,993
    Property acquisitions                               220,541
    Land acquisitions                                     5,733
    Improvements                                          4,030
                                                       --------

    Balance at December 31, 1995                       $509,297
                                                       --------
                                                       --------

    Accumulated Depreciation
    Balance at March 23, 1994                          $  4,695
    Additions during the year                             2,529

    Balance at December 31, 1994                          7,224
                                                       --------
    Additions during the year                             7,337
                                                       --------
    Balance at December 31, 1995                       $ 14,561
                                                       --------
                                                       --------


    The aggregate cost of real estate facilities for federal income tax purposes was approximately $479,037 and $255,755 at December 31, 1995 and 1994, respectively.


                                      Continued

                                  STORAGE USA, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------

4.  MORTGAGE NOTES PAYABLE:

    Mortgage notes payable consist of the following at December 31:

                                                      1995           1994
                                                      ----           ----

    First mortgage note, payable in equal
    monthly installments of $34, including
    interest at 10.6%, through May 2001,
    with the remaining balance of $3,081
    due June 2001                                     $3,428         $3,473

    First mortgage note, payable in equal
    monthly installments of $28, including
    interest at 8.375%, through June 2006              2,342             --

    First mortgage note, interest only at
    prime plus 2% (9% at December 31, 1994)
    payable monthly through December 31,
    1998, with the balance due in full in
    January 1999                                          --            900

    First mortgage note, payable in equal
    monthly installments of $8, including
    interest at 8.5%, through August 2000,
    with the remaining balance of $815 due
    September 2000                                       900             --
                                                      ------         ------
        Total                                         $6,670         $4,373
                                                      ------         ------
                                                      ------         ------

    Principal payments are due as follows:

              1996                                                    $ 214
              1997                                                      234
              1998                                                      255
              1999                                                      279
              2000                                                    1,094
              Thereafter                                              4,594
                                                                      -----
                                                                     $6,670
                                                                     ------
                                                                     ------


                                      Continued

                                  STORAGE USA, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------


5.  LINE OF CREDIT BORROWINGS:

    Line of credit borrowings at December 31, 1995, consists of $100,000 of borrowings under a $100,000 line of credit with a group of commercial banks, and $7,605 of borrowings under a $23,000 line of credit with a commercial bank. The balance at December 31, 1994, consists of $4,000 of borrowings under the $23,000 line. The $100,000 facility, consists of a $75,000 tranche with an initial termination date of February 8, 1996, and a $25,000 tranche with an initial termination date of April 21, 1996. On the $75,000 tranche, the Company has an option to extend the term for two successive one year periods. On the $25,000 tranche, the Company has an option to extend the term until December 21, 1996. Subsequent to year end, the Company exercised its option on the $75,000 tranche and extended the maturity to February 8, 1997. This line bears interest at various spreads over a base rate based on the Company's debt service coverage. The weighted average borrowings during the year was $41,662, the maximum borrowing outstanding under the line during the period was $100,000, and the weighted average interest rate during the year was 6.1%. The $23,000 line consists of an $8,000 tranche maturing on February 15, 1996, and a $15,000 tranche maturing on July 1, 1996. Both tranches, at the option of the Company, bear interest at prime or LIBOR plus 2.25%, and are collateralized by mortgages on 13 facilities. These facilities have a net book value of $28,035. Subsequent to year end, the commercial bank agreed to release the mortgages, increase the line to $30,000 with an initial maturity of July 1, 1996, and continue the borrowing arrangement. During 1995 and 1994, respectively, the weighted average daily borrowings were $5,513 and $4,900, the maximum borrowings outstanding under the line were $21,700 and $11,500, and the weighted average interest rates were 8.9% and 6.5%. Under the terms of the agreements, the Company is required to maintain certain financial ratios and a minimum net worth, as defined under the agreements.

    Interest is capitalized on accumulated expenditures relating to the development of certain qualifying properties. During 1995 and 1994, total cash paid by the Company for the interest was $3,345 and $1,404, respectively, which includes $532 which was capitalized in 1995. No interest was capitalized in 1994.

6.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

    The following unaudited pro forma statement of operations of the Company is presented as if the Third Offering, and the acquisition of 63 properties during 1995 had occurred on January 1, 1995. This unaudited pro forma statement of operations is not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of January 1, 1995, nor does it purport to represent the results of operations for future periods.

    Pro forma for the year ended December 31, 1995:


                                      Continued

                                  STORAGE USA, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------


6.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED), continued:


    Revenues:
    Rental income                                                    $81,875
    Management income                                                  1,072
    Other income                                                       1,037
                                                                     -------
          Total revenues                                              83,984
                                                                     -------

    Expenses:
    Cost of property operations and maintenance                       22,385
    Real estate taxes                                                  6,171
    General and administrative                                         3,046
    Depreciation and amortization                                      9,579
                                                                     -------
    Total expenses                                                    41,181
                                                                     -------

    Income from operations                                            42,803

    Other income (expense):
    Interest expense                                                  (7,679)
    Interest income                                                      637
                                                                     -------
    Income before minority interest                                   35,761
    Minority interest                                                 (1,798)
                                                                     -------
    Net income                                                       $33,963
                                                                     -------

    Net income per share                                              $ 1.93
                                                                      ------
                                                                      ------


7.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Company's carrying amount and fair value of its financial instruments as of December 31, 1995 and 1994, respectively, were as follows:

    CASH AND CASH EQUIVALENTS:

    The carrying amount of $3,006 and $3,325 reported in the balance sheets for cash and cash equivalents approximates its fair value.

    MORTGAGE AND LINE OF CREDIT BORROWINGS:

    The carrying amount of $107,605 and $4,000 reported in the balance sheets for line of credit borrowings approximates their fair value. The fair value of the $6,670 and $4,373 of mortgage notes payable reported in the balance sheets is $7,003 and $4,631. These fair


                                      Continued

                                  STORAGE USA, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS, continued:

    values were estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

    INTEREST RATE SWAP AGREEMENT:

    The Company had entered into an interest rate swap agreement as more fully described in footnote 12. At December 31, 1995, the fair value of the agreement was ($3,547). This fair value represents the estimated amount the Company would have paid to terminate the swap at that date. The swap was terminated on March 8, 1996, and the Company recognized a gain of $50 in connection with the termination. See Note 13.

8.  COMMITMENTS AND CONTINGENCIES:

    LEASE AGREEMENTS:

    The Company has various lease agreements for office space. Total future minimum rental payments on the office leases are $1,124: $222 in years one through three, and $229 in years four and five.

    PROPERTY DEVELOPMENT:

    The Company has entered into an agreement to develop a self-storage facility in Northern Virginia. The facility will be owned by the Company and an unaffiliated third party. Under the terms of the agreement, the Company is required to fund the cost of construction, which is currently estimated to be approximately $6,500. At December 31, 1995, the Company has incurred costs of approximately $3,290. The facility is expected to be complete by the middle of the second quarter of 1996.

    The Company agreed, in the event of default, on a revolving credit line of approximately $800 between an Operating Partnership Unit holder and a commercial lending institution, to repurchase the units or issue registered shares.

    REDEMPTION OF OPERATING PARTNERSHIP UNITS:

    At December 31, 1995, there were 1,025,423 Operating Partnership Units outstanding. Certain Operating Partnership Units became redeemable on March 23, 1995, for an amount equal to their then fair market value ($2.7 million, based upon a price per Unit of $32.625 at December 31, 1995) payable by the Company either in cash or by a promissory note payable in quarterly installments over two years with interest at the prime rate. Units held by other


                                      Continued

                                  STORAGE USA, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------

8.  COMMITMENTS AND CONTINGENCIES, continued:

    Limited Partners are redeemable, at the option of such Limited Partners, beginning on the first anniversary of their issue, for amounts equal to the then fair market value of their Units ($11.3 million, based upon a price per Unit of $32.625 at December 31, 1995) payable by the Company in cash or, at the option of the Company, in shares of the Company's common stock at the exchange ratio of one share for each Unit.

9.  DISTRIBUTIONS:

    The Company's Board of Directors declared dividends of $2.04 and $1.41 for the year ended 1995 and for the period from March 24, 1994 to December 31, 1994, respectively. For federal income tax purposes, distributions declared by the Board of Directors for 1995 were 94% from ordinary income and 6% return of capital. During the period from March 24, 1994 to December 31, 1994, distributions were from ordinary income.

10. CAPITAL STOCK:

    STOCK OPTIONS:

    The shareholders of the Company have approved and the Company has adopted the Storage USA, Inc. 1993 Omnibus Stock Incentive Plan. The Company has granted options to certain directors, officers and key employees to purchase shares of the Company's common stock at a price not less than the fair market value at the date of grant. There are 1,000,000 shares available to be issued under the plan. Generally, the optionee has up to ten years from the date of the grant to exercise the options.


                                      Continued

                                  STORAGE USA, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------


10. CAPITAL STOCK, continued:

    STOCK OPTIONS:

    Plan activity is as follows:


                                                   NUMBER         PRICE
                                                 OF OPTIONS     PER SHARE
                                                 ----------     ---------

    Options outstanding:
       March 24, 1994                                  --          --
       Granted                                    492,402   $21.75 -- $24.75
       Exercised                                       --          --
       Canceled                                        --          --
    Options outstanding:
       December 31, 1994                          492,402   $21.75 -- $24.75
                                                   -------   ----------------
       Granted                                    220,750        $31.00
       Exercised                                  (4,500)   $21.75 -- $24.75
       Canceled                                     --             --
                                                   -------   ----------------
    Options outstanding:
       December 31, 1995                          708,652   $21.75 -- $31.00
                                                   -------   ----------------
                                                   -------   ----------------


    At December 31, 1995, 525,486 options are exercisable under the plan.

    EMPLOYEE STOCK PURCHASE AND LOAN PLAN:

    In 1995, the Company issued 230,000 shares of its common stock under the 1995 Employee Stock Purchase and Loan Plan. Pursuant to the terms of the plan, the Company and certain officers entered into stock purchase agreements whereby the officers purchased common stock at the then current market price. The Company provides 100% financing for the purchase of the shares with interest at 7% per annum payable quarterly. The underlying notes are secured by the shares and mature in November 2002.

    DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN:

    In 1995, the Company adopted the Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Under the Plan, the Company offers holders of its common stock the opportunity to purchase, through reinvestment of dividends or by additional cash payments, additional shares of its common stock. The shares of common stock for participants may be purchased from the Company at the greater of the average high and low sales price or the average


                                      Continued

                                  STORAGE USA, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------

10. CAPITAL STOCK, continued

    closing sales price on the investment date or in the open market at 100% of the average, price of all shares purchased for the Plan. During 1995, 653 shares were issued under the Plan.

11. POST EMPLOYMENT BENEFIT PLAN:

    The Company contributes to a 401(k) savings plan (a voluntary defined contribution plan) for the benefit of employees meeting certain eligibility requirements and electing participation in the plan. Each year the Company is obligated to make a matching contribution on the employee's behalf equal to 50% of the participant's contribution to the plan, up to 2% of the participant's compensation. Company profit sharing contributions to the plan are determined annually by the Company. Company contributions totaled $223 and $137 during 1995 and 1994, respectively.

12. SUMMARY OF PREDECESSOR SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION:

    The accompanying combined financial statements for the periods prior to March 24, 1994 present only the "carved-out" accounts of the Predecessor comprised of the continuing assets, liabilities and operations of the Predecessor following the IPO, including 11 owned facilities and six controlled facilities (Original Facilities) and Storage USA Management Corporation (Management Corp.). All other accounts of the Predecessor were excluded since the business segments to which they relate were discontinued by the Company before the IPO. Due to common ownership and management of the Original Facilities and Management Corp., the historical combined financial statements have been accounted for as a group of entities under common control, which is similar to the accounting method used for a pooling of interest. All significant intercompany transactions and balances have been eliminated in the combined presentation. The financial information included herein may not necessarily reflect the financial position and results of operations of the Predecessor had it been a separate stand-alone entity during the periods prior to March 24, 1994.

    MINORITY INTEREST:

    The Predecessor financial statements include the accounts of six facilities (Selling Partnerships) which were owned by investment partnerships in which the Predecessor or its affiliates had a controlling interest. The ownership interest of the other partners in these partnerships is treated as a minority interest and reported as a liability of the Predecessor. Increases in minority interest are charged to operations.


                                      Continued

                                  STORAGE USA, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------

12. SUMMARY OF PREDECESSOR SIGNIFICANT ACCOUNTING POLICIES, continued:

    FEDERAL INCOME TAXES:

    The Predecessor was an S Corporation and thus was not subject to taxation at the corporate level. The self-storage facilities owned through the investment partnerships required the partners to include their respective share of profits and losses in their individual tax returns. Therefore, the statements of operations contain no provision for federal income taxes for any periods prior to March 24, 1994.

    SHAREHOLDERS' DEFICIT:

    The Predecessor's President and Chief Executive Officer contributed a portion of his interests in two of the Selling Partnerships in exchange for the satisfaction of his indebtedness to the Predecessor. The value attributed to his interest in the Selling Partnerships was determined on the same basis as the determination of payments made by the Predecessor to the unrelated limited partners in the Selling Partnerships.

    Corporate reorganization adjustments consist primarily of dividends deemed cash distributions, reclassification of certain minority interests, and other non-cash adjustments relating to the IPO.

    RELATED PARTY TRANSACTIONS:

    The Predecessor had demand notes payable to the Predecessor's founder, bearing interest at prime plus 2% (8% at December 31, 1993). These notes were collateralized by second mortgages on certain of the Original Facilities. Total interest expense to affiliates amounted to approximately $178 and $1,426 for period from January 1, 1994 to March 23, 1994 and the year ended December 31, 1993, respectively.

    OTHER:

    There was no significant Investment in Storage Facilities activity for the period from January 1, 1994 to March 23, 1994, and for the year ended December 31, 1993.

    Total cash paid for interest related to the mortgages payable and notes payable balances for the period from January 1, 1994 to March 23, 1994 and the year ended December 31, 1993 was $1,017 and $3,006, respectively.

13. SUBSEQUENT EVENTS:

    FORMATION OF STRATEGIC ALLIANCE:

    On March 1, 1996, the Company entered into a Stock Purchase Agreement with Security Capital U.S. Realty (US Realty), an affiliate of Security Capital Group. Under the Stock


                                      Continued

                                  STORAGE USA, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------

13. SUBSEQUENT EVENTS, continued:

    Purchase Agreement, subject to the terms and conditions thereof, US Realty will invest a total of $220,000 in the Company, initially place two of its nominees on the Company's Board of Directors, one of whom the Company has been informed will be William D. Sanders, Chairman of the Board and Chief Executive Officer of Security Capital Group, and make available to the Company certain strategic advice, research and related information and expertise (the "Strategic Alliance"). As part of the transaction, on March 19, 1996, the Company issued to US Realty 1,948,882 shares of Common Stock, approximately 10.0% of the outstanding Common Stock, at a price of $31.30 per share, plus a purchase price adjustment for accrued dividends. At the same time, the Company executed a Strategic Alliance Agreement and a Registration Rights Agreement with US Realty.

    After the Strategic Alliance has been approved by the shareholders of the Company, and prior to December 31, 1996, the Company will issue to US Realty an additional 5,079,872 shares of the Company's common stock at the same price for an aggregate of $159,000. After acquiring the additional shares (and assuming no other change in the number of outstanding shares). US Realty will own approximately 28.6% of the outstanding Common Stock.
    The proceeds of both fundings will be contributed to the Operating Partnership in exchange for additional Operating Partnership Units and used to support the acquisition and development of self-storage facilities.

    The Company has agreed to submit to the shareholders a proposal to amend the ownership limitations of the Company's Charter to permit US Realty to acquire up to 37.5% of the Company's capital stock. The Strategic Alliance, the amendment and certain related transactions are expected to be submitted to shareholders for approval at the Company's 1996 annual meeting.

    PROPERTY ACQUISITIONS:

    Subsequent to December 31, 1995, the Company has completed the acquisition of six self-storage facilities for approximately $21,460. In addition, the Company purchased two land parcels for approximately $688. These acquisitions were financed through operating cash flows and borrowings under the $30,000 line of credit.

    INTEREST RATE SWAP AGREEMENT:

    In anticipation of a debt offering in 1996, the Company entered into an interest rate swap agreement in October 1995, with the objective of reducing its exposure to future interest rate fluctuations. The agreement involved the exchange of a variable rate for a fixed rate interest payment obligation. The agreement had a notional principal amount of $100,000, an effective date of March 1, 1996, and a maturity date of March 1, 2003. On March 8, 1996, the Company closed the interest rate swap agreement and received proceeds of approximately


                                      Continued

                                  STORAGE USA, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                       --------

13. SUBSEQUENT EVENTS, continued

    $50. The Company anticipates filing a $250,000 debt shelf registration statement on Form S-3 with the Securities and Exchange Commission. Upon successful completion of an offering of unsecured debt securities under the shelf, the Company will recognize the gain as a yield adjustment over the life of the debt.

14. QUARTERLY FINANCIAL DATA (UNAUDITED):

    The following is a summary of quarterly results of operations for 1995 and 1994:

                       FIRST         SECOND          THIRD         FOURTH
         1995         QUARTER        QUARTER        QUARTER        QUARTER

    Revenue           $12,312        $16,233        $18,667        $20,795
    Net Income        $ 5,761        $ 6,660        $ 8,528        $ 8,204
    Per Share
     Net Income       $  0.43        $  0.47        $  0.49        $  0.47


                       FIRST         SECOND          THIRD         FOURTH
         1994        QUARTER*        QUARTER        QUARTER        QUARTER

    Revenue           $   523      $   6,376      $   7,668        $11,267
    Net Income        $   236      $   2,985      $   3,084        $ 5,625
    Per Share
     Net Income       $  0.03      $    0.41      $    0.42        $  0.42


    *    For the period March 24, 1994 (inception) to March 31. 1994.  (See
         Note 1).


 15.     RECENT ACCOUNTING DEVELOPMENTS:

    In October of 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" was issued. The standard is effective for fiscal years beginning after December 15, 1995. The Company anticipates continuing to elect expense recognition under APB No. 25, and disclosing pro forma net income and earnings per share information based on the FAS 123 fair value methodology.

                          REPORT OF INDEPENDENT ACCOUNTANTS
                                       --------



To the Board of Directors
    and Shareholders of
    Storage USA, Inc.


    We have audited the accompanying consolidated balance sheets of Storage
USA, Inc. (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1995, and for the period from March 24, 1994 (inception), through December 31, 1994. We have also audited the accompanying combined statements of operations, shareholders' equity, and cash flows of Storage USA, Inc. (the "Predecessor") for the period from January 1, 1994 through March 23, 1994, and for the year ended December 31, 1993 (See Note 1 and
12). These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1995 and 1994, the consolidated results of its operations and its cash flows for the year ended December 31, 1995, and for the period from March 24, 1994 (inception) through December 31, 1994, and the combined results of the Predecessor's operations and cash flows for the period from January 1, 1994 through March 23, 1994, and for the year ended December 31, 1993, in conformity with generally accepted accounting principles.


                                       /s/ Coopers & Lybrand L.L.P.

Baltimore, Maryland
January 26, 1996, except
for Note 5 and Note 13, as to which
the date is March 21, 1996

                                  STORAGE USA, INC.
                               SELECTED FINANCIAL DATA
                                (amounts in thousands)

The following table summarizes certain selected financial data for the Company and its Predecessor. The results of operations of the Predecessor for the period January 1, 1994 to March 23, 1994, and the Company for the period March 24, 1994 to December 31, 1994, have been combined. This financial data should be read in conjunction with the Company's financial statements and notes thereto, and with Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                        PREDECESSOR
                                                        AND COMPANY
                                PREDECESSOR              COMBINED*    COMPANY
                           -----------------------       ---------    -------
                           YEAR ENDED DECEMBER 31,      YEAR ENDED YEAR ENDED
                       1991        1992        1993        1994        1995

Operating data:
 Total revenue        $ 6,732     $ 8,900     $11,189    $ 28,432    $ 68,007
 Net (loss) income     (4,095)     9,2351(1)      449      11,765      29,153
 Net income
   per share               --          --          --          --        1.87
 Dividends declared
   per share               --          --          --          --        2.04

Balance sheet data:
  Total assets        $51,900     $51,620     $55,253    $280,173    $509,525
  Total Borrowings    $47,500     $53,237     $65,753    $  8,373    $114,275


                                     PREDECESSOR                 COMPANY
                                     PERIOD FROM               PERIOD FROM
                                  JANUARY 1, 1994 TO        MARCH 24, 1994 TO
                                       MARCH 23                DECEMBER 31
                                         1994                      1994

Operating data:
  Total Revenue                        $2,598                    $25,834
  Net (loss) income                      (165)                    11,930
  Net income per share                     --                       1.28
  Dividends declared per share             --                       1.41


* The combined results for 1994 are presented unaudited as they represent the sum of the amounts derived by combining the audited results of the Predecessor for the period January 1, 1994 to March 23, 1994, and the audited results of the Company for the period March 24, 1994 through December 31, 1994.

*   Includes $12,279 gain from early extinguishment of debt.