Form 10-K, Exhibit 13
period 1996-12-31
STORAGE USA INC
filed 1997-03-31
CIK 912116

Exhibit 13


Management's Discussion and Analysis of Financial Condition and Results of Operations
                               Storage USA, Inc.

All statements contained herein that are not historical facts, including but not limited to, statements regarding anticipated future development and acquisition activity, the impact of anticipated rental rate increases on the Company's revenue growth, the Company's 1997 budgeted revenues and expenses, and future capital requirements, are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause actual results to differ materially are the following: changes in the economic conditions in the markets in which the Company operates negatively impacting the financial resources of the Company's clients; certain of the Company's competitors with substantially greater financial resources than the Company reducing the number of suitable acquisition opportunities offered to the Company and increasing the price necessary to consummate the acquisition of particular facilities; increased development of new facilities and competition in the Company's markets resulting in over-supply thereby lowering rental and occupancy rates; the availability of sufficient capital to finance the Company's business plan on terms satisfactory to the Company; increased costs related to compliance with laws, including environmental laws; general business and economic conditions; and the other risk factors described in the Company's reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto. As discussed in Note 1 to the Consolidated Financial Statements, the Company's 1994 results of operations are presented from March 24, 1994, the date following the completion of the Company's initial public offering (the "IPO") and conversion to real estate investment trust ("REIT") status, through December 31, 1994 (the "Period"). References to the "Company" include SUSA Partnership, L.P., the Company's principal operating subsidiary (the "Operating Partnership").

Due to the substantial number of facilities acquired from the IPO to December 31, 1996, management believes that it is meaningful and relevant in understanding the present and ongoing operations of the Company to compare information using occupancy and per square foot information.

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

Outlook:

Internal Growth Strategy:

The Company's internal growth strategy is to pursue an active leasing policy, which includes aggressively marketing available space and renewing existing leases at higher rents per square foot. The following table details the same-store Physical Occupancy and Rent Per Square Foot at the end of each quarter of 1996 and 1995:

------------------- ----------------- --------------------- ------------------- ------------------ -------------- ---------------
Quarter ended:      Number of         Physical Occupancy    Physical            Rent Per Square    Rent Per       % increase in
                    same-store        1996                  Occupancy 1995      Foot 1996          Square Foot    Rent Per
                    facilities                                                                     1995           Square Foot
------------------- ----------------- --------------------- ------------------- ------------------ -------------- ---------------
March 31            98                88%                   87%                 $9.61              $8.93          7.6%
------------------- ----------------- --------------------- ------------------- ------------------ -------------- ---------------
June 30             132               90%                   90%                 $9.59              $8.91          7.6%
------------------- ----------------- --------------------- ------------------- ------------------ -------------- ---------------
September 30        146               89%                   90%                 $9.60              $8.98          6.9%
------------------- ----------------- --------------------- ------------------- ------------------ -------------- ---------------
December 31         153               87%                   88%                 $9.61              $8.94          7.5%
------------------- ----------------- --------------------- ------------------- ------------------ -------------- ---------------

The Company was able to aggressively increase its Rent Per Square Foot on facilities it has owned for at least one year, while maintaining its Physical Occupancy. This can be attributed, in part, to Company-wide sales and marketing programs that are customized for each location by facility managers who have substantial authority and effective incentives. The Company's policy is to raise rents, both rates to existing customers and its "street" rates for new customers, at all of its facilities at least once a year regardless of the occupancy level. This increase typically takes place in the Spring, the beginning of the Company's highest rental season. The Company increases its street rates throughout the year, based on facts and circumstances at individual facilities. The 1% decline in Physical Occupancy at the end of both the third and fourth quarters represents less than one thousand self-storage units and can be attributed, in part, to the Company increasing rates during 1996 at facilities acquired during the last six months of 1995. Historically, as the Company implements its rate policies at acquisition facilities, existing tenants paying lower rental rates may vacate, to be replaced by tenants leasing under the Company's higher rate structure.

The greater than 7% increases in same-store Rent Per Square Foot translated into 1996 total same-store revenue growth of 7.7%, or $3.8 million over 1995 same-store total revenues of $ 49.2 million. Revenues include late fees, administration fees, lock and packaging income, and other miscellaneous income that account for the fact that total same-store revenue growth was greater than same-store Rent Per Square Foot growth.

The Company anticipates same-store revenue growth will slow in 1997, as facilities the Company has owned for two or more years will comprise a larger percentage of the same-store pool of facilities during 1997. Revenue growth for a facility generally is greatest in the first year following acquisition as the Company implements its higher base rate structure. The Company anticipates generating same-store revenue growth of approximately 5.5% in 1997, subject to the risks discussed above.

External Growth Strategy:

The Company continued executing its strategy of acquiring suitably located, under performing facilities that offer upside potential due to low occupancy rates or non premium pricing, and by developing and constructing new self-storage facilities in favorable markets. During the year, the Company invested $304 million in acquiring 82 facilities containing 5.4 million square feet. The Company remains committed to its policy of acquiring facilities at projected annual capitalization rates ("Cap Rates") of not less than 10% and generally is acquiring properties at Cap Rates between 10.0-10.5%. The acquisition facilities continued to realize their upside potential. The 96 facilities the Company owned at December 31, 1994 generated returns of 12.3% in 1995, 13.1% in 1996 (calculated by dividing NOI by the total acquisition costs of the facilities), and the Company is budgeting a return of approximately 14.1% on these facilities in 1997. In 1997, the Company has budgeted to invest its acquisition capital at the same levels as in the prior three years, seeking to acquire between 65 and 75 facilities. The Company's acquisitions entail risks that investments will fail to perform as expected and that judgements with respect to acquisition prices and costs of improvements will be inaccurate, as well as general real estate investment risks.

In addition to its acquisitions during the year, the Company opened two newly developed facilities in northern Virginia totaling 123 thousand square feet for a cost of $9 million. The Company also completed expansions to five existing facilities, adding 129 thousand square feet. The Company's minimum internal rate of return on investment on development opportunities is 12.5%. The 1997 budgeted un-leveraged return on the two facilities opened during 1996 is 8.8%. In addition to risks associated with owning and operating established facilities, development involves additional risks relating to delays in construction and lease-up and less favorable than anticipated lease terms, all of which could reduce the Company's return.

The Company believes that its external growth strategy is enhanced by favorable supply and demand conditions. According to industry data, there were less than four hundred construction starts in 1996. Barriers to entry, including availability of development capital and the absence in many markets of appropriate zoning for self-storage, contribute to the favorable supply and demand balance in the business. Based on Company surveys, 52% of its customers are first time users. The Company believes that this low market penetration, along with improving product quality and development of a more educated consumer, will continue to validate its external growth strategy. At December 31, 1996, the Company had $17.9 million of development in progress and the Company had plans to develop 21 new facilities containing 1.7 million square feet. Expansions are planned for 23 existing facilities. Of these, 12 new construction projects and 18 expansions are underway with total estimated costs of $66.8 million. These 30 projects have expected completion dates ranging from the second quarter of 1997 through the first quarter of 1998.


Capital Strategy:

The Company expects to finance its external growth strategy primarily through the issuance of debt and equity securities. On February 19, 1997, the Company and the Operating Partnership filed a joint shelf registration statement with the Securities and Exchange Commission relating to $450 million of securities, including up to $250 million of common stock, preferred stock, depository shares, and warrants of the Company and up to $200 million of unsecured, nonconvertable senior debt securities of the Operating Partnership. An additional $150 million of unsecured, nonconvertable senior debt securities are issuable under the Operating Partnership's existing shelf registration statement, permitting the Company and the Operating Partnership to issue up to $600 million of securities.

The Company anticipates using its lines of credit as an interim source of acquisition funds, repaying the credit lines with long-term debt or equity when management determines market conditions are favorable.

Results of Operations:
Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

In 1996, the Company reported growth in revenue, income from property operations, and net income, respectively, of $39.3 million, $20.2 million, and $14.4 million over the prior period. These significant increases are primarily attributable to the Company's implementation of its internal and external growth strategies.

 Facility acquisitions during 1996, by quarter, were as follows (in thousands, except number of facilities):

------------------------------------- --------------------- --------------------------- ----------------------------

                                      Number of Facilities             Cost              Net Rentable Square Feet
------------------------------------- --------------------- --------------------------- ----------------------------
                                                                                                                419
    Quarter ended March 31, 1996               6                               $21,960
------------------------------------- --------------------- --------------------------- ----------------------------
                                                                                91,754                        1,666
    Quarter ended June 30, 1996                26
------------------------------------- --------------------- --------------------------- ----------------------------
                                                                                85,588                        1,599
  Quarter ended September 30, 1996             23
------------------------------------- --------------------- --------------------------- ----------------------------
                                                                               104,610                        1,717
  Quarter ended December 31, 1996              27
------------------------------------- --------------------- --------------------------- ----------------------------
                                                                               303,912                        5,401
               Total                           82
------------------------------------- --------------------- --------------------------- ----------------------------


These acquisitions added 55 thousand units, bringing the total square feet and units of the 242 facilities owned by the Company at December 31, 1996 to 16.37 million and 160 thousand, respectively. At December 31, 1996, the average occupancy of the 242 facilities was 86% Physical and 79% Economic with an average Rent Per Square Foot of $9.73. For the 153 comparable facilities owned by the company since December 31, 1995, average occupancy was 87% Physical and 80% Economic, compared to 88% Physical and 81% Economic a year ago. Rent Per Square Foot increased 7.5%, rising to $9.61 from $8.94 a year ago. Same store revenues were $52.96 million in 1996, a 7.7% increase over the $49.19 million in 1995. The majority of this increase is attributable to increases in rental rates as occupancy remained fairly consistent.

Management income in 1996 was $701 thousand, a decline of $371 thousand from the $1.07 million reported in 1995, as the Company purchased 16 self-storage facilities during 1996 that had been managed by the Company during 1995.

Other income grew to $1.52 million in 1996, or $1.04 million, from the $480 thousand reported in 1995. The increase is primarily caused by $365 thousand increase in the sale of locks and boxes and to a lessor extent from $138 thousand increase in franchise and general contractor fees and a $222 thousand increase in truck rental and billboard/cell tower income.

As a percentage of total revenue, rental and management income declined to 98.6% of total revenue from 99.3% in 1995. Other income grew to 1.4% of total revenue from 0.7% in 1995.

Cost of property operations and maintenance was $28.03 million or 26.1% of total revenue in 1996. In 1995, the expense was $18.74 million, or 27.2% of total revenues. The decline as a percent of total revenues is explained by same store revenue growth out-pacing expense growth, combined with the revenue impact of over $100 million of late fourth quarter acquisitions. The Company historically benefits in the first month or two following acquisitions as the revenues precede the costs of implementing the Company's management and operational strategy. During the first three quarters of 1996, expenses averaged 26.5% of revenues, a more typical percentage. Same -store expenses were $11.82 million, representing 6.4% growth over the $11.12 million of expense in 1995. The expense growth on a same -store basis was caused by increased repair and maintenance charges and miscellaneous expenses, including postage, printing, and trash removal.

Tax expense was $8.9 million, or 8.3% of revenues in 1996, compared to $4.9 million, or 7.2% of revenues in 1995. The growth in taxes is caused by increased assessments on properties acquired during late 1994 and 1995. The Company expects the expense to at a consistant level in 1997.

Direct Property Operating Cost was 30.4% of revenues in 1996, a slight increase from the 29.9% in 1995. This increase is primarily attributable to the increased property tax expense in 1996.

General and administrative expense ("G&A") was $4.12 million, or 3.8% of revenues in 1996, as compared to $2.57 million or 3.8% of revenues in 1995. The growth in the Acquisitions, Administration, and Development departments contributed to the majority of the dollar growth in G&A expense.

The increase in depreciation and amortization expense to $12.6 million from $8.6 million reflects the Company's acquisition of $304 and $220 million of facilities in 1996 and 1995, respectively.

Interest expense was $8.2 million in 1996, an increase of $5.2 million over the $3.0 million reported in 1995. Interest expense in 1996 represents weighted average borrowings of $92.2 million under the Company's lines of credit at a weighted average interest rate of 6.99% as compared to 1995 weighted average borrowings and interest rate of $47.2 million and 6.4%, respectively. In addition, on November 4, 1996, the Operating Partnership issued $100 million of 7.125% notes due November 1, 2003 and during the year assumed $37.3 million of mortgages on facilities acquired.

Interest income grew to $687 thousand, or 0.6% of total revenue in 1996, an increase of $521 thousand, or 0.2% of total revenue in 1995. 1996 interest income represents primarily earnings on overnight deposits and amounts outstanding under the 1995 Employee Stock Purchase and Loan Plan.

Gain on investment of $288 thousand represents a gain on the disposition of the Company's investment in a Jacksonville, Florida storage facility that was exchanged for cash and two facilities located in Oklahoma.

Year Ended December 31, 1995 Compared to Period March 24, 1994 (inception) through December 31, 1994

In 1995, the Company reported growth in revenue, income from property operations, and net income, respectively, of $42.2 million, $27.3 million, and $17.2 million over the prior period. Compared to pro forma results for 1994, the Company's revenues grew $21.0 million, income from property operations increased $12.2 million and net income rose $5.4 million. These significant increases are primarily attributable to both the Company's aggressive acquisition strategy and aggressive rental rate increases.

Facility acquisitions during 1995, by quarter, were as follows (in thousands, except number of facilities):

------------------------------------- --------------------- --------------------------- ----------------------------

                                      Number of Facilities             Cost              Net Rentable Square Feet
------------------------------------- --------------------- --------------------------- ----------------------------

    Quarter ended March 31, 1995               2                                $7,080                          180
------------------------------------- --------------------- --------------------------- ----------------------------

    Quarter ended June 30, 1995                34                              119,788                        2,248
------------------------------------- --------------------- --------------------------- ----------------------------

  Quarter ended September 30, 1995             14                               56,682                        1,110
------------------------------------- --------------------- --------------------------- ----------------------------

  Quarter ended December 31, 1995              13                               36,450                          890
------------------------------------- --------------------- --------------------------- ----------------------------

               Total                           63                             $220,000                        4,428
------------------------------------- --------------------- --------------------------- ----------------------------

These acquisitions added 44 thousand units, bringing the total square feet and units of the 159 facilities owned by the Company at December 31, 1995 to 10.72 million and 105 thousand, respectively. For the year, the 96 facilities owned on December 31, 1994, provided 74% of the Company's rental income. These facilities' rental income grew 9.1% over pro forma 1994 results. Approximately 8% of this growth was provided by rate increases. At December 31, 1995, the physical and economic occupancy and rent per square foot on these facilities was 88%, 81%, and $9.24, respectively. The Company's portfolio as a whole had average occupancy at December 31, 1995 of 88% physical and 81% economic, with an average rent per square foot of $8.93.

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

G&A expense declined as a percentage of total revenue as compared to the prior Period and was consistent as compared to the 1994 pro forma results. 1995 G&A expense was $2.6 million, or 3.8% of total revenue as compared to $1.4 million or 5.3% in the prior Period. G&A was $762 thousand for the quarter ended December 31, 1995 and the Company expects that the gross expense will grow in 1996 as the Company expands its accounting, management information systems, and human resource departments, in connection with its ongoing growth strategy.

The increase in depreciation and amortization to $8.6 million from $2.9 million in the prior Period and $5.7 million on a pro forma basis reflects the Company's acquisition of $220 million of facilities in 1995. In addition, the Company amortized $903 thousand of the loan fees related to the Company's short- term borrowings in 1995. As of December 31, 1995, the Company has unamortized loan fees of approximately $230 thousand.

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

G&A expense increased $.9 million (51%) as a result of additional expenses incurred to support the Company's aggressive growth strategy. G&A expense was 3.8% of revenue for 1995 as compared to 6.0% for the combined 1994 period. This decline as a percentage of revenue reflects the overall increase in revenue.

Depreciation and amortization expense increased $5.5 million (175%) due to the acquisition of $220 million in facilities in 1995, as well as the impact of recognizing a full year of depreciation on the facilities acquired in the prior period.

Interest expense increased $.4 million reflecting the changes in the Company's debt structure between the periods.



Liquidity and Capital Resources

Capital Resources

The Company funds its capital requirements primarily through the issuance of equity and debt securities. On March 1, 1996, the Company entered into a series of agreements providing for a strategic alliance with Security Capital U.S. Realty ("US Realty"). Pursuant to the agreement, subject to the terms and conditions thereof, US Realty purchased 7,028,754 shares of common stock at $31.30 per share in three fundings. The initial purchase of 1,948,882 shares for $61 million occurred on March 19, 1996. The second funding of 1,916,933 shares for $60 million took place on July 8, 1996. The final funding of 3,162,939 shares for $99 million took place on September 30, 1996. As of December 31, 1996, US Realty owned approximately 34.6% of the outstanding shares of common stock of the Company.

On November 4, 1996, the Operating Partnership issued $100 million of 7.125% Notes due November 1, 2003. The Notes are unsecured obligations of the Operating Partnership, and may be redeemed at any time at the option of the Operating Partnership, subject to certain terms and conditions. To fund short term capital needs, the Company had in place at December 31, 1996, two lines of credit with total borrowing capacity of $105 million. The lines bear interest at various spreads over a base rate, depending upon the Company's debt service coverage. Amounts outstanding under the lines of credit bore interest at a weighted average rate of 6.78% in February 1997. During 1996 the Company had net repayments under its lines of credit of $54.9 million. At December 31, 1996, the Company had $52.7 million of borrowings outstanding on its lines of credit.

The Company also assumed $37.3 million of mortgages on facilities acquired during 1996. At December 31, 1996, the Company had $36.7 million of fixed rate mortgages with a weighted average interest rate of 10.14% and $9.1 million of variable rate mortgages with a weighted average interest rate of 9.2%. These mortgages mature at various dates through 2021.

During 1996 the Company issued 901,374 units of limited partnership interest in the Operating Partnership ("Units") valued at $30.7 million in connection with the acquisition of facilities. At December 31, 1996, the Company had 1,903,797 Operating Partnership Units outstanding. Certain Operating Partnership Units are redeemable for an amount equal to their fair market value ($3.1 million, based upon a price per Unit of $37.625 at December 31, 1996) payable by the Company either in cash or (at the Company's option, based upon a determination by the Company's Board of Directors that the Company's anticipated cash requirements and anticipated cash flow make a lump sum payment imprudent) by a promissory note payable in quarterly installments over two years with interest at the prime rate. Units held by other Limited Partners are redeemable, at the option of such Limited Partners, beginning on the first anniversary of their issuance, for amounts equal to the then fair market value of their Units ($35.5 million, based upon a price per Unit of $37.625 at December 31, 1996) payable by the Company in cash or, at the option of the Company, in shares of the Company's Common Stock at the initial exchange ratio of one share for each Unit. It is anticipated that a source of funds for any such cash redemption will be retained cash flow or proceeds from the future sale of securities of the Company or other Company indebtedness. The Company has agreed to register under the Securities Act of 1933 any shares of the Company's common stock issued upon redemption of Units.

The Company's investing activities consisted primarily of the acquisition of 82 self-storage facilities for approximately $304 million, along with new development and expansion of existing facilities. During 1996, the Company opened two newly constructed facilities in northern Virginia totaling 123 thousand square feet for a cost of $9.3 million. The Company also completed five expansions to existing facilities totaling 129 thousand square feet. The Company generated cash flow from operating activities of $59.5 million in 1996, an increase of $21.2 million over 1995, primarily as a result of the significant expansion of the Company's portfolio as discussed under "Results of Operations".

On February 19, 1997, the Company and the Operating Partnership filed a shelf registration statement relating to $450 million of securities, as more fully discussed under "Outlook- Capital Strategy". In March 1997, the Company issued
2.5 million shares of its common stock for an aggregate purchase price of $90 million. The Company contributed the proceeds from the offering to the Operating Partnership in exchange for additional units of partnership interest, which the Operating Partnership used to repay debt incurred under its revolving lines of credit to finance the acquisition of self-storage facilities, and for working capital.

The Company anticipates, subject to prevailing market conditions and other business and economic factors, issuing preferred stock or debt securities through the Operating Partnership to finance its liquidity requirements for the remainder of 1997. In anticipation of a debt offering, the Company entered into a forward starting interest rate swap with a notional amount of $75 million, which had the effect of fixing the seven-year U.S. Treasury rate starting May 1, 1997 at 6.87%. At December 31, 1996, the Company had an unrealized loss on this derivative instrument of $1.1 million.

The proceeds from any debt or equity offering by the Operating Partnership or the Company would be used to repay borrowings under the Company's lines of credit and for general purposes. As a general matter, the Company anticipates utilizing its lines of credit as an interim source of funds to acquire and develop self- storage facilities and repaying the credit lines with longer- term debt or equity when management determines that market conditions are favorable. The Company believes that the combination of the common stock issuance, and debt or equity issuances pursuant to the shelf registration statements, in addition to borrowings under its credit facilities and issuances of Units, as described above, will provide the Company with necessary liquidity and capital resources to meet the requirements of its operating strategies in 1997.

The Company expects to incur approximately $1.2 million for scheduled maintenance and repairs during the next twelve months and approximately $7.2 million to conform facilities acquired during 1996, 1995, and1994 to Company standards.

The Company at December 31, 1996, had Shareholders Equity of approximately $575 million, a debt- to- equity ratio of 34.5%, a debt- to -total assets ratio of 23.5%, and a debt service coverage ration of 7:1. The debt policy of the Company and the Partnership, which is subject to change at the discretion of the Company's Board of Directors, is to limit total indebtedness to the lesser of 50% of total assets at cost or that amount that will sustain a minimum debt service coverage ratio of 3:1.

Funds from Operations ("FFO")

The Company believes FFO should be considered in conjunction with net income and cash flows to facilitate a clear understanding of its operating results. FFO is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income as a measure of the Company's financial performance or as an alternative to cash flows from operating activities as a measure of liquidity. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs. Effective January 1, 1996, the National Association of Real Estate Investment Trusts amended its definition of FFO. The Company presented its 1996 FFO under the amended method and restated prior years' FFO. As such, the Company's FFO may not be comparable to similarly titled measures of other REITs who may have not restated prior years FFO under the amended method. The pro forma FFO was prepared as if the IPO and the related formation transactions, including the acquisition of 26 facilities, had occurred on January 1, 1994.

The following table illustrates the components of the Company's FFO for the years ended December 31, 1996 and 1995, and pro forma for the year ended December 31, 1994:




(Amounts in thousands)                    1996 Historical          1995 Historical         1994 Pro Forma
----------------------------------------- ------------------------ ----------------------- -------------------------
Net Income                                                $43,238                 $29,153                   $14,243

Depreciation of real property                              11,865                   6,996                     2,984

Amortization of non compete                                    83                     252                       167

Amortization of lease guarantees                               70                     385                       186

Consolidated FFO                                          $55,256                 $36,786                   $17,635

Minority Interest share of depreciation
and amortization                                            (684)                   (334)                      (97)

FFO available to Company Shareholders                     $54,572                 $36,452                   $17,538
                                                          =======                 =======                   =======

The Company had weighted average common shares outstanding of 20,861,000 and 15,612,000, for the years ended December 31, 1996, and 1995, respectively. The Company distributed $2.25 and $2.04 per common share in 1996 and 1995, respectively. The Company's payout ratio (the ratio of common dividends declared per share to per share FFO) was 85.9% and 87.6% for 1996 and 1995, respectively.

The Company, as a qualified REIT, is required to distribute a substantial portion of its net income as dividends to its shareholders. While the Company's goal is to generate and retain sufficient cash flow to meet its operating, capital and debt service needs, its dividend requirements may require the Company to utilize its bank lines of credit and other sources of liquidity to finance property acquisitions and development, and major capital improvements.

The Company believes that its liquidity and capital resources are adequate to meet its cash requirements for the next twelve months. Portfolio expansion and repayment of principal on Company indebtedness represent the Company's primary long-term liquidity requirements. The Company does not expect to generate sufficient funds from operating cash flow to meet such long- term liquidity needs and intends to finance them primarily through borrowings under its lines of credit, debt or equity offerings, or additional borrowings for such purpose.

Competition

The Company monitors the development of self- storage facilities in its markets. The Company has identified four markets in which potential overbuilding may be occurring. In two of these markets (Dallas and Albuquerque) the Company may be required to reduce by 50% its normal yearly rental rate increase, and in two markets (Atlanta and Las Vegas), the Company may experience a minimal reduction in Physical Occupancy during 1997 As a result of the geographic diversity of the Company's portfolio, the Company does not expect the potential for excess supply in these markets to have a significant impact on its financial condition or results of operations.

Inflation

The Company does not believe that inflation has had or will have a direct effect on its operations. Substantially all of the leases at the facilities allow for monthly rent increases which provide the Company with the opportunity to achieve increases in rental income as each lease matures.

Seasonality

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

Recent Accounting Developments

In February of 1997, Statement of Financial Accounting Standards No. 128, "Earnings per Share" was issued. The statement establishes standards for computing and presenting earnings per share and is effective for financial statements issued for periods ending after December 15, 1997. The Company has yet to assess the impact of the standard on the financial statements.

Qualification as a REIT

The Company intends to operate so as to qualify as a REIT under the Internal Revenue Code (the "Code"). Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. The complexity of these rules is greater in the case of a REIT that holds its assets in partnership form. Furthermore, there are no controlling authorities that deal specifically with many tax issues affecting a REIT that operates self-storage facilities. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, new regulations, administrative interpretations or court decisions could have a substantial adverse effect with respect to the qualifications as a REIT or the federal income tax consequences of such qualification. If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the cash available for distribution to shareholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of a majority of the shareholders, to revoke the REIT election.

                                      Storage USA, Inc.
                                       Consolidated Balance Sheets
                                (Amounts in thousands, except share data)

                                                                     As of                      As of
                                                               December 31, 1996         December 31, 1995
                                                          -----------------------    ----------------------

Assets

Investments in storage facilities, at cost:
Land                                                                    $235,139                  $139,603
Buildings and equipment                                                  620,503                   369,694
                                                          -----------------------    ----------------------
                                                                         855,642                   509,297

Accumulated depreciation                                                 (26,573)                  (14,561)
                                                          -----------------------    ----------------------
                                                                         829,069                   494,736

Cash & cash equivalents                                                    1,323                     3,006
Other assets                                                              14,853                    11,783
                                                          -----------------------    ----------------------

     Total assets                                                       $845,245                  $509,525
                                                          =======================    ======================

Liabilities & shareholders' equity

Line of credit borrowings                                                $52,730                  $107,605
Mortgage notes payable                                                    45,724                     6,670
Notes payable                                                            100,000                         -
Accounts payable & accrued expenses                                        7,616                     5,945
Rents received in advance                                                  5,640                     3,680
Minority interest                                                         58,407                    27,438
                                                          -----------------------    ----------------------

     Total liabilities                                                   270,117                   151,338
                                                          -----------------------    ----------------------

Commitments and contingencies

Shareholders' equity:
Common stock $.01 par value, 150,000,000 shares                              247                       176
 authorized, 24,723,027 and 17,562,363
 shares issued and outstanding
Paid-in capital                                                          610,793                   385,989
Notes receivable - officers                                              (10,253)                   (6,727)
Accumulated deficit                                                      (15,831)                  (15,831)
Distributions in excess of net income                                     (9,828)                   (5,420)
                                                          -----------------------    ----------------------

     Total shareholders' equity                                          575,128                   358,187
                                                          -----------------------    ----------------------

     Total liabilities & shareholders' equity                           $845,245                  $509,525
                                                          =======================    ======================

                             See Accompanying Notes

                                                Storage USA, Inc.(the "Company")
                                                               and
                                               Storage USA, Inc.(the "Predecessor")
                                              Consolidated Statements of Operations

                                          (amounts in thousands, except per share data)
                                                                                                                    PREDECESSOR
                                                                                       For the period March   For the period January
                                                  Year ended            Year ended     1994(inception) through     1,1994 through
                                              December 31, 1996     December 31, 1995      December 31, 1994       March 23, 1994
                                             -------------------   -------------------   --------------------  --------------------


Property Revenues:
Rental income                                          $105,091               $66,455                $24,667                $2,358
Management income                                           701                 1,072                    707                   188
Other income                                              1,517                   480                    460                    52
                                             -------------------   -------------------   --------------------  --------------------

Total property revenues                                 107,309                68,007                 25,834                 2,598
                                             -------------------   -------------------   --------------------  --------------------

Property Expenses:
Cost of property operations & maintenance                28,029                18,471                  6,851                   792
Taxes                                                     8,903                 4,900                  1,686                   153
General & administrative                                  4,122                 2,568                  1,374                   325
Depreciation & amortization                              12,618                 8,586                  2,882                   244
                                             -------------------   -------------------   --------------------  --------------------

Total property expenses                                  53,672                34,525                 12,793                 1,514
                                             -------------------   -------------------   --------------------  --------------------

Income from property operations                          53,637                33,482                 13,041                 1,084
                                             -------------------   -------------------   --------------------  --------------------

Other income (expense):
Interest expense                                         (8,244)               (3,004)                (1,404)               (1,195)
Interest income                                             687                   166                    658               -------
                                             -------------------   -------------------   --------------------  --------------------

Income before minority interest
and gain on investment                                   46,080                30,644                 12,295                  (111)

Gain on Investment                                          288
                                             -------------------   -------------------   --------------------  --------------------

Income before minority interest                          46,368                30,644                 12,295                  (111)

Minority interest                                        (2,842)               (1,491)                  (365)                  (54)
                                             -------------------   -------------------   --------------------  --------------------

Net income                                              $43,526               $29,153                $11,930                 ($165)
                                             ===================   ===================   ====================  ====================


Net income per share                                      $2.09                 $1.87                  $1.28
                                             ===================   ===================   ====================
Distributions per share                                   $2.25                 $2.04                  $1.41
                                             ===================   ===================   ====================

Weighted average shares outstanding                      20,861                15,612                  9,304
                                             ===================   ===================   ====================

                             See Accompanying Notes

                                                 Storage USA, Inc.(the "Company")
                                                                and
                                               Storage USA, Inc.(the "Predecessor")
                                               Consolidated Statements of Cash Flows

                                                      (Amounts in thousands)
                                                                                                                        PREDECESSOR
                                                                                                                      For the period
                                                                                        For the period March 24,      January 1,1994
                                                   Year ended            Year ended      1994(inception)through           through
                                               December 31, 1996     December 31, 1995     December 31, 1994          March 23, 1994
                                              ------------------    ------------------    ------------------      ------------------

Operating Activities:

Net Income                                              $43,526               $29,153               $11,930                   ($165)

Adjustments to reconcile net income to net cash provided by operating activities:

     Depreciation and amortization                       12,618                 8,586                 2,882                     244
     Minority interest                                    2,842                 1,491                   365                       -
     Gain on investment                                    (288)
     Changes in assets and liabilities:
          Other assets                                   (2,801)               (3,111)               (2,025)                   (809)
          Other liabilities                               3,631                 2,189                 4,664                     393
                                              ------------------    ------------------    ------------------      ------------------
Net cash provided used by (used in)
operating activities:                                    59,528                38,308                17,816                    (337)
                                              ------------------    ------------------    ------------------      ------------------

Investing Activities:
Acquisition and improvements of storage facilities     (273,043)             (212,332)             (215,857)                  -----
Development of storage facilities                        (3,837)               (4,842)                 (327)                  ------
                                              ------------------    ------------------    ------------------      ------------------
Net cash used in investing activities                  (276,880)             (217,174)             (216,184)                  -----
                                              ==================    ==================    ==================      ==================

Financing Activities:
Net borrowings (repayments) under lines of credit       (54,875)              103,605                 4,000                     450
Mortgage principal payments                                (298)                  (79)              (41,802)                    (44)
Mortgage principal borrowings                             2,063                 2,376                     -                       -
(Decrease) increase in payable to affiliates                  -                     -               (18,812)                    178
Cash dividends                                          (47,934)              (33,433)              (13,070)                   (397)
Proceeds from issuance of stock                         220,721               107,776               271,652                       -
Proceeds from issuance of notes payable                  99,140                     -                     -                       -
Distribution to minority interests                       (3,148)               (1,698)                 (275)                      -
                                              ------------------    ------------------    ------------------      ------------------
Net cash provided by financing activities               215,669               178,547               201,693                     187
                                              ==================    ==================    ==================      ==================

Net increase (decrease) in cash and equivalents          (1,683)                 (319)                3,325                    (150)
Cash and equivalents, beginning of period                 3,006                 3,325             ---------                     150
                                              ------------------    ------------------    ------------------      ------------------
Cash and equivalents, end of period                      $1,323                $3,006                $3,325                      $0
                                              ==================    ==================    ==================      ==================

Supplemental schedule of non-cash activities:
 Common Stock issued in exchange for
   notes receivable                                      $3,541                $6,727                     -
 Mortgages assumed on storage facilities
   acquired                                             $37,289                     -
Land contributed for Operating Partnership
   units                                                 $1,162
Exchange of Operating Partnership units
   for common shares                                       $613                                           -
 Storage facilities acquired in exchange
   for Operating Partnership Units                      $30,726               $17,972                $8,374
                                              ==================    ==================    ==================

                             See Accompanying Notes

                                                      STORAGE USA, INC. (the "Company")
                                                                      and
                                                     STORAGE USA, INC. (the "Predecessor")

                                                            CONSOLIDATED STATEMENTS
                                                            OF SHAREHOLDERS' EQUITY

                                                                  Predecessor



                                      Common Stock
                               --------------------------
                                                                         Notes                         Distributions   Total
                                    Number of              Paid in       Receivable-    Accumulated    in Excess of    Shareholders'
                                    Shares    Amount       Capital       Officers       Deficit        Net Income      Equity
                               ------------------------------------------------------------------------------------------------

Balance at
    December 31, 1993                994        $10                                     ($12,672)                     ($12,662)

Corporate reorganization
    adjustments                                                                           (2,994)                       (2,994)

Net loss                                                                                    (165)                         (165)
                               ------------------------------------------------------------------------------------------------

Balance at March 23, 1994            994        $10                                     ($15,831)                     ($15,821)


                                                                     Company

Balance at March 24, 1994            994        $10                                     ($15,831)                     ($15,821)

Issuance of new shares of
   common stock on
   March 24, 1994                  6,325         63         $125,727                                                   125,790

Issuance of new shares of
   Common stock on
   September 29, 1994              5,980         60          145,802                                                   145,862

Net income                                                                                              $11,930         11,930

Distributions declared
   ($1.41 per share)                                                                                    (13,070)       (13,070)
                               ------------------------------------------------------------------------------------------------

Balance at
   December 31, 1994              13,299        133          271,529                     (15,831)        (1,140)       254,691
                               ================================================================================================

Issuance of new shares of
   common stock on June 7,
   1995                           14,025         40          107,517                                                   107,557

Issuance of new shares of
   common stock to officers
   under the 1995 Employee
   Stock Purchase and Loan Plan      230          2            6,725       (6,727)

Issuance of new shares of
   common stock under the
   Dividend Reinvestment and
   Stock Purchase Plan, and
   the 1993 Omnibus Stock Plan         8          1              218                                                       219

Net Income                                                                                               29,153         29,153

Distributions declared
   ($2.04 per share)                                                                                    (33,433)       (33,433)
                               ------------------------------------------------------------------------------------------------

Balance at
   December 31, 1995              17,562        176          385,989       (6,727)       (15,831)        (5,420)       358,187
                               ================================================================================================

Issuance of new shares of
   common stock                    7,029         69          220,459                                                   220,528

Issuance of new shares of
   common stock to officers
   under the 1995 Employee
   Stock Purchase and Loan Plan
   net of repayments                 103          1            3,540       (3,526)                                          15

Issuance of new shares of
   common stock under the
   Dividend Reinvestment and
   Stock Purchase Plan, and
   the 1993 Omnibus Stock Plan        29          1              805                                                       806

Net Income                                                                                               43,526         43,526

Distributions declared
   ($2.25 per share)                                                                                    (47,934)       (47,934)
                               ------------------------------------------------------------------------------------------------

Balance at
   December 31, 1996              24,723       $247         $610,793     ($10,253)      ($15,831)       ($9,828)      $575,128
                               ================================================================================================

                             See Accompanying Notes

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                     NOTE 1
                                  ORGANIZATION

Storage USA, Inc. (the "Predecessor" See Note 13) a Tennessee corporation, was formed in 1985 to own, develop, construct, and operate self-storage facilities throughout the United States. On March 23, 1994, the Predecessor completed an initial public offering (the "IPO") of 6,325,000 shares of common stock at $21.75 per share forming Storage USA, Inc. (the "Company"). The Company received approximately $125,790 in proceeds, net of underwriting discount and offering expenses. Upon completion of the IPO, the Company contributed substantially all of its net assets to SUSA Partnership, L.P. (the "Operating Partnership") in exchange for an approximately 98.9% general partnership interest in the Operating Partnership. In addition, the Operating Partnership formed SUSA Management, Inc. ("SUSA Management"), to provide self-storage management to third parties and certain ancillary services. The Operating Partnership owns 99% of the economic interest of SUSA Management.

The Company began operating as a Real Estate Investment Trust ("REIT") commencing with the period beginning March 24, 1994. Accordingly, the Company's 1994 results of operations are presented from March 24, 1994, the date following the completion date of the IPO and the establishment of REIT status, through December 31, 1994. The results for the period from January 1, 1994 through March 23, 1994 are presented for the Predecessor and are labeled as such on the financial statements related to predecessor activity.

                                     NOTE 2
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                              Basis of Presentation

The consolidated financial statements include the accounts of the Company, the Operating Partnership and SUSA Management. All intercompany balances and transactions have been eliminated. The financial statements reflect the segregation of the operating activities for the periods presented related to the Company and the Predecessor, which has been accounted for on a basis consistent with the Company except for the items noted in Note 13.


             Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

                              Federal Income Taxes

The Company operates so as to qualify to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Generally, a REIT that complies with the Code and distributes at least 95% of its taxable income to its shareholders does not pay federal tax on its distributed income. Therefore, the statement of operations contains no provision for federal income taxes.




                            Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.


                               Revenue Recognition

Rental income and management income is recorded when due from tenants and customers. Rental income received prior to the start of the rental period is included in rents received in advance.

                                  Other Income

Other income consists primarily of sales of storage-related merchandise (locks and packing supplies) and commissions from truck rentals.

                                    Interest
Interest is capitalized on accumulated expenditures relating to the development of certain qualifying properties. During 1996, 1995, and 1994, total cash paid by the Company for the interest was $7,636, $3,345, and $1,404 respectively, which includes $965, and $532, which was capitalized in 1996, and 1995, respectively. No interest was capitalized in 1994.

                            Deferred financing costs

Deferred financing costs are amortized over a period not to exceed the term of the related debt. Amortization of deferred financing costs is classified as amortization expense and included in the consolidated statement of operations in the amount of $361, $705, and $115 in 1996, 1995, and 1994, respectively.

                       Interest rate management agreements

The Company enters into interest rate risk management agreements to manage interest rate risk associated with anticipated debt transactions. The Company follows SFAS No. 80 "Accounting for Futures Contracts" which permits hedge accounting for anticipatory transactions meeting certain criteria. Gains and losses, if any, on these transactions are deferred and amortized over the terms of the related debt as an adjustment to interest expense. Changes in the fair value of the interest rate risk management agreements are not recognized in the financial statements. In the event that the anticipatory transaction is no longer likely to occur, the Company would mark the derivative to market and would recognize any adjustment in the consolidated statement of operations. The Company does not enter into interest rate risk management agreements for trading or speculative purposes.

                        Investment in Storage Facilities

Storage facilities are recorded at cost. Depreciation is computed using the straight line method over estimated useful lives of 40 years for buildings and improvements, and three to ten years for furniture, fixtures and equipment. Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred. Certain costs, principally payroll, directly related to real estate acquisitions and development, are capitalized.

If there is an event or a change in circumstances that indicates that the basis of the Company's property may not be recoverable, the Company's policy is to assess any impairment of value. Impairment is evaluated based upon comparing the sum of the expected future cash flows (undiscounted and without interest charges) to the carrying value of the asset. If the cash flow is less, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the fair value of the asset.



                                Minority Interest

The minority interest reflects the ownership interest of the limited partners who hold Units in the Operating Partnership. The Unit holders' share of the net income of the Operating Partnership is charged to minority interest expense and increases the Company's liability. Distributions to Operating Partnership Unit holders reduce the Company's liability.



                                Income Per Share

Net income per share is calculated using the weighted average number of shares outstanding during the period. The impact of outstanding stock options is not materially dilutive.


                                Reclassifications

Certain previously reported amounts have been reclassified to conform with the current financial statement presentation.

                                     NOTE 3
                        INVESTMENT IN STORAGE FACILITIES


The following summarizes activity in storage facilities during the period:

Cost

Balance at December 31, 1994                           278,993
Property acquisitions                                  220,541
Land acquisitions                                        5,733
Improvements                                             4,030
                                                     ---------
Balance at December 31, 1995                           509,297

Property acquisitions                                  305,760
Land acquisitions  and joint venture development       21,329
Facility expansions                                     8,986
Developments placed in service                          8,679
Improvements                                            4,711
Property Exchange                                      (3,120)
                                                    ---------
Balance at December 31, 1996                          855,642

Accumulated Depreciation

Balance at December 31, 1994                            7,224
Additions during the year                               7,337
                                                    ---------
Balance at December 31, 1995                           14,561

Additions during the year                              12,012
                                                    ---------
Balance at December 31, 1996                           26,573

The aggregate cost of real estate facilities for federal income tax purposes was approximately $797,352 and $479,037 at December 31, 1996 and 1995, respectively.


                                     NOTE 4
                             MORTGAGE NOTES PAYABLE


Mortgage notes payable consist of the following at December 31:

                                            1996              1995
                                            ----              ----
Conventional fixed rate                   $36,666           $6,670
Conventional variable rate                  9,058             ---
                                           ------            -----
Total                                      45,724            6,670
                                           ------            -----

Conventional fixed-rate mortgage notes included 13 mortgages encumbering 13 properties with a cost basis of $68,572 at December 31, 1996 and three loans encumbering three properties with a cost basis of $16,032 at December 31, 1995. Mortgage notes are generally due in monthly installments of principal and interest and mature at various dates through 2021. At December 31, 1996 and 1995, this debt carried fixed rates of interest ranging from 6.8% to 11.5%
(10.14% weighted average) and 8.375% to 10.6% (9.67% weighted average), respectively.

Conventional variable-rate mortgage notes consist of 4 loans encumbering four properties with a cost basis of $13,523 at December 31, 1996. Two of the notes require monthly principal and interest payments and mature in 2019. Two of the notes require monthly payments of interest only and mature in 2001. At December 31, 1996 conventional variable rate debt had interest rates ranging from 7.81% to 9.67% with a weighted average interest rate of 9.2%.

The aggregate principal payments of mortgage notes (fixed and variable rate) for the five years subsequent to December 31, 1996 are as follows:

1997                                                   $  10,802
1998                                                         614
1999                                                         677
2000                                                         746
2001                                                         824
Thereafter                                             $  32,061




                                     NOTE 5
                                  NOTES PAYABLE

On November 4, 1996, the Operating Partnership issued $100,000 of 7.125% senior unsecured notes (the "Notes") due November 1, 2003. Interest on the Notes is payable on May 1 and November 1 of each year, commencing May 1, 1997. The Notes are redeemable at any time at the option of the Operating Partnership in whole or in part, at a redemption price equal to the sum of: (a) the principal amount of the Notes being redeemed plus accrued interest or (b) a make-whole amount as more fully defined in the Notes prospectus. The Notes are not subject to any mandatory sinking fund and are an unsecured obligation of the Operating Partnership. The Notes contain various covenants restricting the amount of secured and unsecured indebtedness the Operating Partnership may incur. The $979 offering discount and the approximately $353 of offering costs, net of accumulated amortization, are included in other assets at December 31, 1996, and are being amortized into interest expense over the term of the Notes.


                                     NOTE 6
                            LINE OF CREDIT BORROWINGS

                                                                   1996                       1995
                                                                   ----                       ----
Total lines of credit at December 31                             $105,000                   $123,000
Borrowings outstanding at December 31                             $52,730                   $107,605
Weighted average daily borrowing during the year                  $92,225                   $47,135
Maximum daily borrowing  during the year                         $150,153                   $121,700
Weighted average daily interest rate during the year               6.99%                     6.42%

At December 31, 1996, and 1995, the Company had a $75,000 line of credit with a group of commercial banks. This line bears interest at various spreads over a base rate based on the Company's debt service coverage. The credit agreements mature annually in February, and are renewable at the option of the Company. On January 28, 1997, the Company exercised its option and extended the maturity to February 8, 1998. At December 31, 1996, the Company had a $30,000 line of credit with a commercial bank. The line bears interest at spreads over LIBOR and is payable on demand. None of these agreements have compensating balance requirements.

During 1996 the Company entered into a $50,000 bridge loan with the same group of commercial banks as the $75,000 line of credit. The bridge loan had a one-year term and bore interest at various LIBOR spreads, which spreads increased with the passing of each four-month period. The Company borrowed the entire amount available under the bridge loan in June of 1996, and repaid the amount in full in September 1996, and the facility was terminated at that time.

At December 31, 1995, the Company had a $25,000 term note with an initial termination date of April 21, 1996. The note was issued by the same group of commercial banks participating in the $75,000 line of credit, and bore interest at 1.35% over 30 day LIBOR. The note was paid in full in March 1996, and the facility was terminated at that time.

At December 31, 1995, the Company had $23,000 line with a commercial bank. The $23,000 line consisted of an $8,000 tranche that matured on February 15, 1996, and a $15,000 tranche that matured on July 1, 1996. Both tranches, at the option of the Company, bore interest at prime or LIBOR plus 2.25%, and were collateralized by mortgages on 13 facilities. Subsequent to December 31, 1995, the commercial bank agreed to release the mortgages and increase the line to $30,000.

                                     NOTE 7
                   PRO FORMA FINANCIAL INFORMATION (UNAUDITED)


The following summary of unaudited pro forma combined financial information of the Company is presented as if: (a) the acquisition during 1996 of 82 properties totaling 5,401 square feet for a cost of approximately $304,000 and (b) the issuance of 7,029 shares of common stock for net proceeds of approximately $220,528 had occurred on January 1, 1996. The unaudited combined financial information is not necessarily indicative of what actual results of operation of the company would have been assuming such transactions had been completed as of January 1, 1996, nor does it purport to represent the results of operations for future periods.

Year ended December 31,                 1996
                                        ----
Pro Forma total revenues             $133,039
Pro forma net income                 $ 52,082
Pro forma earnings per share         $   2.11



                                     NOTE 8
                              FINANCIAL INSTRUMENTS

The Company's carrying amounts and fair value of its financial instruments were as follows:

as of December 31,                                         1996                           1995
                                             Carrying value    Fair value    Carrying value    Fair value
                                             --------------    ----------    --------------    ----------
Cash and cash equivalents                    $   1,323         $  1,323      $   3,006         $   3,006
Line of credit borrowings                       52,730           52,730        107,605           107,605
Mortgage notes payable                          45,724           49,963          6,670             7,003
Notes payable                                  100,000           99,587            ---               ---
Interest rate risk management agreements         ----            (1,118)           ---            (3,547)

The Company, in determining the fair values set forth above, used the following methods and assumptions:

            Mortgage and Notes Payable and Line of Credit Borrowings

The Company's line of credit borrowings bear interest at variable rates and therefore cost approximates fair value. The fair value of the Mortgage notes payable, and the Notes payable were estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rate at December 31, 1996 and 1995, for similar types of borrowing arrangements.


                     Interest Rate Risk Management Agreement

In 1996, the Company entered into a $75 million (notional amount) fixed pay forward starting swap agreement with a major Wall Street investment banking firm in order to reduce the interest rate risk associated with the anticipated issuance of fixed rate debt by the Company in 1997. The transaction allows the Company to lock- in a seven year Treasury rate of 6.87% on or before May 1, 1997. The Company anticipates terminating the swap transaction upon the issuance of the fixed rate debt. At December 31, 1996, the Company had a $(1,118) unrealized loss on this transaction. Any gain or loss from this transaction will be deferred and amortized as an adjustment to interest expense over the term of the fixed rate debt. This transaction exposes the Company to credit loss in the event of non-performance by the counterparty, however such non-performance is not anticipated as the counterparty is a highly rated, credit quality entity.

During 1996, the Company entered into an interest rate swap agreement in order to reduce the interest rate risk associated with the issuance of the $100,000 Notes (see Note 5). The Company terminated the agreement on the date the Notes were issued and recognized a $(2,481) loss. This loss, net of accumulated amortization, is included in other assets at December 31, 1996 and is being amortized into interest expense over the term of the Notes.

During 1995, the Company had entered into an interest rate swap agreement with the objective of reducing its exposure to future interest rate fluctuations. The agreement involved the exchange of a variable rate for a fixed rate interest payment obligation. The agreement had a notional principal amount of $100,000, an effective date of March 1, 1996, and a maturity date of March 1, 2003. At December 31, 1995, the fair value of the agreement was ($3,547). On March 8, 1996, the Company closed the interest rate swap agreement and received proceeds of approximately $50. The gain from this contract was deferred and is being amortized over the life of the Notes (see Note 5). The fair value of the interest rate management agreements as of December 31, 1996 and 1995, represents the estimated amount the Company would have paid to terminate the agreements on those dates.

                                     NOTE 9
                          COMMITMENTS AND CONTINGENCIES

                                Lease Agreements

The Company has various lease agreements for office space. Total future minimum rental payments on the office leases are $451 in year one: $471 in years two through three, $478 in year four, and $433 in year five.

                                   Guarantees

The Company is a limited guarantor on the financing of five development projects in which the Company has either a partnership interest or an option to purchase the facility at various times after completion. Under the terms of the guarantee, the Company has the option, upon notice by the financial institution of an event which would require payment by the Company under the guarantee, of
(a) purchasing the note and all related loan documents without recourse or (b) payment of the guarantee. At December 31, 1996 the Company had maximum exposure under the guarantee arrangements of $18,250.

                    Redemption of Operating Partnership Units

At December 31, 1996, there were 1,903,797 Operating Partnership Units outstanding. Certain Operating Partnership Units are redeemable for an amount equal to their fair market value ($3.1 million, based upon a price per Unit of $37.625 at December 31, 1996) payable by the Company in cash or by a promissory note payable in quarterly installments over two years with interest at the prime rate. Units held by other Limited Partners are redeemable, at the option of such Limited Partners, beginning on the first anniversary of their issue, for amounts equal to the then fair market value of their Units ($35.5 million, based upon a price per Unit of $37.625 at December 31, 1996) payable by the Company in cash or, at the option of the Company, in shares of the Company's common stock at the exchange ration of one share for each Unit.


                                     NOTE 10
                                  DISTRIBUTIONS

The Company's Board of Directors declared dividends of $2.25, $2.04, and $1.41 for 1996, 1995 and 1994, respectively. For federal income tax purposes, distributions declared by the Board of Directors for 1996 were 96% from ordinary income and 4% return of capital. In 1995 distributions were 94% from ordinary income and 6% return of capital. In 1994, all distributions were from ordinary income.


                                     NOTE 11
                                  CAPITAL STOCK

The Company applies APB25 and related interpretations in accounting for its stock-based compensation plan. In accordance with SFAS123 "Accounting for Stock-Based Compensation", the Company elected to continue to apply the provisions of APB25. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS123 in 1995 are required and are presented below along with a summary of the Plan and awards.

The shareholders of the Company have approved and the Company has adopted the Storage USA, Inc. 1993 Omnibus Stock Incentive Plan. The Company has granted options to certain directors, officers and key employees to purchase shares of the Company's common stock at a price not less than the fair market value at the date of grant. There are 1,000,000 shares available to be issued under the plan. Generally, the optionee has up to ten years from the date of the grant to exercise the options. Plan activity is as follows:

                                     Number of Options           Price per Share
                                     -----------------           ---------------
Options outstanding :
  March 24, 1994                     --                           --
  Granted                            493,402                      $21.75-$25.625
  Exercised                          --                           --
  Cancelled                          --                           --
                                     ---------
Options outstanding December 31,
1994                                 493,402                      $21.75-$25.625
                                     =========
Exercisable at end of year           382,402                      $21.75-$25.625
                                     =========
  Granted                            175,834                      $21.75-$31.00
  Exercised                           (4,500)                     $21.75-$24.75
  Cancelled                           (3,000)                     $24.75
                                     ---------
Options outstanding December 31,
1995                                 661,736                      $21.75-$31.00
                                     =========
Exercisable at end of year           466,861                      $21.75-$31.00
                                     =========
  Granted                            385,614                      $31.25-$36.75
  Exercised                          (2,600)                      $24.75
  Cancelled                          (44,750)                     $31.00
                                     ---------
Options outstanding December 31,
1996                                 1,000,000                    $21.75-$36.75
                                     =========
Exercisable at end of year           690,762                      $21.75-$33.625
                                     =========

The Company has utilized a Black-Scholes option-pricing model with the following assumptions in order to estimate the fair value of its stock options:

                                                1996                 1995
                                                ----                 ----
Risk free interest rates                        6.8%                 7.8%
Estimated dividend yields                       6.5%                 7.5%
Volatility factors of the expected market
   price of the Company's  Common Shares       25.8%                15.9%
Expected life of the options                  9.2-10 yrs.         8.75-10 yrs.
Weighted average fair value                    $5.72                $3.13

The following pro forma disclosures were computed assuming the fair value of the options is amortized to compensation expense over the vesting period of the options:

                                       1996                    1995
                                       ----                    ----
Historic net income                   $43,526                $29,153
Historic net income per share         $  2.09                $  1.87
Pro forma compensation expense (1)    $   858                $   112
Pro forma net income (1)              $42,668                $29,041
Pro forma net income per share (1)    $  2.05                $  1.86

(1) Due to the inclusion of only 1996 and 1995 option grants, the effect of applying SFAS123 in 1996 and 1995 may not be representative of the Pro Forma impact in future years.

                      Employee Stock Purchase and Loan Plan

As of December 31, 1996, the Company has issued 333,000 shares of its common stock under the 1995 Employee Stock Purchase and Loan Plan. Pursuant to the terms of the plan, the Company and certain officers entered into stock purchase agreements whereby the officers purchased common stock at the then current market price. The Company provides 100% financing for the purchase of the shares with interest at 7% per anum payable quarterly. The underlying notes are secured by the shares and mature in November 2002.


                  Dividend Reinvestment and Stock Purchase Plan

In 1995, the Company adopted the Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Under the Plan, the Company offers holders of its common stock the opportunity to purchase, through reinvestment of dividends or by additional cash payments, additional shares of its common stock. The shares of common stock for participants may be purchased from the Company at the greater of the average high and low sales price or the average closing sales price on the investment date or in the open market at 100% of the average price of all shares purchased for the Plan. During 1996 and 1995, 2,022 and 653 shares, respectively, were issued under the Plan.

                                  Common Stock

On March 1, 1996, the Company entered into a Stock Purchase Agreement with Security Capital U.S. Realty (US Realty), an affiliate of Security Capital Group. Under the Stock Purchase Agreement, subject to certain terms and conditions, US Realty invested a total of $220,000 in purchasing 7,028,754 shares of the Company's common stock, placed two of its nominees on the Company's Board of Directors, and executed a Strategic Alliance Agreement and a Registration Rights Agreement with the Company. At December 31, 1996, US Realty owned approximately 34.6% of the outstanding common shares of the Company. The proceeds received from US Realty were used to repay borrowings under the Company's lines of credit, to acquire self-storage facilities, and for working capital.





                                     NOTE 12
                          POST EMPLOYMENT BENEFIT PLAN

The Company contributes to a 401(k) savings plan (a voluntary defined contribution plan) for the benefit of employees meeting certain eligibility requirements and electing participation in the plan. Each year the Company is obligated to make a matching contribution on the employee's behalf equal to 50% of the participant's contribution to the plan, up to 2% of the participant's compensation. Company profit sharing contributions to the plan are determined annually by the Company. Company contributions totaled $382, $223, and $137 during 1996, 1995 and 1994, respectively.


                                     NOTE 13
             Summary of Predecessor Significant Accounting Policies

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

                               Minority Interest:

The Predecessor financial statements include the accounts of six facilities (Selling Partnerships) which were owned by investment partnerships in which the Predecessor or its affiliates had a controlled interest. The ownership interest of the other partners in these partnerships is treated as a minority interest and reported as a liability of the Predecessor. Increases in minority interest are charged to operations.

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

                             Shareholders' Deficit:

The Predecessor's President and Chief Executive Officer contributed a portion of his interest in two of the Selling Partnerships in exchange for the satisfaction of his indebtedness tot he Predecessor. The value attributed to his interest in the Selling Partnerships was determined on the same basis as the determination of payments made by the Predecessor to the unrelated limited partners in the Selling Partnerships.

Corporate reorganization  adjustments consist primarily of dividends deemed cash
distributions,   reclassification  of  certain  minority  interests,  and  other non-cash adjustments relating to the IPO.

                           Related Party Transactions:

The Predecessor had demand notes payable to the Predecessor's founder, bearing interest at prime plus 2% (8% at December 31, 1993). These notes were collateralized by second mortgages on certain of the Original Facilities. Total interest expense to affiliates amounted to approximately $178 for period from January 1, 1994 to March 23, 1994.

                                     Other:

Total cash paid for interest related to the mortgages payable and notes payable balances for the period from January 1, 1994 to March 23, 1994 was $1,017.


                                     NOTE 14
                                SUBSEQUENT EVENTS

                              Property Acquisitions

Subsequent to December 31, 1996, the Company has completed the acquisition of 11 self-storage facilities for approximately $34,625 . These acquisitions were financed through operating cash flows and borrowings under the $30,000 line of credit.

On March 11, 1997 the Company issued 1,400 shares of common stock for an aggregate purchase price of $50,739. On March 17, 1997, the underwriters exercised their option to purchase 210 additional shares of common stock for an aggregate purchase price of $7,610. U.S. Realty currently owns 34.6% of the outstanding common stock of the Company and has indicated it intends to purchase approximately 851 thousand shares of common stock directly from the Company prior to March 31, 1997. Net proceeds from U.S. Realty will be approximately $32,019.

The proceeds from the issuances are contributed to the Operating Partnership in exchange for additional Operating Partnership units. The Operating Partnership will use the net proceeds to repay debt incurred under its revolving lines of credit to finance the acquisitions of self-storage facilities and for working capital.

                                     NOTE 15
                      QUARTERLY FINANCIAL DATA (UNAUDITED)


                 The following is a summary of quarterly results of operations for 1996 and 1995:

1996
                                    First Quarter     Second Quarter     Third Quarter     Fourth Quarter
                                    -------------     --------------     -------------     --------------
            Revenue                    $21,333            $24,356           $29,435            $32,185
           Net Income                  $8,392             $10,145           $11,650            $13,339
      Per share Net Income              $0.47              $0.52             $0.55              $0.54


1995
                                    First Quarter     Second Quarter     Third Quarter     Fourth Quarter
                                    -------------     --------------     -------------     --------------
            Revenue                    $12,312            $16,233           $18,667            $20,795
           Net Income                  $5,761             $6,660             $8,528            $8,204
      Per share Net Income              $0.43              $0.47             $0.49              $0.47


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Shareholders of Storage USA, Inc.

                  We have audited the accompanying consolidated balance sheets of Storage USA, Inc. (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1996 and for the period from March 24, 1994 (inception) through December 31, 1994. We have also audited the accompanying combined statements of operations, shareholders' equity, and cash flows of Storage USA, Inc. (the "Predecessor") for the period from January 1, 1994 through March 23, 1994. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

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

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and for the period from March 24, 1994 (inception) through December 31, 1994, and the combined results of the Predecessor's operations and cash flows for the period from January 1, 1994 through March 23, 1994, in conformity with generally accepted accounting principles.



                                                  COOPERS & LYBRAND L.L.P.


Baltimore, Maryland
January 29, 1997, except for Note 14,
          as to which the date is
          March 17, 1997

                          Storage USA, Inc., Facilities
                                  Schedule III
                    Real Estate and Accumulated Depreciation
                             as of December 31, 1996


                                                                              Initial Cost to REIT               Cost of
                                                                          -----------------------------        Improvements
                                                                                             Buiding &          Subsequent
State        Property Name                             Encumbrances           Land            Fixtures        to Acquisition
----------------------------------------------------------------------------------------------------------------------------------
  AL         Vestavia                                                        652,309         1,771,282              48,781
  AL         Birmingham/Hwy 280                                              348,919           953,148                   -
  AZ         24th Street                                                     500,232         1,362,657              31,565
  AZ         Oracle                                                          587,844         1,595,864              42,192
  AZ         22nd Street                                                     529,702         1,439,965              33,363
  AZ         East Phoenix                                                    370,586         1,021,566              42,203
  AZ         Tempe                                                           878,690         2,389,598              49,705
  AZ         Cave Creek                                                      824,369         2,244,177              69,566
  AZ         Alma School                                                     785,504         2,162,032                   -
  AZ         Metro-21st/Peoria-Phoenix                                       599,712         1,638,042                   -
  AZ         7th St/Indian Sch-Phoenix                                       518,977         1,418,677                   -
  AZ         Phoenix/32nd Street                         4,440,000         1,352,332         3,670,885                   -
  AZ         Mesa/Country Club                                               554,688         1,503,241                   -
  AZ         Mesa/East Main St                           1,482,225           913,783         2,479,293                   -
  AZ         Phoenix/Bell Road                                             1,312,139         3,547,636                   -
  CA         Miramar Self                                                    387,430         1,059,395              43,165
  CA         Miramar Business                                              1,225,124         3,344,676             155,871
  CA         Marina Del Rey                                                1,954,097         5,293,255              89,201
  CA         Covina                                                        1,234,592         3,356,433             179,300
  CA         Norwalk                                                       1,529,221         4,152,897             124,870
  CA         Campbell                                                      1,045,526         2,834,735              57,993
  CA         Monterey I & II                                               1,612,187         4,374,059              73,734
  CA         Palo Alto                                                       654,944         1,780,329              37,677
  CA         San Jose                                                      1,270,652         3,443,410              46,436
  CA         Santa Cruz                                                    1,092,783         2,963,688              40,264
  CA         Scotts Valley                                                   654,945         1,779,847              28,220
  CA         Santa Clara                                                   1,362,331         3,738,431              75,299
  CA         Watsonville                                                     483,703         1,316,251              29,433
  CA         Panorama City                                                   961,128         2,608,919              45,806
  CA         Westminster                                                     975,304         2,641,287              68,585
  CA         Point Loma                                                    2,135,347         5,777,511             153,438
  CA         Rialto                                                          695,327         1,921,602             103,328
  CA         Yucaipa                                                         411,580         1,130,757               9,567
  CA         Fallbrook                                                       418,763         1,154,513              15,982
  CA         Hemet                                                           455,585         1,252,504               3,655
  CA         Victorville                                                     491,597         1,347,613              17,994
  CA         San Bernardino/Baseline                                       1,220,837         3,325,258              18,479
  CA         Colton                                                          514,276         1,425,550              22,070
  CA         San Marcos                                                      318,260           879,411              19,487
  CA         Capitola                                                        827,352         2,283,337              18,353
  CA         Oceanside                                                     1,236,627         3,383,435               9,782
  CA         San Bernardino/Waterman                                         708,661         1,941,602              49,045
  CA         Santee                                                          879,599         2,382,970              84,050
  CA         Santa Ana                                                     1,273,489         3,456,542              18,862
  CA         Garden Grove                                                  1,137,544         3,087,956              21,067
  CA         City of Industry                                                899,709         2,453,012              65,130
  CA         Chatsworth                                                    1,740,975         4,744,309              41,104
  CA         Palm Springs/Tamarisk                                           816,416         2,229,985              96,439
  CA         Moreno Valley                                                   413,759         1,142,629              55,335
  CA         San Bern/23rd St                                                655,883         1,803,082              78,881
  CA         San Bern/Mill Ave                                               368,526         1,023,905              60,662
  CA         Highlands                                                       626,794         1,718,949              34,049
  CA         Redlands                                                        673,439         1,834,612             248,932
  CA         Palm Springs/Gene Autry                                         784,589         2,129,022              21,881
  CA         Thousand Palms                                                  652,410         1,831,765                   -
  CA         Salinas                                                         622,542         1,731,104                   -
  CA         Whittier                                                        919,755         2,516,477                   -
  CA         Florin/Freeport-Sacrament                                       824,241         2,262,310                   -
  CA         Sunrise/Sacramento                                              819,025         2,231,500                   -
  CA         Santa Rosa                                                    1,351,168         3,669,084                   -
  CA         Huntington Beach                                                838,648         2,309,309                   -
  CA         La Puente/Valley Blvd                                           992,211         2,710,041                   -
  CA         Pacheco/First Ave North                                       1,198,654         3,257,766                   -
  CA         Huntington Bch II/McFadden                                    1,050,495         2,846,043                   -
  CA         Hawaiian Gardens/Norwalk                                      1,956,411         5,353,015                   -
  CA         Sacramento/Auburn Blvd                                          666,995         1,808,847                   -
  CA         Sacramento/Perry                                                452,480         1,225,139                   -
  CT         Wethersfield                                                    472,831         1,294,408             880,667
  CT         Enfield                                                         506,875         1,395,631              55,945
  CT         East Hartford                                                   992,547         2,700,212               3,256
  CT         Waterbury                                                       746,487         2,036,915                   -
  CT         Rocky Hill                                                    1,327,857         3,608,978                   -
  CT         Farmington                                                    1,272,203         3,454,995                   -
  DC         U Street                                                      1,388,564         3,769,506              44,584
  DE         Wilmington                                                      610,689         2,512,985              32,263
  FL         Kendall                                                       1,838,903         3,870,318              19,020
  FL         Ives Dairy                                                    1,061,776         4,306,278              50,006
  FL         Longwood                                                        862,849         2,387,142              22,238
  FL         Sarasota                                                      1,281,966         2,007,843           1,772,379
  FL         WPB Southern                                  875,804           226,524           922,193           2,877,838
  FL         WPB II                                                          572,284         2,365,372              21,371
  FL         Port Richey                                                     605,850         1,668,041              60,725
  FL         Ft. Myers                                                       489,609         1,347,207             273,981
  FL         North Lauderdale                                              1,050,449         2,867,443             695,949
  FL         Naples                                                          636,051         1,735,211              43,837
  FL         Hallandale                                                    1,696,519         4,625,578              17,257
  FL         Davie                                                         2,005,938         5,452,384              67,675
  FL         Tampa/Adamo                                                     837,180         2,291,714              14,334
  FL         SR 84 (Southwest)                                             1,903,782         5,187,373              47,755
  FL         Quail Roost                                 2,193,219         1,663,641         4,533,384              11,171
  FL         Tamiami                                                       1,962,917         5,371,139               5,562
  FL         Highway 441 (2nd Avenue)                                      1,734,958         4,760,420              10,342
  FL         Miami Sunset                                                  2,205,018         6,028,210               9,105
  FL         Doral (Archway)                                               1,633,500         4,464,103              47,801
  FL         Boca Raton                                                    1,505,564         4,123,885                   -
  FL         Ft Lauderdale                                                 1,063,136         2,949,236                   -
  FL         Coral Way                                   3,501,163         1,574,578         4,314,468                   -
  FL         Miller Rd.                                  3,501,163         1,409,474         3,898,643                   -
  FL         Harborview/Port Charlotte                                       883,344         2,400,333                   -
  FL         Miami Gardens/441                                               540,649         1,469,557                   -
  FL         Miramar/State Rd 7                                            1,797,370         4,892,278                   -
  FL         Delray Bch/W Atlantic Blvd                                      388,538         1,059,895                   -
  FL         Okeechobee Partners, LP                                       1,134,363                 -                   -
  GA         South Cobb                                                      161,509         1,349,816              77,109
  GA         Lilburn                                                         634,879         1,724,697              27,775
  GA         Eastpoint                                                       937,618         2,194,489             103,745
  GA         Acworth                                                         493,504           917,825             685,678
  GA         Western Hills                                                   842,094         1,855,712              92,569
  GA         Stone Mountain                                                1,053,620         2,908,080                   -
  IL         Brickyard                                                       713,079         1,935,999              42,991
  IL         Cermak                                                          948,679         2,582,566             139,489
  IL         Schaumburg                                                    1,159,033         3,158,017              57,901
  KS         Shawnee                                                         546,118         1,490,460              23,250
  KS         Olathe                                                          429,808         1,176,442              44,729
  KS         Overland Park                                                   561,549         1,530,969              26,053
  KS         State Avenue                                                    448,025         1,224,381              41,991
  LA         Tchoup (New Orleans)                                            920,987         2,501,147             122,851
  MA         Worcester                                                       661,235         1,541,427              82,380
  MA         Haverhill                                                       573,068         1,568,047               5,743
  MA         New Bedford                                                     768,959         2,099,751               9,609
  MA         Whitman                                                         544,178         1,487,628              36,918
  MA         Brockton                                                      1,134,761         3,104,615                   -
  MA         Northborough                                                    822,364         2,279,586                   -
  MA         Nashua/Tyngsboro                                              1,211,930         3,293,838                   -
  MA         South Easton                                                    909,912         2,465,382                   -
  MA         North Attleboro                                                 908,949         2,460,427                   -
  MA         Fall River                                                      773,781         2,097,333                   -
  MA         Salisbury                                                       771,078         2,096,159                   -
  MD         Annapolis/Route 50                          3,377,572         1,565,664         4,324,670              26,895
  MD         Silver Spring                                                 2,776,490         4,455,110              36,572
  MD         Essex                                                         1,015,773         2,396,462              12,907
  MD         Columbia                                                      1,057,034         3,289,952              29,901
  MD         Rockville                                                     1,376,588         3,765,848              21,495
  MD         Annapolis/Trout                                               1,635,928         4,430,887              44,756
  MD         Montgomery Village                                            1,287,176         3,537,609              31,460
  MD         Millersville                                                  1,501,123         4,101,854              30,274
  MD         Waldorf                                                       1,168,869         3,175,314              12,727
  MD         Rt 3/Millersville                                               546,011         1,493,533                   -
  MD         Balto City/E Pleasant St                                      1,547,767         4,185,072                   -
  MD         SUSA Partnership/Management                                   3,531,744           650,997          15,150,726
  MI         Lincoln Park                                                    761,209         2,097,502             338,822
  MI         Tel-Dixie                                                       595,495         1,646,723              26,643
  MI         Troy/Coolidge Highway                                         1,264,541         3,425,505                   -
  MI         Grand Rapids/28th St SE                                         598,182         1,621,080                   -
  MI         Grandville/Spartan Ind Dr                                       579,599         1,840,838                   -
  MO         Grandview                                                       511,576         1,396,230              48,466
  MO         Raytown                                                         427,056         1,171,397              59,940
  NC         Charlotte/Tryon St                                            1,003,418         2,731,345                   -
  NC         Raleigh/Hillsborough St                                         753,296         2,051,496                   -
  NC         Charlotte/Amity Rd                                              947,871         2,583,190                   -
  NJ         Pennsauken                                                      914,938         2,484,553              43,261
  NJ         Lawnside                                                      1,095,126         2,972,032              17,123
  NJ         Cherry Hill/Cuthbert                                            720,183         1,894,545               6,407
  NJ         Cherry Hill/Route 70                                            693,314         1,903,413              13,564
  NJ         Pomona                                                          529,657         1,438,132                   -
  NJ         Mays Landing                                                    386,592         1,051,300                   -
  NJ         Hackensack/S River St                       7,630,393         3,646,649         9,863,617                   -
  NJ         Secaucus/Paterson Plank                     5,629,669         2,851,097         7,712,681                   -
  NJ         Harrison/Harrison Ave                       1,273,522           822,192         2,227,121                   -
  NJ         Orange/Oakwood Ave                          4,033,027         2,408,877         6,517,030                   -
  NJ         Flanders/Bartley Flanders                                       645,486         1,749,362                   -
  NM         Lomas                                                           251,018           691,453              40,482
  NM         San Mateo                                                       524,982         1,436,128              62,004
  NM         Montgomery                                                      606,860         1,651,611              35,985
  NM         Legion                                                                -         1,873,666              40,527
  NM         Ellison                                                         620,366         1,715,897              33,808
  NM         Hotel Circle                                                    277,101           766,547             749,538
  NM         Eubank                                                          577,099         1,568,266             106,954
  NM         Coors                                                           494,400         1,347,792              32,358
  NM         Osuna                                                           696,685         1,891,849              83,264
  NM         East Central                                                    292,031           801,475              46,511
  NV         Rainbow                                                         892,753         2,419,779              55,293
  NV         Oakey                                                           663,607         1,825,505              20,380
  NV         Tropicana                                                       815,085         2,211,925              75,947
  NV         Sunset                                                          947,534         2,569,938              60,172
  NV         Sahara                                                        1,217,565         3,373,622              18,761
  NV         Charleston                                                      557,678         1,520,140              10,145
  NV         Las Vegas-Sahara/Pioneer                                      1,040,367         2,842,388                   -
  NY         Coram/Bald Hill                                               1,976,332         5,352,301                   -
  OK         Sooner Road                                                     453,185         1,252,031              46,494
  OK         10th Street                                                     621,413           743,356             126,516
  OK         Moore                                                           281,912           776,815              60,142
  OK         NW Expressway                                                   353,735           977,978              70,659
  OK         Midwest City                                                    443,545         1,216,512              15,455
  OK         Meridian                                                        252,963           722,040             293,353
  OK         Air Depot                                                       347,690           965,923              59,545
  OK         Peoria                                                          540,318         1,488,307              35,994
  OK         11th & Mingo                                                    757,054         2,071,799              53,964
  OK         Skelly                                                          173,331           489,960              16,334
  OK         Lewis                                                           642,511         1,760,304              20,599
  OK         Sheridan                                                        531,978         1,509,718              34,615
  OK         OKC/Roxbury Blvd                                                241,220           671,753                   -
  OK         OKC/33rd Street                                                 267,059           741,710                   -
  OR         Hillsboro/229th Ave                                           1,198,358         3,249,301                   -
  OR         Beaverton/Murray Ave                                          1,086,999         2,948,220                   -
  OR         Aloha/185th Ave                                               1,337,157         3,624,573                   -
  PA         Philadelphia                                                  1,574,064         2,838,049              20,927
  PA         King of Prussia                                               1,354,359         3,678,011              20,207
  PA         Warminster                                                      891,048         2,446,648              72,092
  PA         Allentown                                                       578,632         1,583,744              34,281
  PA         Bethlehem                                                       843,324         2,317,298              23,507
  PA         Norristown                                                      868,586         2,405,332                   -
  PA         Storage Partners of Paoli                                       433,482           849,584                   -
  SC         Charleston/Ashley River Rd                                      475,367         1,298,593                   -
  SC         Columbia/Broad River Rd                                         461,455         1,267,675                   -
  TN         Summer                                                          172,093         2,663,644              21,959
  TN         Union                                                           286,925         1,889,030              44,303
  TN         Memphis/Mt Moriah                                             1,024,669         1,598,722             816,229
  TN         Antioch/Nashville                                               822,125         2,239,684              97,707
  TN         Keyport (Gateway)                                               403,492         1,100,184              49,041
  TN         Chattanooga                                                     484,457         1,360,998              39,828
  TN         Memphis/Ridgeway                                                638,757         1,141,414             149,116
  TN         Winchester                                                      774,069           974,471                   -
  TN         Nashville/Lebanon Pike                                        1,366,208         3,748,062                   -
  TN         Nashville/Haywood                           1,131,359           423,170         1,166,891                   -
  TN         Nashville/Murfreesboro                        845,495           344,720           950,811                   -
  TN         SUSA/Poplar Partners, LP                                      1,750,000            10,635                   -
  TN         Nashville/Trousdale                                           1,440,860         3,901,994                   -
  TN         Nashville/Murfreesboro                                        1,222,229         3,309,033                   -
  TN         Nashville/Old Hickory Rd                                      1,271,786         3,444,402                   -
  TN         Antioch/Bell Road                                               841,235         2,280,513                   -
  TN         Franklin/Liberty Pike                                           844,335         2,287,937                   -
  TX         Ft. Worth Avenue                                                393,893         1,076,836             142,867
  TX         Euless                                                          359,330           979,859             125,238
  TX         North Freeway                                                   687,758         1,867,833              63,901
  TX         South Freeway                                                   441,599         1,202,291              94,184
  TX         White Settlement                                              1,347,379         2,531,920             605,479
  TX         Airport Freeway                                                 616,535         1,678,683             172,303
  TX         Midway                                                        1,125,514         2,344,420             601,450
  TX         Dallas/Preston                                                1,194,744         3,245,423              17,346
  TX         Bedford                                                         923,948         2,525,303                   -
  TX         Spring/I-45 North                                             1,110,728         3,005,855                   -
  TX         Sugarland/Old Mill Rd                                           675,660         1,830,545                   -
  UT         Orem                                                            629,867         1,722,550              27,132
  UT         Sandy                                                           949,065         2,573,696              36,645
  UT         West Valley                                                     576,248         1,579,605              12,697
  VA         Fairfax Station                                               1,019,015         2,115,385             111,899
  VA         Chantilly                                                       882,257         2,395,841             119,234
  VA         Clarendon                                                        37,575                 -           6,351,724
  VA         Reston                                                          551,285                 -           2,326,986
  VA         Falls Church                                                  1,226,409         3,348,761              49,935
  VA         Willow Lawn                                                   1,516,115         4,105,846                   -
  VA         Stafford/Jefferson Davis                                        751,398         2,035,961                   -
  VA         Fredericksburg/Jefferson                      983,000           668,526         1,812,040                   -
  VA         Charlottesville/Seminole                    2,763,000           748,988         2,029,716                   -
  VA         Fredericksburg/Plank Rd                                         846,358         2,287,063                   -
  WA         Vancouver/78th St                                               753,071         2,045,377                   -

                                               =================================================================================
                                                  $     43,660,611      $224,812,344      $588,937,361     $    41,892,598
                                               =================================================================================




                                                  Gross Amount at Close of Period                                       Depreciable
                                             ------------------------------------------                                 Life of
                                                             Buiding &                     Accumulated    Year Placed   Building
State        Property Name                     Land            Fixtures           Total    Depreciation     in Service  Component
-----------------------------------------  --------------------------------------------------------------------------------------

  AL         Vestavia                         652,309        1,820,064         2,472,372     (128,858)          1994          40
  AL         Birmingham/Hwy 280               348,919          953,148         1,302,067       (2,259)          1996          40
  AZ         24th Street                      500,232        1,394,222         1,894,454      (97,662)          1994          40
  AZ         Oracle                           587,844        1,638,056         2,225,900     (112,352)          1994          40
  AZ         22nd Street                      529,702        1,473,328         2,003,030     (103,352)          1994          40
  AZ         East Phoenix                     370,586        1,063,770         1,434,355      (48,131)          1995          40
  AZ         Tempe                            879,017        2,438,975         3,317,993      (81,714)          1995          40
  AZ         Cave Creek                       824,369        2,313,742         3,138,112      (63,841)          1995          40
  AZ         Alma School                      785,504        2,162,032         2,947,535      (54,707)          1996          40
  AZ         Metro-21st/Peoria-Phoenix        599,712        1,638,042         2,237,754      (24,283)          1996          40
  AZ         7th St/Indian Sch-Phoenix        518,977        1,418,677         1,937,654      (21,007)          1996          40
  AZ         Phoenix/32nd Street            1,352,332        3,670,885         5,023,217      (30,725)          1996          40
  AZ         Mesa/Country Club                554,688        1,503,241         2,057,929       (6,404)          1996          40
  AZ         Mesa/East Main St                913,783        2,479,293         3,393,075       (5,223)          1996          40
  AZ         Phoenix/Bell Road              1,312,139        3,547,636         4,859,776            -           1996          40
  CA         Miramar Self                     387,430        1,102,560         1,489,990      (75,500)          1994          40
  CA         Miramar Business               1,225,124        3,500,547         4,725,671     (247,934)          1994          40
  CA         Marina Del Rey                 1,954,097        5,382,456         7,336,553     (368,168)          1994          40
  CA         Covina                         1,234,592        3,535,733         4,770,325     (194,323)          1994          40
  CA         Norwalk                        1,529,221        4,277,767         5,806,988     (238,040)          1994          40
  CA         Campbell                       1,041,860        2,896,392         3,938,253     (151,443)          1994          40
  CA         Monterey I & II                1,613,922        4,446,057         6,059,979     (246,313)          1994          40
  CA         Palo Alto                        651,280        1,821,670         2,472,950     (101,932)          1994          40
  CA         San Jose                       1,266,988        3,493,510         4,760,498     (181,548)          1994          40
  CA         Santa Cruz                     1,092,718        3,004,016         4,096,734     (168,191)          1994          40
  CA         Scotts Valley                    651,281        1,811,732         2,463,012     (101,440)          1994          40
  CA         Santa Clara                    1,362,331        3,813,730         5,176,061     (145,696)          1995          40
  CA         Watsonville                      480,039        1,349,348         1,829,387      (70,021)          1994          40
  CA         Panorama City                    961,128        2,654,725         3,615,853     (151,370)          1994          40
  CA         Westminster                      975,304        2,709,871         3,685,176     (135,644)          1994          40
  CA         Point Loma                     2,139,342        5,926,953         8,066,296     (295,551)          1994          40
  CA         Rialto                           695,327        2,024,930         2,720,257      (84,644)          1995          40
  CA         Yucaipa                          411,580        1,140,324         1,551,904      (51,750)          1995          40
  CA         Fallbrook                        418,763        1,170,495         1,589,258      (52,107)          1995          40
  CA         Hemet                            455,585        1,256,159         1,711,744      (56,049)          1995          40
  CA         Victorville                      491,597        1,365,607         1,857,204      (59,287)          1995          40
  CA         San Bernardino/Baseline        1,220,837        3,343,738         4,564,574     (148,114)          1995          40
  CA         Colton                           514,276        1,447,620         1,961,896      (63,699)          1995          40
  CA         San Marcos                       318,260          898,898         1,217,158      (40,048)          1995          40
  CA         Capitola                         827,352        2,301,690         3,129,042      (88,529)          1995          40
  CA         Oceanside                      1,236,627        3,393,217         4,629,844     (150,885)          1995          40
  CA         San Bernardino/Waterman          708,988        1,990,320         2,699,308      (67,139)          1995          40
  CA         Santee                           879,599        2,467,019         3,346,619      (65,212)          1995          40
  CA         Santa Ana                      1,273,816        3,475,077         4,748,893     (116,112)          1995          40
  CA         Garden Grove                   1,137,871        3,108,696         4,246,567     (104,180)          1995          40
  CA         City of Industry                 900,036        2,517,815         3,417,851      (84,011)          1995          40
  CA         Chatsworth                     1,738,243        4,788,145         6,526,388     (158,904)          1995          40
  CA         Palm Springs/Tamarisk            816,743        2,326,096         3,142,840      (79,125)          1995          40
  CA         Moreno Valley                    414,614        1,197,109         1,611,723      (37,450)          1995          40
  CA         San Bern/23rd St                 655,883        1,881,963         2,537,846      (55,401)          1995          40
  CA         San Bern/Mill Ave                370,043        1,083,050         1,453,093      (32,564)          1995          40
  CA         Highlands                        627,594        1,752,198         2,379,792      (51,411)          1995          40
  CA         Redlands                         731,365        2,025,619         2,756,983      (58,366)          1995          40
  CA         Palm Springs/Gene Autry          784,589        2,150,904         2,935,492      (54,706)          1995          40
  CA         Thousand Palms                   652,410        1,831,765         2,484,175      (46,563)          1996          40
  CA         Salinas                          622,542        1,731,104         2,353,646      (32,309)          1996          40
  CA         Whittier                         919,755        2,516,477         3,436,232      (47,328)          1996          40
  CA         Florin/Freeport-Sacrament        824,241        2,262,310         3,086,551      (33,232)          1996          40
  CA         Sunrise/Sacramento               819,025        2,231,500         3,050,525      (28,379)          1996          40
  CA         Santa Rosa                     1,351,168        3,669,084         5,020,251      (46,240)          1996          40
  CA         Huntington Beach                 838,648        2,309,309         3,147,957      (25,398)          1996          40
  CA         La Puente/Valley Blvd            992,211        2,710,041         3,702,252      (28,883)          1996          40
  CA         Pacheco/First Ave North        1,198,654        3,257,766         4,456,420      (27,593)          1996          40
  CA         Huntington Bch II/McFadden     1,050,495        2,846,043         3,896,538      (17,858)          1996          40
  CA         Hawaiian Gardens/Norwalk       1,956,411        5,353,015         7,309,426      (34,128)          1996          40
  CA         Sacramento/Auburn Blvd           666,995        1,808,847         2,475,841       (3,860)          1996          40
  CA         Sacramento/Perry                 452,480        1,225,139         1,677,619            -           1996          40
  CT         Wethersfield                     472,831        2,175,076         2,647,906      (88,274)          1994          40
  CT         Enfield                          506,875        1,451,577         1,958,451      (89,857)          1994          40
  CT         East Hartford                    992,547        2,703,468         3,696,015     (118,612)          1995          40
  CT         Waterbury                        746,487        2,036,915         2,783,402      (26,436)          1996          40
  CT         Rocky Hill                     1,327,857        3,608,978         4,936,834      (45,453)          1996          40
  CT         Farmington                     1,272,203        3,454,995         4,727,198      (44,188)          1996          40
  DC         U Street                       1,388,564        3,814,090         5,202,654     (261,647)          1994          40
  DE         Wilmington                       610,689        2,545,248         3,155,937     (489,344)          1989          40
  FL         Kendall                        1,838,903        3,889,338         5,728,241     (791,879)          1988          40
  FL         Ives Dairy                     1,061,776        4,356,283         5,418,060     (859,355)          1988          40
  FL         Longwood                         862,849        2,409,380         3,272,229     (471,711)          1988          40
  FL         Sarasota                       2,007,894        3,054,294         5,062,188     (433,573)          1988          40
  FL         WPB Southern                     996,405        3,030,150         4,026,555     (173,421)          1991          40
  FL         WPB II                           572,284        2,386,742         2,959,027     (201,144)          1991          40
  FL         Port Richey                      605,850        1,728,767         2,334,616     (119,947)          1994          40
  FL         Ft. Myers                        645,219        1,465,579         2,110,797      (97,264)          1994          40
  FL         North Lauderdale               1,282,769        3,331,072         4,613,841     (201,113)          1994          40
  FL         Naples                           636,051        1,779,048         2,415,099      (99,882)          1994          40
  FL         Hallandale                     1,696,519        4,642,835         6,339,354     (196,603)          1995          40
  FL         Davie                          2,005,938        5,520,059         7,525,997     (222,970)          1995          40
  FL         Tampa/Adamo                      837,180        2,306,048         3,143,228      (92,383)          1995          40
  FL         SR 84 (Southwest)              1,903,782        5,235,128         7,138,910     (164,351)          1995          40
  FL         Quail Roost                    1,663,641        4,544,555         6,208,196     (142,233)          1995          40
  FL         Tamiami                        1,962,917        5,376,701         7,339,618     (213,171)          1995          40
  FL         Highway 441 (2nd Avenue)       1,734,958        4,770,762         6,505,720     (188,956)          1995          40
  FL         Miami Sunset                   2,205,018        6,037,315         8,242,333     (239,647)          1995          40
  FL         Doral (Archway)                1,633,500        4,511,904         6,145,404     (180,162)          1995          40
  FL         Boca Raton                     1,505,564        4,123,885         5,629,449      (77,657)          1996          40
  FL         Ft Lauderdale                  1,063,136        2,949,236         4,012,371      (55,535)          1996          40
  FL         Coral Way                      1,574,578        4,314,468         5,889,045      (73,458)          1996          40
  FL         Miller Rd.                     1,409,474        3,898,643         5,308,117      (67,744)          1996          40
  FL         Harborview/Port Charlotte        883,344        2,400,333         3,283,677      (35,513)          1996          40
  FL         Miami Gardens/441                540,649        1,469,557         2,010,206      (18,293)          1996          40
  FL         Miramar/State Rd 7             1,797,370        4,892,278         6,689,647      (61,244)          1996          40
  FL         Delray Bch/W Atlantic Blvd       388,538        1,059,895         1,448,433       (9,003)          1996          40
  FL         Okeechobee Partners, LP        1,134,363                -         1,134,363            -           1996          40
  GA         South Cobb                       161,509        1,426,924         1,588,434     (141,428)          1992          40
  GA         Lilburn                          634,879        1,752,471         2,387,351     (123,132)          1994          40
  GA         Eastpoint                        937,618        2,298,234         3,235,852     (154,466)          1994          40
  GA         Acworth                          520,032        1,576,975         2,097,007      (62,376)          1994          40
  GA         Western Hills                    846,462        1,943,913         2,790,375     (108,755)          1994          40
  GA         Stone Mountain                 1,053,620        2,908,080         3,961,700      (55,241)          1996          40
  IL         Brickyard                        716,443        1,975,626         2,692,069     (122,000)          1994          40
  IL         Cermak                           949,042        2,721,692         3,670,734     (155,573)          1994          40
  IL         Schaumburg                     1,159,033        3,215,918         4,374,951     (134,255)          1995          40
  KS         Shawnee                          546,118        1,513,710         2,059,828     (105,054)          1994          40
  KS         Olathe                           429,808        1,221,171         1,650,979      (86,147)          1994          40
  KS         Overland Park                    561,549        1,557,022         2,118,571     (108,698)          1994          40
  KS         State Avenue                     448,025        1,266,372         1,714,397      (69,415)          1994          40
  LA         Tchoup (New Orleans)             920,987        2,623,998         3,544,985     (178,744)          1994          40
  MA         Worcester                        661,235        1,623,807         2,285,042      (94,723)          1994          40
  MA         Haverhill                        573,068        1,573,790         2,146,858      (89,595)          1994          40
  MA         New Bedford                      768,959        2,109,361         2,878,319     (120,038)          1994          40
  MA         Whitman                          544,178        1,524,546         2,068,724      (85,554)          1994          40
  MA         Brockton                       1,134,761        3,104,615         4,239,376      (59,023)          1996          40
  MA         Northborough                     822,364        2,279,586         3,101,950      (43,203)          1996          40
  MA         Nashua/Tyngsboro               1,211,930        3,293,838         4,505,768      (42,580)          1996          40
  MA         South Easton                     909,912        2,465,382         3,375,294      (31,173)          1996          40
  MA         North Attleboro                  908,949        2,460,427         3,369,376      (30,882)          1996          40
  MA         Fall River                       773,781        2,097,333         2,871,114      (26,379)          1996          40
  MA         Salisbury                        771,078        2,096,159         2,867,236      (27,170)          1996          40
  MD         Annapolis/Route 50             1,565,664        4,351,566         5,917,229     (712,851)          1989          40
  MD         Silver Spring                  2,776,490        4,491,681         7,268,172     (832,466)          1989          40
  MD         Essex                          1,015,773        2,409,368         3,425,142     (383,806)          1990          40
  MD         Columbia                       1,057,034        3,319,853         4,376,887     (477,431)          1991          40
  MD         Rockville                      1,376,588        3,787,342         5,163,931     (238,545)          1994          40
  MD         Annapolis/Trout                1,635,928        4,475,643         6,111,571     (260,670)          1994          40
  MD         Montgomery Village             1,287,176        3,569,068         4,856,245     (201,500)          1994          40
  MD         Millersville                   1,501,123        4,132,128         5,633,251     (126,679)          1995          40
  MD         Waldorf                        1,169,197        3,187,713         4,356,910     (107,308)          1995          40
  MD         Rt 3/Millersville                546,011        1,493,533         2,039,544      (18,984)          1996          40
  MD         Balto City/E Pleasant St       1,547,767        4,185,072         5,732,839       (8,718)          1996          40
  MD         SUSA Partnership/Management   10,427,038        8,906,429        19,333,467     (335,988)          1989           5
  MI         Lincoln Park                   1,028,677        2,168,856         3,197,533      (92,200)          1995          40
  MI         Tel-Dixie                        595,495        1,673,366         2,268,861      (71,627)          1995          40
  MI         Troy/Coolidge Highway          1,264,541        3,425,505         4,690,046      (14,324)          1996          40
  MI         Grand Rapids/28th St SE          598,182        1,621,080         2,219,261       (6,770)          1996          40
  MI         Grandville/Spartan Ind Dr        579,599        1,840,838         2,420,437       (7,686)          1996          40
  MO         Grandview                        511,576        1,444,696         1,956,272     (100,201)          1994          40
  MO         Raytown                          427,056        1,231,337         1,658,393      (68,659)          1994          40
  NC         Charlotte/Tryon St             1,003,418        2,731,345         3,734,763      (34,209)          1996          40
  NC         Raleigh/Hillsborough St          753,296        2,051,496         2,804,791      (25,935)          1996          40
  NC         Charlotte/Amity Rd               947,871        2,583,190         3,531,061      (32,365)          1996          40
  NJ         Pennsauken                       914,938        2,527,814         3,442,752     (169,533)          1994          40
  NJ         Lawnside                       1,095,126        2,989,156         4,084,281     (131,160)          1995          40
  NJ         Cherry Hill/Cuthbert             720,183        1,900,951         2,621,135      (84,236)          1995          40
  NJ         Cherry Hill/Route 70             693,641        1,916,650         2,610,291      (64,479)          1995          40
  NJ         Pomona                           529,657        1,438,132         1,967,790      (18,233)          1996          40
  NJ         Mays Landing                     386,592        1,051,300         1,437,892      (13,410)          1996          40
  NJ         Hackensack/S River St          3,646,649        9,863,617        13,510,266      (20,529)          1996          40
  NJ         Secaucus/Paterson Plank        2,851,097        7,712,681        10,563,778      (16,065)          1996          40
  NJ         Harrison/Harrison Ave            822,192        2,227,121         3,049,313       (4,637)          1996          40
  NJ         Orange/Oakwood Ave             2,408,877        6,517,030         8,925,907      (13,574)          1996          40
  NJ         Flanders/Bartley Flanders        645,486        1,749,362         2,394,848       (3,641)          1996          40
  NM         Lomas                            251,018          731,936           982,953      (47,970)          1994          40
  NM         San Mateo                        524,982        1,498,132         2,023,114      (97,359)          1994          40
  NM         Montgomery                       606,860        1,687,596         2,294,456     (111,549)          1994          40
  NM         Legion                                   -      1,914,193         1,914,193     (121,526)          1994          40
  NM         Ellison                          620,366        1,749,705         2,370,071     (115,271)          1994          40
  NM         Hotel Circle                     255,163        1,538,023         1,793,186      (49,355)          1994          40
  NM         Eubank                           577,099        1,675,220         2,252,319      (88,654)          1994          40
  NM         Coors                            494,400        1,380,150         1,874,550      (74,264)          1994          40
  NM         Osuna                            696,685        1,975,113         2,671,798     (102,833)          1994          40
  NM         East Central                     292,031          847,986         1,140,017      (46,882)          1994          40
  NV         Rainbow                          892,753        2,475,071         3,367,825     (131,642)          1994          40
  NV         Oakey                            663,607        1,845,885         2,509,492      (94,641)          1995          40
  NV         Tropicana                        815,085        2,287,872         3,102,957     (120,012)          1994          40
  NV         Sunset                           947,534        2,630,111         3,577,644     (139,850)          1994          40
  NV         Sahara                         1,217,565        3,392,383         4,609,948     (162,599)          1995          40
  NV         Charleston                       558,006        1,529,957         2,087,963      (51,586)          1995          40
  NV         Las Vegas-Sahara/Pioneer       1,040,367        2,842,388         3,882,755      (53,821)          1996          40
  NY         Coram/Bald Hill                1,976,332        5,352,301         7,328,633      (67,340)          1996          40
  OK         Sooner Road                      453,185        1,298,525         1,751,710      (90,560)          1994          40
  OK         10th Street                      621,413          869,872         1,491,285      (53,202)          1994          40
  OK         Moore                            281,912          836,956         1,118,869      (58,369)          1994          40
  OK         NW Expressway                    353,735        1,048,637         1,402,372      (72,390)          1994          40
  OK         Midwest City                     443,545        1,231,967         1,675,512      (85,931)          1994          40
  OK         Meridian                         244,143        1,024,213         1,268,356      (55,885)          1994          40
  OK         Air Depot                        347,690        1,025,468         1,373,158      (70,357)          1994          40
  OK         Peoria                           540,318        1,524,301         2,064,619      (58,023)          1995          40
  OK         11th & Mingo                     757,054        2,125,763         2,882,817      (80,906)          1995          40
  OK         Skelly                           173,331          506,294           679,625      (20,454)          1995          40
  OK         Lewis                            642,511        1,780,903         2,423,414      (67,987)          1995          40
  OK         Sheridan                         531,978        1,544,333         2,076,311      (56,703)          1995          40
  OK         OKC/Roxbury Blvd                 241,220          671,753           912,972       (6,175)          1996          40
  OK         OKC/33rd Street                  267,059          741,710         1,008,769       (6,678)          1996          40
  OR         Hillsboro/229th Ave            1,198,358        3,249,301         4,447,659      (40,650)          1996          40
  OR         Beaverton/Murray Ave           1,086,999        2,948,220         4,035,219      (36,886)          1996          40
  OR         Aloha/185th Ave                1,337,157        3,624,573         4,961,730      (45,342)          1996          40
  PA         Philadelphia                   1,574,064        2,858,975         4,433,040     (522,705)          1990          40
  PA         King of Prussia                1,354,359        3,698,219         5,052,577     (159,123)          1995          40
  PA         Warminster                       891,048        2,518,740         3,409,788     (106,125)          1995          40
  PA         Allentown                        578,632        1,618,025         2,196,657      (72,028)          1995          40
  PA         Bethlehem                        843,324        2,340,805         3,184,129     (104,295)          1995          40
  PA         Norristown                       868,586        2,405,332         3,273,918      (50,835)          1996          40
  PA         Storage Partners of Paoli        433,482          849,584         1,283,065            -           1996          40
  SC         Charleston/Ashley River Rd       475,367        1,298,593         1,773,960      (16,293)          1996          40
  SC         Columbia/Broad River Rd          461,455        1,267,675         1,729,130      (15,995)          1996          40
  TN         Summer                           172,093        2,685,603         2,857,696     (615,157)          1986          40
  TN         Union                            286,925        1,933,333         2,220,258     (412,368)          1987          40
  TN         Memphis/Mt Moriah              1,034,883        2,404,737         3,439,620     (317,408)          1989          40
  TN         Antioch/Nashville                822,125        2,337,391         3,159,516     (163,330)          1994          40
  TN         Keyport (Gateway)                403,492        1,149,225         1,552,717      (67,663)          1994          40
  TN         Chattanooga                      484,457        1,400,826         1,885,283      (40,530)          1995          40
  TN         Memphis/Ridgeway                 638,849        1,290,438         1,929,287      (49,378)          1995          40
  TN         Winchester                       774,069          974,471         1,748,539            -           1996          40
  TN         Nashville/Lebanon Pike         1,366,208        3,748,062         5,114,270      (47,170)          1996          40
  TN         Nashville/Haywood                423,170        1,166,891         1,590,061       (5,164)          1996          40
  TN         Nashville/Murfreesboro           344,720          950,811         1,295,530       (4,263)          1996          40
  TN         SUSA/Poplar Partners, LP       1,750,000           10,635        1,760,635            -            1996          40
  TN         Nashville/Trousdale            1,440,860        3,901,994         5,342,853       (8,223)          1996          40
  TN         Nashville/Murfreesboro         1,222,229        3,309,033         4,531,263       (6,932)          1996          40
  TN         Nashville/Old Hickory Rd       1,271,786        3,444,402         4,716,188       (7,271)          1996          40
  TN         Antioch/Bell Road                841,235        2,280,513         3,121,747       (4,854)          1996          40
  TN         Franklin/Liberty Pike            844,335        2,287,937         3,132,272       (9,607)          1996          40
  TX         Ft. Worth Avenue                 393,893        1,219,703         1,613,596      (71,018)          1994          40
  TX         Euless                           359,330        1,105,097         1,464,427      (58,295)          1994          40
  TX         North Freeway                    687,758        1,931,734         2,619,492     (105,869)          1994          40
  TX         South Freeway                    441,599        1,296,475         1,738,074      (68,112)          1994          40
  TX         White Settlement               1,370,309        3,114,469         4,484,778     (169,012)          1994          40
  TX         Airport Freeway                  616,535        1,850,985         2,467,521      (98,519)          1994          40
  TX         Midway                         1,169,859        2,901,525         4,071,384     (129,345)          1994          40
  TX         Dallas/Preston                 1,194,744        3,262,768         4,457,513      (95,509)          1995          40
  TX         Bedford                          923,948        2,525,303         3,449,251      (32,439)          1996          40
  TX         Spring/I-45 North              1,110,728        3,005,855         4,116,583      (18,795)          1996          40
  TX         Sugarland/Old Mill Rd            675,660        1,830,545         2,506,205       (7,636)          1996          40
  UT         Orem                             629,867        1,749,682         2,379,549     (100,127)          1994          40
  UT         Sandy                            949,065        2,610,341         3,559,406     (147,269)          1994          40
  UT         West Valley                      576,248        1,592,302         2,168,550      (44,482)          1995          40
  VA         Fairfax Station                1,019,015        2,227,285         3,246,299     (164,583)          1993          40
  VA         Chantilly                        882,257        2,515,075         3,397,332     (160,743)          1994          40
  VA         Clarendon                      1,187,575        5,201,724         6,389,299      (70,764)          1996          40
  VA         Reston                           551,285        2,326,986         2,878,271      (40,304)          1996          40
  VA         Falls Church                   1,226,736        3,398,369         4,625,105     (114,597)          1995          40
  VA         Willow Lawn                    1,516,115        4,105,846         5,621,961      (34,258)          1996          40
  VA         Stafford/Jefferson Davis         751,398        2,035,961         2,787,359       (8,523)          1996          40
  VA         Fredericksburg/Jefferson         668,526        1,812,040         2,480,566       (7,592)          1996          40
  VA         Charlottesville/Seminole         748,988        2,029,716         2,778,704       (8,502)          1996          40
  VA         Fredericksburg/Plank Rd          846,358        2,287,063         3,133,422       (9,566)          1996          40
  WA         Vancouver/78th St                753,071        2,045,377         2,798,447      (25,602)          1996          40

                                         ================================================================
                                         $235,139,274     $620,503,025      $855,642,289 $(26,572,972)
                                         ================================================================

                        REPORT OF INDEPENDENT ACCOUNTANTS
                                STORAGE USA, INC.



To the Board of Directors and
Shareholders of Storage USA, Inc.

                  Our report on the consolidated financial statements of Storage USA, Inc. is included in this Form 10-K of Storage USA, Inc. In connection with our audits of such financial statements, we have also audited the related financial statement schedule included in this Form 10-K.

                  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.






                                         COOPERS & LYBRAND L.L.P.



Baltimore, Maryland
January 29, 1997