Form 10-K/A, Exhibit 13
period 1996-12-31
STORAGE USA INC
filed 1997-04-03
CIK 912116

Exhibit 13

                               STORAGE USA, INC.
                            SELECTED FINANCIAL DATA


FINANCIAL HIGHLIGHTS
Amounts in thousands, except  share and per share data

                                                                              Predecessor     March 1994
                                                                              and Company    (inception)
                                                                               Combined        through             PREDECESSOR
                                                                            -------------    December 31,     ---------------------
Year ended                                    1996              1995           1994(2)          1994            1993         1992
------------------------------------------------------------------------------------------------------------------------------------
Property revenues                         $   107,309       $    68,007     $   28,432     $      25,834      $ 11,189     $  8,900
Property expenses                              53,672            34,525         14,307            12,793         5,957        5,712
                                        --------------------------------------------------------------------------------------------
Income from property operations           $    53,637       $    33,482     $   14,125     $      13,041      $  5,232     $  3,188
                                        --------------------------------------------------------------------------------------------
Other income and expense, net                  (7,557)           (2,838)        (1,941)             (746)       (4,432)      (6,341)
Income (loss) before minority interest
and extraordinary item                         46,080            30,644         12,184            12,295           800       (3,153)
Gain on Investment                                288                 -              -                 -             -            -
Minority Interest                              (2,842)           (1,491)          (419)             (365)         (351)         109
Extraordinary item: Gain from early
extinguishment of debt                              -                 -              -                 -             -       12,279
                                        --------------------------------------------------------------------------------------------
Net income                                $    43,526       $    29,153     $   11,765     $      11,930      $    449     $  9,235
                                        --------------------------------------------------------------------------------------------
                                        --------------------------------------------------------------------------------------------
Net income per common share               $      2.09       $      1.87     $        -     $        1.28      $      -     $      -
                                        --------------------------------------------------------------------------------------------
Distributions per common share            $      2.25       $      2.04     $        -     $        1.41      $      -     $      -

Funds from operations (FFO) (1)                54,572            36,452              -            14,757             -            -
Cash flows from:
    Operating activities                       59,528            38,308         17,479            17,816         1,389       (3,236)
    Investing activities                     (276,880)         (217,174)      (216,184)         (216,184)       (3,750)      (2,270)
    Financing activities                      215,669           178,547        201,880           201,693         2,448        5,529
Year ended December 31:
    Total Assets                              845,245           509,525              -           280,173        55,253       51,620
    Total Debt                                198,454           114,275              -             8,373        65,753       53,237
    Shareholders' equity (deficit)            575,128           358,187              -           254,691       (12,662)      (3,561)
Common shares outstanding                  24,723,027        17,562,363              -        13,298,812             -            -


(1) The Company presented its 1996 FFO under the amended method as defined by the National Association of Real Estate Investment Trusts, and restated prior years' FFO. As such, the Company's FFO may not be comparable to similarly titled measures of other REITs who may not have restated prior years FFO under the amended method. The amended definition of FFO is defined as net income, computed in accordance with generally accepted accounting principles, excluding gains
(losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

(2) The combined results for 1994 are presented unaudited as they represent the sum of the amounts derived by combining the audited results of the Predecessor for the period January 1, 1994 to March 24, 1994, and the audited results of the Company for the period March 24, 1994 through December 31, 1994.


Price Range of Common Stock and Dividends
The Common Stock has been listed on the New York Stock  Exchange since March 16,
1994.  The  following  table  sets  forth the high and low sales on the New York
Stock Exchange for the applicable periods.
                                                                                                   Dividend
1996                                                          High                 Low             Declared
------------------------------------------------- ----------------- ------------------- --------------------
First Quarter                                             $ 34.875             $ 30.00              $ .5625
Second Quarter                                            $ 34.625            $ 31.375              $ .5625
Third Quarter                                              $ 34.25             $ 32.00              $ .5625
Fourth Quarter                                             $ 38.75             $ 32.00              $ .5625
------------------------------------------------- ----------------- ------------------- --------------------
As of March 12, 1997, there were 334 shareholders of record of the common stock.
Included in this number are shares held by nominees or in "street name".

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


Other income grew to $1.52 million in 1996, or $1.04 million, from the $480 thousand reported in 1995. The increase is primarily caused by $365 thousand increase in the sale of locks and boxes and a $222 thousand increase in truck rental and billboard/cell tower income.


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


Tax expense was $8.9 million, or 8.3% of revenues in 1996, compared to $4.9 million, or 7.2% of revenues in 1995. The growth in taxes is caused by increased assessments on properties acquired during late 1994 and 1995. The Company expects the expense to remain at a consistant level in 1997.


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
                                                          =======================    ======================

                             See Accompanying Notes

                                                Storage USA, Inc.(the "Company")
                                                               and
                                               Storage USA, Inc.(the "Predecessor")
                                              Consolidated Statements of Operations

                                          (amounts in thousands, except per share data)
                                                                                                                    PREDECESSOR
                                                                                       For the period March   For the period January
                                                  Year ended            Year ended     1994(inception) through     1,1994 through
                                              December 31, 1996     December 31, 1995      December 31, 1994       March 23, 1994
                                             -------------------   -------------------   --------------------  --------------------


Property Revenues:
Rental income                                          $105,091               $66,455                $24,667                $2,358
Management income                                           701                 1,072                    707                   188
Other income                                              1,517                   480                    460                    52
                                             -------------------   -------------------   --------------------  --------------------

Total property revenues                                 107,309                68,007                 25,834                 2,598
                                             -------------------   -------------------   --------------------  --------------------

Property Expenses:
Cost of property operations & maintenance                28,029                18,471                  6,851                   792
Taxes                                                     8,903                 4,900                  1,686                   153
General & administrative                                  4,122                 2,568                  1,374                   325
Depreciation & amortization                              12,618                 8,586                  2,882                   244
                                             -------------------   -------------------   --------------------  --------------------

Total property expenses                                  53,672                34,525                 12,793                 1,514
                                             -------------------   -------------------   --------------------  --------------------

Income from property operations                          53,637                33,482                 13,041                 1,084
                                             -------------------   -------------------   --------------------  --------------------

Other income (expense):
Interest expense                                         (8,244)               (3,004)                (1,404)               (1,195)
Interest income                                             687                   166                    658               -------
                                             -------------------   -------------------   --------------------  --------------------

Income (loss) before minority interest
and gain on investment                                   46,080                30,644                 12,295                  (111)

Gain on Investment                                          288
                                             -------------------   -------------------   --------------------  --------------------

Income (loss) before minority interest                   46,368                30,644                 12,295                  (111)

Minority interest                                        (2,842)               (1,491)                  (365)                  (54)
                                             -------------------   -------------------   --------------------  --------------------

Net income (loss)                                       $43,526               $29,153                $11,930                 ($165)
                                             ===================   ===================   ====================  ====================


Net income per share                                      $2.09                 $1.87                  $1.28
                                             ===================   ===================   ====================
Distributions per share                                   $2.25                 $2.04                  $1.41
                                             ===================   ===================   ====================

Weighted average shares outstanding                      20,861                15,612                  9,304
                                             ===================   ===================   ====================

                             See Accompanying Notes

                                                 Storage USA, Inc.(the "Company")
                                                                and
                                               Storage USA, Inc.(the "Predecessor")
                                               Consolidated Statements of Cash Flows

                                                      (Amounts in thousands)
                                                                                                                        PREDECESSOR
                                                                                                                      For the period
                                                                                        For the period March 24,      January 1,1994
                                                   Year ended            Year ended      1994(inception)through           through
                                               December 31, 1996     December 31, 1995     December 31, 1994          March 23, 1994
                                              ------------------    ------------------    ------------------      ------------------

Operating Activities:


Net Income (loss)                                       $43,526               $29,153               $11,930                   ($165)

Adjustments to reconcile net income to net cash provided by operating activities:

     Depreciation and amortization                       12,618                 8,586                 2,882                     244
     Minority interest                                    2,842                 1,491                   365                       -
     Gain on investment                                    (288)
     Changes in assets and liabilities:
          Other assets                                   (2,801)               (3,111)               (2,025)                   (809)
          Other liabilities                               3,631                 2,189                 4,664                     393
                                              ------------------    ------------------    ------------------      ------------------
Net cash provided used by (used in)
operating activities:                                    59,528                38,308                17,816                    (337)
                                              ------------------    ------------------    ------------------      ------------------

Investing Activities:
Acquisition and improvements of storage facilities     (273,043)             (212,332)             (215,857)                  -----
Development of storage facilities                        (3,837)               (4,842)                 (327)                  ------
                                              ------------------    ------------------    ------------------      ------------------
Net cash used in investing activities                  (276,880)             (217,174)             (216,184)                  -----
                                              ==================    ==================    ==================      ==================

Financing Activities:
Net borrowings (repayments) under lines of credit       (54,875)              103,605                 4,000                     450
Mortgage principal payments                                (298)                  (79)              (41,802)                    (44)
Mortgage principal borrowings                             2,063                 2,376                     -                       -
(Decrease) increase in payable to affiliates                  -                     -               (18,812)                    178
Cash dividends                                          (47,934)              (33,433)              (13,070)                   (397)
Proceeds from issuance of stock                         220,721               107,776               271,652                       -
Proceeds from issuance of notes payable                  99,140                     -                     -                       -
Distribution to minority interests                       (3,148)               (1,698)                 (275)                      -
                                              ------------------    ------------------    ------------------      ------------------
Net cash provided by financing activities               215,669               178,547               201,693                     187
                                              ==================    ==================    ==================      ==================

Net increase (decrease) in cash and equivalents          (1,683)                 (319)                3,325                    (150)
Cash and equivalents, beginning of period                 3,006                 3,325             ---------                     150
                                              ------------------    ------------------    ------------------      ------------------
Cash and equivalents, end of period                      $1,323                $3,006                $3,325                      $0
                                              ==================    ==================    ==================      ==================

Supplemental schedule of non-cash activities:
 Common Stock issued in exchange for
   notes receivable                                      $3,541                $6,727                     -
 Mortgages assumed on storage facilities
   acquired                                             $37,289                     -
Land contributed for Operating Partnership
   units                                                 $1,162
Exchange of Operating Partnership units
   for common shares                                       $613                                           -
 Storage facilities acquired in exchange
   for Operating Partnership Units                      $30,726               $17,972                $8,374
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


The aggregate cost of real estate facilities for federal income tax purposes was approximately $797,103 and $479,037 at December 31, 1996 and 1995, respectively.



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

                                                                                                                 Weighted Average
                                                                                       Weighted Average           Remaining Life
                                     Number of Options           Price per Share        Price per Share        at December 31, 1996
                                     -----------------           ---------------        ---------------        --------------------
Options outstanding :
  March 24, 1994                     --                           --
  Granted                            493,402                      $21.75-$25.625            $23.69
  Exercised                          --                           --
  Cancelled                          --                           --
                                     ---------
Options outstanding December 31,
1994                                 493,402                      $21.75-$25.625            $23.69                   7.46 yrs.
                                     =========
Exercisable at end of year           382,402                      $21.75-$25.625            $23.38
                                     =========
  Granted                            175,834                      $21.75-$31.00             $30.91
  Exercised                           (4,500)                     $21.75-$24.75             $22.75
  Cancelled                           (3,000)                     $24.75                    $24.75
                                     ---------
Options outstanding December 31,
1995                                 661,736                      $21.75-$31.00             $25.61                   7.73 yrs.
                                     =========
Exercisable at end of year           466,861                      $21.75-$31.00             $24.08
                                     =========
  Granted                            385,614                      $31.25-$36.75             $34.45
  Exercised                          (2,600)                      $24.75                    $24.75
  Cancelled                          (44,750)                     $31.00                    $31.00
                                     ---------
Options outstanding December 31,
1996                                 1,000,000                    $21.75-$36.75             $28.10                   8.21 yrs.
                                     =========
Exercisable at end of year           690,762                      $21.75-$33.625            $25.93
                                     =========

The Company has utilized a Black-Scholes option-pricing model with the following assumptions in order to estimate the fair value of its stock options:

                                                1996                 1995
                                                ----                 ----
Risk free interest rates                        6.8%                 7.8%
Estimated dividend yields                       6.5%                 7.5%
Volatility factors of the expected market
   price of the Company's  Common Shares       25.8%                15.9%
Expected life of the options                  9.2-10 yrs.         8.75-10 yrs.
Weighted average fair value                    $5.72                $3.13

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