Form 10-K, Exhibit 13
period 1997-12-31
STORAGE USA INC
filed 1998-03-27
CIK 912116

Selected Financial Data


Amounts in thousands, except share and per share data

                                                                                          Predecessor    March 1994
                                                                                          and Company    (inception)
                                                                                          combined        through       Predecessor
                                                                                           ----------
Year ended                                     1997             1996             1995         1994(2)    Dec. 31, 1994        1993
-----------------------------------------------------------------------------------------------------------------------------------


Property revenues                        $  160,570        $ 107,309        $  68,007        $  28,432      $  25,834    $ 11,189
Property expenses                            78,796           53,672           34,525           14,307         12,793       5,957
-----------------------------------------------------------------------------------------------------------------------------------
Income from property operations           $  81,774        $  53,637        $  33,482        $  14,125      $  13,041    $  5,232
Other income and expense, net             $ (16,028)        $ (7,557)        $ (2,838)        $ (1,941)       $  (746)   $ (4,432)
Income before minority
 interest and gain on exchange               65,746           46,080           30,644           12,184         12,295         800
Gain on exchange of self-storage facilities   2,569              288               --               --             --          --
Minority interest                            (5,899)          (2,842)          (1,491)            (419)          (365)       (351)
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                $  62,416        $  43,526        $  29,153        $  11,765      $  11,930       $ 449
Basic net income per common share(3)      $    2.33        $    2.09        $    1.87        $      --      $    1.28       $  --
Diluted net income per common share(3)    $    2.31        $    2.07        $    1.86        $      --      $    1.28       $  --
Distributions per common share            $    2.40        $    2.25        $    2.04        $      --      $    1.41       $  --
Funds from operations (FFO)(1)            $  77,315        $  54,589        $  36,452        $      --      $  14,757       $  --
Cash flows from:
 Operating activities                     $  72,219        $  59,528        $  38,308        $  17,479      $  17,816    $  1,389
 Investing activities                      (362,888)        (276,880)        (217,174)        (216,184)      (216,184)     (3,750)
 Financing activities                       290,518          215,669          178,547          201,880        201,693       2,448
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31:
 Total assets                            $1,259,800        $ 845,245        $ 509,525        $      --      $ 280,173    $ 55,253
 Total debt                                 474,609          198,454          114,275               --          8,373      65,753
 Shareholders' equity (deficit)             695,415          588,238          364,350               --        254,691     (12,662)
-----------------------------------------------------------------------------------------------------------------------------------
Common shares outstanding                27,634,790       24,723,027       17,562,363               --     13,298,812          --


(1) The Company presented its 1997 and 1996 FFO under the amended method as defined by the National Association of Real Estate Investment Trusts, and restated prior years' FFO. As such, the Company's FFO may not be comparable to similarly titled measures of other REITs who may not have restated prior years FFO under the amended method. The amended definition of FFO is defined as net income, computed in accordance with generally accepted accounting principles, excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
(2) The combined results for 1994 are presented unaudited as they represent the sum of the amounts derived by combining the audited results of the Predecessor for the period January 1, 1994 to March 23, 1994, and the audited results of the Company for the period March 24, 1994 through December 31, 1994.
(3) The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," for the year ended December 31, 1997. All prior periods have been restated to conform with SFAS No.128.

                               Storage USA, Inc.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


All statements contained herein that are not historical facts, including but not limited to, statements regarding anticipated future development and acquisition activity, the impact of anticipated rental rate increases on Storage USA, Inc.'s (the "Company") revenue growth, the Company's 1998 anticipated revenues, expenses and returns, and future capital requirements, are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause actual results to differ are the following: changes in the economic conditions in the markets in which the Company operates negatively impacting the financial resources of the Company's customers; certain of the Company's competitors with substantially greater financial resources than the Company reducing the number of suitable acquisition opportunities offered to the Company and increasing the price necessary to consummate the acquisition of particular facilities; increased development of new facilities in Company markets resulting in over-supply thereby lowering rental rates; the availability of sufficient capital to finance the Company's business plan on terms satisfactory to the Company; competition; increased costs related to compliance with laws, including environmental laws; general business and economic conditions; and the other risk factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.
    The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto. References to the Company include Storage USA, Inc. (the "REIT") and SUSA Partnership L.P., the principal operating subsidiary of the REIT (the "Partnership").
    The following are definitions of terms used throughout this discussion analyzing the Company's business. Physical Occupancy is defined as the total net rentable square feet rented as of the date computed divided by the total net rentable square feet available. Gross Potential Income is defined as the sum of all units available to rent at a facility multiplied by the market rental rate applicable to those units as of the date computed. Expected Income is defined as the sum of the monthly rent being charged for the rented units at a facility as of the date computed. Economic Occupancy is defined as the Expected Income divided by the Gross Potential Income. Rent Per Square Foot is defined as the annualized result of dividing Gross
    Potential Income on the date computed by total net rentable square feet available. Direct Property Operating Cost is defined as the costs incurred in the operation of a facility, such as utilities, real estate taxes, and on-site personnel. Indirect Property Operating Cost is defined as costs incurred in the management of all facilities, such as accounting personnel and management level operations personnel. Net Operating Income ("NOI") is defined as total property revenues less Direct Property Operating Costs. Annual Capitalization Rate ("Cap Rate") is defined as NOI of a facility divided by its total acquisition price. Funds from operations ("FFO") is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Outlook
The Company's overall goal is to maximize shareholder value through implementing its strategy in the following four key points of focus:

    o internal growth through continued improvement in operating results at owned properties,

    o external growth through acquisitions,

    o current investment for enhanced long-term returns through development, and

    o ownership of a non-voting Common Stock investment in a new business concept, Storage USA Franchise Corp., an unconsolidated entity engaged in the franchising of the Company's self-storage concept.


Internal Growth Strategy
The Company's internal growth strategy is to pursue an active leasing policy, which includes aggressively marketing available space and renewing existing leases at higher rents per square foot while controlling expense growth. The Company's ability to implement its internal growth strategy may be evaluated by examining the "year over year" results of the Company's same-store facilities during 1997 and 1996. The same-store facilities include all properties that were owned by the Company for the entire period of both comparison years. As such, the same-store pool changes from quarter to quarter and year to year. Development properties and expansions are removed from these groups to avoid skewing the results.

                               Storage USA, Inc.

        Management's Discussion and Analysis of Financial Condition and
                         Results of Operations (cont.)


The following table details selected same-store statistics comparing 1997 results to 1996 results at the end of each quarter:


Quarter/Year      Number of   Same-store   Same-store  Same-store     Rent Per    Rent Per     % Increase    Physical    Physical
Ended:           Same-store      Revenue      Expense       NOI %  Square Foot Square Foot    in Rent Per    Occupancy   Occupancy
                 Facilities       Growth       Growth      Growth         1997         1996   Square Foot         1997        1996
------------------------------------------------------------------------------------------------------------------------------------

March 31                149            5.1%        (7.9%)      11.6%       $ 9.98        $9.38          6.4%        86%         88%
June 30                 155            5.7%         (.2%)       8.1%       $10.07        $9.41          7.0%        88%         90%
September 30            181            6.4%          .5%        8.7%       $10.10        $9.44          6.8%        88%         89%
December 31             193            5.2%         3.5%        5.8%       $10.30        $9.60          7.3%        86%         87%
Year, 1997              140            5.7%        (1.4%)       8.7%       $10.30        $9.60          7.3%        86%         87%



The following table details selected same-store statistics comparing 1996 results to 1995 results at the end of each quarter:


Quarter/Year      Number of   Same-store   Same-store  Same-store     Rent Per    Rent Per     % Increase    Physical     Physical
Ended:           Same-store      Revenue      Expense       NOI %  Square Foot Square Foot    in Rent Per    Occupancy   Occupancy
                 Facilities       Growth       Growth      Growth         1996         1995   Square Foot         1996        1995
-----------------------------------------------------------------------------------------------------------------------------------
March 31                 98            7.2%         5.1%        7.9%        $9.61        $8.93          7.6%        88%         87%
June 30                 132            8.0%         7.4%        8.3%        $9.59        $8.91          7.6%        90%         90%
September 30            146            7.1%         9.4%        6.1%        $9.60        $8.98          6.9%        89%         90%
December 31             153            6.6%         5.5%        7.1%        $9.61        $8.94          7.5%        87%         88%
Year, 1996               90            7.7%         3.1%        9.7%        $9.99        $9.27          7.8%        87%         88%


    The Company was able to aggressively increase its Rent Per Square Foot on facilities it has owned for at least one year, in both 1997 and 1996 with only a slight drop in Physical Occupancy. This can be attributed, in part, to Company-wide sales and marketing programs that are customized for each location by facility and district managers who have substantial authority and effective incentives. The Company's policy is to raise rents, both rates to existing customers and its "street" rates for new customers, at all of its facilities at least once a year regardless of the occupancy level. This increase typically takes place in the spring, the beginning of the Company's highest rental season. The Company increases its street rates throughout the year, based on facts and circumstances at individual facilities. Physical occupancy is only one factor in measuring the Company's same-store performance and must be examined in conjunction with rate increases and expense control. In 1997, rate increases averaging 7.3% were offset by lower occupancies to produce same-store revenue growth of 5.7%, or $4.4 million. When combined with the Company's focus on expense control, which produced a decrease in operating expenses of 1.4%, or $318 thousand, the NOI of the same-store facilities grew 8.7%, or $4.7 million.

    The following table displays the same-store results for fiscal year 1997 for the Company's five largest markets as measured by available square feet. Same-store properties for fiscal year 1997 include all properties owned by the Company since December 31, 1995.


                  Number of  % of TotalSame-store Same-storeSame-store   Rent Per     Rent Per    % Increase   Physical   Physical
                 Same-store   Available   Revenue    Expense     NOI %Square Foot  Square Foot   in Rent Per  Occupancy  Occupancy
Market           Facilities Square Feet    Growth     Growth    Growth       1997         1996   Square Foot       1997       1996
-----------------------------------------------------------------------------------------------------------------------------------

S. California           30           9.6%     11.4%      (0.2%)    17.0%     $ 9.77       $ 8.94          9.3%      86.0%      82.0%
S. Florida              13           4.5%      0.9%      (0.2%)     1.4%     $12.63       $11.91          6.0%      84.7%      84.9%
Baltimore/Wash.         12           3.7%      6.9%      (0.5%)     9.3%     $15.16       $14.24          6.5%      89.2%      82.5%
Dallas, TX               7           2.8%      4.8%      (2.9%)     9.0%     $ 7.31       $ 6.92          5.6%      84.5%      88.4%
N. California            9           2.0%     13.4%      (4.6%)    18.9%     $16.65       $14.56         14.4%      96.6%      97.2%


    Southern California, the Company's largest market on a same-store basis, performed exceptionally well during 1997. Physical Occupancy grew from 82% to 86% as a result of the continuing real estate recovery, and when combined with a 9.3% rate increase and a reduction in expenses, NOI grew 17.0% over 1996. Primarily through 1997 acquisitions, the Company has doubled the square feet owned in this market since December 31, 1995. Southern Florida was not a top performer in 1997 primarily due to management issues that have been addressed. Although rental rates were increased by 6.0% and Physical Occupancy remained stable, revenue increased only 0.9% due to increased discounting of rental rates. The Baltimore/Washington market experienced a large increase in Physical Occupancy due to increased market demand and the maturation of the properties in this market. When coupled with a 6.5% increase in rates, same-store revenues increased 6.9% and NOI increased by 9.3%. The Company views this market as favorable for development and currently has nine properties in construction or construction planning in the Baltimore/Washington area. Dallas, Texas saw a decrease in Physical Occupancy related to increased competition that opened in 1997. This decrease was offset by increasing rates and decreasing expenses, which produced NOI growth of 9.0%. Northern California proved to be a strong

                               Storage USA, Inc.

        Management's Discussion and Analysis of Financial Condition and
                         Results of Operations (cont.)


market in 1997. With the 1996 Physical Occupancy at 97.2%, the potential to increase rates while maintaining full Physical Occupancy was high. The Company increased rates an average of 14.4% with only a slight decrease in Physical Occupancy, which remained close to 97%. When combined with a decrease in expenses of 4.6%, NOI increased 18.9%. The Company has almost tripled the amount of square feet owned in this market since December 31, 1995 and has several new development projects in construction.
    Same-store revenue growth slowed in 1997 and this trend is expected to continue to a lesser degree in 1998, as facilities the Company has owned for two or more years comprise a larger percentage of the same-store pool of facilities each year. Revenue growth for a facility generally is greatest in the first year following acquisition as the Company implements its higher base rate structure. The Company's goal is to maintain yearly same-store revenue growth of 5.0% to 6.0%. In 1998, the Company is placing a focus on increasing physical occupancy to recoup some of the potential income at the facilities while continuing its strategy of increasing rental rates and controlling expenses.
    In 1998, the Company believes it can generate same-store revenue growth of 5.0% to 6.0%, expense growth of 2.0% to 3.0% and NOI growth of 6.0% to 7.0%, subject to the operating and other risks discussed in this section.
    The untapped potential for new customers remains high. Based on Company surveys performed in the fall of each year, 52% of its customers were first-time users in 1996, and 49% in 1997. The Company believes that this low market penetration, along with improving product quality and development of a more educated consumer will continue to drive internal and external growth. The increase in market penetration between 1996 and 1997 demonstrates that the Company is achieving an increase in the awareness of the self-storage product to consumers.

External Growth Strategy
Acquisitions
The Company continues to execute its strategy of acquiring suitably located facilities that offer upside potential due to low occupancy rates, non-premium pricing or where the Company's operating strategy would enhance performance. The acquisition strategy provides both short-term and long-term returns for the Company. Once acquired, the Company implements Storage USA operating methods, allowing it to increase rates and trim excess expenses. Historically the Company has acquired facilities at a minimum Cap Rate of 10, and through the application of the Company's operating methods improves the initial Cap Rate approximately 75 basis points during the first year. After a year of operation, the acquired facilities fall under the internal growth strategy and are managed accordingly to provide long-term growth. During the year, the Company invested $353 million to acquire 119 facilities containing 7.2 million square feet.
    The following table summarizes the number of facilities acquired in 1997, 1996 and 1995 the cost, net rentable square feet and the weighted average cost of acquisitions.




                Number               Net Rentable     Weighted
Year                of          Total      Square      Average
Acquired    Facilities          Cost         Feet         Cost
--------------------------------------------------------------

(in thousands)
1997               119       $353,000       7,183     $146,000
1996                82       $304,000       5,401     $116,000
1995                63       $220,000       4,428     $108,000


    It is important to note the weighted average cost of acquisitions in addition to the total cost. The weighted average cost is calculated based on the duration of time for which the acquired facilities were owned during the year. The weighted average cost reflects the dollar amount of acquisitions that will impact the net income of the Company during the full year of acquisition.
    The Company remains committed to its policy of acquiring facilities at Cap Rates of not less than 10 and generally is acquiring properties at Cap Rates between 10.0-10.5. The original acquisition facilities the Company owned at December 31, 1994 continued to realize their upside potential. The 96 facilities generated returns of 12.3% in 1995, 13.1% in 1996, and 13.6% in 1997 (calculated by dividing NOI by the total acquisition costs of the facilities). The following chart illustrates the return that has been achieved on acquisitions purchased between 1994 and 1996 during the first full year through 1997.

                      1st Full Year     2nd Full Year     3rd Full Year
                      -------------     -------------     -------------
1994 Acquisitions         12.1%             12.6%             13.4%

1995 Acquisitions         10.8%             11.9%

1996 Acquisitions         11.1%s



    In 1998, the Company has budgeted to invest its acquisition capital in an amount consistent with the trend in prior years. The Company believes the potential for future acquisitions remains strong due to the highly fragmented nature of the self-storage industry. The Company is the second largest operator in the industry yet owns or manages only approximately 2.5% of the total square feet in the industry. The top ten operators control approximately 16% and the top 50 control approximately 23%.

                               Storage USA, Inc.

        Management's Discussion and Analysis of Financial Condition and
                         Results of Operations (cont.)


    The Company's acquisitions entail risks that investments will fail to perform as expected and that judgements with respect to acquisition prices and costs of improvements will be inaccurate, as well as general real estate investment risks. In addition, there can be no certainty as to the availability of facilities in markets the Company finds attractive and at prices the Company is willing to pay. In addition, the timing of acquisitions throughout the year may impact the Company's financial performance. See "Forward Looking Statements and Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, for further discussion of risks relating to the Company's business that could affect anticipated results.

Development
The third point of focus in the Company's growth strategy has been implemented to provide long term gains that could exceed returns achieved by acquired facilities. By developing properties, the Company is able to capitalize on unsaturated markets where suitable acquisition opportunities may be minimal or nonexistent. In evaluating a particular site or market, the Company considers many factors. Each development project is supported by extensive research to determine the viability of the site and the potential for success. During the year, the Company placed in service five development properties at a cost of $16.5 million, adding 332 thousand square feet, and expanded the available square feet at eight facilities, adding 132 thousand square feet for a cost of $6.1 million.

The following table lists the development properties placed in service in 1996 and 1997 and provides data relevant to their operating performance.



                                                             Physical
                                               Available    Occupancy        Rent Per       Development                  Dilution on
                            Date Opened      Square Feet    at 12/31/97   Square Foot              Cost     1997 Yield*     1997 FFO

------------------------------------------------------------------------------------------------------------------------------------
                                                                                           (in thousands)
Reston, VA                    Feb. 1996           54,390         84%            $16.63        $ 2,812           14.28%     n/a
Clarendon, VA                  May 1996           71,039         76%            $18.13        $ 6,466            8.54%     n/a
------------------------------------------------------------------------------------------------------------------------------------
Total/Average 1996                               125,429         79%            $17.48        $ 9,278           10.28%     n/a

Malvern, PA                  Sept. 1997           63,360         63%            $12.31        $ 3,261            8.89%     n/a
Collierville, TN             Sept. 1997           69,300         23%            $11.14        $ 3,526           (1.96)%  $(117)
Campbell, CA                 Sept. 1997           39,630         18%            $22.66        $ 3,506           (2.41)%  $(122)
West Palm Beach, FL           Dec. 1997           74,140          9%            $11.47        $ 3,780           (1.60)%  $ (30)
Memphis, TN                   Dec. 1997           86,025          8%            $11.55        $ 2,434           (4.76)%  $ (26)
------------------------------------------------------------------------------------------------------------------------------------
Total/Average 1997                               332,455         25%            $13.12        $16,507            0.62%   $(367)


*Note: The 1997 yield on the properties placed in service in 1997 is an annualized figure and may not reflect actual results of operations for a full year.

    The two properties opened in 1996 have performed exceptionally well and are achieving returns well ahead of the Company's minimum expectations. The Company's minimum expected internal rate of return on investment on development opportunities is 12.5% at the first level of stabilized occupancy, which is expected to be reached within 24 months. The two facilities on average have reached Physical Occupancies of 79% and 1997 returns of 10.28% and are expected to return over 14% in 1998. These two facilities received two of the four Facilities of the Year awards presented by Mini-Storage Messenger Magazine in 1997. All of the properties opened in 1997 received certificates of occupancy in the third and fourth quarters and thus are still in the lease-up phase. On average, these properties have reached Physical Occupancies of 25% and 1997 annualized returns of 0.62%. The budgeted average return on these properties was (0.4)% in 1997 and the Company is expecting approximately a 5% average return on these properties in 1998.
    Development properties provide the potential for long-term returns greater than those that can typically be achieved by acquired facilities. However, during the lease-up period, losses on these properties will reduce the Company's earnings and FFO. During 1997, the development properties placed in service in 1997 reduced FFO by $(367) thousand, or $(0.014) per share. The Company is increasing its development investing and is planning to place in service between $65 million and $80 million of development properties in 1998. The level of development is monitored closely by management to ensure that dilution of FFO caused by development properties in lease-up does not materially affect FFO growth. In addition to risks associated with owning and operating established facilities, development involves risks relating to delays in construction and lease-up, both of which could reduce the Company's return. The Company believes that favorable supply and demand conditions support the Company's external growth strategy. According to industry data, there were only approximately 440 construction starts in 1997. Barriers to entry, including availability of development capital and the absence in many markets of appropriate zoning for self-storage, contribute to the favorable supply and demand balance in the business.
    At December 31, 1997, the Company had $31.3 million of development in process consisting of 21 new construction projects and 18 expansions with total estimated costs of $99.0 million. These 39 projects have expected completion dates ranging from

                               Storage USA, Inc.
   Management's Discussion and Analysis of Financial Condition and Results of
                               Operations (cont.)


the first quarter of 1998 through the second quarter of 1999. These developments are currently underway in the following markets: Baltimore, Maryland/Washington, D.C., Memphis, Tennessee, Northern California, Massachusetts and Central Florida.


Franchising
Storage USA Franchise Corp. ("Franchise") was established in 1996. The Company owns a 97.5% economic interest in Franchise and 100% of its Class B Non-Voting Common Stock. The investment is intended to enhance the Company's short and long-term income streams and to provide a potential pipeline of future acquisitions which have been designed and constructed to Storage USA's standards. Franchise offers a turnkey package including access to capital, analysis of potential markets and sites, facility design, general contractor services and facility management. A new Franchisee has several options in entering a relationship with Franchise. A Franchisee can choose to engage Franchise as the general contractor and as the manager of the facility's operations. Franchise initially recognizes income through franchise fees and general contractor fees and the revenue stream continues in the form of royalties/management fees. A Franchisee can choose to access its capital through a loan program underwritten by the Company. Under this option, a Franchisee can borrow directly from the Company or obtain a guarantee on a loan. In this instance, Franchise will receive an equity interest in the franchised facility as compensation for introducing the Franchisee to the lender, whether the lender is the Company or a third party.
    The Company owns a 97.5% economic interest in Franchise and recognizes a proportionate share of its earnings or losses. In addition, the Company recognizes interest income on loans to Franchisees. The Company has a right of first refusal on any sale of the franchised facilities and anticipates exercising that right when the franchisee desires to sell the facility.
    As of December 31, 1997, Franchise has seven facilities open and operating, 43 under development and 23 in due diligence. Of the total 73 facilities, approximately 43 are joint venture properties that include earnings participation by Franchise (this figure is subject to change, as Franchisees in the due diligence stage have not definitively chosen which arrangement they will use). The franchised facilities in total represent approximately $250 million in potential future acquisitions. At December 31, 1997, the Company has committed to loan $64.5 million, of which $24.5 has been funded, and has guaranteed $22.4 million, of which $15.8 million has been funded. The Company's proportionate share of the net income of Franchise is included in other income.

Capital Strategy
The Company expects to finance its external growth strategy primarily through the issuance of debt and equity (common and preferred) securities. On January 21, 1998, the REIT and the Partnership filed a joint shelf registration statement with the Securities and Exchange Commission relating to $900 million of securities, including up to $500 million of common stock, preferred stock, depositary shares and warrants of the REIT and up to $400 million of unsecured, non-convertible senior debt securities of the Partnership. An additional $50 million of unsecured, non-convertible senior debt securities and $150 million of equity securities are issuable under the REIT's existing shelf registration statement permitting the REIT and the Partnership to currently issue up to an additional $1.1 billion of new securities.
    The Company will fund acquisitions initially through working capital, established lines of credit, and units of limited partnership interest in SUSA Partnership, L.P. ("Units"). The lines of credit represent a total available credit facility of $190 million. The Company plans to issue some combination of unsecured notes payable, common stock or preferred stock in 1998 depending on prevailing market conditions, which will immediately be used to pay down the lines of credit. The Company's goal is to maintain a capital structure that will provide a lower cost of capital than it currently experiences and provide a conservative balance between permanent capital and term capital. The capital structure at December 31, 1997 is 28.1% debt and 71.9% Common Stock and Units. No preferred stock has been issued.

Results of Operations
The following table reflects the profit and loss statement for the years ended 1997, 1996 and 1995 based on a percentage of total revenues and is used in the discussion that follows:


For the year
ended December 31,                 1997         1996        1995
------------------------------------------------------------------

REVENUES
Rental income                      97.0%        97.3%       97.5%
Management income                   0.0%         0.7%        1.6%
Other income                        1.7%         1.4%        0.7%
Interest income                     1.3%         0.6%        0.2%
------------------------------------------------------------------
Total income                      100.0%       100.0%      100.0%

EXPENSES
Property operations                24.4%        26.0%       27.1%
Taxes                               7.8%         8.2%        7.2%
General and administrative          4.2%         3.8%        3.8%
------------------------------------------------------------------
Earnings before
  depreciation and
  interest (EBITDA)                63.6%        62.0%       61.9%
Depreciation and
  amortization                     12.1%        11.7%       12.6%
Interest                           11.1%         7.6%        4.2%
------------------------------------------------------------------
Income before minority
  interest                         40.4%        42.7%       44.9%


                               Storage USA, Inc.

        Management's Discussion and Analysis of Financial Condition and
                         Results of Operations (cont.)



    Rental income increased $52.7 million, or 50.2% in fiscal year 1997 and $38.6, or 58.1% in fiscal year 1996. These increases are primarily a result of the Company's acquisitions. In 1997, the Company acquired 119 facilities containing 7.2 million square feet and in 1996 acquired 82 facilities containing
5.4 million square feet. These acquisitions increased the available square feet owned by the Company by 44% in 1997 and 50% in 1996. For more details on the Company's acquisitions see "Acquisitions." The current year acquisitions added $21.7 million in rental income in 1997 and $19.5 million in 1996. The remainder of the increase in rental income is primarily a result of recognizing a full year of rental income on the previous year's acquisitions and the Company's internal growth strategy. In 1997, the rental income from same-store facilities increased $4.4 million as a result of rate increases of 7.3% and was partially offset by a slight drop in Physical Occupancy from 87% to 86%. In 1996 same-store facilities added $3.8 million in revenues as a result of rate increases of 7.8% and a slight decrease in Physical Occupancy from 88% to 87%. Same-store results are more fully discussed in the section "Internal Growth Strategy".
    Other income grew $1.3 million in fiscal year 1997 and $1.0 million in fiscal year 1996. All of the Company's management contracts were transferred to Franchise on January 1, 1997, and the Company's proportionate share of the management fee revenue is included in other income at December 31, 1997. Management income included in Franchise earnings totaled $809 thousand in 1997. The increase over 1996 management income of $701 thousand is attributable to additional management contracts that the Company entered into in 1997. The 1996 management income declined $371 thousand from the $1.1 million reported in 1995, as the Company purchased 16 self-storage facilities during 1996 that had been managed by the Company during 1995. The remaining increase in other income is primarily due to growth in the sale of locks and packaging materials, which is also included in the earnings of Franchise, and increases in truck rental and billboard/cell tower income attributable to acquisitions purchased in those years.
    As a percentage of revenues, cost of property operations and maintenance declined from 27.1% in 1995 to 26.0% in 1996 to 24.4% in 1997. The decline as a percentage of revenues is explained by same-store revenue growth outpacing expense growth, and significant acquisitions late in the fourth quarter. In 1997, same-store revenues increased 5.7% while operating expenses decreased 1.4%, and in 1996 same-store revenues increased 7.7% while operating expenses increased only 3.1%. In addition, the Company acquired over $140 million and $100 million of acquisitions late in the fourth quarter of 1997 and 1996, respectively. The Company historically benefits in the first month or two following the acquisition of a facility as the new revenues precede the costs of implementing the Company's management and operational strategy.
    Tax expense as a percentage of revenues was 7.8%, 8.2% and 7.2% in 1997, 1996 and 1995, respectively. In 1997, tax expense as a percentage of revenues declined slightly as a result of revenue growth outpacing tax expense growth. The growth in taxes in 1996 was caused by increased assessments on properties acquired during late 1994 and 1995.
    General and administrative expense ("G&A") as a percentage of revenues increased during 1997 to 4.2% from 3.8% in 1996 and 1995. G&A increased $2.6 million in 1997 as compared to 1996 and $1.6 million in 1995 as compared to 1994. The growth in G&A is a result of the expansion of the Company's administration, acquisition and development, management information systems and human resource departments in connection with the implementation of its internal and external growth strategy.
    The increase in depreciation and amortization expense by $7.1 million in 1997 and $4.0 million in 1996 primarily reflects the Company's acquisition of approximately $258 million, $222 million and $161 million of depreciable assets in 1997, 1996 and 1995, respectively.
    Interest expense was $18.1 million in 1997, $8.2 million in 1996, and $3.0 million in 1995. The increase in interest expense between 1997 and 1996 is due to the issuance of $400 million of unsecured notes issued between November of 1996 and December of 1997. The notes account for approximately $13.5 million of the additional interest expense. The remainder of the expense is from weighted average borrowings of $45.5 million under the Company's lines of credit at a weighted average interest rate of 6.96% and $42.7 million of mortgages at a weighted average rate of 9.8%. The Company financed its 1997 external growth primarily through the issuance of debt as the Company took advantage of favorable market conditions and lowered the Company's long-term cost of capital. Interest expense in 1996 represents weighted average borrowings of $92.2 million under the Company's lines of credit at a weighted average interest rate of 6.99% as compared to 1995 weighted average borrowings and interest rate of $47.2 million and 6.4%, respectively. In addition, on November 4, 1996, the Partnership issued $100 million of 7.125% notes due November 1, 2003, and during 1996 assumed $37.3 million of mortgages on facilities acquired. Interest expense will continue to rise in 1998 as the full effect of $400 million of notes payable outstanding for the entire year will be recognized as well as the effect of additional borrowings that may occur in the upcoming year. For a more detailed review of 1998 financing see the section entitled "Capital Strategy."
    Interest income grew to $2.1 million in 1997 from $687 thousand in 1996, an increase of $1.4 million. Approximately $1.1 million of the increase is from interest earned on loans made from the Company to

                               Storage USA, Inc.

        Management's Discussion and Analysis of Financial Condition and
                         Results of Operations (cont.)



franchisees of Franchise. Most of these loans were made in the third and fourth quarters of 1997 and with additional loans that will be made in 1998, this income will continue to grow. The remainder of the increase is from interest earned on amounts outstanding under the 1995 Employee Stock Purchase and Loan Plan (the "1995 Stock Plan") and earnings on overnight deposits. The increase in interest income in 1996 of $521 thousand from $166 thousand in 1995 was due to interest earned on amounts outstanding under the 1995 Stock Plan and earnings on overnight deposits.
    Gain on exchange of storage facilities of $2.6 million in 1997 and $288 thousand in 1996 represents gains on the disposition of the Company's investments in storage facilities that were exchanged for cash and other self-storage facilities. In 1997 the Company exchanged six properties in Illinois, South Carolina and Louisiana for eight properties in Tennessee and Oklahoma. In 1996 the Company exchanged one facility in Florida for two in Oklahoma.

Liquidity and Capital Resources
Cash provided by operating activities was $72.2 million in 1997 as compared to $59.5 million in 1996 and $38.3 million in 1995. These increases are primarily a result of the significant expansion of the Company's portfolio. In 1997 and 1996, the Company acquired 119 facilities and 82 facilities respectively. The items affecting the operating cash flows are discussed more fully in the "Results of Operations" section.
    Cash used in investing activities of $363 million in 1997, $277 million in 1996 and $217 million in 1995 was primarily invested in the acquisition of self-storage facilities. 119, 82 and 63 facilities containing 7.2 million, 5.4 million and 4.4 million square feet, were acquired in 1997, 1996 and 1995, respectively. In 1997, $10.2 million in cash was received in an exchange transaction in which the Company exchanged several facilities with another self-storage REIT. In addition to acquisitions, $40.9, $3.8 and $4.8 million was invested in 1997, 1996 and 1995, respectively, for development properties. The Company placed in service five development properties and eight expansion properties in 1997 and two and five in 1996, respectively. There were 21 development properties and 18 expansions in process with $31.3 million invested at December 31, 1997. The total budget on these properties is $99.0 million. The Company also made loans to franchisees of Franchise during 1997 in the amount of $24.5 million. The Company initially funds its capital requirements primarily through the available lines of credit and refinances these with long-term capital in the form of equity and debt securities. The lines bear interest at various spreads over LIBOR. In December 1997, the available credit under these lines was increased from $105 million to $190 million. Amounts outstanding under the lines of credit bore interest at a weighted average rate of 6.91% in February, 1998. The Company had net repayments during 1997 and 1996 of $20.9 million and $54.9 million, respectively, and net borrowings in 1995 of $103.6 million.
    Between November 1996 and December 1997, the Company issued $400 million of notes payable. The notes are unsecured obligations of the Partnership, and may be redeemed at any time at the option of the Partnership, subject to certain terms and conditions. The combined notes carry a weighted average interest rate of 7.46% and were issued at a price to yield a weighted average of 7.70%. The terms of the notes are staggered between seven and thirty years, maturing between 2003 and 2027.
    The Company is restricted on the amount of debt it can incur under the Amended and Restated Unsecured Revolving Credit Agreement dated December 23, 1997, with the First National Bank of Chicago and various other banks (the "Credit Agreement"). According to these covenants, the Company must maintain the following:


                                           Minimum           Amount at
Covenant                                    Amount            12/31/97
------------------------------------------------------------------------

Debt service coverage ratio                 > or = 2.5x             4.6x
Consolidated tangible
  net worth                         > or = $772 million     $822 million
Consolidated total indebtedness
  to total tangible assets                   < or = 45%            36.6%
Consolidated secured
  indebtedness to total
  tangible assets                            < or = 15%             3.3%
Unencumbered assets to
  consolidated senior unsecured
  indebtedness                                  > 2.25x            2.73x
Annualized consolidated
  cash flow to consolidated
  total indebtedness                              > 15%            24.6%


    The debt policy of the Company, which is subject to change at the discretion of the Company's Board of Directors, is to limit total indebtedness to the lesser of 50% of total assets at cost or that amount that will sustain a minimum debt service coverage ratio of 3:1.
    On March 11, 1997, the Company issued 1.4 million shares of Common Stock for an aggregate purchase price of $50.7 million. On March 17, 1997, the underwriters exercised their option to purchase 210 thousand additional shares of Common Stock for an aggregate purchase price of $7.6 million. On March 28, 1997, Security Capital U.S. Realty ("USRealty"), an affiliate of Security Capital Group, purchased 851 thousand shares of Common Stock directly from the Company through the exercise of its participation right under the Strategic Alliance Agreement, dated March 1, 1996,

                               Storage USA, Inc.

        Management's Discussion and Analysis of Financial Condition and
                         Results of Operations (cont.)


for net proceeds of $32.0 million. USRealty owned 38.3% of the Company as of December 31, 1997. The Company issued 92 thousand shares of Common Stock valued at $3.5 million in exchange for self-storage properties in 1997, and 115 thousand shares of Common Stock valued at $4.4 million to officers of the Company in exchange for notes receivable in accordance with the 1995 Stock Plan. During 1996, pursuant to the Strategic Alliance Agreement, and related Stock Purchase Agreement, USRealty purchased 7.0 million shares of Common Stock at $31.30 per share in three fundings. The initial purchase of 1.9 million shares for $61 million occurred on March 19, 1996. The second funding of 1.9 million shares for $60 million took place on July 8, 1996. The final funding of 3.2 million shares for $99 million took place on September 30, 1996. On June 7, 1995, the Company issued 4.0 million shares of Common Stock to the public for net proceeds of $107.6 million. The proceeds of each of the Common Stock offerings have been used to repay indebtedness under the Company's lines of credit, to fund the purchase of acquisitions and for working capital.
    The Company assumed $7.1 million of mortgages on facilities acquired during 1997, $37.3 million in 1996 and $2.4 million in 1995. During 1997 $12.1 million of mortgages were paid off. At December 31, 1997, the Company had $32.5 million of fixed rate mortgages with a weighted average interest rate of 10.3% and $10.3 million of variable rate mortgages with a weighted average interest rate of 8.3%. These mortgages mature at various dates through 2021.
    During 1997, 1996 and 1995, the Company issued 949 thousand, 901 thousand and 600 thousand Units valued at $35.7 million $30.7 million and $18.0 million, respectively. These Units were issued in exchange for self-storage facilities or entities owning self-storage facilities. At December 31, 1997, the Company had
2.8 million Units outstanding. 82 thousand Units are redeemable for an amount equal to their fair market value ($3.3 million, based upon a price per Unit of $39.9375 at December 31, 1997) payable by the Company either in cash or (at the Company's option, based upon a determination by the Company's Board of Directors that the Company's anticipated cash requirements and anticipated cash flow make a lump sum payment imprudent) by a promissory note payable in quarterly installments over two years with interest at the prime rate. At December 31, 1997, 1.8 million Units held by other Limited Partners were redeemable, at the option of such Limited Partners, having passed the first anniversary of their issuance, for amounts equal to the then fair market value of their Units ($72.8 million, based upon a price per Unit of $39.9375 at December 31, 1997) payable by the Company in cash or, at the option of the Company, in shares of the Company's Common Stock at the initial exchange ratio of one share for each Unit. It is anticipated that a source of funds for any such cash redemption will be retained cash flow or proceeds from the future sale of securities of the Company or other Company indebtedness. The Company has agreed to register under the Securities Act of 1933 any shares of the Company's Common Stock issued upon redemption of Units.
    On January 21, 1998, the Company filed a shelf registration statement relating to $900 million of securities, for a total shelf capacity of $1.1 billion as more fully discussed under "Outlook-Capital Strategy".
    In 1998 the Company anticipates issuing some combination of unsecured notes payable, common stock or preferred stock depending on prevailing market conditions. The proceeds from any debt or equity offering would be used to repay borrowings under the Company's lines of credit and for general purposes. As a general matter, the Company anticipates utilizing its lines of credit as an interim source of funds to acquire and develop self-storage facilities and repaying the credit lines with longer-term debt or equity when management determines that market conditions are favorable. The Company believes that the combination of debt or equity issuances pursuant to the shelf registration statements, in addition to borrowings under its credit facilities and issuances of Units, as described above, will provide the Company with necessary liquidity and capital resources to meet the requirements of its operating strategies in 1998.
    The Company expects to incur approximately $3.4 million for scheduled maintenance and repairs during the next twelve months and approximately $5.7 million to conform facilities acquired during 1997, 1996, 1995, and 1994 to Company standards.

Funds from Operations ("FFO")
The Company believes FFO should be considered in conjunction with net income and cash flows to facilitate a clear understanding of its operating results. FFO should not be considered as an alternative to net income as a measure of the Company's financial performance or as an alternative to cash flows from operating activities as a measure of liquidity. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs. Effective January 1, 1996, the National Association of Real Estate Investment Trusts amended its definition of FFO. The Company presented its 1997 and 1996 FFO under the amended method and restated prior years FFO. As such, the Company's FFO may not be comparable to similarly titled measures of other REITs that may have not restated prior year's FFO under the amended method or that calculate FFO differently.

                               Storage USA, Inc.

        Management's Discussion and Analysis of Financial Condition and
                         Results of Operations (cont.)


    The following table illustrates the components of the Company's FFO for the years ended December 31, 1997, 1996 and 1995:

                                  Year ended     Year ended      Year ended
                                December 31,   December 31,    December 31,
                                        1997           1996            1995
----------------------------------------------------------------------------
(in thousands)
Net Income                          $62,416        $43,526          $29,153
Gain on exchange of assets           (2,569)          (288)              --
Depreciation of revenue
  producing assets                   18,783         11,865            6,996
Amortization of non compete              --             83              252
Amortization of lease
  guarantees                             --             70              385
----------------------------------------------------------------------------
Consolidated FFO                     78,630         55,256           36,786
Minority interest share of
  gain on exchange of asset             208             17               --
Minority interest share of
  depreciation & amortization        (1,523)          (684)            (334)
----------------------------------------------------------------------------
FFO available to
  shareholders                      $77,315        $54,589          $36,452
---------------------------------------------------------------------------------------------------------------------------


    The Company had weighted average common shares outstanding of 26,797,000, 20,861,000 and 15,612,000, for the years ended December 31, 1997, 1996 and 1995, respectively. The Company distributed $2.40, $2.25 and $2.04 per common share in 1997, 1996 and 1995, respectively. The Company's payout ratio (the per share ratio of common dividends declared to FFO available to shareholders) was 83.0%, 85.9% and 87.6% for 1997, 1996 and 1995, respectively.
    The Company, as a qualified REIT, is required to distribute a substantial portion of its net income as dividends to its shareholders. While the Company's goal is to generate and retain sufficient cash flow to meet its operating, capital and debt service needs, its dividend requirements may require the Company to utilize its bank lines of credit and other sources of liquidity to finance property acquisitions and development, and major capital improvements.
    The Company believes that its liquidity and capital resources are adequate to meet its cash requirements for the next twelve months. Portfolio expansion and repayment of principal on Company indebtedness represent the Company's primary long-term liquidity requirements. The Company does not expect to generate sufficient funds from operating cash flow to meet such long-term liquidity needs and intends to finance them primarily through borrowings under its lines of credit, debt or equity offerings, or additional borrowings for such purpose.

Competition
The Company monitors the development of self-storage facilities in its markets. The Company continues to see four markets; Atlanta, GA, Las Vegas, NV, Albuquerque, NM and Dallas, TX, in which we believe overbuilding has occurred. In these markets the Company may experience a minimal reduction in Physical Occupancy and less growth in rental rates than other markets. As a result of the geographic diversity of the Company's portfolio, the Company does not expect the potential for excess supply in these markets to have a significant impact on its financial condition or results of operations. Of the 35 markets where the Company currently owns facilities, only two, representing 13 facilities, experienced a reduction in same-store NOI in 1997.

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

"Year 2000" Compliance
The Company is diligently investigating all of its computer systems for "Year 2000" compliance. The Company has written verification in the form of letters or statements made by the vendors, that all of its primary financial software is "Year 2000" compliant. The Company's network software is the latest version available and is also represented to be "Year 2000" compliant. The majority of the Company's computers have been purchased within the past two years and are

                               Storage USA, Inc.

        Management's Discussion and Analysis of Financial Condition and
                         Results of Operations (cont.)

certified by NSTL to function properly through the turn of the millennium or can be adapted to function properly with a system BIOS upgrade that can be obtained free of charge. The Company has obtained verbal verification on the compliance of its operational software, which is in the process of being updated to a new Windows version, but is awaiting written confirmation. In addition to the Company's main computer systems, the Company is in the process of contacting vendors of its minor systems to ensure "Year 2000" compliance. The Company anticipates that conforming its systems to be "Year 2000" compliant will not have a material impact on its financial results.

Recent Accounting Developments
See Note 2 "Summary of Significant Accounting Policies," under the heading "Income per Share," and Note 14, "Recent Accounting Developments" in the Notes to Consolidated Financial Statements.

Legal Proceedings
The Company is the subject of a purported national class action filed on September 25, 1997, in the Superior Court of the District of Columbia, Nelda Perkins v. Storage USA, Inc., Civil Action No. 97-CA97426, seeking recovery of certain late fees paid by Company tenants since September 1993, treble damages, unspecified punitive damages and an injunction against further assessment of similar fees. The Company has filed its initial response in the case, believes it has defenses to the claims and intends to defend the suit vigorously. While the ultimate resolution of this case cannot be currently determined, management believes that the aggregate liability or loss, if any, resulting from this claim will not have a material adverse effect on its financial position. However, if during any period the potential contingency should become probable, the results of operations in that period could be materially affected.

Qualification as a REIT
The Company intends to operate so as to qualify as a REIT under the Internal Revenue Code (the "Code"). Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. The complexity of these rules is greater in the case of a REIT that holds its assets in partnership form. Furthermore, there are no controlling authorities that deal specifically with many tax issues affecting a REIT that operates self-storage facilities. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, new regulations, administrative interpretations or court decisions could have a substantial adverse effect with respect to the qualifications as a REIT or the federal income tax consequences of such qualification. If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the cash available for distribution to shareholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of a majority of the shareholders, to revoke the REIT election.
    On February 2, 1998, the Clinton Administration released a summary of its proposed budget plan, which contained provisions that, if enacted, would affect REITs, including the Company (the "REIT Proposals"). One such provision would prohibit REITs from owning more than ten percent of the value of all classes of stock of a third-party service subsidiary corporation that generates nonqualifying income under the 95 percent gross income test. Because the Company owns more than 10% of the value of Franchise, the REIT Proposals could adversely affect the manner in which the Company structures its ownership of Franchise and the magnitude of the franchising and management activities conducted by the Company in the future. It is important to note that the REIT Proposals are only precursors to the first stage in a lengthy legislative process that may or may not culminate in the passage of legislation affecting REITs. Therefore, the Company is unable to determine whether the REIT Proposals will be enacted into legislation and, if enacted, the impact any final legislation may have on the Company.

                               Storage USA, Inc.


                          Consolidated Balance Sheets

December 31,                                                       1997              1996
-------------------------------------------------------------------------------------------

(in thousands, except share data)

Assets
Investments in storage facilities, at cost:
Land                                                           $  339,939         $235,139
Buildings and equipment                                           902,925          620,503
-------------------------------------------------------------------------------------------
                                                                1,242,864          855,642
Accumulated depreciation                                          (44,955)         (26,573)
-------------------------------------------------------------------------------------------
                                                                1,197,909          829,069
Cash & cash equivalents                                             1,172            1,323
Other assets                                                       60,719           14,853
-------------------------------------------------------------------------------------------
    Total assets                                               $1,259,800         $845,245
===========================================================================================

Liabilities & shareholders' equity
Notes payable                                                  $  400,000         $100,000
Line of credit borrowings                                          31,843           52,730
Mortgage notes payable                                             42,766           45,724
Accounts payable & accrued expenses                                11,137            7,616
Rents received in advance                                           7,457            5,640
Minority interest                                                  71,182           45,297
-------------------------------------------------------------------------------------------
    Total liabilities                                             564,385          257,007
===========================================================================================

Commitments and contingencies
Shareholders' equity:
Common stock $.01 par value, 150,000,000 shares
 authorized, 27,634,790 and 24,723,027 shares
 issued and outstanding                                               276              247
Preferred stock $.01 par value, 5,000,000 shares
 authorized, 0 shares issued and outstanding                           --               --
Paid-in capital                                                   738,185          623,903
Notes receivable--officers                                        (12,771)         (10,253)
Deferred compensation                                              (1,366)              --
Accumulated deficit                                               (15,831)         (15,831)
Distributions in excess of net income                             (13,078)          (9,828)
--------------------------------------------------------------------------------------------
    Total shareholders' equity                                    695,415          588,238
--------------------------------------------------------------------------------------------
    Total liabilities & shareholders' equity                   $1,259,800         $845,245
===========================================================================================


See accompanying notes.

                               Storage USA, Inc.

                     Consolidated Statements of Operations

For the year ended December 31,                       1997               1996             1995
-----------------------------------------------------------------------------------------------

(in thousands, except per share data)

Property Revenues
Rental income                                      $157,798           $105,091          $66,455
Management income                                        --                701            1,072
Other income                                          2,772              1,517              480
-----------------------------------------------------------------------------------------------
Total property revenues                             160,570            107,309           68,007

Property Expenses
Cost of property operations & maintenance            39,743             28,029           18,471
Taxes                                                12,620              8,903            4,900
General & administrative                              6,766              4,122            2,568
Depreciation & amortization                          19,667             12,618            8,586
-----------------------------------------------------------------------------------------------
Total property expenses                              78,796             53,672           34,525
-----------------------------------------------------------------------------------------------
Income from property operations                      81,774             53,637           33,482

Other Income (expense)
Interest expense                                    (18,111)            (8,244)          (3,004)
Interest income                                       2,083                687              166
------------------------------------------------------------------------------------------------
Income before minority interest
  and gain on exchange                               65,746             46,080           30,644
Gain on exchange of self-storage facilities           2,569                288               --
------------------------------------------------------------------------------------------------
Income before minority interest                      68,315             46,368           30,644
Minority interest                                    (5,899)            (2,842)          (1,491)
------------------------------------------------------------------------------------------------
Net income                                         $ 62,416           $ 43,526          $29,153
================================================================================================

Per common share:
Basic net income per share                           $ 2.33             $ 2.09           $ 1.87
------------------------------------------------------------------------------------------------
Diluted net income per share                         $ 2.31             $ 2.07           $ 1.86
================================================================================================

See accompanying notes.

                               Storage USA, Inc.

                     Consolidated Statements of Cash Flows


For the year ended December 31,                                                       1997                 1996             1995
----------------------------------------------------------------------------------------------------------------------------------
(in thousands)

Operating Activities
Net income                                                                       $  62,416             $  43,526        $  29,153
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                                                     19,667                12,618            8,586
  Minority interest                                                                  5,899                 2,842            1,491
  Gain on exchange of self-storage facilities                                       (2,569)                 (288)              --
  Changes in assets and liabilities:
    Other assets                                                                   (18,881)               (2,801)          (3,111)
    Other liabilities                                                                5,687                 3,631            2,189
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                           72,219                59,528           38,308
==================================================================================================================================

Investing Activities
Acquisition and improvements of storage facilities                                (307,704)             (273,043)        (212,332)
Proceeds from exchange of storage facilities                                        10,213                    --               --
Development of storage facilities                                                  (40,856)               (3,837)          (4,842)
Loans to franchisees                                                               (24,541)                   --               --
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                             (362,888)             (276,880)        (217,174)
==================================================================================================================================

Financing Activities
Net borrowings (repayments) under lines of credit                                  (20,887)              (54,875)         103,605
Mortgage principal payments                                                        (12,726)                 (298)             (79)
Mortgage principal borrowings                                                        2,670                 2,063            2,376
Minority investor cash contribution                                                    489                    --               --
Payments on notes receivable                                                         1,842                    --               --
Cash dividends                                                                     (65,666)              (47,934)         (33,433)
Proceeds from issuance of stock                                                     94,482               220,721          107,776
Proceeds from issuance of notes payable                                            296,131                99,140               --
Distribution to minority interests                                                  (5,817)               (3,148)          (1,698)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                          290,518               215,669          178,547
==================================================================================================================================
Net (decrease) in cash and equivalents                                                (151)               (1,683)            (319)
Cash and equivalents, beginning of period                                            1,323                 3,006            3,325
----------------------------------------------------------------------------------------------------------------------------------
Cash and equivalents, end of period                                               $  1,172              $  1,323         $  3,006
==================================================================================================================================

Supplemental schedule of non-cash activities:
  Common stock issued in exchange for notes receivable                             $ 4,360               $ 3,541          $ 6,727
  Mortgages assumed on storage facilities acquired                                 $ 7,098               $37,289          $ 2,377
  Land contributed for Partnership Units                                           $    --               $ 1,162          $    --
  Restricted stock issued                                                          $ 1,395               $    --          $    --
  Exchange of Partnership Units for common stock                                   $   966               $   613          $    --
  Partnership Units issued as deferred payment on acquisition                      $   349               $    --          $    --
  Storage facilities acquired in exchange for Partnership Units                    $35,661               $30,726          $17,972
  Storage facilities acquired in exchange for shares of common stock               $ 3,547               $    --          $    --
==================================================================================================================================


See accompanying notes.

                               Storage USA, Inc.

                Consolidated Statements of Shareholders' Equity


                                             Common Stock
                                       -------------------               Notes       Deferred    Accum-  Distributions        Total
                                        Number of            Paid in    Receivable-   Compen-    ulated  in Excess of  Shareholders'
                                           Shares   Amount   Capital       Officers    sation   Deficit    Net Income         Equity
------------------------------------------------------------------------------------------------------------------------------------

(in thousands, except share and per share data)
Balance at December 31, 1994              13,299    $133    $271,529     $    --         --    $(15,831)    $ (1,140)      $254,691
------------------------------------------------------------------------------------------------------------------------------------
Issuance of new shares of common
  stock on June 7, 1995                    4,025      40     107,517          --         --          --           --        107,557
Issuance of new shares of common stock
  to officers under the 1995 Employee
  Stock Purchase and Loan Plan               230       2       6,725      (6,727)        --          --           --             --
Issuance of new shares of common stock
  under the Dividend Reinvestment and
  Stock Purchase Plan and the 1993
  Omnibus Stock Plan                           8       1         218          --         --          --           --            219
Net income                                    --      --          --          --         --          --       29,153         29,153
Distributions declared ($2.04 per share)      --      --          --          --         --          --      (33,433)       (33,433)
Adjustments to minority interest              --      --       6,163          --         --          --           --          6,163
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995              17,562    $176    $392,152    $ (6,727)        --    $(15,831)    $ (5,420)      $364,350
===================================================================================================================================
Issuance of new shares of
  common stock                             7,029      69     220,459          --         --          --           --        220,528
Issuance of new shares of common stock
  to officers under the 1995 Employee
  Stock Purchase and Loan Plan,
  net of repayments                          103       1       3,540      (3,526)        --          --           --             15
Issuance of new shares of common
  stock under the Dividend Reinvestment
  and Stock Purchase Plan and the
  1993 Omnibus Stock Plan                     29       1         805          --         --          --           --            806
Net income                                    --      --          --          --         --          --       43,526         43,526
Distributions declared ($2.25 per share)      --      --          --          --         --          --      (47,934)       (47,934)
Adjustments to minority interest              --      --       6,947          --         --          --           --          6,947
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996              24,723    $247    $623,903    $(10,253)        --    $(15,831)    $ (9,828)      $588,238
===================================================================================================================================
Issuance of new shares of
  common stock                             2,580      26      94,434          --         --          --           --         94,460
Issuance of new shares of common stock
  to officers under the 1995 Employee
  Stock Purchase and Loan Plan,
  net of repayments                          151       1       5,755      (2,518)        --          --           --          3,238
Issuance of new shares of common
  stock under the Dividend Reinvestment
  and Stock Purchase Plan and the
  1993 Omnibus Stock Plan                    181       2       4,533          --     (1,395)         --           --          3,140
Deferred compensation expense                 --      --          --          --         29          --           --             29
Net income                                    --      --          --          --         --          --       62,416         62,416
Distributions declared ($2.40 per share)      --      --          --          --         --          --      (65,666)       (65,666)
Adjustments to minority interest              --      --       9,560          --         --          --           --          9,560
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997              27,635    $276    $738,185    $(12,771)   $(1,366)   $(15,831)    $(13,078)      $695,415
===================================================================================================================================


See accompanying notes.

                               Storage USA, Inc.

                   Notes to Consolidated Financial Statements
      (dollar amounts in thousands, except share, Unit and per share data)


NOTE 1 ORGANIZATION
Storage USA, Inc. (the "Company") a Tennessee corporation, was formed in 1985 to acquire, develop, construct, franchise and own and operate self-storage facilities throughout the United States. On March 23, 1994, the Company completed an initial public offering (the "IPO") of 6,325,000 shares of common stock at $21.75 per share. The Company is structured as an umbrella partnership real estate investment trust ("UPREIT") in which substantially all of the Company's business is conducted through SUSA Partnership, L.P. (the "Partnership"). Under this structure, the Company is able to acquire self-storage facilities in exchange for units of limited partnership interest in the Partnership ("Units"), permitting the sellers to at least partially defer taxation of capital gains. At December 31, 1997 and 1996, respectively, the Company had an approximately 90.7% and 92.9% partnership interest in the Partnership.
    The Partnership formed SUSA Management, Inc. ("SUSA Management") to provide self-storage management to third parties and to engage in the retail sale of locks, boxes and other move-related merchandise.
    In 1996, the Company formed Storage USA Franchise Corp ("Franchise"), a Tennessee corporation. The Partnership owns 100% of the non-voting common stock of Franchise. The Partnership accounts for Franchise under the equity method and includes its share of the profit or loss of Franchise in Other Income. Effective January 1, 1997, SUSA Management transferred its management contracts and its retail sales business to Franchise. As a result, SUSA Management had immaterial revenue and expense in 1997.
    At December 31, 1997, the Company owned and managed 394 self storage facilities containing 25,623 square feet located in 31 states and the District of Columbia.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements include the accounts of the Company, the Partnership and SUSA Management. All intercompany balances and transaction have been eliminated. The Partnership accounts for Franchise under the equity method and includes its share of the profit or loss of Franchise in Other Income.

Use of Estimates in Preparation of Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Federal Income Taxes
The Company operates so as to qualify to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Generally, a REIT that complies with the Code and distributes at least 95% of its taxable income to its shareholders does not pay federal tax on its distributed income. Therefore, the statement of operations contains no provision for federal income taxes.

Cash and Cash Equivalents
The Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Revenue Recognition
Rental income is recorded when due from tenants. Rental income received prior to the start of the rental period is included in rents received in advance.

Other Income
Other income consists primarily of the proportionate share of earnings of Franchise, commissions from truck rentals and revenue from the leasing of land for cellular towers and billboards.

Interest Expense
Interest is capitalized on accumulated expenditures relating to the development of certain qualifying properties. During 1997, 1996, and 1995, total cash paid by the Company for interest was $18,316, $7,636, and $3,345, respectively, which includes $1,866, $965, and $532, which was capitalized in 1997, 1996, and 1995, respectively.

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

Investment in Storage Facilities
Storage facilities are recorded at cost. Depreciation is computed using the straight line method over estimated useful lives of 40 years for buildings and improvements, and three to ten years for furniture, fixtures and equipment. Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred. Certain costs, principally payroll, directly related to real estate acquisitions and development, are capitalized.
    If there is an event or a change in circumstances that indicates that the basis of the Company's property may not be recoverable, the Company's policy is to assess any impairment of value. Impairment is evaluated based upon comparing the sum of the expected future cash flows (undiscounted and without interest charges) to the carrying value of the asset. If the cash flow is less, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Minority Interest
The minority interest reflects the ownership interest of the limited partners who hold Units in the Partnership. The Unit holders' share of the net income of the Partnership is charged to minority interest expense and increases the Company's liability. Distributions to Partnership Unit holders reduce the Company's liability. At each reporting period, the Company calculates the amount of equity allocable to the limited partners by multiplying the limited partners percentage ownership of the Partnership by the total stockholders' equity. An adjustment is made to the minority interest liability with a corresponding adjustment reflected in the Statement of Shareholders' Equity.

Income Per Share
As of December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share," to report basic and diluted earnings per share. As required by this statement, all prior periods have been restated. Basic and diluted income per share is calculated by dividing net income by the appropriate weighted average shares as presented in the following table:


                                     1997       1996      1995
--------------------------------------------------------------

Basic weighted average
  common shares outstanding        26,797     20,861    15,612
Dilutive effect of stock options      212        162        93
--------------------------------------------------------------
Diluted weighted average
  shares outstanding               27,009     21,023    15,705
--------------------------------------------------------------


Reclassifications
Certain previously reported amounts have been reclassified to conform with the current financial statement presentation.



NOTE 3 INVESTMENT IN STORAGE FACILITIES
The following summarizes activity during the periods:


---------------------------------------------------------------

Cost
Balance at December 31, 1995                        $  509,297
Property acquisitions                                  305,760
Land acquisitions and joint
  venture development                                   21,329
Facility expansions                                      8,986
Developments placed in service                           8,679
Improvements                                             4,711
Property exchange                                       (3,120)
---------------------------------------------------------------
Balance at December 31, 1996                        $  855,642
---------------------------------------------------------------
Property acquisitions                                  353,430
Facility expansions                                      4,969
Land acquisitions and joint
  venture development                                   36,914
Improvements                                             9,680
Properties exchanged                                   (17,771)
---------------------------------------------------------------
Balance at December 31, 1997                        $1,242,864
---------------------------------------------------------------

Accumulated Depreciation
Balance at December 31, 1995                         $  14,561
Additions during the year                               12,012
---------------------------------------------------------------
Balance at December 31, 1996                         $  26,573
Additions during the year                               19,140
Properties exchanged                                      (758)
---------------------------------------------------------------
Balance at December 31, 1997                         $  44,955
---------------------------------------------------------------


    The aggregate cost of real estate facilities for federal income tax purposes was approximately $1,120,992 and $797,103 at December 31, 1997 and 1996, respectively.

NOTE 4 OTHER ASSETS
Other assets consist of the following at December 31:


                                           1997           1996
--------------------------------------------------------------

Mortgage receivable                     $24,541         $   --
Other receivables                         8,552          1,386
Deferred cost of issuances
 of unsecured notes                       6,916          2,766
Accounts receivable                       3,363          2,289
Other                                    17,347          8,412
--------------------------------------------------------------
                                        $60,719        $14,853
--------------------------------------------------------------


NOTE 5 MORTGAGE NOTES PAYABLE
Mortgage notes payable consist of the following at December 31:


                                      1997           1996
----------------------------------------------------------
Conventional fixed rate             $32,492        $36,666
Conventional variable rate           10,274          9,058
----------------------------------------------------------
Total                               $42,766        $45,724
----------------------------------------------------------


    Conventional fixed-rate mortgage notes included 15 mortgages encumbering
15 properties with a cost basis of $64,530 at December 31, 1997 and 13 mortgages encumbering 13 properties with a cost basis of $68,572 at December 31, 1996. Mortgage notes are generally due in monthly installments of principal and interest and mature at various dates through 2021. At December 31, 1997 and 1996, this debt carried fixed rates of interest ranging from 6.0% to 11.5% (10.3% weighted average) and 6.8% to 11.5% (10.14% weighted average), respectively.
    Conventional variable-rate mortgage notes consist of four loans encumbering four properties with a cost basis of $16,519 and $13,523 at December 31, 1997 and 1996, respectively. The notes require monthly principal and interest payments and mature between 1998 and 2016. At December 31, 1997 and 1996 conventional variable rate debt had interest rates ranging from 7.9% to 9.0% (8.3% weighted average) and 7.8% to 9.7% (9.2% weighted average), respectively.
    The aggregate principal payments of mortgage notes (fixed and variable rate) for the five years subsequent to December 31, 1997 are as follows:



1998                                                   $ 5,672
1999                                                       960
2000                                                     1,036
2001                                                       836
2002                                                       919
Thereafter                                             $33,343


NOTE 6 NOTES PAYABLE
The Partnership has issued various senior unsecured notes (the "Notes") due on various dates. The Notes are redeemable at any time at the option of the Partnership in whole or in part, at a redemption price equal to the sum of: (a) the principal amount of the Notes being redeemed plus accrued interest or (b) a make-whole amount as more fully defined in the Notes prospectus. The Notes are not subject to any mandatory sinking fund and are an unsecured obligation of the Partnership. The Notes contain various covenants restricting the amount of secured and unsecured indebtedness the Partnership may incur. The amounts and maturities of the notes are as follows:


   1997             1996
--------------------------------------------------------------
 Amount                                Maturity       Interest
--------------------------------------------------------------
$100,000          $100,000       November, 2003         7.125%
 100,000                --           June, 2017         8.200%
 100,000                --       December, 2007         7.000%
 100,000                --       December, 2027         7.500%



    The proceeds from the issuances of the Notes were used to fund the purchase of acquisitions and repay debt incurred under the revolving lines of credit, which are used to finance the acquisition of self-storage facilities and for working capital.

NOTE 7 LINE OF CREDIT BORROWINGS


                                           1997          1996
---------------------------------------------------------------------------------------------------------------------------

Total lines of credit at
  December 31                          $190,000      $105,000
Borrowings outstanding at
  December 31                          $ 31,843      $ 52,730
Weighted average daily borrowing
  during the year                      $ 45,610      $ 92,225
Maximum daily borrowing during
  the year                             $168,379      $150,153
Weighted average daily interest
  rate during the year                     6.96%         6.99%


    At December 31, 1997, the Company had a $150,000 line of credit with a group of commercial banks. This line was increased during 1997 from $75,000 available at December 31, 1996. This line bears interest at various spreads over LIBOR based on the Company's long-term debt ratings. The credit agreement matures on November 15, 2000. At December 31, 1997, the Company had a $40,000 line of credit with a commercial bank. This line was increased from the $30,000 available at December 31, 1996. The line bears interest at spreads over LIBOR and is payable on demand. None of these agreements have compensating balance requirements.
    During 1997 the Company entered into a $75,000 bridge loan with the same group of commercial banks as the $150,000 line of credit. The bridge loan had a one-year term and bore interest at various LIBOR spreads, which spreads increased with the passing of each four-month period. The Company borrowed the entire amount available under the bridge loan in November 1997 and repaid the amount in full in December 1997, and the facility was terminated at that time. During 1996 the Company entered into a $75,000 bridge loan with the same group of commercial banks under similar terms. The Company borrowed the entire amount available under the bridge loan in June 1996, and repaid the amount in full in September 1996, and the facility was terminated at that time.

NOTE 8 PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
The following summary of unaudited pro forma combined financial information of the Company is presented as if all acquisitions, common stock issuances and notes payable issuances that transpired during 1997 and 1996 had occurred at the beginning of each period presented. The unaudited combined financial information is not necessarily indicative of what actual results of operations of the company would have been assuming such transactions had been completed at the beginning of each period, nor does it purport to represent the results of operations for future periods.


Year ended December 31,                  1997           1996
---------------------------------------------------------------

Pro forma total revenues               $184,851       $172,311
Pro forma net income                   $ 62,280       $ 56,108
Pro forma basic income per share       $   2.25       $   2.03
Pro forma diluted income per share     $   2.24       $   2.02


NOTE 9 FINANCIAL INSTRUMENTS
The Company's carrying amounts and fair value of its financial instruments were as follows:


As of December 31,                                                 1997                                  1996
----------------------------------------------------------------------------------------------------------------------
                                                    Carrying value       Fair value    Carrying value       Fair value
----------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents                                 $  1,172         $  1,172          $  1,323         $  1,323
Mortgages receivable                                        24,541           24,541                --               --
Line of credit borrowings                                   31,843           31,843            52,730           52,730
Mortgage notes payable                                      42,766           49,766            45,724           49,963
Notes payable                                              400,000          408,859           100,000           99,587
Interest rate risk management agreements                        --               --                --           (1,118)


    The Company, in determining the fair values set forth above, used the following methods and assumptions:

Mortgages Receivable
During 1997, the Company began offering construction loans to franchisees of Franchise to fund the development of franchised self-storage facilities. The loans are collateralized by the property. A market rate of interest is used, based on a spread over the 30-day LIBOR rate or the prime rate and adjusted monthly, and therefore fair value approximates carrying value. The term of the loan is four years, which approximates the construction and lease-up period. At December 31, 1997, the Company had $24,541 in mortgages receivable outstanding, with interest rates ranging from 8.5% to 9.0% with a weighted average rate of 8.96%, and is committed to lend an additional $39,934.

Mortgage and Notes Payable and Line of Credit Borrowings
The Company's line of credit borrowings bear interest at variable rates and therefore cost approximates fair value. The fair value of the Mortgage notes payable, and the Notes payable were estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rate at December 31, 1997 and 1996, for similar types of borrowing arrangements.

Interest Rate Risk Management Agreement
During 1997, the Company entered into an interest rate swap agreement in order to reduce the interest rate risk associated with the issuance of the $100,000 Notes due 2007 and the $100,000 Notes due 2027 (see Note 5). The Company terminated the agreement on the date the Notes were issued and deferred a $(346) loss. This loss, net of accumulated amortization, is included in other assets at December 31, 1997 and is being amortized into interest expense over the term of the Notes.
    During 1996, the Company entered into a fixed pay forward starting swap agreement in order to reduce the interest rate risk associated with the issuance of the $100,000 Notes due 2017 (see Note 5). The Company terminated the agreement on the date the Notes were issued and deferred a $(209) loss. This loss, net of accumulated amortization, is included in other assets at December 31, 1997 and 1996 and is being amortized into interest expense over the term of the Notes.
    During 1996, the Company entered into an interest rate swap agreement in order to reduce the interest rate risk associated with the issuance of the $100,000 Notes due 2003 (see Note 5). The Company terminated the agreement on the date the Notes were issued and deferred a $(2,481) loss. This loss, net of accumulated amortization, is included in other assets at December 31, 1997 and 1996 and is being amortized into interest expense over the term of the Notes.
    During 1995, the Company had entered into an interest rate swap agreement with the objective of reducing its exposure to future interest rate fluctuations. The agreement involved the exchange of a variable rate for a fixed rate interest payment obligation. The agreement had a notional principal amount of $100,000, an effective date of March 1, 1996, and a maturity date of March 1, 2003. On March 8, 1996, the Company closed the interest rate swap agreement and received proceeds of approximately $50. The gain from this contract was deferred and is being amortized over the life of the Notes (see
Note 5). The fair value of the interest rate management agreements as of December 31, 1996, repre sents the estimated amount the Company would have paid to terminate the agreements on those dates.

NOTE 10 COMMITMENTS AND CONTINGENCIES
Lease Agreements
The Company has various lease agreements for office space. Total future minimum rental payments on the office leases are $862 in year one, $747 in year two, $594 in years three and four, and $163 in year five.

Construction Financing
The Company is committed to lend an additional $39,934 in construction financing to franchisees of Franchise as described in Note 9. The Company is also a limited guarantor on the financing of eight development projects in which Franchise has either a partnership interest or an option to purchase the facility at various times after completion. Under the terms of the guarantee, the Company has the option, upon notice by the financial institution of an event which would require payment by the Company under the guarantee, of (a) purchasing the note and all related loan documents without recourse or (b) payment of the guarantee. At December 31, 1997, the Company was guarantor on $22,425 of these financing arrangements, of which $15,763 was outstanding.

Redemption of Partnership Units
At December 31, 1997, there were 2,828,635 Partnership Units outstanding. Certain Partnership Units are redeemable for an amount equal to their fair market value ($3.3 million, based upon a price per Unit of $39.9375 at December 31, 1997) payable by the Company in cash or by a promissory note payable in quarterly installments over two years with interest at the prime rate. Units held by other Limited Partners are redeemable, at the option of such Limited Partners, beginning on the first anniversary of their issue, for amounts equal to the then fair market value of their Units ($72.8 million redeemable at December 31, 1997, based upon a price per Unit of $39.9375 at December 31, 1997) payable by the Company in cash or, at the option of the Company, in shares of the Company's common stock at the exchange ratio of one share for each Unit.

NOTE 11 DISTRIBUTIONS
The dollar amount and percentage allocation between return of capital and ordinary income of the Company's dividends were as follows:



                               1997         1996        1995
--------------------------------------------------------------
Dividends                      $2.40        $2.25       $2.04
Ordinary income                   92%          96%         94%
Return of capital                  8%           4%          6%



NOTE 12 CAPITAL STOCK
The Company applies APB25 and related interpretations in accounting for its stock-based compensation plan (the "Plan"). In accordance with SFAS123 "Accounting for Stock-Based Compensation", the Company elected to continue to apply the provisions of APB25. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS123 in 1995 are required and are presented below along with a summary of the Plan and awards.
    The shareholders of the Company have approved and the Company has adopted the Storage USA, Inc. 1993 Omnibus Stock Incentive Plan. The Company has granted options to certain directors, officers and key employees to purchase shares of the Company's common stock at a price not less than the fair market value at the date of grant. There are 2,000,000 shares available to be issued under the Plan.
    Generally, the optionee has up to ten years from the date of the grant to exercise the options. Plan activity is as follows:



                                                               Number of         Exercise        Average
                                                               options          price range   exercise price

------------------------------------------------------------------------------------------------------------

Options outstanding December 31, 1994                        493,402          $ 21.75-$25.625   $23.6905
 Granted                                                     175,834          $ 27.50-$ 31.00   $30.9088
 Exercised                                                    (4,500)         $ 21.75-$ 24.75   $22.7500
 Cancelled                                                    (3,000)         $ 24.75           $24.7500
------------------------------------------------------------------------------------------------------------
Options outstanding December 31, 1995                        661,736          $ 21.75-$ 31.00   $25.6101
Exercisable at end of year                                   466,861          $ 21.75-$ 31.00   $24.0832

 Granted                                                     339,754          $ 31.25-$37.625   $34.8608
 Exercised                                                    (2,600)         $ 24.75           $24.7500
 Cancelled                                                   (45,100)         $ 31.00-$ 36.75   $31.0127
------------------------------------------------------------------------------------------------------------
Options outstanding December 31, 1996                        953,790          $ 21.75-$37.625   $28.6522
Exercisable at end of year                                   693,963          $ 21.75-$37.625   $25.9876

 Granted                                                     746,200          $35.625-$40.375  $38.5151
 Exercised                                                  (172,351)         $ 21.75-$ 31.00   $24.7816
 Cancelled                                                  (129,325)         $ 31.00-$39.125   $35.6737
------------------------------------------------------------------------------------------------------------
Options outstanding December 31, 1997                      1,398,314          $ 21.75-$40.375   $33.7320
=============================================================================================================
Exercisable at end of year                                   548,628          $ 21.75-$ 38.25   $26.6866
=============================================================================================================




    The following table provides additional information about the options outstanding and exercisable at December 31, 1997:




                                    Options outstanding                               Options exercisable
---------------------------------------------------------------------------------------------------------------
                         Outstanding    Weighted average          Weighted          as of            Weighted
Range of                       as of           remaining           average       Dec. 31,              average
exercise prices          Dec. 31, 1997  contractual life    exercise price           1997       exercise price
---------------------------------------------------------------------------------------------------------------

$20.1876 - $24.2250          142,000                 6.3        $21.7500         142,000              $21.7500
$24.2251 - $28.2625          188,910                 6.9        $24.8319         188,910              $24.8319
$28.2626 - $32.3000          192,000                 8.0        $31.1302         192,000              $31.1302
$32.3001 - $36.3375           36,279                 8.6        $33.8899          19,168              $33.2858
$36.3376 - $40.3750          839,125                 9.6        $38.3518           6,550              $37.6331
---------------------------------------------------------------------------------------------------------------
                           1,398,314                 8.7        $33.7320         548,628              $26.6866
===============================================================================================================



    The Company has utilized a Black-Scholes option-pricing model with the following assumptions in order to estimate the fair value of its stock options:



                                          1997      1996      1995
--------------------------------------------------------------------

Risk free interest rates                  5.74%     6.34%     5.64%
Estimated dividend yields                 6.20%     6.50%     7.50%
Volatility factors of the expected
  market price of the Company's
  Common Shares                           16.8%     25.8%     15.9%
Expected life of the options (years)       8.7       7.2       6.9
Weighted average fair value              $3.98     $5.66     $1.91




    The following pro forma disclosures were computed assuming the fair value of the options is amortized to compensation expense over the vesting period of the options:



                                   1997       1996        1995
--------------------------------------------------------------

Pro forma compensation
  expense(1)                     $  901     $  806       $  76
Pro forma net income(1)         $61,515    $42,720     $29,077
Pro forma basic net income
  per share(1)                   $ 2.30     $ 2.05      $ 1.86
Pro forma diluted net
  income per share(1)            $ 2.28     $ 2.03      $ 1.85




(1) Due to the inclusion of only 1995 through 1997 option grants, the effect of applying SFAS 123 in 1995 through 1997 may not be representative of the Pro forma impact in future years.

Employee Stock Purchase and Loan Plan
As of December 31, 1997, the Company has issued 388,000 shares of its common stock under the 1995 Employee Stock Purchase and Loan Plan. Pursuant to the terms of the plan, the Company and certain officers entered into stock purchase agreements whereby the officers purchased common stock at the then current market price. The Company provides 100% financing for the purchase of the shares with interest rates ranging from 6.2% to 7.0% per anum payable quarterly. The underlying notes are collateralized by the shares and mature between 2002 and 2004.



Dividend Reinvestment and Stock Purchase Plan
In 1995, the Company adopted the Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Under the Plan, the Company offers holders of its common stock the opportunity to purchase, through reinvestment of dividends or by additional cash payments, additional shares of its common stock. The shares of common stock for participants may be purchased from the Company at the greater of the average high and low sales price or the average closing sales price on the investment date or in the open market at 100% of the average price of all shares purchased for the Plan. During 1997 and 1996, 1,257 and 2,022 shares, respectively, were issued under the Plan.

Common Stock
On March 11, 1997, the Company issued 1,400,000 shares of common stock for an aggregate purchase price of $50,739. On March 17, 1997, the underwriters exercised their option to purchase 210 thousand additional shares of common stock for an aggregate purchase price of $7,610. On March 28, 1997, Security Capital U.S. Realty ("USRealty"), an affiliate of Security Capital Group, purchased 851 thousand shares of common stock directly from the Company through the exercise of its participation right under the Strategic Alliance Agreement for net proceeds of $32,019. USRealty owns 38.3% of the Company as of December 31, 1997.
    The proceeds from the issuances are contributed to the Partnership in exchange for additional Units. The Partnership used the net proceeds to repay debt incurred under its revolving lines of credit to finance the acquisitions of self-storage facilities and for working capital.
    On March 1, 1996, the Company entered into a Stock Purchase Agreement with USRealty. Under the Stock Purchase Agreement, subject to certain terms and conditions, USRealty invested a total of $220,000 in purchasing 7,028,754 shares of the Company's common stock, placed two of its nominees on the Company's Board of Directors, and executed a Strategic Alliance Agreement and a Registration Rights Agreement with the Company. The proceeds received from USRealty were used to repay borrowings under the

Company's lines of credit, to acquire self-storage facilities and for working capital.

NOTE 13 POST EMPLOYMENT BENEFIT PLAN
The Company contributes to a 401(k) savings plan (a voluntary defined contribution plan) for the benefit of employees meeting certain eligibility requirements and electing participation in the plan. Each year the Company is obligated to make a matching contribution on the employee's behalf equal to 50% of the participant's contribution to the plan, up to 2% of the participant's compensation. Company profit sharing contributions to the plan are determined annually by the Company. Company contributions totaled $461, $382, and $223 during 1997, 1996 and 1995, respectively.

NOTE 14 RECENT ACCOUNTING DEVELOPMENTS
In September 1997, SFAS No. 130, "Reporting Comprehensive Income" was issued and is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains, losses) in a full set of general purpose financial statements. SFAS No. 130 requires the disclosure of an amount that represents total comprehensive income and the components of comprehensive income in a financial statement. The adoption of SFAS No. 130 is not expected to have a material impact on the financial statements of the Company.
    In September 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for determining an entity's operating segments and the type and level of financial information to be disclosed in both annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 is not expected to have a material impact on the financial statements of the Company.

NOTE 15 LEGAL PROCEEDINGS
The Company is the subject of a purported national class action filed on September 25, 1997, in the Superior Court of the District Of Columbia, Nelda Perkins v. Storage USA, Inc., Civil Action No. 97-CA97426, seeking recovery of certain late fees paid by Company tenants since September 1993, treble damages, unspecified punitive damages and an injunction against further assessment of similar fees. The Company has filed its initial response in the case, believes it has defenses to the claims and intends to defend the suit vigorously. While the ultimate resolution of this case cannot be currently determined, management believes that the aggregate liability or loss, if any, resulting from this claim will not have a material adverse effect on its financial position. However, if during any period the potential contingency should become probable, the results of operations in that period could be materially affected.

NOTE 16 SUBSEQUENT EVENTS
Property Acquisitions
Subsequent to December 31, 1997, the Company has completed the acquisition of 16 self-storage facilities for approximately $52,824. These acquisitions were financed through operating cash flows and borrowings under the $190,000 line of credit.



NOTE 17 QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of quarterly results of operations for 1997 and 1996:


1997
---------------------------------------------------------------------------------------------------
                                          First           Second             Third           Fourth
                                        quarter          quarter           quarter          quarter

---------------------------------------------------------------------------------------------------

Revenue                                 $33,917          $38,651           $43,052          $44,950
Net income                              $12,985          $17,895           $15,894          $15,642
Basic net income per share              $  0.52          $  0.66           $  0.58          $  0.57
Diluted net income per share            $  0.51          $  0.65           $  0.58          $  0.56



1996
------------------------------------------------------------------------------------------------------
                                             First           Second             Third           Fourth
                                           quarter          quarter           quarter          quarter
------------------------------------------------------------------------------------------------------

Revenue                                    $21,333          $24,356           $29,435          $32,185
Net income                                 $ 8,392          $10,145           $11,650          $13,339
Basic net income per share                 $  0.47          $  0.52           $  0.55          $  0.54
Diluted net income per share               $  0.47          $  0.51           $  0.54          $  0.54


                               Storage USA, Inc.

                       Report of Independent Accountants


To the Board of Directors and
Shareholders of Storage USA, Inc.

We have audited the accompanying consolidated balance sheets of Storage USA, Inc. (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                        Coopers & Lybrand L.L.P.


Baltimore, Maryland
January 30, 1998, except for Note 16,
as to which the date is March 18, 1998.

                                     Storage USA, Inc., Facilities
                                             Schedule III
                               Real Estate and Accumulated Depreciation
                                        as of December 31, 1997





                                                     Initial Cost to REIT        Cost of       Gross Amount at Close of Period
                                                  --------------------------- Improvements ---------------------------------------
                                                                  Building &    Subsequent                             Building &
  State   Property Name              Encumbrances          Land     Fixtures   to Acquisition      Land    Fixtures         Total
----------------------------------------------------------------------------------------------------------------------------------
  AL      Vestavia                                      652,309    1,771,282        75,720      652,309   1,847,002     2,499,311
  AL      Birmingham/Hwy 28                             348,919      953,148        36,862      352,163     986,766     1,338,929
  AZ      24th Street                                   500,232    1,362,657        32,165      500,232   1,394,822     1,895,054
  AZ      Oracle                                        587,844    1,595,864        51,070      587,844   1,646,934     2,234,778
  AZ      22nd Street                                   529,702    1,439,965        40,011      529,702   1,479,976     2,009,678
  AZ      East Phoenix                                  370,586    1,021,566        52,308      370,586   1,073,874     1,444,460
  AZ      Tempe                                         878,690    2,389,598        60,096      879,017   2,449,367     3,328,384
  AZ      Cave Creek                                    824,369    2,244,177        52,174      824,369   2,296,351     3,120,720
  AZ      Alma School                                   785,504    2,162,032        18,843      788,748   2,177,631     2,966,379
  AZ      Metro-21st/Peoria-Phoenix                     599,712    1,638,042        20,027      602,956   1,654,825     2,257,781
  AZ      7th St/Indian Sch-Phoenix                     518,977    1,418,677        34,404      522,221   1,449,837     1,972,058
  AZ      Phoenix/32nd Street                         1,352,332    3,670,885        25,740    1,355,576   3,693,381     5,048,957
  AZ      Mesa/Country Club                             554,688    1,503,241        21,296      557,932   1,521,293     2,079,225
  AZ      Mesa/East Main St             1,466,674       913,783    2,479,293        37,074      917,027   2,513,123     3,430,150
  AZ      Phoenix/Bell Road                           1,312,139    3,547,636        64,832    1,319,532   3,605,075     4,924,607
  AZ      Tucson/S Santa Clara Ave                      542,275    1,486,171             -      542,275   1,486,171     2,028,446
  AZ      Phoenix/N 43rd Avenue                       1,307,809    3,541,123             -    1,307,809   3,541,123     4,848,932
  AZ      Phoenix/N 25th Avenue                         537,482    1,457,678             -      537,482   1,457,678     1,995,160
  AZ      Phoenix/2331 W Ind Sch                        537,759    1,458,428             -      537,759   1,458,428     1,996,187
  AZ      Mesa/N Power Rd                               454,601    1,231,582             -      454,601   1,231,582     1,686,183
  AZ      Mesa/3026 S Ctry Club                         525,840    1,429,081             -      525,840   1,429,081     1,954,921
  CA      Miramar Self                                  387,430    1,059,395        55,718      387,430   1,115,113     1,502,543
  CA      Miramar Business                            1,225,124    3,344,676       194,094    1,225,124   3,538,770     4,763,894
  CA      Marina Del Rey                              1,954,097    5,293,255       112,610    1,954,097   5,405,865     7,359,962
  CA      Covina                                      1,234,592    3,356,433       193,085    1,234,592   3,549,518     4,784,110
  CA      Norwalk                                     1,529,221    4,152,897       130,581    1,529,221   4,283,478     5,812,699
  CA      Campbell                                      989,715    2,684,079       273,137    1,041,860   2,905,071     3,946,931
  CA      Monterey I & II                             1,556,242    4,223,039       291,149    1,613,922   4,456,508     6,070,430
  CA      Palo Alto                                     601,092    1,634,967       241,993      651,280   1,826,772     2,478,052
  CA      San Jose                                    1,213,742    3,289,781       288,034    1,266,988   3,524,569     4,791,557
  CA      Santa Cruz                                  1,036,838    2,812,668       263,529    1,092,718   3,020,317     4,113,035
  CA      Scotts Valley                                 601,093    1,634,485       251,095      651,281   1,835,392     2,486,673
  CA      Santa Clara                                 1,362,331    3,738,431       106,507    1,362,331   3,844,938     5,207,269
  CA      Watsonville                                   430,931    1,173,809       224,592      480,039   1,349,293     1,829,332
  CA      Panorama City                                 961,128    2,608,919        66,534      961,128   2,675,453     3,636,581
  CA      Westminster                                   975,304    2,641,287        88,252      975,304   2,729,539     3,704,843
  CA      Point Loma                                  2,135,347    5,777,511       237,891    2,139,342   6,011,407     8,150,749
  CA      Rialto                                        695,327    1,921,602       119,469      695,327   2,041,071     2,736,398
  CA      Yucaipa                                       411,580    1,145,267         3,311      411,580   1,148,578     1,560,158
  CA      Fallbrook                                     418,763    1,154,513        13,687      418,763   1,168,200     1,586,963
  CA      Hemet                                         455,585    1,252,504         5,386      455,585   1,257,890     1,713,475
  CA      Victorville                                   491,597    1,347,613         1,796      491,597   1,349,409     1,841,006
  CA      San Bernardino/Baseline                     1,220,837    3,325,258        16,684    1,220,837   3,341,942     4,562,779
  CA      Colton                                        514,276    1,425,550        34,042      514,276   1,459,592     1,973,868
  CA      San Marcos                                    318,260      879,411        48,125      318,260     927,536     1,245,796
  CA      Capitola                                      827,352    2,283,337        27,250      827,352   2,310,587     3,137,939
  CA      Oceanside                                   1,236,627    3,383,435        32,299    1,236,627   3,415,734     4,652,361
  CA      San Bernardino/Waterman                       708,661    1,941,602        61,336      708,988   2,002,611     2,711,599
  CA      Santee                                        879,599    2,382,970       109,903      879,599   2,492,873     3,372,472
  CA      Santa Ana                                   1,273,489    3,456,542        27,811    1,273,816   3,484,026     4,757,842
  CA      Garden Grove                                1,137,544    3,087,956        25,284    1,137,871   3,112,913     4,250,784
  CA      City of Industry                              899,709    2,453,012        71,417      900,036   2,524,102     3,424,138
  CA      Chatsworth                                  1,740,975    4,744,309        75,095    1,738,243   4,822,136     6,560,379
  CA      Palm Springs/Tamarisk                         816,416    2,229,985        99,025      816,743   2,328,683     3,145,426
  CA      Moreno Valley                                 413,759    1,142,629       112,557      414,614   1,254,331     1,668,945
  CA      San Bern/23rd St                              655,883    1,803,082        84,633      655,883   1,887,715     2,543,598
  CA      San Bern/Mill Ave                             368,526    1,023,905        72,864      370,043   1,095,252     1,465,295
  CA      Highlands                                     626,794    1,718,949        34,079      627,594   1,752,228     2,379,822
  CA      Redlands                                      673,439    1,834,612       251,957      731,365   2,028,643     2,760,008
  CA      Palm Springs/Gene Autry                       784,589    2,129,022        31,505      784,589   2,160,527     2,945,116
  CA      Thousand Palms                                652,410    1,831,765        81,700      655,654   1,910,221     2,565,875
  CA      Salinas                                       622,542    1,731,104        34,659      625,785   1,762,520     2,388,305
  CA      Whittier                                      919,755    2,516,477        44,296      922,999   2,557,529     3,480,528
  CA      Florin/Freeport-Sacrament                     824,241    2,262,310        56,014      827,485   2,315,080     3,142,565
  CA      Sunrise/Sacramento                            819,025    2,231,500        56,064      822,269   2,284,320     3,106,589
  CA      Santa Rosa                                  1,351,168    3,669,084        39,081    1,354,412   3,704,921     5,059,333
  CA      Huntington Beach                              838,648    2,309,309        95,760      841,892   2,401,825     3,243,717
  CA      La Puente/Valley Blvd                         992,211    2,710,041        39,130      995,455   2,745,927     3,741,382
  CA      Pacheco/First Ave North                     1,198,654    3,257,766        48,949    1,201,898   3,303,471     4,505,369
  CA      Huntington Bch II/McFadden                  1,050,495    2,846,043        26,941    1,053,739   2,869,740     3,923,479
  CA      Hawaiian Gardens/Norwalk                    1,956,411    5,353,015        45,419    1,959,655   5,395,190     7,354,845
  CA      Sacramento/Auburn Blvd                        666,995    1,808,847       132,389      664,859   1,943,372     2,608,231
  CA      Vacaville/Bella Vista                         680,221    1,873,594             -      680,221   1,873,594     2,553,815
  CA      Sacramento/Perry                              452,480    1,225,139        45,445      457,588   1,265,476     1,723,064
  CA      Cypress/Lincoln Avenue                        795,173    2,178,391             -      795,173   2,178,391     2,973,564
  CA      Hollywood/N Vine St                         1,736,825    4,735,794             -    1,736,825   4,735,794     6,472,619
  CA      Los Angeles/Fountain Ave      1,817,049       835,269    2,318,852             -      835,269   2,318,852     3,154,121
  CA      Long Beach/W Wardlow Rd                       988,344    2,714,905             -      988,344   2,714,905     3,703,249
  CA      Riverside/Arlington Ave                       596,109    1,676,348             -      596,109   1,676,348     2,272,457
  CA      Orange/S Flower St                          1,563,079    4,245,104             -    1,563,079   4,245,104     5,808,183
  CA      Huntington Bch/Warner Ave                   3,308,574    8,976,395             -    3,308,574   8,976,395    12,284,969
  CA      Anaheim/W Penhall Way                         977,584    2,664,764             -      977,584   2,664,764     3,642,348
  CA      Santa Ana/W Fifth St                          760,131    2,109,283             -      760,131   2,109,283     2,869,414
  CA      Long Beach/E Carson St                      1,485,186    4,033,235             -    1,485,186   4,033,235     5,518,421
  CA      Long Beach/W Artesia Blvd                   2,025,400    5,552,032             -    2,025,400   5,552,032     7,577,432
  CA      El Segundo/El Segundo Blv                   2,065,840    5,598,384             -    2,065,840   5,598,384     7,664,224
  CA      Gardena/E Alondra Blvd                      1,080,093    2,944,755             -    1,080,093   2,944,755     4,024,848
  CA      Pico Rivera/E Slauson Ave                   1,823,075    4,954,864             -    1,823,075   4,954,864     6,777,939
  CA      Whittier/Comstock                           1,230,548    3,346,862             -    1,230,548   3,346,862     4,577,410
  CA      Baldwin Park/Garvey Ave                       568,380    1,552,405             -      568,380   1,552,405     2,120,785
  CA      Glendora/E Arrow Hwy                          873,562    2,378,316             -      873,562   2,378,316     3,251,878
  CA      Pomona/Ridgeway                               810,109    2,242,407             -      810,109   2,242,407     3,052,516
  CA      Riverside/Fairgrounds St                      675,019    1,867,609             -      675,019   1,867,609     2,542,628
  CA      Cathedral City/E Ramon Rd                   1,485,254    4,047,848             -    1,485,254   4,047,848     5,533,102
  CA      Palm Springs/Radio Road                     1,011,684    2,765,751             -    1,011,684   2,765,751     3,777,435
  CA      Campbell/187 E Sunnyoaks                      781,574    1,668,337             -      781,574   1,668,337     2,449,911
  CA      Roseville/6th Street                          793,202    2,153,320             -      793,202   2,153,320     2,946,522
  CA      Roseville/Junction Blvd                       918,175    2,484,109             -      918,175   2,484,109     3,402,284
  CA      Spring Valley/Jamacha Rd                      823,892    2,232,496             -      823,892   2,232,496     3,056,388
  CO      Broomfield/W 120th Ave                        690,949    1,899,169             -      690,949   1,899,169     2,590,118
  CO      Lakewood/W Mississippi                      1,348,480    3,658,455             -    1,348,480   3,658,455     5,006,935
  CT      Wethersfield                                  472,831    1,294,408       912,570      472,831   2,206,978     2,679,809
  CT      Enfield                                       499,855    1,376,651       124,921      513,775   1,487,652     2,001,427
  CT      East Hartford                                 992,547    2,700,212        95,500      992,547   2,795,712     3,788,259
  CT      Waterbury                                     746,487    2,036,915        28,877      749,731   2,062,548     2,812,279
  CT      Rocky Hill                                  1,327,857    3,608,978        35,553    1,331,101   3,641,287     4,972,388
  CT      Farmington                                  1,272,203    3,454,995        59,595    1,275,447   3,511,346     4,786,793
  CT      Stamford/Commerce Rd                        3,159,903    8,547,884             -    3,159,903   8,547,884    11,707,787
  DC      U Street                                    1,388,564    3,769,506        82,603    1,388,564   3,852,109     5,240,673
  DE      Wilmington                                    610,689    2,512,985        81,676      610,689   2,594,661     3,205,350
  FL      Kendall                                     1,838,903    3,870,318        38,232    1,838,903   3,908,550     5,747,453
  FL      Ives Dairy                                  1,061,776    4,320,377        53,469    1,061,776   4,373,846     5,435,622
  FL      Longwood                                      862,849    2,387,142        32,016      862,849   2,419,158     3,282,007
  FL      Sarasota                                    1,281,966    2,007,843     1,899,370    2,007,894   3,181,285     5,189,179
  FL      WPB Southern                    851,237       226,524      922,193     2,963,268    1,016,446   3,095,539     4,111,985
  FL      WPB II                                        572,284    2,365,372        40,080      572,284   2,405,452     2,977,736
  FL      Port Richey                                   605,850    1,668,041        70,143      605,850   1,738,184     2,344,034
  FL      Ft. Myers                                     489,609    1,347,207       781,266      645,219   1,972,863     2,618,082
  FL      North Lauderdale                            1,050,449    2,867,443       753,551    1,282,769   3,388,674     4,671,443
  FL      Naples                                        636,051    1,735,211        56,077      636,051   1,791,288     2,427,339
  FL      Hallandale                                  1,696,519    4,625,578        29,327    1,696,519   4,654,905     6,351,424
  FL      Davie                                       2,005,938    5,452,384        88,228    2,005,938   5,540,612     7,546,550
  FL      Tampa/Adamo                                   837,180    2,291,714        32,645      837,180   2,324,359     3,161,539
  FL      SR 84 (Southwest)                           1,903,782    5,187,373        96,578    1,903,782   5,283,951     7,187,733
  FL      Quail Roost                   2,039,267     1,663,641    4,533,384        26,310    1,663,641   4,559,694     6,223,335
  FL      Tamiami                                     1,962,917    5,371,139        16,290    1,962,917   5,387,429     7,350,346
  FL      Highway 441 (2nd Avenue)                    1,734,958    4,760,420        31,657    1,734,958   4,792,077     6,527,035
  FL      Miami Sunset                                2,205,018    6,028,210        21,591    2,205,018   6,049,801     8,254,819
  FL      Doral (Archway)                             1,633,500    4,464,103        57,215    1,633,500   4,521,318     6,154,818
  FL      Boca Raton                                  1,505,564    4,123,885        26,910    1,508,808   4,147,551     5,656,359
  FL      Ft Lauderdale                               1,063,136    2,949,236        63,636    1,066,380   3,009,628     4,076,008
  FL      Coral Way                     2,983,786     1,574,578    4,314,468        27,280    1,577,822   4,338,504     5,916,326
  FL      Miller Rd.                                  1,409,474    3,898,643        21,257    1,412,212   3,917,162     5,329,374
  FL      Harborview/Port Charlotte                     883,344    2,400,333        53,027      885,953   2,450,751     3,336,704
  FL      Miami Gardens/441                             540,649    1,469,557        38,151      543,893   1,504,464     2,048,357
  FL      Miramar/State Rd 7                          1,797,370    4,892,278       390,499    1,800,614   5,279,533     7,080,147
  FL      Delray Bch/W Atlantic Blvd                    388,538    1,059,895        21,096      391,782   1,077,747     1,469,529
  FL      West Palm/Okeechobee Blvd     2,600,000     1,134,363    2,396,690             -    1,134,363   2,396,690     3,531,053
  FL      Sarasota/N Washington Blvd                  1,038,538    2,822,939             -    1,038,538   2,822,939     3,861,477
  GA      South Cobb                                    161,509    1,349,816       136,204      161,509   1,486,020     1,647,529
  GA      Lilburn                                       634,879    1,724,697        43,782      634,879   1,768,479     2,403,358
  GA      Eastpoint                                     807,085    2,194,489       748,124      937,618   2,812,080     3,749,698
  GA      Acworth                                       333,504      917,825       987,096      520,032   1,718,393     2,238,425
  GA      Western Hills                                 682,094    1,855,712       277,313      846,462   1,968,657     2,815,119
  GA      Stone Mountain                              1,053,620    2,908,080        54,318    1,056,864   2,959,154     4,016,018
  IL      Prospect Heights/E Piper                      893,807    2,425,436             -      893,807   2,425,436     3,319,243
  IN      Marion/W 2nd St                               230,497      660,932             -      230,497     660,932       891,429
  IN      Indianapolis/N Illinois                       365,621      993,582             -      365,621     993,582     1,359,203
  IN      Indianapolis/W 10th St                        598,465    1,627,324             -      598,465   1,627,324     2,225,789
  IN      Indianapolis/Hawthorn Pk                    1,257,359    3,409,578             -    1,257,359   3,409,578     4,666,937
  IN      Indianapolis/E 56th St                      1,053,343    2,856,687             -    1,053,343   2,856,687     3,910,030
  IN      Indianapolis/E 42nd St                        665,547    1,809,692             -      665,547   1,809,692     2,475,239
  IN      Indianapolis/E 86th St                        397,221    1,087,020             -      397,221   1,087,020     1,484,241
  IN      Indianapolis/Beachway Dr                      526,117    1,432,517             -      526,117   1,432,517     1,958,634
  IN      Indianapolis/Crawfordsville                   267,217      732,526             -      267,217     732,526       999,743
  IN      Indianapolis/Fulton Dr                        323,210      881,916             -      323,210     881,916     1,205,126
  IN      Indianapolis/N Meridian                             -       11,011             -            -      11,011        11,011
  IN      Indianapolis/Fry Rd                           617,315    1,694,127             -      617,315   1,694,127     2,311,442
  IN      Greenwood/E Stop 11 Rd                        794,443    2,158,189             -      794,443   2,158,189     2,952,632
  IN      Columbus/W 15th St                             59,597      170,384             -       59,597     170,384       229,981
  IN      Columbus/Eastwood Dr                           83,159      239,273             -       83,159     239,273       322,432
  IN      Clarksville/N Hallmark                         53,776      157,730             -       53,776     157,730       211,506
  IN      Jefferson/E Highway 62                        145,805      404,549             -      145,805     404,549       550,354
  IN      Jeffersonville/E 10th St                      301,589      826,943             -      301,589     826,943     1,128,532
  IN      New Albany/Grant Line Rd                      188,493      519,965             -      188,493     519,965       708,458
  IN      Jeffersonville/W 7th St                       329,308      902,889             -      329,308     902,889     1,232,197
  IN      Clarksville/Woodstock Dr                      286,620      785,272             -      286,620     785,272     1,071,892
  IN      New Albany/Progress Blvd                      387,797    1,061,123             -      387,797   1,061,123     1,448,920
  KS      Shawnee                                       546,118    1,490,460        39,656      546,118   1,530,116     2,076,234
  KS      Olathe                                        429,808    1,176,442        55,116      429,808   1,231,558     1,661,366
  KS      Overland Park                                 561,549    1,530,969        40,101      561,549   1,571,070     2,132,619
  KS      State Avenue                                  448,025    1,224,381       100,024      448,025   1,324,405     1,772,430
  KY      Louisville/Bardstown                          664,899    1,812,323             -      664,899   1,812,323     2,477,222
  KY      Louisville/Dixie Highway                      649,638    1,790,623             -      649,638   1,790,623     2,440,261
  KY      Louisville/Oaklawn Avenue                     209,005      574,740             -      209,005     574,740       783,745
  KY      Louisville/Preston Hwy                        863,390    2,346,688             -      863,390   2,346,688     3,210,078
  KY      Valley Station/Val Sta Rd                     623,828    1,697,482             -      623,828   1,697,482     2,321,310
  KY      Louisville/Adams St                           752,032    2,049,063             -      752,032   2,049,063     2,801,095
  MA      Worcester                                     661,235    1,541,427        96,715      661,235   1,638,142     2,299,377
  MA      Haverhill                                     573,068    1,568,047        22,348      573,068   1,590,395     2,163,463
  MA      New Bedford                                   768,959    2,099,751        11,837      768,959   2,111,588     2,880,547
  MA      Whitman                                       544,178    1,487,628        71,729      544,178   1,559,357     2,103,535
  MA      Brockton                                    1,134,761    3,104,615        26,214    1,138,005   3,127,585     4,265,590
  MA      Northborough                                  822,364    2,279,586        18,890      825,608   2,295,232     3,120,840
  MA      Nashua/Tyngsboro                            1,211,930    3,293,838        17,240    1,215,174   3,307,834     4,523,008
  MA      South Easton                                  909,912    2,465,382        47,548      913,156   2,509,686     3,422,842
  MA      North Attleboro                               908,949    2,460,427        84,819      913,413   2,540,782     3,454,195
  MA      Fall River                                    773,781    2,097,333       105,443      777,025   2,199,532     2,976,557
  MA      Salisbury                                     771,078    2,096,159        43,243      774,322   2,136,158     2,910,480
  MA      Raynham/Broadway                              128,851      352,739             -      128,851     352,739       481,590
  MD      Annapolis/Route 50            3,321,969     1,565,664    4,324,670        43,265    1,565,664   4,367,935     5,933,599
  MD      Silver Spring                               2,776,490    4,455,110        44,721    2,776,490   4,499,831     7,276,321
  MD      Essex                                       1,015,773    2,396,462        39,690    1,015,773   2,436,152     3,451,925
  MD      Columbia                                    1,057,034    3,289,952        82,057    1,057,034   3,372,009     4,429,043
  MD      Rockville                                   1,376,588    3,765,848        34,564    1,376,588   3,800,412     5,177,000
  MD      Annapolis/Trout                             1,635,928    4,430,887        53,944    1,635,928   4,484,831     6,120,759
  MD      Montgomery Village                          1,287,176    3,537,609        41,792    1,287,176   3,579,401     4,866,577
  MD      Millersville                                1,501,123    4,101,854        42,799    1,501,123   4,144,653     5,645,776
  MD      Waldorf                                     1,168,869    3,175,314         7,733    1,169,197   3,182,719     4,351,916
  MD      Rt 3/Millersville                             546,011    1,493,533        51,212      549,255   1,541,501     2,090,756
  MD      Balto City/E Pleasant St                    1,547,767    4,185,072        31,499    1,551,011   4,213,327     5,764,338
  MD      Wheaton/Georgia Avenue                      2,524,985    6,826,813             -    2,524,985   6,826,813     9,351,798
  MD      SUSA Partnership L.P.                      21,067,186   19,639,050             -   21,067,186  19,639,050    40,706,236
  MI      Lincoln Park                                  761,209    2,097,502     1,304,191    1,028,677   3,134,225     4,162,902
  MI      Tel-Dixie                                     595,495    1,646,723        38,217      595,495   1,684,940     2,280,435
  MI      Troy/Coolidge Highway                       1,264,541    3,425,505        30,999    1,267,785   3,453,260     4,721,045
  MI      Grand Rapids/28th St SE                       598,182    1,621,080        32,721      601,426   1,650,557     2,251,983
  MI      Grandville/Spartan Ind Dr                     579,599    1,840,838        19,693      582,843   1,857,287     2,440,130
  MI      Linden/S Linden Rd                            608,318    1,725,631             -      608,318   1,725,631     2,333,949
  MI      Farmington Hills/Gr Riv                             -       21,690             -            -      21,690        21,690
  MO      Grandview                                     511,576    1,396,230        70,638      511,576   1,466,868     1,978,444
  MO      Raytown                                       427,056    1,171,397       100,265      427,056   1,271,662     1,698,718
  NC      Charlotte/Tryon St                          1,003,418    2,731,345        37,619    1,006,662   2,765,720     3,772,382
  NC      Raleigh/Hillsborough St                       753,296    2,051,496        32,811      756,540   2,081,063     2,837,603
  NC      Charlotte/Amity Rd                            947,871    2,583,190        28,663      951,115   2,608,609     3,559,724
  NC      Fayetteville/MacArthur                        597,765    1,689,315             -      597,765   1,689,315     2,287,080
  NC      Fayetteville/Rim Rd                           514,208    1,418,712             -      514,208   1,418,712     1,932,920
  NC      Wilmington/Market St                          622,720    1,704,743             -      622,720   1,704,743     2,327,463
  NJ      Pennsauken                                    914,938    2,484,553        82,323      914,938   2,566,876     3,481,814
  NJ      Lawnside                                    1,095,126    2,972,032       179,684    1,095,126   3,151,716     4,246,842
  NJ      Cherry Hill/Cuthbert                          720,183    1,894,545        66,133      720,183   1,960,678     2,680,861
  NJ      Cherry Hill/Route 70                          693,314    1,903,413       134,037      693,641   2,037,123     2,730,764
  NJ      Pomona                                        529,657    1,438,132        16,952      532,901   1,451,840     1,984,741
  NJ      Mays Landing                                  386,592    1,051,300        28,044      389,836   1,076,100     1,465,936
  NJ      Hackensack/S River St         7,549,153     3,646,649    9,863,617       179,391    3,651,778  10,037,879    13,689,657
  NJ      Secaucus/Paterson Plank       5,569,732     2,851,097    7,712,681       174,714    2,856,055   7,882,437    10,738,492
  NJ      Harrison/Harrison Ave         1,260,229       822,192    2,227,121        62,911      828,139   2,284,085     3,112,224
  NJ      Orange/Oakwood Ave            3,994,746     2,408,877    6,517,030        72,875    2,414,297   6,584,485     8,998,782
  NJ      Flanders/Bartley Flanders                     645,486    1,749,362        48,224      651,715   1,791,357     2,443,072
  NJ      Mt Laurel/Ark Road                            678,397    1,866,032             -      678,397   1,866,032     2,544,429
  NJ      Ho Ho Kus/Hollywood Ave                     4,474,785   12,117,431             -    4,474,785  12,117,431    16,592,216
  NJ      Millville/S Wade Blvd                         302,675      829,306             -      302,675     829,306     1,131,981
  NJ      Williamstown/Glassboro Rd                     483,584    1,316,646             -      483,584   1,316,646     1,800,230
  NM      Lomas                                         251,018      691,453        44,764      251,018     736,217       987,235
  NM      San Mateo                                     524,982    1,436,128        84,289      524,982   1,520,417     2,045,399
  NM      Montgomery                                    606,860    1,651,611        54,813      606,860   1,706,424     2,313,284
  NM      Legion                                              -    1,873,666        54,055            -   1,927,721     1,927,721
  NM      Ellison                                       642,304    1,741,230        (4,430)     620,366   1,758,738     2,379,104
  NM      Hotel Circle                                  277,101      766,547       864,690      255,163   1,653,175     1,908,338
  NM      Eubank                                        577,099    1,568,266       192,415      577,099   1,760,681     2,337,780
  NM      Coors                                         494,400    1,347,792        75,863      494,400   1,423,655     1,918,055
  NM      Osuna                                         696,685    1,891,849       104,862      696,685   1,996,711     2,693,396
  NM      East Central                                  292,031      801,475        98,345      292,031     899,820     1,191,851
  NV      Rainbow                                       879,928    2,385,104       110,339      892,753   2,482,618     3,375,371
  NV      Oakey                                         663,607    1,825,505        39,187      663,607   1,864,692     2,528,299
  NV      Tropicana                                     803,070    2,179,440       168,681      815,085   2,336,106     3,151,191
  NV      Sunset                                        934,169    2,533,803       181,919      947,534   2,702,357     3,649,891
  NV      Sahara                                      1,217,565    3,373,622        30,986    1,217,565   3,404,608     4,622,173
  NV      Charleston                                    557,678    1,520,140        23,737      558,006   1,543,549     2,101,555
  NV      Las Vegas-Sahara/Pioneer                    1,040,367    2,842,388        23,322    1,043,611   2,862,466     3,906,077
  NV      Las Vegas/S Nellis Blvd                       619,239    1,749,528             -      619,239   1,749,528     2,368,767
  NY      Coram/Bald Hill                             1,976,332    5,352,301        36,684    1,979,576   5,385,741     7,365,317
  NY      Mahopac/Rt 6 and Lupi Ct                    1,299,571    3,530,956             -    1,299,571   3,530,956     4,830,527
  NY      Kingston/Sawkill Rd                           677,909    1,845,654             -      677,909   1,845,654     2,523,563
  NY      New Paltz/So Putt Corners                     547,793    1,498,124             -      547,793   1,498,124     2,045,917
  NY      Saugerties/Route 32                           677,909    1,839,254             -      677,909   1,839,254     2,517,163
  NY      Amsterdam/Route 5 So                          394,628    1,070,360             -      394,628   1,070,360     1,464,988
  OH      Akron/Chenoweth Rd                            540,716    1,519,499             -      540,716   1,519,499     2,060,215
  OH      Streetsboro/Frost Rd                          622,041    1,836,890             -      622,041   1,836,890     2,458,931
  OH      Franklin/Conover Dr                           581,055      644,913             -      581,055     644,913     1,225,968
  OH      Kent/Cherry St                                513,752    1,454,983             -      513,752   1,454,983     1,968,735
  OH      Amherst/Leavitt                               392,212    1,131,603             -      392,212   1,131,603     1,523,815
  OH      East Lake/Lakeland Blvd                       432,656    1,237,086             -      432,656   1,237,086     1,669,742
  OH      Mentor/Mentor Ave                           1,051,222    2,910,600             -    1,051,222   2,910,600     3,961,822
  OH      Mentor/Heisley Road                           337,560      986,802             -      337,560     986,802     1,324,362
  OH      Columbus/W Broad St                           891,738    2,423,670             -      891,738   2,423,670     3,315,408
  OH      Columbus/S High St                            785,018    2,127,507             -      785,018   2,127,507     2,912,525
  OH      Columbus/Innis Rd                           1,694,130    4,585,478             -    1,694,130   4,585,478     6,279,608
  OH      Columbus/E Main St                            665,547    1,808,554             -      665,547   1,808,554     2,474,101
  OH      Columbus/E Cooke Rd                           891,461    2,415,298             -      891,461   2,415,298     3,306,759
  OH      Worthington/Reliance St                       519,187    1,408,980             -      519,187   1,408,980     1,928,167
  OH      Delaware/State Rt 23                           76,506      213,346             -       76,506     213,346       289,852
  OH      Trotwood/Salem Bend Dr                      1,041,424    2,834,894             -    1,041,424   2,834,894     3,876,318
  OH      Worthington/Alta View Blvd                    437,308    1,185,419             -      437,308   1,185,419     1,622,727
  OH      Columbus/W Dublin-Grand       1,639,358       801,749    2,170,758             -      801,749   2,170,758     2,972,507
  OH      Dublin/Old Avery Road                         712,038    1,928,205             -      712,038   1,928,205     2,640,243
  OH      Hilliard/Parkway Lane                         739,230    2,001,725             -      739,230   2,001,725     2,740,955
  OK      Sooner Road                                   453,185    1,252,031        82,632      453,185   1,334,663     1,787,848
  OK      10th Street                                   261,208      743,356     1,182,545      621,413   1,565,696     2,187,109
  OK      Moore                                         281,912      776,815       114,948      281,912     891,763     1,173,675
  OK      NW Expressway                                 353,735      977,978        78,589      353,735   1,056,567     1,410,302
  OK      Midwest City                                  443,545    1,216,512        39,008      443,545   1,255,520     1,699,065
  OK      Meridian                                      252,963      722,040       344,995      244,143   1,075,855     1,319,998
  OK      Air Depot                                     347,690      965,923        95,052      347,690   1,060,975     1,408,665
  OK      Peoria                                        540,318    1,488,307        73,400      540,318   1,561,707     2,102,025
  OK      11th & Mingo                                  757,054    2,071,799       114,072      757,054   2,185,871     2,942,925
  OK      Skelly                                        173,331      489,960        76,118      173,331     566,078       739,409
  OK      Lewis                                         642,511    1,760,304        15,404      626,512   1,791,707     2,418,219
  OK      Sheridan                                      531,978    1,509,718        80,412      531,978   1,590,130     2,122,108
  OK      OKC/Roxbury Blvd                              241,220      671,753        20,348      244,464     688,857       933,321
  OK      OKC/33rd Street                               267,059      741,710        87,052      270,303     825,518     1,095,821
  OK      OKC/South Western                             721,181    1,958,872             -      721,181   1,958,872     2,680,053
  OK      Tulsa/So Garnett Road                         966,052      497,746             -      966,052     497,746     1,463,798
  OR      Hillsboro/229th Ave                         1,198,358    3,249,301        56,925    1,201,602   3,302,982     4,504,584
  OR      Beaverton/Murray Ave                        1,086,999    2,948,220        33,074    1,090,243   2,978,050     4,068,293
  OR      Aloha/185th Ave                             1,337,157    3,624,573        27,684    1,340,401   3,649,013     4,989,414
  PA      Philadelphia                                1,574,064    2,838,049        32,995    1,574,064   2,871,044     4,445,108
  PA      King of Prussia                             1,354,359    3,678,011        27,106    1,354,359   3,705,117     5,059,476
  PA      Warminster                                    891,048    2,446,648        63,603      891,048   2,510,251     3,401,299
  PA      Allentown                                     578,632    1,583,744        78,503      578,632   1,662,247     2,240,879
  PA      Bethlehem                                     843,324    2,317,298        63,885      843,324   2,381,183     3,224,507
  PA      Norristown                                    868,586    2,405,332        32,065      871,830   2,434,153     3,305,983
  PA      Malvern/E Lancaster           2,130,020       433,482    2,833,980             -      433,482   2,833,980     3,267,462
  PA      West Chester/Downington                       567,546    1,613,461             -      567,546   1,613,461     2,181,007
  TN      Summer                                        172,093    2,663,644        44,445      172,093   2,708,089     2,880,182
  TN      Union                                         286,925    1,889,030       121,710      286,925   2,010,740     2,297,665
  TN      Memphis/Mt Moriah                             692,669    1,598,722     1,329,703    1,034,883   2,586,211     3,621,094
  TN      Antioch/Nashville                             822,125    2,239,684       128,388      822,125   2,368,072     3,190,197
  TN      Keyport (Gateway)                             396,229    1,080,547        82,694      403,492   1,155,978     1,559,470
  TN      Chattanooga                                   484,457    1,360,998       226,090      680,344   1,391,201     2,071,545
  TN      Memphis/Ridgeway                              638,757    1,141,414     1,171,120      638,849   2,312,442     2,951,291
  TN      Winchester                                    774,069    2,260,361             -      774,069   2,260,361     3,034,430
  TN      Nashville/Lebanon Pike                      1,366,208    3,748,062        22,575    1,369,452   3,767,393     5,136,845
  TN      Nashville/Haywood             1,117,435       423,170    1,166,891        56,367      426,414   1,220,014     1,646,428
  TN      Nashville/Murfreesboro          835,088       344,720      950,811        65,361      347,963   1,012,929     1,360,892
  TN      Memphis/2939 Poplar                         1,750,286    1,986,417             -    1,750,286   1,986,417     3,736,703
  TN      Nashville/Trousdale                         1,440,860    3,901,994        31,410    1,440,705   3,933,559     5,374,264
  TN      Nashville/Murfreesboro                      1,222,229    3,309,033        75,326    1,225,473   3,381,115     4,606,588
  TN      Nashville/Old Hickory Rd                    1,271,786    3,444,402       107,349    1,275,030   3,548,507     4,823,537
  TN      Antioch/Bell Road                             841,235    2,280,513        74,439      844,479   2,351,708     3,196,187
  TN      Franklin/Liberty Pike                         844,335    2,287,937        74,057      847,579   2,358,750     3,206,329
  TN      Memphis/5675 Summer Ave                       399,486    1,103,101             -      399,486   1,103,101     1,502,587
  TN      Memphis/4705 Winchester                       425,797    1,171,967             -      425,797   1,171,967     1,597,764
  TN      Memphis/Madison Avenue                        189,329      523,890             -      189,329     523,890       713,219
  TN      Memphis/Raleigh-LaGrange                      282,744      788,041             -      282,744     788,041     1,070,785
  TN      Memphis/4175 Winchester                       233,054      661,583             -      233,054     661,583       894,637
  TN      Memphis/American Way                          326,495      911,122             -      326,495     911,122     1,237,617
  TN      Memphis/6390 Winchester                       348,906      976,683             -      348,906     976,683     1,325,589
  TN      Collierville/W Poplar                       1,122,353    2,372,249             -    1,122,353   2,372,249     3,494,602
  TN      Antioch/2757 Murfreesboro     2,558,791     1,299,380    3,531,925             -    1,299,380   3,531,925     4,831,305
  TN      Memphis/Shelby Oaks                           446,424    1,219,883             -      446,424   1,219,883     1,666,307
  TX      Ft. Worth Avenue                              393,893    1,076,836       171,651      393,893   1,248,487     1,642,380
  TX      Euless                                        352,715      961,974       211,828      359,330   1,167,187     1,526,517
  TX      North Freeway                                 676,958    1,838,633       144,816      687,758   1,972,649     2,660,407
  TX      South Freeway                                 433,769    1,181,121       134,458      441,599   1,307,749     1,749,348
  TX      White Settlement                              920,149    2,496,150     1,130,950    1,370,309   3,176,940     4,547,249
  TX      Airport Freeway                               616,535    1,678,683       216,464      616,535   1,895,147     2,511,682
  TX      Midway                                        851,959    2,310,475     1,169,046    1,169,859   3,161,621     4,331,480
  TX      Dallas/Preston                              1,194,744    3,245,423        24,418    1,194,744   3,269,841     4,464,585
  TX      Bedford                                       923,948    2,525,303        69,516      927,192   2,591,575     3,518,767
  TX      Spring/I-45 North                           1,110,728    3,005,855        27,163    1,113,972   3,029,774     4,143,746
  TX      Sugarland/Old Mill Rd                         675,660    1,830,545        34,313      680,187   1,860,331     2,540,518
  TX      Dallas/N Dallas Pkwy                          894,127    2,446,468             -      894,127   2,446,468     3,340,595
  TX      Alvin/Mustang Road                            371,866    1,082,427             -      371,866   1,082,427     1,454,293
  TX      Clute/Brazos Park Drive                       614,354    1,665,736             -      614,354   1,665,736     2,280,090
  TX      Houston/South Main                          1,105,840    2,992,930             -    1,105,840   2,992,930     4,098,770
  UT      Orem                                          629,867    1,722,550        67,696      629,867   1,790,246     2,420,113
  UT      Sandy                                         949,065    2,573,696        41,152      949,065   2,614,848     3,563,913
  UT      West Valley                                   576,248    1,579,605        15,162      576,248   1,594,767     2,171,015
  VA      Fairfax Station                             1,019,015    2,115,385       273,467    1,129,576   2,278,291     3,407,867
  VA      Chantilly                                     882,257    2,395,841       671,067      882,257   3,066,908     3,949,165
  VA      Clarendon                                   1,187,575    5,201,724       236,111    1,187,575   5,437,835     6,625,410
  VA      Reston                                        551,285    2,326,986        33,731      551,285   2,360,717     2,912,002
  VA      Falls Church                                1,226,409    3,348,761        78,093    1,226,736   3,426,527     4,653,263
  VA      Willow Lawn                                 1,516,115    4,105,846        38,535    1,519,359   4,141,137     5,660,496
  VA      Stafford/Jefferson Davis                      751,398    2,035,961        49,042      755,666   2,080,735     2,836,401
  VA      Fredericksburg/Jefferson                      668,526    1,812,040        32,697      672,328   1,840,935     2,513,263
  VA      Charlottesville/Seminole                      748,988    2,029,716        31,962      752,232   2,058,434     2,810,666
  VA      Fredericksburg/Plank Rd                       846,358    2,287,063        39,314      849,538   2,323,197     3,172,735
  VA      Alexandria/N Henry St                       2,424,650    6,555,535             -    2,424,650   6,555,535     8,980,185
  VA      Falls Church/Hollywood Rd                   2,209,059    5,972,642             -    2,209,059   5,972,642     8,181,701
  WA      Vancouver/78th St                             753,071    2,045,377        46,678      756,315   2,088,811     2,845,126
                                   ===============================================================================================
                                       41,734,534   334,788,635  873,331,114    34,744,690  339,939,432 902,925,007 1,242,864,439
                                   ===============================================================================================





                                                             Depreciable
                                                                 Life of
                                     Accumulated Year Placed    Building
  State   Property Name             Depreciation  in Service   Component
------------------------------------------------------------------------

  AL      Vestavia                      (178,780)       1994          40
  AL      Birmingham/Hwy 28              (27,554)       1996          40
  AZ      24th Street                   (133,436)       1994          40
  AZ      Oracle                        (154,406)       1994          40
  AZ      22nd Street                   (141,854)       1994          40
  AZ      East Phoenix                   (75,868)       1995          40
  AZ      Tempe                         (147,536)       1995          40
  AZ      Cave Creek                    (128,183)       1995          40
  AZ      Alma School                   (111,586)       1996          40
  AZ      Metro-21st/Peoria-Phoenix      (66,700)       1996          40
  AZ      7th St/Indian Sch-Phoenix      (57,717)       1996          40
  AZ      Phoenix/32nd Street           (124,329)       1996          40
  AZ      Mesa/Country Club              (45,511)       1996          40
  AZ      Mesa/East Main St              (68,319)       1996          40
  AZ      Phoenix/Bell Road              (91,617)       1996          40
  AZ      Tucson/S Santa Clara Ave       (28,773)       1997          40
  AZ      Phoenix/N 43rd Avenue           (7,447)       1997          40
  AZ      Phoenix/N 25th Avenue           (3,102)       1997          40
  AZ      Phoenix/2331 W Ind Sch          (3,104)       1997          40
  AZ      Mesa/N Power Rd                 (2,602)       1997          40
  AZ      Mesa/3026 S Ctry Club           (3,085)       1997          40
  CA      Miramar Self                  (107,129)       1994          40
  CA      Miramar Business              (343,590)       1994          40
  CA      Marina Del Rey                (505,396)       1994          40
  CA      Covina                        (288,667)       1994          40
  CA      Norwalk                       (347,265)       1994          40
  CA      Campbell                      (229,219)       1994          40
  CA      Monterey I & II               (360,838)       1994          40
  CA      Palo Alto                     (149,736)       1994          40
  CA      San Jose                      (271,872)       1994          40
  CA      Santa Cruz                    (244,973)       1994          40
  CA      Scotts Valley                 (150,430)       1994          40
  CA      Santa Clara                   (251,356)       1995          40
  CA      Watsonville                   (106,391)       1994          40
  CA      Panorama City                 (221,859)       1994          40
  CA      Westminster                   (208,491)       1994          40
  CA      Point Loma                    (450,223)       1994          40
  CA      Rialto                        (135,133)       1995          40
  CA      Yucaipa                        (82,372)       1995          40
  CA      Fallbrook                      (83,135)       1995          40
  CA      Hemet                          (89,193)       1995          40
  CA      Victorville                    (93,681)       1995          40
  CA      San Bernardino/Baseline       (233,654)       1995          40
  CA      Colton                        (102,439)       1995          40
  CA      San Marcos                     (67,060)       1995          40
  CA      Capitola                      (147,767)       1995          40
  CA      Oceanside                     (239,508)       1995          40
  CA      San Bernardino/Waterman       (119,383)       1995          40
  CA      Santee                        (136,877)       1995          40
  CA      Santa Ana                     (205,089)       1995          40
  CA      Garden Grove                  (183,257)       1995          40
  CA      City of Industry              (148,808)       1995          40
  CA      Chatsworth                    (281,501)       1995          40
  CA      Palm Springs/Tamarisk         (145,440)       1995          40
  CA      Moreno Valley                  (75,171)       1995          40
  CA      San Bern/23rd St              (106,119)       1995          40
  CA      San Bern/Mill Ave              (62,336)       1995          40
  CA      Highlands                      (97,078)       1995          40
  CA      Redlands                      (111,687)       1995          40
  CA      Palm Springs/Gene Autry       (111,375)       1995          40
  CA      Thousand Palms                (100,730)       1996          40
  CA      Salinas                        (80,742)       1996          40
  CA      Whittier                      (114,500)       1996          40
  CA      Florin/Freeport-Sacrament      (95,150)       1996          40
  CA      Sunrise/Sacramento             (89,305)       1996          40
  CA      Santa Rosa                    (142,535)       1996          40
  CA      Huntington Beach               (91,799)       1996          40
  CA      La Puente/Valley Blvd          (99,801)       1996          40
  CA      Pacheco/First Ave North       (112,658)       1996          40
  CA      Huntington Bch II/McFadden     (90,213)       1996          40
  CA      Hawaiian Gardens/Norwalk      (176,305)       1996          40
  CA      Sacramento/Auburn Blvd         (55,789)       1996          40
  CA      Vacaville/Bella Vista          (44,750)       1997          40
  CA      Sacramento/Perry               (33,717)       1996          40
  CA      Cypress/Lincoln Avenue         (46,236)       1997          40
  CA      Hollywood/N Vine St            (90,588)       1997          40
  CA      Los Angeles/Fountain Ave       (45,777)       1997          40
  CA      Long Beach/W Wardlow Rd        (53,895)       1997          40
  CA      Riverside/Arlington Ave        (29,891)       1997          40
  CA      Orange/S Flower St             (63,012)       1997          40
  CA      Huntington Bch/Warner Ave     (132,272)       1997          40
  CA      Anaheim/W Penhall Way          (40,091)       1997          40
  CA      Santa Ana/W Fifth St           (32,632)       1997          40
  CA      Long Beach/E Carson St         (59,521)       1997          40
  CA      Long Beach/W Artesia Blvd      (82,405)       1997          40
  CA      El Segundo/El Segundo Blv      (82,537)       1997          40
  CA      Gardena/E Alondra Blvd         (44,159)       1997          40
  CA      Pico Rivera/E Slauson Ave      (73,225)       1997          40
  CA      Whittier/Comstock              (49,876)       1997          40
  CA      Baldwin Park/Garvey Ave        (23,432)       1997          40
  CA      Glendora/E Arrow Hwy           (35,888)       1997          40
  CA      Pomona/Ridgeway                (35,108)       1997          40
  CA      Riverside/Fairgrounds St       (29,899)       1997          40
  CA      Cathedral City/E Ramon Rd      (60,980)       1997          40
  CA      Palm Springs/Radio Road        (41,721)       1997          40
  CA      Campbell/187 E Sunnyoaks       (10,891)       1997          40
  CA      Roseville/6th Street            (4,758)       1997          40
  CA      Roseville/Junction Blvd         (5,217)       1997          40
  CA      Spring Valley/Jamacha Rd        (4,690)       1997          40
  CO      Broomfield/W 120th Ave         (40,508)       1997          40
  CO      Lakewood/W Mississippi         (23,500)       1997          40
  CT      Wethersfield                  (141,314)       1994          40
  CT      Enfield                       (129,293)       1994          40
  CT      East Hartford                 (191,365)       1995          40
  CT      Waterbury                      (80,141)       1996          40
  CT      Rocky Hill                    (138,042)       1996          40
  CT      Farmington                    (135,522)       1996          40
  CT      Stamford/Commerce Rd           (35,725)       1997          40
  DC      U Street                      (362,048)       1994          40
  DE      Wilmington                    (556,273)       1989          40
  FL      Kendall                       (891,505)       1988          40
  FL      Ives Dairy                    (969,889)       1988          40
  FL      Longwood                      (534,034)       1988          40
  FL      Sarasota                      (508,818)       1988          40
  FL      WPB Southern                  (259,133)       1991          40
  FL      WPB II                        (263,688)       1991          40
  FL      Port Richey                   (165,551)       1994          40
  FL      Ft. Myers                     (135,502)       1994          40
  FL      North Lauderdale              (284,527)       1994          40
  FL      Naples                        (148,515)       1994          40
  FL      Hallandale                    (317,563)       1995          40
  FL      Davie                         (365,364)       1995          40
  FL      Tampa/Adamo                   (153,048)       1995          40
  FL      SR 84 (Southwest)             (305,057)       1995          40
  FL      Quail Roost                   (257,587)       1995          40
  FL      Tamiami                       (349,864)       1995          40
  FL      Highway 441 (2nd Avenue)      (310,537)       1995          40
  FL      Miami Sunset                  (392,810)       1995          40
  FL      Doral (Archway)               (298,998)       1995          40
  FL      Boca Raton                    (182,992)       1996          40
  FL      Ft Lauderdale                 (135,198)       1996          40
  FL      Coral Way                     (186,135)       1996          40
  FL      Miller Rd.                    (174,721)       1996          40
  FL      Harborview/Port Charlotte      (98,631)       1996          40
  FL      Miami Gardens/441              (56,544)       1996          40
  FL      Miramar/State Rd 7            (203,133)       1996          40
  FL      Delray Bch/W Atlantic Blvd     (37,206)       1996          40
  FL      West Palm/Okeechobee Blvd          (88)       1997          40
  FL      Sarasota/N Washington Blvd     (41,746)       1997          40
  GA      South Cobb                    (181,919)       1992          40
  GA      Lilburn                       (170,473)       1994          40
  GA      Eastpoint                     (212,155)       1994          40
  GA      Acworth                        (91,363)       1994          40
  GA      Western Hills                 (158,291)       1994          40
  GA      Stone Mountain                (131,630)       1996          40
  IL      Prospect Heights/E Piper       (50,817)       1997          40
  IN      Marion/W 2nd St                (12,555)       1997          40
  IN      Indianapolis/N Illinois         (2,166)       1997          40
  IN      Indianapolis/W 10th St          (3,549)       1997          40
  IN      Indianapolis/Hawthorn Pk        (7,272)       1997          40
  IN      Indianapolis/E 56th St          (6,087)       1997          40
  IN      Indianapolis/E 42nd St          (3,944)       1997          40
  IN      Indianapolis/E 86th St          (2,477)       1997          40
  IN      Indianapolis/Beachway Dr        (3,153)       1997          40
  IN      Indianapolis/Crawfordsvill      (1,695)       1997          40
  IN      Indianapolis/Fulton Dr          (1,977)       1997          40
  IN      Indianapolis/N Meridian           (127)       1997          40
  IN      Indianapolis/Fry Rd             (3,801)       1997          40
  IN      Greenwood/E Stop 11 Rd          (4,673)       1997          40
  IN      Columbus/W 15th St                (481)       1997          40
  IN      Columbus/Eastwood Dr              (672)       1997          40
  IN      Clarksville/N Hallmark            (498)       1997          40
  IN      Jefferson/E Highway 62          (1,017)       1997          40
  IN      Jeffersonville/E 10th St        (1,894)       1997          40
  IN      New Albany/Grant Line Rd        (1,257)       1997          40
  IN      Jeffersonville/W 7th St         (2,056)       1997          40
  IN      Clarksville/Woodstock Dr        (1,810)       1997          40
  IN      New Albany/Progress Blvd        (4,561)       1997          40
  KS      Shawnee                       (146,160)       1994          40
  KS      Olathe                        (121,917)       1994          40
  KS      Overland Park                 (150,826)       1994          40
  KS      State Avenue                  (108,536)       1994          40
  KY      Louisville/Bardstown           (42,652)       1997          40
  KY      Louisville/Dixie Highway       (27,479)       1997          40
  KY      Louisville/Oaklawn Avenue       (2,490)       1997          40
  KY      Louisville/Preston Hwy          (9,884)       1997          40
  KY      Valley Station/Val Sta Rd       (3,671)       1997          40
  KY      Louisville/Adams St             (8,691)       1997          40
  MA      Worcester                     (139,633)       1994          40
  MA      Haverhill                     (131,041)       1994          40
  MA      New Bedford                   (174,211)       1994          40
  MA      Whitman                       (123,864)       1994          40
  MA      Brockton                      (139,802)       1996          40
  MA      Northborough                  (104,222)       1996          40
  MA      Nashua/Tyngsboro              (128,795)       1996          40
  MA      South Easton                   (97,560)       1996          40
  MA      North Attleboro                (94,349)       1996          40
  MA      Fall River                     (81,801)       1996          40
  MA      Salisbury                      (82,029)       1996          40
  MA      Raynham/Broadway                (3,146)       1997          40
  MD      Annapolis/Route 50            (823,617)       1989          40
  MD      Silver Spring                 (947,648)       1989          40
  MD      Essex                         (447,254)       1990          40
  MD      Columbia                      (562,740)       1991          40
  MD      Rockville                     (335,582)       1994          40
  MD      Annapolis/Trout               (376,597)       1994          40
  MD      Montgomery Village            (292,211)       1994          40
  MD      Millersville                  (233,831)       1995          40
  MD      Waldorf                       (188,122)       1995          40
  MD      Rt 3/Millersville              (60,613)       1996          40
  MD      Balto City/E Pleasant St      (114,909)       1996          40
  MD      Wheaton/Georgia Avenue         (14,223)       1997          40
  MD      SUSA Partnership L.P.         (960,353)       1994           5
  MI      Lincoln Park                  (153,196)       1995          40
  MI      Tel-Dixie                     (116,658)       1995          40
  MI      Troy/Coolidge Highway         (101,873)       1996          40
  MI      Grand Rapids/28th St SE        (48,323)       1996          40
  MI      Grandville/Spartan Ind Dr      (54,869)       1996          40
  MI      Linden/S Linden Rd             (30,963)       1997          40
  MI      Farmington Hills/Gr Riv           (722)       1997          40
  MO      Grandview                     (141,405)       1994          40
  MO      Raytown                       (105,132)       1994          40
  NC      Charlotte/Tryon St            (106,498)       1996          40
  NC      Raleigh/Hillsborough St        (80,060)       1996          40
  NC      Charlotte/Amity Rd            (100,486)       1996          40
  NC      Fayetteville/MacArthur         (32,039)       1997          40
  NC      Fayetteville/Rim Rd            (24,977)       1997          40
  NC      Wilmington/Market St           (29,489)       1997          40
  NJ      Pennsauken                    (236,134)       1994          40
  NJ      Lawnside                      (206,738)       1995          40
  NJ      Cherry Hill/Cuthbert          (132,784)       1995          40
  NJ      Cherry Hill/Route 70          (114,394)       1995          40
  NJ      Pomona                         (55,311)       1996          40
  NJ      Mays Landing                   (40,930)       1996          40
  NJ      Hackensack/S River St         (272,985)       1996          40
  NJ      Secaucus/Paterson Plank       (215,725)       1996          40
  NJ      Harrison/Harrison Ave          (63,092)       1996          40
  NJ      Orange/Oakwood Ave            (179,668)       1996          40
  NJ      Flanders/Bartley Flanders      (49,915)       1996          40
  NJ      Mt Laurel/Ark Road             (31,895)       1997          40
  NJ      Ho Ho Kus/Hollywood Ave       (101,409)       1997          40
  NJ      Millville/S Wade Blvd           (1,852)       1997          40
  NJ      Williamstown/Glassboro Rd       (2,912)       1997          40
  NM      Lomas                          (68,538)       1994          40
  NM      San Mateo                     (138,618)       1994          40
  NM      Montgomery                    (160,534)       1994          40
  NM      Legion                        (171,765)       1994          40
  NM      Ellison                       (164,097)       1994          40
  NM      Hotel Circle                   (87,096)       1994          40
  NM      Eubank                        (144,736)       1994          40
  NM      Coors                         (114,021)       1994          40
  NM      Osuna                         (157,425)       1994          40
  NM      East Central                   (76,742)       1994          40
  NV      Rainbow                       (197,396)       1994          40
  NV      Oakey                         (144,752)       1995          40
  NV      Tropicana                     (182,127)       1994          40
  NV      Sunset                        (212,826)       1994          40
  NV      Sahara                        (251,312)       1995          40
  NV      Charleston                     (91,781)       1995          40
  NV      Las Vegas-Sahara/Pioneer      (129,069)       1996          40
  NV      Las Vegas/S Nellis Blvd        (11,106)       1997          40
  NY      Coram/Bald Hill               (203,066)       1996          40
  NY      Mahopac/Rt 6 and Lupi Ct       (22,653)       1997          40
  NY      Kingston/Sawkill Rd            (15,705)       1997          40
  NY      New Paltz/So Putt Corners      (12,872)       1997          40
  NY      Saugerties/Route 32            (15,557)       1997          40
  NY      Amsterdam/Route 5 So            (9,106)       1997          40
  OH      Akron/Chenoweth Rd             (27,376)       1997          40
  OH      Streetsboro/Frost Rd           (32,473)       1997          40
  OH      Franklin/Conover Dr            (11,915)       1997          40
  OH      Kent/Cherry St                 (26,110)       1997          40
  OH      Amherst/Leavitt                (21,025)       1997          40
  OH      East Lake/Lakeland Blvd        (22,200)       1997          40
  OH      Mentor/Mentor Ave              (52,358)       1997          40
  OH      Mentor/Heisley Road            (18,575)       1997          40
  OH      Columbus/W Broad St             (5,273)       1997          40
  OH      Columbus/S High St              (4,528)       1997          40
  OH      Columbus/Innis Rd               (9,649)       1997          40
  OH      Columbus/E Main St              (3,934)       1997          40
  OH      Columbus/E Cooke Rd             (5,128)       1997          40
  OH      Worthington/Reliance St         (3,036)       1997          40
  OH      Delaware/State Rt 23              (494)       1997          40
  OH      Trotwood/Salem Bend Dr          (6,185)       1997          40
  OH      Worthington/Alta View Blvd           -        1997          40
  OH      Columbus/W Dublin-Grand              -        1997          40
  OH      Dublin/Old Avery Road                -        1997          40
  OH      Hilliard/Parkway Lane                -        1997          40
  OK      Sooner Road                   (126,745)       1994          40
  OK      10th Street                    (80,742)       1994          40
  OK      Moore                          (88,062)       1994          40
  OK      NW Expressway                 (101,126)       1994          40
  OK      Midwest City                  (119,752)       1994          40
  OK      Meridian                       (88,287)       1994          40
  OK      Air Depot                      (99,022)       1994          40
  OK      Peoria                        (102,633)       1995          40
  OK      11th & Mingo                  (145,382)       1995          40
  OK      Skelly                         (38,625)       1995          40
  OK      Lewis                         (115,901)       1995          40
  OK      Sheridan                      (104,270)       1995          40
  OK      OKC/Roxbury Blvd               (25,772)       1996          40
  OK      OKC/33rd Street                (32,798)       1996          40
  OK      OKC/South Western              (45,951)       1997          40
  OK      Tulsa/So Garnett Road          (10,611)       1997          40
  OR      Hillsboro/229th Ave           (124,206)       1996          40
  OR      Beaverton/Murray Ave          (112,331)       1996          40
  OR      Aloha/185th Ave               (136,973)       1996          40
  PA      Philadelphia                  (595,331)       1990          40
  PA      King of Prussia               (253,934)       1995          40
  PA      Warminster                    (172,789)       1995          40
  PA      Allentown                     (119,308)       1995          40
  PA      Bethlehem                     (167,294)       1995          40
  PA      Norristown                    (113,997)       1996          40
  PA      Malvern/E Lancaster             (6,498)       1997          40
  PA      West Chester/Downington        (29,831)       1997          40
  TN      Summer                        (687,949)       1986          40
  TN      Union                         (462,302)       1987          40
  TN      Memphis/Mt Moriah             (384,289)       1989          40
  TN      Antioch/Nashville             (225,885)       1994          40
  TN      Keyport (Gateway)             (100,605)       1994          40
  TN      Chattanooga                    (76,798)       1995          40
  TN      Memphis/Ridgeway               (89,691)       1995          40
  TN      Winchester                      (1,613)       1997          40
  TN      Nashville/Lebanon Pike        (145,448)       1996          40
  TN      Nashville/Haywood              (40,217)       1996          40
  TN      Nashville/Murfreesboro         (32,155)       1996          40
  TN      Memphis/2939 Poplar                  -        1997          40
  TN      Nashville/Trousdale           (108,607)       1996          40
  TN      Nashville/Murfreesboro         (94,099)       1996          40
  TN      Nashville/Old Hickory Rd       (99,143)       1996          40
  TN      Antioch/Bell Road              (67,175)       1996          40
  TN      Franklin/Liberty Pike          (71,766)       1996          40
  TN      Memphis/5675 Summer Ave        (19,297)       1997          40
  TN      Memphis/4705 Winchester        (20,764)       1997          40
  TN      Memphis/Madison Avenue          (9,536)       1997          40
  TN      Memphis/Raleigh-LaGrange       (14,272)       1997          40
  TN      Memphis/4175 Winchester        (12,115)       1997          40
  TN      Memphis/American Way           (16,209)       1997          40
  TN      Memphis/6390 Winchester        (17,180)       1997          40
  TN      Collierville/W Poplar          (19,144)       1997          40
  TN      Antioch/2757 Murfreesboro      (30,025)       1997          40
  TN      Memphis/Shelby Oaks             (2,627)       1997          40
  TX      Ft. Worth Avenue              (103,259)       1994          40
  TX      Euless                         (91,683)       1994          40
  TX      North Freeway                 (159,549)       1994          40
  TX      South Freeway                 (102,935)       1994          40
  TX      White Settlement              (252,797)       1994          40
  TX      Airport Freeway               (152,180)       1994          40
  TX      Midway                        (197,796)       1994          40
  TX      Dallas/Preston                (178,783)       1995          40
  TX      Bedford                       (101,768)       1996          40
  TX      Spring/I-45 North              (95,210)       1996          40
  TX      Sugarland/Old Mill Rd          (55,077)       1996          40
  TX      Dallas/N Dallas Pkwy           (52,624)       1997          40
  TX      Alvin/Mustang Road             (24,508)       1997          40
  TX      Clute/Brazos Park Drive            (97)       1997          40
  TX      Houston/South Main              (6,229)       1997          40
  UT      Orem                          (148,284)       1994          40
  UT      Sandy                         (215,207)       1994          40
  UT      West Valley                    (84,807)       1995          40
  VA      Fairfax Station               (227,045)       1993          40
  VA      Chantilly                     (223,800)       1994          40
  VA      Clarendon                     (202,594)       1996          40
  VA      Reston                         (99,178)       1996          40
  VA      Falls Church                  (203,739)       1995          40
  VA      Willow Lawn                   (138,045)       1996          40
  VA      Stafford/Jefferson Davis       (63,044)       1996          40
  VA      Fredericksburg/Jefferson       (55,251)       1996          40
  VA      Charlottesville/Seminole       (61,940)       1996          40
  VA      Fredericksburg/Plank Rd        (69,874)       1996          40
  VA      Alexandria/N Henry St          (13,657)       1997          40
  VA      Falls Church/Hollywood Rd      (12,443)       1997          40
  WA      Vancouver/78th St              (78,430)       1996          40
                                   ==============
                                     (44,955,154)
                                   ==============

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of Storage USA, Inc.


         Our report on the consolidated financial statements of Storage USA, Inc. has been incorporated by reference in this Form 10-K from page 33 of the 1997 Annual Report to Shareholders of Storage USA, Inc. In connection with our audits of such financial statements, we have also audited the related financial statement schedule included in this Form 10-K.

         In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.





                              COOPERS & LYBRAND L.L.P.


Baltimore, Maryland
January 30, 1998