Form 10-K, Exhibit 13
period 1999-12-31
STORAGE USA INC
filed 2000-03-30
CIK 912116

Storage USA, Inc.

selected financial data

Year Ended                                                1999             1998            1997            1996             1995
------------------------------------------------------------------------------------------------------------------------------------
(Amounts in thousands, except share and per share data)
Property revenues                                    $    252,718    $    222,004    $    160,570    $    107,309    $     68,007
Property expenses                                         132,154         116,093          78,796          53,672          34,525
------------------------------------------------------------------------------------------------------------------------------------
Income from property operations                      $    120,564    $    105,911    $     81,774    $     53,637    $     33,482
------------------------------------------------------------------------------------------------------------------------------------
Interest expense, net                                $    (42,222)   $    (36,873)   $    (16,028)   $     (7,557)   $     (2,838)
------------------------------------------------------------------------------------------------------------------------------------
Income before minority interest and gain/(loss)
 on exchange                                               78,342          69,038          65,746          46,080          30,644
Gain/(loss) on exchange of self-storage facilities            181            (284)          2,569             288              --
Minority interest                                         (14,576)         (8,356)         (5,899)         (2,842)         (1,491)
------------------------------------------------------------------------------------------------------------------------------------
Net income                                           $     63,947    $     60,398    $     62,416    $     43,526    $     29,153
------------------------------------------------------------------------------------------------------------------------------------
Basic net income per common share                    $       2.29    $       2.18    $       2.33    $       2.09    $       1.87
------------------------------------------------------------------------------------------------------------------------------------
Diluted net income per common share                  $       2.28    $       2.17    $       2.31    $       2.07    $       1.86
------------------------------------------------------------------------------------------------------------------------------------
Distributions per common share                       $       2.68    $       2.56    $       2.40    $       2.25    $       2.04
------------------------------------------------------------------------------------------------------------------------------------
Funds from operations (FFO)                          $     92,721    $     85,655    $     77,315    $     54,589    $     36,452
------------------------------------------------------------------------------------------------------------------------------------
Cash flows provided by/(used in):
   Operating activities                              $    104,455    $     94,999    $     72,446    $     59,528    $     38,308
   Investing activities                                   (34,520)       (332,919)       (362,888)       (276,880)       (217,174)
   Financing activities                                   (71,059)        239,571         290,291         215,669         178,547
------------------------------------------------------------------------------------------------------------------------------------
As of December 31:
   Total assets                                      $  1,754,919    $  1,705,627    $  1,259,800    $    845,245    $    509,525
   Total debt                                             818,116         797,124         474,609         198,454         114,275
   Shareholders' equity                                   690,895         698,542         695,415         588,238         364,350
------------------------------------------------------------------------------------------------------------------------------------
Common shares outstanding                              27,865,932      27,727,560      27,634,790      24,723,027      17,562,363
------------------------------------------------------------------------------------------------------------------------------------

14
                                                               Storage USA, Inc.

management's discussion and analysis of financial condition and results of operations

The following discussion and analysis of the consolidated financial condition and results of operations should be read together with the Consolidated Financial Statements and Notes thereto. References to "we," "our" or "the Company" include Storage USA, Inc. (the "REIT") and SUSA Partnership, L.P., the principal operating subsidiary of the REIT (the "Partnership").

The following are definitions of terms used throughout this discussion that will be helpful in understanding our business.

 .    Physical Occupancy means the total net rentable square feet rented as of the date (or period if indicated) divided by the total net rentable square feet available.

 .    Scheduled Rent Per Square Foot means the average market rate per square foot of rentable space.

 .    Net Rental Income means income from self-storage rentals less discounts.

 .    Realized Rent Per Square Foot means the annualized result of dividing Net
     Rental Income by total square feet rented.

 .    Direct Property Operating Cost means the costs incurred in the operation of a facility, such as utilities, real estate taxes, and on-site personnel. Costs incurred in the management of all facilities, such as accounting personnel and management level operations personnel are excluded.

 .    Net Operating Income ("NOI") means total property revenues less Direct
     Property Operating Costs.

 .    Annual Capitalization Rate ("Cap Rate")/ Yield means NOI of a facility divided by the total capitalized costs of the facility.

 .    Funds From Operations ("FFO") means net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization of revenue-producing property, and after adjustments for unconsolidated partnerships and joint ventures.

 .    Same-Store Facilities includes all facilities that we owned for the entire period of both comparison periods. Development properties and expansions are removed from these groups to avoid skewing the results.

Overview

     Storage USA, Inc. is one of the largest owners and operators of self-storage space in the United States. We are a fully integrated, self-administered and self-managed real estate investment trust, which is engaged in the management, acquisition, development, construction and franchising of self-storage facilities. We are structured as an umbrella partnership real estate investment trust ("UPREIT") in which substantially all of our business is conducted through the Partnership. As of December 31, 1999, we owned, managed and franchised 507 facilities containing 34.1 million square feet in 31 states and the District of Columbia.

Internal Growth

     During 1999, we continued to pursue our internal growth strategy of aggressively marketing available space and renewing existing leases at higher rents per square foot, while controlling expense growth. Our internal growth can best be evaluated by examining the "year over year" results of our same-store facilities which showed revenue growth of 5.3%, expense reduction of 1.1% and overall NOI growth of 8.0% for the year.

     The following table details selected same-store statistics comparing 1999 results to 1998 results at the end of each quarter:

                                                                       Scheduled     Scheduled
               Number of       Same-Store    Same-Store   Same-Store   Rent Per       Rent Per   % Increase     Physical   Physical
Quarter/Year   Same-Store      Revenue        Expense        NOI%     Square Foot    Square Foot  in Rent Per  Occupancy  Occupancy
Ended:         Facilities      Growth         Growth        Growth        1999         1998       Square Foot      1999     1998
------------------------------------------------------------------------------------------------------------------------------------

March 31          318            6.3%            0.7%        8.9%         $10.83        $10.18         6.4%         86%     86%
June 30           298            5.3%           (1.9%)       8.2%         $10.87        $10.20         6.6%         87%     87%
September 30      312            5.5%           (3.4%)       9.1%         $11.06        $10.41         6.2%         88%     89%
December 31       321            4.6%           (1.7%)       7.2%         $11.32        $10.69         5.9%         86%     87%
Year, 1999        271            5.3%           (1.1%)       8.0%         $10.93        $10.28         6.3%         87%     87%
====================================================================================================================================


Storage USA, Inc.

     The following table details selected same-store statistics comparing 1998 results to 1997 results at the end of each quarter:

                                                                    Scheduled     Scheduled
                Number of  Same-Store   Same-Store   Same-Store      Rent Per      Rent Per     % Increase    Physical   Physical
Quarter/Year   Same-Store     Revenue      Expense         NOI%   Square Foot   Square Foot    in Rent Per   Occupancy  Occupancy
Ended:         Facilities      Growth       Growth       Growth          1998          1997    Square Foot        1998       1997
---------------------------------------------------------------------------------------------------------------------------------
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

     The following table displays the same-store results for fiscal year 1999 for our 10 largest same-store markets as measured by NOI. Same-store properties for fiscal year 1999 include all properties that we have owned since January 1, 1998.

                        Number of %   of Total Same-Store Same-Store Same-Store % Change in      % Change in  % Change in  Physical
                         Same-Store Same-Store    Revenue    Expense       NOI%  Net Rental  Actual Rent Per     Occupied Occupancy
Market                   Facilities        NOI     Growth     Growth     Growth      Income      Square Foot  Square Feet      1999
-----------------------------------------------------------------------------------------------------------------------------------
S. California/Los Angeles      44        20.6%      11.5%      (0.1%)     16.1%       11.4%            8.9%         2.2%        90%
Baltimore/Washington           16        10.0%       3.7%      (1.8%)      5.1%        5.0%            6.2%        (1.1%)       92%
S. Florida                     14         7.7%       3.3%      (2.9%)      5.8%        4.1%            5.8%        (1.6%)       80%
N. California                   8         4.0%       1.5%      (2.2%)      2.5%        2.0%            8.0%        (5.5%)       91%
Arizona/Phoenix                13         3.8%       4.9%       2.4%       6.0%        5.1%            5.3%        (0.2%)       83%
New York/North New Jersey      13         8.5%       4.1%      (0.2%)      5.7%        3.1%            3.6%        (0.5%)       91%
Pennsylvania/Philadelphia      11         3.8%       8.6%       3.7%      10.6%        8.1%            5.6%         2.4%        93%
Tennessee/Nashville             8         2.9%      (0.7%)     (4.6%)      0.8%       (1.0%)           2.4%        (3.4%)       81%
Texas/Dallas                    6         2.6%       4.0%      (5.9%)      8.5%        3.3%            6.2%        (2.7%)       87%
S. California/San Diego         6         3.2%      11.2%      (4.2%)     16.4%       11.2%           11.0%         0.1%        91%
All same-store facilities     271       100.0%       5.3%      (1.1%)      8.0%        5.4%            6.0%        (0.1%)       87%
-----------------------------------------------------------------------------------------------------------------------------------

Note: These 10 markets cover 67.1% of the same-store NOI.

External Growth

     We also continued to focus on our external growth strategy during the year. In 1999, we invested $91 million to acquire 16 facilities. These acquisitions were located predominately in the metro New York area or were purchased from the internal pipeline of Storage USA franchised facilities. The following table summarizes the number of facilities acquired in 1999, 1998 and 1997, the cost, net rentable square feet and the weighted average cost of acquisitions.

                         Number of                 Net Rentable       Weighted
Year Acquired           Facilities    Total Cost    Square Feet   Average Cost
------------------------------------------------------------------------------
(in thousands, except
number of facilities)
1999                            16      $ 91,000          1,168       $ 36,000
1998                            59      $283,000          3,825       $144,000
1997                           119      $353,000          7,183       $146,000
==============================================================================

     We calculate weighted average cost based on the duration of time for which the acquired facilities were owned during the year. The weighted average cost reflects the dollar amount of acquisitions that will impact our net income during the year of acquisition.

16

Storage USA, Inc.

     From a development and expansion prospective, we opened 8 new facilities and expanded an additional 14 during the year. Investments in these projects totaled $51.2 million during the year. The following table lists the newly developed properties opened in 1999, 1998 and 1997 and provides data relevant to their operating performance.

                                           Available       Physical                            Development
                           Number of      Square Feet      Occupancy          Rent Per             Cost
Year Placed in Service     Properties    (in thousands)    at 12/31/99       Square Foot      (in thousands)
------------------------------------------------------------------------------------------------------------
1999                             8              619            28%            $15.73              $35,467
1998                             7              536            58%            $12.57              $32,418
1997                             5              332            79%            $13.81              $20,905
============================================================================================================

     In connection with our joint ventures with General Electric Capital Corporation ("GE Capital") discussed in the Financing section below, we expect to transfer as many as 13 projects currently in early stages of development into the GE Capital development venture during the first quarter of 2000. These projects have a total projected cost of $64.7 million, of which we have invested approximately $29.4 million as of December 31, 1999. We plan to continue the development of seven projects within the REIT. The following tables summarize the details of these seven projects.


                                                                       Expected Investment
(in thousands, except facility and      Number of                      -------------------     Invested    Remaining
per square foot figures)                Facilities    Square Feet       Total    Per Foot      to Date     Investment
----------------------------------------------------------------------------------------------------------------------
Developments under construction             4             273           $24,481    $89.67      $18,367      $ 6,114
Developments in planning/design             3             269           $23,125    $85.97      $12,481      $10,644
----------------------------------------------------------------------------------------------------------------------
Total development in process                7             542           $47,606    $87.83      $30,848      $16,758
======================================================================================================================

                                       Expected to be placed in service
                           ------------------------------------------------------------------
(in thousands)             Q1 2000  Q2 2000    Q3 2000      Q4 2000     2001-2002     Total
---------------------------------------------------------------------------------------------
Development properties     $--      $14,008    $10,473      $18,228      $4,897       $47,606
=============================================================================================

     Development projects underway are concentrated in the Baltimore-Washington and metro New York areas.

     To take advantage of areas where we operate and demand continues to exceed the current supply, we actively review our portfolio for expansion opportunities. The following table supplies information about the expansions completed in 1999, 1998 and 1997.

                                                               Available
                                             Average           Square Feet      Physical                        Expansion
                            Number of      % Increase in      After Expansion   Occupancy         Rent Per         Cost
Year Placed in Service     Facilities       Square Feet       (in thousands)    at 12/31/99      Square Foot   (in thousands)
-----------------------------------------------------------------------------------------------------------------------------
1999                             14             40%                  964            68%           $11.48         $15,696
1998                             6              45%                  429            73%           $11.56         $ 5,443
1997                             8              35%                  579            80%           $11.11         $ 6,610
=============================================================================================================================

Storage USA, Inc.

The expansions in process and the anticipated timing of opening those expansions are shown in the below two tables.


                                                                       Expected Investment
(in thousands, except facility and      Number of                      -------------------     Invested    Remaining
per square foot figures)                Facilities    Square Feet       Total    Per Foot      to Date     Investment
----------------------------------------------------------------------------------------------------------------------
Expansions under construction                7            155           $ 9,678    $62.43      $ 5,129      $ 4,549
Expansions in planning/process              16            352           $21,425    $60.87      $ 4,934      $16,491
----------------------------------------------------------------------------------------------------------------------
Total expansions in process                 23            507           $31,103    $61.34      $10,063      $21,040
----------------------------------------------------------------------------------------------------------------------

                                       Expected to be placed in service
                           ------------------------------------------------------------------
(in thousands)             Q1 2000  Q2 2000    Q3 2000      Q4 2000     2001-2002     Total
---------------------------------------------------------------------------------------------
Expansion facilities       $6,207   $1,845      $6,606       $4,807      $11,638     $31,103
=============================================================================================

Financing

     During the year, we were also able to create greater financial flexibility. In the second quarter of 1999, we formed a joint venture with Fidelity Management Trust Company (the "Fidelity Venture"), to raise capital. We contributed 32 self-storage facilities with a total value of $144 million to the Fidelity Venture in return for $131 million in cash and a 25% interest in the joint venture. We utilized approximately $90 million of these proceeds to acquire in tax-free exchanges new self-storage facilities that have greater growth potential than the facilities that were contributed. Also, during the second quarter, we closed on a $200 million unsecured revolving credit line with a group of commercial banks, representing a $50 million increase from our previous line of credit. Finally, during the fourth quarter, we formed two joint ventures with GE Capital ("GE Ventures"), providing a total investment capacity of $400 million for acquisitions and development of self-storage properties. We plan to fund substantially all of our new acquisition and development over the next two years through the GE Ventures.

     In December of 1999, we announced a Board authorized plan to repurchase up to 5% of our common shares outstanding through open market and private purchases. The timing of the purchases, the length of time that the program will continue and the exact number of shares to be purchased will be dependent upon prevailing market conditions. As of December 31, 1999, we repurchased 250 thousand shares at an average price of $28.91.

Results of Operations

     The following table reflects selected income and expense categories, for the years ended 1999, 1998 and 1997, based on a percentage of total revenues, and is referred to in the discussion that follows:

For the Year
Ended December 31,           1999     1998    1997
----------------------------------------------------
REVENUES
Rental income               96.5%    97.9%    98.3%
Other income                 3.5%     2.1%     1.7%
----------------------------------------------------
Total income               100.0%   100.0%   100.0%
EXPENSES
Property operations         24.4%    25.2%   24.8%
Taxes                        8.4%     8.4%     7.9%
General and administrative   5.6%     5.3%    4.2%
----------------------------------------------------

     Rental income increased $26.5 million, or 12.2% in fiscal year 1999 and $59.5 million, or 37.7% in fiscal year 1998. These increases are primarily a result of recognizing a full year of rental income on the 1998 acquisitions and our internal growth, offset by the sale of facilities to the Fidelity Venture discussed in the section entitled "Overview". The primary contributors to rental income growth for 1999 and 1998 are summarized in the table below:

Rental Income Growth             1999       1998
--------------------------------------------------
(in thousands)
Preceding year acquisitions    $20,441    $30,490
Same-store facilities            8,032      6,675
Current year acquisitions        5,822     20,727
Current year dispositions      (12,568)      (247)
Other                            4,728      1,869
--------------------------------------------------
                               $26,455    $59,514
==================================================

18

Storage USA, Inc.

     The majority of the other rental income growth is attributed to newly developed and expanded facilities. The majority of the same-store facilities revenue growth for 1999 was provided by an approximate 6.0% increase in realized rent per square foot, from $9.27 per square foot in 1998 to $9.83 for 1999. Physical occupancy during this period remained constant at 87%. For 1998, a realized rent per square foot increase of 5.5%, from $9.15 to $9.65, contributed to the bulk of same-store rental income growth, with occupancy remaining constant at 87%.

     We have reevaluated the amounts that we charge our customers and have implemented a new late fee policy reducing our late fees. We cannot currently determine the amount by which this new policy will reduce our revenue in future periods for a number of reasons, including the fact that our late fee charges vary across the country, they varied at facilities we acquired and facility managers have the discretion to waive late fees. However, the fee change could reduce revenues in 2000 by as much as $5 million. We expect that any revenue reduction may be offset, in part by increased rents, increased late fee collection efforts, and continued efficiencies in our operating margins, but we are not yet able to estimate the net effect of these items. You should refer to the discussions under "Legal Proceedings" and "Forward-Looking Statements and Risk Factors" for additional information relevant to our late fee charges.

     Other income grew $4.3 million in fiscal year 1999, and $1.9 million in fiscal year 1998. Other income consisted primarily of revenue from facility-specific activities (rental of floor and storage space for locks and packaging materials, truck rentals and ground rents for cellular telephone antenna towers and billboards), revenue for the management of facilities owned by third parties, and the proportionate share of net income of equity investments in joint ventures and Storage USA Franchise Corp. (Franchise). A summary of these amounts is as follows:

For the Year
Ended December 31,             1999       1998      1997
--------------------------------------------------------
(in thousands)
Facility specific revenue    $4,117     $3,371    $1,518
Management fees               2,055      1,079       809
Share of net income of
equity investments            2,779        242       445
--------------------------------------------------------
Total other income           $8,951     $4,692    $2,772
========================================================

     As a percentage of revenues, cost of property operations and maintenance increased from 24.8% in 1997 to 25.2% in 1998 and then decreased to 24.4% in 1999. The trend as a percentage of revenues is for cost of property operations to decrease over time due to same-store revenue growth outpacing expense growth. In 1998, this trend was offset from having a larger number of newly developed properties open and facilities being acquired while in lease-up stage. As these facilities had not yet reached their full revenue potential and expenses were relatively fixed, the cost of property operations as a percentage of revenues tended to be higher. The trend normalized in 1999.

     Tax expense as a percentage of revenues was 8.4% in 1999, 8.4% in 1998 and 7.9% in 1997. Tax expense as a percentage of revenues trends down as a result of revenue growth outpacing tax expense growth. In 1998 this trend was offset by the impact discussed above of the larger number of facilities in lease-up. In 1999, a number of our larger properties were reassessed by their respective tax jurisdictions, causing an increase in expense, and offsetting any decrease caused by revenue growth.

     General and administrative expense ("G&A") as a percentage of revenues increased during 1999 to 5.6% from 5.3% in 1998 and from 4.2% in 1997. G&A increased $2.6 million in 1999 as compared to 1998 and $4.9 million in 1998 as compared to 1997. The continued growth in G&A is a result of the expansion of our administration, acquisition and development, management information systems, human resources, and legal departments in connection with the implementation of our internal and external growth strategies. The growth in 1999 was also impacted by $600 thousand of expense recognized in connection with a 1999 enacted Tennessee law that subjects limited partnerships and limited liability corporations to the Tennessee Excise and Franchise tax.

     The increase in depreciation and amortization expense by $5.3 million in 1999 and $10.2 million in 1998 primarily reflects our acquisition of approximately $63 million of depreciable assets in 1999, $213 million in 1998 and $258 million in 1997.

Storage USA, Inc.

     Interest expense was $55.3 million in 1999, $45.5 million in 1998 and $18.1 million in 1997. The interest expense was primarily from the sources listed in the following table and was offset by capitalized interest.

                                  1999                        1998                         1997
--------------------------------------------------------------------------------------------------------
                         Weighted       Weighted     Weighted       Weighted     Weighted       Weighted
(in thousands)            Average        Average      Average        Average      Average        Average
--------------------------------------------------------------------------------------------------------
Debt                    Borrowing  Interest Rate    Borrowing  Interest Rate    Borrowing  Interest Rate
--------------------------------------------------------------------------------------------------------
Notes payable            $600,000          7.37%     $494,200          7.41%     $172,877          7.22%
Lines of credit          $ 93,122          6.39%     $ 78,900          6.73%     $ 45,610          6.96%
Mortgages payable        $ 72,968          7.50%     $ 55,281          7.50%     $ 39,304          7.50%
Other borrowings         $ 45,898          7.50%     $ 14,400          7.50%     $     --            --
========================================================================================================

     For a more detailed review of 1999 financing see the section entitled "Liquidity and Capital Resources."

     Interest income grew to $13.1 million from $8.7 million in 1998 and $2.1 million in 1997. Approximately $4.2 million of the increase in 1999 and $6.0 million of the increase in 1998 is from interest earned on advances from us to franchisees of Franchise. The remainder of the increase is from interest earned on amounts outstanding under the 1995 Employee Stock Purchase and Loan Plan and earnings on overnight deposits.

     Gain/(loss) on exchange of storage facilities of $181 thousand in 1999, ($284) thousand in 1998 and $2.6 million in 1997 represents gains/(losses) on the disposition of our investments in storage facilities that were exchanged for cash and other self-storage facilities. In 1999 we sold 8 properties and contributed an additional 32 to the Fidelity joint venture. The $37.1 million gain on the Fidelity transaction was deferred until such time as we dispose of interests in the Fidelity Venture. This diverse group of properties encompassed 20 states and the District of Columbia. In 1998 we sold one property in California, and in 1997 we exchanged six properties in Illinois, South Carolina and Louisiana for eight properties in Tennessee and Oklahoma.

Liquidity and Capital Resources

     Cash provided by operating activities was $104.5 million in 1999 as compared to $95.0 million in 1998 and $72.4 million in 1997. These increases are primarily a result of the significant expansion of our property portfolio. The items affecting the operating cash flows are discussed more fully in the "Results of Operations" section.

     During fiscal year 1999, we received $144.9 million in proceeds from the disposition of self-storage facilities, including those 32 facilities involved in the Fidelity Venture described in the section entitled "External Growth - Acquisitions." In order to redeploy these proceeds in a tax efficient manner, $95.3 million of the total proceeds were used to acquire additional properties and development land parcels in tax-free exchanges.

     We invested cash totaling $109.5 million in 1999 in the acquisition and improvement of self-storage facilities compared to $201.9 million during 1998 and $307.7 million during 1997. Of the $109.5 million invested in 1999 acquisitions and improvements, $82.5 million was funded with proceeds from the disposition transactions described above. We also issued units of limited partnership interests in the partnership ("Units") worth $4.9 million relating to various acquisitions during the year. We invested cash of $71.5 million in 1999, $58.9 million in 1998 and $40.8 million in 1997 for land held for development and construction of self-storage facilities. Of the $71.5 million invested in 1999, $13.1 million reflected purchases of development land parcels through proceeds from the disposition on transactions described above. We also provided $40.3 million in 1999, $81.6 million in 1998 and $24.5 million in 1997 of financing to franchisees of Storage USA Franchise Corp. During 1999, proceeds were also received from certain franchisees, as thirteen repaid their loans during the period, generating $41.9 million in cash.

     Of the 20 newly developed facilities in process as of December 31, 1999, we expect to transfer as many as 13 of these projects to the GE Capital development venture described in the section above entitled "Overview - Financing." The remaining seven projects have an expected remaining investment of $16.8 million. In addition to the development projects, we have 23 expansions of existing facilities in process at December 31, 1999. These projects have an expected remaining investment of $21.0 million. We have $36.2 million of loan commitments to franchisees to fund of December 31, 1999. In 2000, we also expect to invest approximately $19.0 million as part of our required equity contributions in the GE Capital joint ventures.

     As noted above, we sometimes acquire facilities in exchange for Units. The Units are redeemable after one year for cash or, at our option, shares of our common stock. Sellers taking Units instead of cash are able to defer recognizing a

20

                                                               Storage USA, Inc.

taxable gain on the sale of their facilities until they sell or redeem their Units. At December 31, 1999 we had 3.7 million Units outstanding, of which the following Units were redeemable:

     82 thousand Units for an amount equal to the fair market value ($2.5 million, based upon a price per Unit of $30.250 at December 31, 1999) payable in cash or, at our option, by a promissory note payable in quarterly installments over two years with interest at the prime rate.

     3.6 million Units for amounts equal to the fair market value ($108.1 million, based upon a price per Unit of $30.250 at December 31, 1999) payable by us in cash or, at our option, in shares of our common stock at the initial exchange ratio of one share for each Unit.

     We anticipate that the source of funds for any cash redemption of Units will be retained cash flow or proceeds from the future sale of our securities or other indebtedness. We have agreed to register any shares of our common stock issued upon redemption of Units under the Securities Act of 1933.

     Between November 1996 and July 1998, the Partnership issued $600 million of notes payable. The notes are unsecured obligations of the Partnership, and may be redeemed at any time at the option of the Partnership, subject to a premium payment and other terms and conditions. The combined notes carry a weighted average interest rate of 7.37% and were issued at a price to yield a weighted average of 7.42%. The terms of the notes are staggered between seven and thirty years, maturing between 2003 and 2027.

     During 1999, we repurchased, under our stock buy-back plan, 250,000 shares of common stock at a total cost of $7,228,000. Subject to prevailing market conditions and price levels, we expect to commit an additional $30 million in 2000 to this plan to purchase up to a total of 5% of our outstanding shares, including shares repurchased in 1999.

     We initially fund our capital requirements primarily through the available lines of credit with the intention of refinancing these with long-term capital in the form of equity and debt securities when we determine that market conditions are favorable. At December 31, 1999, we can issue under currently effective shelf registration statements up to $650 million of common stock, preferred stock, depository shares and warrants and can also issue $250 million of unsecured, non-convertible senior debt securities of the Partnership. Our lines of credit bear interest at various spreads over LIBOR. We had net borrowings of $34.7 million in 1999 and $38.9 million in 1998, and net repayments of $20.9 million in 1997. Borrowings would have been greater in 1999 if we had not used $39.4 million of the proceeds received from the Fidelity Venture described in the section entitled "Overview - Financing" to reduce those lines of credit in the second quarter. Also, on May 26, 1999, we closed on a $200 million unsecured revolving credit line with a group of commercial banks, representing a $50 million increase from the previous line of credit. The line bears interest at a spread of 120 basis points over LIBOR, based on our current debt rating. The maturity was extended to March 31, 2002, and existing covenants were modified.

     Our overall debt policy, which is subject to change at the discretion of our Board of Directors, is to limit total indebtedness to the lessor of 50% of total assets at cost or that amount that will sustain a minimum debt service ratio of 2.5:1.

     In November 1998, we issued $65 million of 8.875% Cumulative Redeemable Preferred Partnership Units in a private placement. The proceeds from the issuance were used to pay down the line of credit.

     We expect to incur approximately $4.5 million for scheduled maintenance and repairs during the next twelve months and approximately $5.9 million to conform facilities acquired from 1994 to 1999 to our standards. Commencing in 2000, the Company will be committed under several new leases relating to corporate office space in Memphis. The leases have a term of fifteen years with estimated annual payments of $2.7 million. We have rented a portion of this space to others under several subleases at the same rent and substantially similar terms to our primary leases and expect to receive approximately $0.8 million annually from such subleases.

     We believe that borrowings under our current credit facilities combined with available cash from operations after dividend requirements will provide us with necessary liquidity and capital resources to meet the funding requirements of our remaining development and expansion pipeline, commitments to provide financing to franchisees, equity commitments of the GE Capital joint ventures and expected investments under our stock buy-back plan. Additionally, no significant maturities are scheduled under any of our borrowings until 2003.

Storage USA, Inc.                                                             21

Qualitative and Quantitative Disclosure About Market Risk

     We are exposed to certain financial market risks, the most predominant being fluctuations in interest rates on existing variable rate debt and the repricing of fixed rate debt at maturity. We monitor interest rate fluctuations as an integral part of our overall risk management program, which recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effect on our results. The effect of interest rate fluctuations historically has been small relative to other factors affecting operating results, such as rental rates and occupancy.

     Our operating results are affected by changes in interest rates primarily as a result of borrowing under our lines of credit. If interest rates increased by 25 basis points, our annual interest expense would have increased by approximately $203 thousand, based on balances outstanding during the year ending December 31, 1999.

     In July of 1999, we purchased an interest rate cap from a bank to protect us from interest rate volatility, particularly as it pertains to Y2K issues. In return for a $45 thousand upfront premium, we received protection if the 3-month LIBOR rate moved above 6.0% . We received approximately $40 thousand when the cap expired in February of 2000.

Funds from Operations

     We believe funds from operations ("FFO") should be considered in conjunction with net income and cash flows to facilitate a clear understanding of our operating results. FFO should not be considered as an alternative to net income, as a measure of our financial performance or as an alternative to cash flows from operating activities as a measure of liquidity. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs. We follow the National Association of Real Estate Investment Trust's (NAREIT) definition of FFO. Our FFO may not be comparable to similarly titled measures of other REITs that calculate FFO differently. In calculating FFO per share, we add back only depreciation and amortization of revenue-producing property. As such, our FFO and FFO per share may not be comparable to other REITs that may add back total depreciation and amortization.

     The following table illustrates the components of our FFO for the years ended December 31, 1999, 1998 and 1997:

For the Year Ended December 31,                                          1999         1998         1997
----------------------------------------------------------------------------------------------------------
(in thousands except per share data)
Net income                                                             $ 63,947     $ 60,398     $ 62,416
(Gain)/loss on sale of assets                                              (181)         284       (2,569)
Total depreciation & amortization                                        35,164       29,880       19,667
Depreciation from unconsolidated entities                                   370           --           --
Less: depreciation of non-revenue producing assets                       (2,816)      (1,771)        (884)
----------------------------------------------------------------------------------------------------------
Consolidated FFO                                                         96,484       88,791       78,630
Minority interest share of gain/(loss) on exchange of asset                  21          (32)         208
Minority interest share of depreciation from unconsolidated entities        (43)          --           --
Minority interest share of depreciation & amortization                   (3,741)      (3,104)      (1,523)
----------------------------------------------------------------------------------------------------------
FFO available to shareholders                                          $ 92,721     $ 85,655     $ 77,315
----------------------------------------------------------------------------------------------------------
Weighted average diluted shares                                          28,012       27,831       27,009
----------------------------------------------------------------------------------------------------------
Dividends per share                                                    $   2.68     $   2.56     $   2.40
----------------------------------------------------------------------------------------------------------
Payout ratio                                                               81.0%        82.8%        83.0%
==========================================================================================================

22                                                             Storage USA, Inc.

     At its meeting on October 27, 1999, NAREIT clarified that FFO should include non-recurring results of operations, except those defined as "extraordinary items" under generally accepted accounting principles (GAAP). The clarification of FFO is not effective until January 1, 2000. Since we have historically not added back non-recurring items to our calculation, the modification of the FFO definition will not have a material impact on previously reported FFO information.

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

Competition

     We monitor the development of self-storage facilities in our markets. We have facilities in several markets where we believe overbuilding has occurred, including the following:

 .    Atlanta, GA (1.5% of portfolio square footage "sq. ft.")

 .    Las Vegas, NV (2.2% sq. ft.),

 .    Albuquerque, NM (1.8% sq. ft.),

 .    Nashville, TN (2.4% sq. ft.),

 .    Portland, OR (0.8% sq. ft.), and

 .    Dallas, TX (5.0% sq. ft.).

     In these markets we may experience a minimal reduction in Physical Occupancy and less growth in rental rates than other markets. Thus, our net rental income will not grow at the same rates as other areas of the country. As a result of the geographic diversity of our portfolio, we do not expect the potential for excess supply in these markets to have a significant impact on our financial condition or results of operations.

Inflation

     We do not believe that inflation has had or will have a direct effect on our operations. Substantially all of the leases at our facilities allow for monthly rent increases, which provide us with the opportunity to achieve increases in rental income.

Seasonality

     Our revenues typically have been higher in the third and fourth quarter primarily because we increase our rental rates on most of our storage units at the beginning of May. This also occurs to a lesser extent because self-storage facilities tend to experience greater occupancy during the late spring, summer, and early fall months due to the greater incidence of persons moving during those periods. Accordingly, a greater percentage of our customers come to us as a result of the moving. We believe that our tenant mix, rental structure, and expense structure provide adequate protection against undue fluctuations in cash flows and net revenues during off-peak seasons. Thus, we do not expect seasonality to materially affect our results of operations.

Year 2000 Compliance

     Many computer programs process transactions using two digits for the year of the transaction rather than four digits (i.e., "98" for the year 1998). Systems that process Year 2000 transactions with the year "00" may encounter significant processing inaccuracies or inoperability.

     We carried out a plan to ensure that all of our computer systems were Year 2000 ("Y2K") compliant. As of March 1, 2000, no material adverse effects on our operations were experienced.

Recent Accounting Developments

     See Note 15, "Recent Accounting Developments" in the Notes to Consolidated Financial Statements.

Storage USA, Inc.                                                             23

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

     On December 17, 1999, the Ticket to Work and Work Incentives Improvement Act of 1999 (the "Act") was signed into law. The Act includes several REIT provisions (the "REIT Provisions"). The REIT Provisions generally will be effective January 1, 2001 and will overhaul the existing tax rules applicable to taxable subsidiaries of REITs. Under the REIT Provisions, we will be allowed to own all of the stock in taxable REIT subsidiaries ("TRSs"). In addition, a TRS will be allowed to perform "non-customary" services to our tenants (i.e., those types of services that would taint the rents from our tenants if provided by
us). The use of TRSs, however, would be subject to restrictions, including the following:

 .    no more than 20% of the REIT's assets may consist of securities of TRSs,

 .    the tax deductibility of interest paid or accrued by a TRS to its affiliated REIT would be limited, and

 .    a 100% excise tax would be imposed on non-arm's length transactions between a TRS and its affiliated REIT or the REIT's tenants.

     We expect to restructure our ownership interests in our current taxable subsidiaries and establish additional taxable subsidiaries once the Act is effective.

Legal Proceedings

     On July 22, 1999, a purported class action was filed against the REIT and Partnership in the Circuit Court of Montgomery County, Maryland, under the style: Ralph Grunewald v. Storage USA, Inc. and SUSA Partnership, L.P., Case No. 201546V, seeking recovery of certain late fees paid by the our tenants and an injunction against further assessment of similar fees. We filed a responsive pleading on September 17, 1999, setting out our answer and affirmative defenses, and we believe that we have defenses to the claims in the suit and intend to vigorously defend it. The case is currently in discovery and no trial date has been set.

     On November 15, 1999 a purported class action was filed against the REIT and Partnership in the Supreme Court of the State of New York, Ulster County, Case No. 99-3278, also seeking the recovery of certain late and administrative fees paid by our tenants and an injunction against similar fees. We filed a responsive pleading on January 28, 2000, setting out our answer and affirmative defenses. We believe that we have defenses to the claims in the suit, and intend to vigorously defend it. The case is currently in discovery and no trial date has been set.

     While the ultimate resolution of these cases will not have a material adverse effect on our financial position, if during any period a potential contingency should become probable, the results of operations in such period could be materially affected.

24                                                             Storage USA, Inc.

Forward-Looking Statements and Risk Factors

     All statements contained in this section that are not historical facts are based on our current expectations. This includes statements regarding anticipated future development and acquisition activity, the impact of anticipated rental rate increases on our revenue growth, our 2000 anticipated revenues, expenses and returns, and future capital requirements. Words such as "believes," "expects," "anticipate," "intends," "plans" and "estimates" and variations of such words and similar words also identify forward looking statements. Such statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. The following factors, among others, could cause actual results to differ materially from the forward-looking statements:

 .    Changes in the economic conditions in the markets in which we operate could negatively impact the financial resources of our customers, impairing our ability to raise rents.

 .    Certain of our competitors with substantially greater financial resources than us could reduce the number of suitable acquisition opportunities offered to us and increase the price necessary to consummate the acquisition of particular facilities.

 .    Competition for development sites could drive up costs, making it unfeasible for us to develop properties in certain markets.

 .    Increased development of new facilities in our markets could result in over-supply and lower rental rates.

 .    Amounts we charge for late fees are periodically under review, have been and are the subject of litigation against us and are, in some states, the subject of government regulation. Consequently, such amounts could change, materially affecting the results of operations.

 .    The conditions affecting the bank, debt and equity markets could change.

 .    The availability of sufficient capital to finance our business plan on satisfactory terms could decrease.

 .    Competition could increase, adversely effecting occupancy and rental rates, thereby reducing our revenue.

 .    Costs related to compliance with laws, including environmental laws could increase.

 .    General business and economic conditions could change, adversely effecting occupancy and rental rates, thereby reducing our revenue.

 .    Other risk factors exist as described in our Annual Report on Form 10-K for the year ended December 31, 1999 and other reports filed from time to time with the Securities and Exchange Commission.

     We caution you not to place undue reliance on any such forward-looking statements. We assume no obligation to update any forward-looking statements as a result of new information, subsequent events or any other circumstances. Such statements speak only as of the date that they are made.

Storage USA, Inc.                                                             25

consolidated balance sheets

December 31,                                                                                        1999           1998
-------------------------------------------------------------------------------------------------------------------------
(in thousands, except share data)
Assets
Investments in storage facilities, at cost:
Land                                                                                           $   441,080    $   429,723
Buildings and equipment                                                                          1,229,812      1,186,492
-------------------------------------------------------------------------------------------------------------------------
                                                                                                 1,670,892      1,616,215
Accumulated depreciation                                                                           (94,538)       (73,496)
-------------------------------------------------------------------------------------------------------------------------
                                                                                                 1,576,354      1,542,719
Cash & cash equivalents                                                                              1,699          2,823
Advances and investments in real estate                                                            120,246        112,266
Other assets                                                                                        56,620         47,819
-------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                                $ 1,754,919    $ 1,705,627
-------------------------------------------------------------------------------------------------------------------------
Liabilities & shareholders' equity
Notes payable                                                                                  $   600,000    $   600,000
Line of credit borrowings                                                                          105,500         70,762
Mortgage notes payable                                                                              70,163         78,737
Other borrowings                                                                                    42,453         47,625
Accounts payable & accrued expenses                                                                 22,940         22,658
Dividends payable                                                                                   18,831         17,758
Rents received in advance                                                                           10,869         10,332
Deferred gain from contribution of self-storage facilities                                          37,125             --
-------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                               907,881        847,872
-------------------------------------------------------------------------------------------------------------------------
Minority interest:
Preferred units                                                                                     65,000         65,000
Common units                                                                                        91,143         94,213
-------------------------------------------------------------------------------------------------------------------------
   Total minority interest                                                                         156,143        159,213
-------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Shareholders' equity:
Common stock $.01 par value, 150,000,000 shares authorized, 27,865,932 and
  27,727,560 shares issued and outstanding                                                             279            277
Preferred stock $.01 par value, 5,000,000 shares authorized, 0 shares issued and outstanding            --             --
Paid-in capital                                                                                    753,032        749,093
Notes receivable - officers                                                                        (11,368)       (11,389)
Deferred compensation                                                                                 (517)            --
Accumulated deficit                                                                                (15,831)       (15,831)
Distributions in excess of net income                                                              (34,700)       (23,608)
-------------------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                                      690,895        698,542
-------------------------------------------------------------------------------------------------------------------------
   Total liabilities & shareholders' equity                                                    $ 1,754,919    $ 1,705,627
-------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

26                                                             Storage USA, Inc.

consolidated statements of operations

For the year ended December 31,                         1999         1998         1997
-----------------------------------------------------------------------------------------
(in thousands, except per share data)

Property Revenues
Rental income                                        $ 243,767    $ 217,312    $ 157,798
Other income                                             8,951        4,692        2,772
-----------------------------------------------------------------------------------------
Total property revenues                                252,718      222,004      160,570
-----------------------------------------------------------------------------------------
Property Expenses
Cost of property operations & maintenance               61,547       55,953       39,743
Taxes                                                   21,168       18,583       12,620
General & administrative                                14,275       11,677        6,766
Depreciation & amortization                             35,164       29,880       19,667
-----------------------------------------------------------------------------------------
Total property expenses                                132,154      116,093       78,796
-----------------------------------------------------------------------------------------
Income from property operations                        120,564      105,911       81,774
-----------------------------------------------------------------------------------------

Other Income (expense)
Interest expense, net                                  (42,222)     (36,873)     (16,028)
-----------------------------------------------------------------------------------------
Income before minority interest
  and gain on exchange                                  78,342       69,038       65,746
Gain/(loss) on exchange of self-storage facilities         181         (284)       2,569
-----------------------------------------------------------------------------------------
Income before minority interest                         78,523       68,754       68,315
Minority interest                                      (14,576)      (8,356)      (5,899)
-----------------------------------------------------------------------------------------
Net income                                           $  63,947    $  60,398    $  62,416
-----------------------------------------------------------------------------------------
Per common share:
Basic net income per share                           $    2.29    $    2.18    $    2.33
-----------------------------------------------------------------------------------------
Diluted net income per share                         $    2.28    $    2.17    $    2.31
-----------------------------------------------------------------------------------------

See accompanying notes.

Storage USA, Inc.                                                             27

consolidated statements of cash flows

For the year ended December 31,                                                                1999         1998         1997
------------------------------------------------------------------------------------------------------------------------------
(in thousands)
Operating Activities
------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                $  63,947    $  60,398    $  62,416
Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization                                                             35,164       29,880       19,667
   Minority interest                                                                         14,576        8,356        5,899
   (Gain)/loss on exchange of self-storage facilities                                          (181)         284       (2,569)
   Changes in assets and liabilities:
   Other assets                                                                              (3,892)     (16,971)     (18,654)
   Other liabilities                                                                         (5,159)      13,052        5,687
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                   104,455       94,999       72,446
------------------------------------------------------------------------------------------------------------------------------

Investing Activities
Acquisition and improvements of self-storage facilities                                    (109,484)    (201,875)    (307,704)
Proceeds from exchange of self-storage facilities                                           144,952        1,694       10,213
Development of self-storage facilities                                                      (71,533)     (58,911)     (40,856)
Advances and investments in real estate                                                     (40,359)     (81,574)     (24,541)
Proceeds from liquidation of advances and investments in real estate                         41,904        7,747           --
------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                       (34,520)    (332,919)    (362,888)
------------------------------------------------------------------------------------------------------------------------------

Financing Activities
Net borrowings (repayments) under lines of credit                                            34,738       38,919      (20,887)
Mortgage principal payments                                                                  (4,031)      (3,366)     (12,726)
Mortgage principal borrowings                                                                  --            145        2,670
Other borrowings principal payments/payoffs                                                  (6,131)        --           --
Payment of debt issuance costs                                                               (1,185)      (1,083)        (227)
Cash dividends                                                                              (73,962)     (53,188)     (65,666)
Preferred unit dividends                                                                     (5,336)        --           --
Proceeds from issuance of notes payable                                                        --        198,311      296,131
Proceeds from issuance of stock                                                               1,952        1,236       94,482
Proceeds from issuance of preferred units                                                       (18)      63,375         --
Repurchase of common stock                                                                   (7,228)        --           --
Payments on notes receivable                                                                    166        3,150        1,842
Net distributions to minority interests                                                     (10,024)      (7,928)      (5,328)
------------------------------------------------------------------------------------------------------------------------------
Net cash (used in)/provided by financing activities                                         (71,059)     239,571      290,291
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and equivalents                                              (1,124)       1,651         (151)
Cash and equivalents, beginning of period                                                     2,823        1,172        1,323
------------------------------------------------------------------------------------------------------------------------------
Cash and equivalents, end of period                                                       $   1,699    $   2,823    $   1,172
------------------------------------------------------------------------------------------------------------------------------

Supplemental Schedule of Non-cash Activities:
   Common stock issued in exchange for notes receivable                                   $    --      $   2,333    $   4,360
   Common stock issued to Directors                                                             160          132          107
   Mortgages assumed on storage facilities acquired                                            --         28,135        7,098
   Note received in consideration for facility sold                                             875           --           --
   Storage facilities and land acquired in exchange for Partnership Units and common stock    4,948       34,597       39,208
   Storage facilities acquired in exchange for unsecured notes, deferred
     Partnership Unit agreements and capital leases                                           1,000       46,966         --
   Restricted stock issued                                                                      246         --          1,395
   Exchange of Partnership Units for common stock                                             9,164          250          966
   Payoff of officer note                                                                      --            565         --
   Partnership Units issued as deferred payment on acquisition                                 --           --            349
   Equity share of joint venture received for disposition of assets                            (596)        --           --
   Issuance of warrants to equity joint venture partner                                         666         --           --
   Exchange of storage facilities (net)                                                        (181)         284       (2,569)
   Minority interest in acquired facility                                                      --             45         --
------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

28                                                             Storage USA, Inc.

consolidated statements of shareholders' equity

                                             Common Stock
                                          ------------------               Notes      Deferred  Accum-  Distributions     Total
                                          Number of            Paid in   Receivable,  Compen-   ulated  in Excess of  Shareholders'
                                           Shares     Amount   Capital    Officers     sation   Deficit   Net Income      Equity
----------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
Balance at December 31, 1996               24,723    $   247   $623,903   $(10,253)     --      $(15,831)   $ (9,828)    $588,238
----------------------------------------------------------------------------------------------------------------------------------
Issuance of new shares of
   common stock                             2,580         26     94,434       --        --          --          --         94,460
Issuance of new shares of common stock
   under stock plans                          332          3     10,288     (2,518)   (1,395)       --          --          6,378
Deferred compensation expense                --         --         --         --          29        --          --             29
Net income                                   --         --         --         --        --          --        62,416       62,416
Dividends declared ($2.40 per share)         --         --         --         --        --          --       (65,666)     (65,666)
Adjustments to minority interest             --         --        9,560       --        --          --          --          9,560
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997               27,635    $   276   $738,185   $(12,771)  $(1,366)   $(15,831)   $(13,078)    $695,415
----------------------------------------------------------------------------------------------------------------------------------
Issuance of new shares of
   common stock                                11       --           74       --        --          --          --             74
Issuance of new shares of common stock
   under stock plans                           82          1      2,265      1,382     1,046        --          --          4,694
Deferred compensation expense                --         --         --         --         320        --          --            320
Net income                                   --         --         --         --        --          --        60,398       60,398
Dividends declared ($2.56 per share)         --         --         --         --        --          --       (70,928)     (70,928)
Adjustment to minority interest              --         --        8,569       --        --          --          --          8,569
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998               27,728    $   277   $749,093   $(11,389)     --      $(15,831)   $(23,608)    $698,542
----------------------------------------------------------------------------------------------------------------------------------
Issuance of new shares of
  common stock                                279          3      9,190       --        --          --             9        9,202
Issuance of new shares of common stock
  under stock plans                           109          1      2,812         21      (586)       --          --          2,248
Deferred compensation expense                --         --         --         --          69        --          --             69
Net income                                   --         --         --         --        --          --        63,947       63,947
Dividends declared ($2.68 per share)         --         --         --         --        --          --       (75,048)     (75,048)
Repurchase of common stock                   (250)        (2)    (7,226)      --        --          --          --         (7,228)
Issuance of 1.25 million warrants            --         --          666       --        --          --          --            666
Adjustment to minority interest              --         --       (1,503)      --        --          --          --         (1,503)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999               27,866    $   279   $753,032   $(11,368)  $  (517)   $(15,831)   $(34,700)    $690,895
----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

Storage USA, Inc.                                                             29

notes to consolidated financial statements

(dollar amounts in thousands, except share, Unit and per share data)

NOTE 1 ORGANIZATION

     Storage USA, Inc. (the "Company") a Tennessee corporation, was formed in 1985 to acquire, develop, construct, franchise and own and operate self-storage facilities throughout the United States. The Company is structured as an umbrella partnership real estate investment trust ("UPREIT") in which substantially all of the Company's business is conducted through SUSA Partnership, L.P. (the "Partnership"). Under this structure, the Company is able to acquire self-storage facilities in exchange for units of limited partnership interest in the Partnership ("Units"), permitting the sellers to at least partially defer taxation of capital gains. At December 31, 1999 and 1998, respectively, the Company had an approximately 88.4% and 88.1% partnership interest in the Partnership.

     In 1996, the Company formed Storage USA Franchise Corp ("Franchise"), a Tennessee corporation. The Partnership owns 100% of the non-voting common stock of Franchise.

     At December 31, 1999, the Company owned and managed 507 self-storage facilities containing approximately 34,069,000 square feet located in 31 states and the District of Columbia.

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

Other Income

     Other income consists primarily of revenue from property specific activities (rental of floor and storage space for locks and packaging material, truck rentals and ground rents for cellular telephone antenna towers and billboards), revenue for the management of facilities owned by third parties, and the proportionate share of net income of equity investments including joint ventures and Franchise. A summary of these amounts is as follows:

                      1999     1998     1997
---------------------------------------------
Property specific    $4,117   $3,371   $1,518
Management fees       2,055    1,079      809
Income from equity    2,779      242      445
---------------------------------------------
Total other income   $8,951   $4,692   $2,772
---------------------------------------------

30                                                             Storage USA, Inc.

Interest Expense, net

Interest income and expense are netted together and the breakout of income and expense is as follows:

                            1999         1998        1997
----------------------------------------------------------
Interest income         $ 13,101     $  8,667    $  2,083
Interest expense         (55,323)     (45,540)    (18,111)
----------------------------------------------------------
Interest expense, net   $(42,222)    $(36,873)   $(16,028)

     Interest is capitalized on accumulated expenditures relating to the development of certain qualifying properties. During 1999, 1998, and 1997, total cash paid by the Company for interest was $55,511, $41,560, and $18,316, respectively, which includes $4,388, $3,461, and $1,866, which was capitalized in 1999, 1998, and 1997, respectively.

Interest Rate Management Agreements

     The Company periodically enters into interest rate risk management agreements including interest rate swaps and caps to manage interest rate risk associated with anticipated debt transactions and with its variable rate line of credit. Gains and losses, if any, on these transactions are deferred and amortized over the terms of the related debt as an adjustment to interest expense. Any up-front premium is amortized over the effective period of the corresponding agreement as an adjustment to interest expense. Changes in the fair value of the interest rate risk management agreements are not recognized in the financial statements. In the event that any corresponding anticipatory transaction is no longer likely to occur, the Company would mark the derivative to market and would recognize any adjustment in the consolidated statement of operations. The Company does not enter into interest rate risk management agreements for trading or speculative purposes.

Investment in Storage Facilities

     Storage facilities are recorded at cost. Depreciation is computed using the straight line method over estimated useful lives of 40 years for buildings and improvements, and three to ten years for furniture, fixtures and equipment.

Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred. Certain costs, principally payroll, directly related to real estate development, are capitalized. Upon disposition, both the asset and accumulated depreciation accounts are relieved, and the related gain or loss is credited or charged to the income statement.

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

Minority Interest

     Minority interest reflects the ownership interest of the limited partners who hold common and preferred units in the Partnership. The common unit holders' and preferred unit holders' share of the net income of the Partnership is charged to minority interest expense and increases the Company's liability. Distributions to Partnership unit holders and preferred unit holders reduce the Company's liability. At each reporting period, the Company calculates the amount of equity allocable to the common unit holders by multiplying the common unit holders' percentage ownership of the Partnership by the total partners' equity. An adjustment is made to the minority interest liability with a corresponding adjustment reflected in the Statement of Shareholders' Equity.

Reclassifications

     Certain previously reported amounts have been reclassified to conform to the current financial statement presentation with no impact on previously reported net income or shareholders' equity.

Storage USA, Inc.                                                             31

NOTE 3 INVESTMENTS IN STORAGE FACILITIES

     The following summarizes activity during the periods:

-------------------------------------------------------------
Cost
Balance at December 31, 1997                      $ 1,242,864
Property acquisitions                                 293,578
Land acquisitions and joint venture development        57,046
Facility expansions                                     1,867
Improvements and other                                 29,581
Properties exchanged/disposed                          (8,721)
-------------------------------------------------------------
Balance at December 31, 1998                      $ 1,616,215
-------------------------------------------------------------
Property acquisitions                                  86,879
Land acquisitions and joint venture development        71,004
Facility expansions                                       529
Improvements and other                                 16,723
Properties exchanged/disposed                        (120,458)
-------------------------------------------------------------
Balance at December 31, 1999                      $ 1,670,892
-------------------------------------------------------------
Accumulated Depreciation
Balance at December 31, 1997                      $    44,955
Additions during the year                              28,954
Properties exchanged/disposed                            (413)
-------------------------------------------------------------
Balance at December 31, 1998                      $    73,496
Additions during the year                              33,625
Properties exchanged/disposed                         (12,583)
-------------------------------------------------------------
Balance at December 31, 1999                      $    94,538
=============================================================

     The above cost balances include facilities acquired through capital leases of $31,334 at December 31, 1999 and $31,160 at December 31, 1998 and construction in progress of $89,870 at December 31, 1999 and $65,716 at December 31, 1998. Also included above is $11,800 at December 31, 1999 and $10,300 at December 31, 1998 of corporate office furniture and fixtures. Accumulated depreciation associated with the facilities acquired through capital leases was $771 at December 31, 1999 and $145 at December 31, 1998.

NOTE 4 ADVANCES AND INVESTMENT IN REAL ESTATE

ADVANCES

     During 1997, the Company began offering construction advances to franchisees of Franchise to fund the development of franchised self-storage facilities. The loans are collateralized by the property. The Company will advance the funds for construction and start-up costs at a market interest rate based on a spread over the 30-day LIBOR rate or the prime rate and adjusted monthly. Typically advances represent 70%-96% of the anticipated cost of the project at the prime rate plus one half to one percentage point. In consideration for coordinating the financing as well as other value derived by the franchisee, Franchise typically receives an equity interest in the facility. The equity interest typically allows Franchise to share in 40% to 45% of the positive cash flows of the facility, and if sold, the sale of the facility. Franchise recognizes its proportionate share of the facilities' net income. Due to the Company's equity participation in the underlying projects (through its 97.5% economic interest in Franchise) all related activity is being accounted for as direct investments in and advances to real estate joint ventures. As of December 31, 1999, the Company is committed to advance an additional $36,186 for similar construction loans. The table below summarizes certain information related to these advances:

                                     1999          1998
----------------------------------------------------------
Advances (collateralized by
first mortgages)              $    117,022    $   112,163
Interest rates at
end of period                 8.25%-10.00%     7.75%-8.41%
W/A interest rate
during period(1)                     8.50%           8.72%
==========================================================

(1)W/A=Weighted average

JOINT VENTURES

Fidelity Venture:

     On June 7, 1999, the Company formed a joint venture with Fidelity Management Trust Company (the "Fidelity Venture"). The Company contributed 32 self-storage facilities with a fair value of $144,000 to the Fidelity Venture in return for a 25% interest and cash proceeds of approximately $131,000, representing Fidelity Management Trust Company's 75% interest in the joint venture and the Company's proportionate share of proceeds from a $93,600 non-recourse note obtained by the joint venture. The note

32                                                             Storage USA, Inc.

is secured and has a fixed interest rate of 7.76%. The Company accounts for its investment in the Fidelity Venture under the equity method. The Company's original basis in the Fidelity Venture was equal to 25% of the Company's historical cost basis in the self-storage facilities of approximately $91,200, less the approximate $23,400 in debt proceeds distributed from the joint venture. A $37,100 gain on the transaction, net of disposition costs, was deferred until such time the Company disposes of its interest in the Fidelity Venture or the underlying properties are sold. As of December 31, 1999, the Company had a recorded negative investment in the Fidelity Venture of $175. Under the terms of the venture agreement, cash flow from operations and liquidation of the venture will be distributed to each member based on its proportionate equity interest. The Company will manage the Fidelity Venture and continue to operate all of the venture's assets for a fee. During 1999, the Company recognized $845 in equity earnings from the venture and $780 in management fees for managing the venture's properties. The table below summarizes certain financial information related to the Fidelity Venture:

                           For the Period June 7, 1999
(in thousands)               through December 31, 1999
------------------------------------------------------
Property revenues                            $ 12,847
Property expenses                            $  1,919
Net operating income                         $ 10,928
Net income                                   $  3,381
Total assets                                 $136,259
Total debt                                   $ 92,976
------------------------------------------------------

GE Capital Corp Ventures:

     On December 1, 1999, the Company formed two joint ventures with GE Capital Corp ("GE Capital"), providing for a total investment capacity of $400,000 for acquisitions and development of self-storage facilities. The Company will have a 25% interest in the $160,000 Development Venture and a 16.7% interest in the $240,000 Acquisition Venture. All of the properties acquired and developed by the ventures will be operated by Storage USA under a five-year management contract. In addition to the property management, Storage USA will provide certain fee-based services for the ventures, including identifying suitable development and acquisition opportunities and general contractor services. It is expected that both ventures will be leveraged with targeted debt ratios of approximately 50%. The Company accounts for these joint ventures under the equity method of accounting. In connection with the closing of these joint ventures, GE Capital received warrants for the purchase of 1.25 million shares of Storage USA common stock at $42 per share. These warrants may be exercised at any time within a five-year period. The Company's recorded investment in the joint ventures of $2,749 as of December 31, 1999 is comprised of the estimated value of the warrants of $666 and investment advisory fees of $1,900 incurred directly by the Company. Through December 31, 1999, no development had commenced or acquisitions had occurred within the ventures.

     During the first quarter of 2000, Storage USA does expect to transfer as many as 13 projects currently in early stages of development into the Development Venture. These projects have a projected total cost of $64,700, of which Storage USA has invested approximately $29,400 as of December 31, 1999.

Other Ventures:

     The Company has equity interests in several single facility joint ventures. The Company accounts for these joint ventures under the equity method of accounting. As of December 31, 1999 and 1998, the recorded investments in these joint ventures was $650 and $103, respectively.

NOTE 5 OTHER ASSETS

     Other assets consist of the following at December 31:

                                           1999      1998
----------------------------------------------------------
Deposits                                $ 4,147   $ 5,048
Deferred cost of issuances
 of unsecured notes                      10,006    10,695
Accounts receivable                       4,855     4,769
Mortgages receivable                      4,449     3,624
Notes receivable                          7,445     8,642
Other receivables                         4,988     5,137
Advances and investments in Franchise    13,906     4,464
Other                                     6,824     5,440
----------------------------------------------------------
                                        $56,620   $47,819
----------------------------------------------------------

     Deferred financing costs are amortized using the interest method over the terms of the related debt.

Storage USA, Inc.                                                             33

NOTE 6 BORROWINGS

The following is a debt maturity schedule as of December 31, 1999:

                                 2000       2001       2002       2003       2004   Thereafter
----------------------------------------------------------------------------------------------
Notes payable                $     --   $     --   $     --   $100,000   $     --   $500,000
Mortgage note payables          2,310      1,461      1,607      1,769     23,463     33,040
Non-interest bearing notes      4,000      5,150         --         --         --         --
----------------------------------------------------------------------------------------------
Cash payments                $  6,310   $  6,611   $  1,607   $101,769   $ 23,463   $533,040

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

       Amount
-----------------------
 1999            1998          Maturity           Interest
----------------------------------------------------------
$100,000      $100,000        November, 2003       7.125%
 100,000       100,000            July, 2006       6.950%
 100,000       100,000        December, 2007       7.000%
 100,000       100,000            June, 2017       8.200%
 100,000       100,000            July, 2018       7.450%
 100,000       100,000        December, 2027       7.500%
----------------------------------------------------------
$600,000      $600,000

     The proceeds from the issuances of the Notes were used to fund the purchase of acquisitions and repay debt incurred under the revolving lines of credit, which are used to finance the acquisition of self-storage facilities and for working capital.

Mortgage Notes Payable

     Mortgage notes payable consist of the following at December 31:

1999
----------------------------------------------------------------------------
                      Face     Assets      Maturity   Interest Rate
                     Amount   Encumbered    Range         Range
----------------------------------------------------------------------------
Conventional
   fixed rate       $58,318    $145,287   2000-2021     6.5%-11.5%
Conventional
   variable rate      5,332      11,244   2006-2016     7.9%- 9.0%
----------------------------------------------------------------------------
Total               $63,650    $156,531
Premiums              6,513
---------------------------
Mortgage
   notes payable    $70,163


1998
----------------------------------------------------------------------------
                    Face     Encumbered   Maturity    Interest Rate
                    Amount     Amount       Range        Range
----------------------------------------------------------------------------
Conventional
   fixed rate      $59,638    $142,174    2000-2021    6.5%-11.5%
Conventional
   variable rate     8,043      18,180    2006-2016    7.9%- 9.0%
----------------------------------------------------------------------------
Total              $67,681    $160,354
Premiums            11,056
--------------------------
Mortgage
   notes payable   $78,737

34                                                             Storage USA, Inc.

     Certain mortgages were assumed at above market interest rates. Premiums were recorded upon assumption and amortized using the interest method over the terms of the related debt.

Line of Credit Borrowings
                                                            1999       1998
----------------------------------------------------------------------------
  Total lines of credit at December 31                  $240,000   $190,000
  Borrowings outstanding at December 31                 $105,500   $ 70,762
  Weighted average daily borrowing during the year      $ 93,122   $ 78,900
  Maximum daily borrowing during the year               $123,093   $179,288
  Weighted average daily interest rate during the year      6.39%      6.73%

     During 1999, the Company renegotiated its existing line of credit with a group of commercial banks, expanding the borrowing capacity under the line to $200,000 and extending the maturity to May 25, 2002. This line bears interest at various spreads over LIBOR based on the Company's long-term debt ratings. At December 31, 1999, the Company also had a $40,000 line of credit with a commercial bank. The line bears interest at spreads over LIBOR, matures on July 1, 2000 and is renewable at that time. Neither of these agreements have compensating balance requirements. The agreements impose several limitations on the Company. The most restrictive of these requires the Company to maintain minimum levels of debt service coverage and limits the level of the Company's total borrowings as a percentage of its assets.

Other Borrowings

                                                      1999                                           1998
                                   -------------------------------------------      ---------------------------------------------
                                   Face Amount   Carrying Value   Imputed Rate      Face Amount    Carrying Value   Imputed Rate
---------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing notes            $  9,150      $  8,365          7.50%           $ 15,154       $ 13,513          7.50%
Deferred Units                        $ 12,000      $ 10,256          7.50%           $ 13,000       $ 10,452          7.50%
Leases                                $     --      $ 23,832          7.50%           $     --       $ 23,660          7.50%
---------------------------------------------------------------------------------------------------------------------------------

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

                        2000        2001       2002       2003
---------------------------------------------------------------
Principal                 (56)       123        296    $ 23,480
Interest              $ 1,790    $ 1,788    $ 1,772       1,168
---------------------------------------------------------------
Minimum
   lease payment      $ 1,734    $ 1,911    $ 2,068    $ 24,648

Storage USA, Inc.                                                             35

NOTE 7 INCOME PER SHARE

     As of December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share," to report basic and diluted earnings per share. As required by this statement, all prior periods have been restated. Basic and diluted income per share is calculated by dividing net income by the appropriate weighted average shares as presented in the following table:

                                                                                                 1999          1998          1997
---------------------------------------------------------------------------------------------------------------------------------
Basic net income per share:
  Net income                                                                              $    63,947   $    60,398   $    62,416
  Basic weighted average common shares outstanding                                         27,942,000    27,707,000    26,797,000
---------------------------------------------------------------------------------------------------------------------------------
  Basic net income per share                                                              $      2.29   $      2.18   $      2.33

Diluted net income per share:
  Net income                                                                              $    63,947   $    60,398   $    62,416
  Minority interest relating to limited partners of the Partnership                             8,358         7,535         5,518
---------------------------------------------------------------------------------------------------------------------------------
  Net income before minority interest relating to limited partners of the Partnership     $    72,305   $    67,933   $    67,934

  Basic weighted average common shares outstanding                                         27,942,000    27,707,000    26,797,000
  Weighted average Partnership Units outstanding                                            3,660,000     3,430,000     2,358,000
  Basic weighted average common shares and partnership units outstanding                   31,602,000    31,137,000    29,155,000
  Dilutive effect of stock options                                                             70,000       126,000       212,000
---------------------------------------------------------------------------------------------------------------------------------
  Diluted weighted average common shares and partnership units outstanding                 31,672,000    31,263,000    29,367,000
---------------------------------------------------------------------------------------------------------------------------------
  Diluted net income per share                                                            $      2.28   $      2.17   $      2.31
---------------------------------------------------------------------------------------------------------------------------------

NOTE 8 PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The following summary of unaudited pro forma combined financial information of the Company is presented as if all acquisitions, disposition and exchanges of self-storage facilities, common stock issuances and notes payable issuances that transpired during 1999 and 1998 had occurred at the beginning of each period presented. The unaudited combined financial information is not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed at the beginning of each period, nor does it purport to represent the results of operations for future periods.

Year Ended December 31,                                    1999            1998
--------------------------------------------------------------------------------
Pro forma total revenues                              $ 249,218       $ 231,822
Pro forma net income                                  $  63,015       $  58,859
Pro forma basic net income per share                  $    2.26       $    2.12
Pro forma diluted net income per share                $    2.25       $    2.11
--------------------------------------------------------------------------------

NOTE 9 FINANCIAL INSTRUMENTS

     The off-balance sheet instruments that the Company primarily uses are interest rate swaps and caps. The only instrument in effect during 1999 was an interest rate cap with a notional value of $100,000 and a cap strike price of 6.0%. The contract was effective November 5, 1999 and terminated on February 7, 2000. The Company paid an up-front premium of $45 and received $40 upon termination of the contract.

The Company's carrying amounts and fair value of its financial instruments were as follows:


As of December 31,                                   1999                          1998
--------------------------------------------------------------------------------------------------
                                         Carrying Value  Fair Value   Carrying Value    Fair Value
--------------------------------------------------------------------------------------------------
Cash and cash equivalents                     $  1,699     $  1,699      $  2,823       $   2,823
Advances (collateralized by first mortgage)    117,022      117,022       112,163         112,163
Line of credit borrowings                      105,500      105,500        70,762          70,762
Mortgage notes payable                          70,163       70,163        78,737          78,213
Notes payable                                  600,000      584,457       600,000         565,173

36                                                             Storage USA, Inc.

     The Company, in determining the fair values set forth above, used the following methods and assumptions:

Advances

     A market rate of interest is used based on a spread over the 30-day LIBOR rate or the prime rate and adjusted monthly; and therefore fair value approximates carrying value.

Mortgage and Notes Payable, and Line of Credit Borrowings

     The Company's line of credit borrowings bear interest at variable rates and therefore cost approximates fair value. The fair value of the mortgage and notes payable were estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rate at December 31, 1999 and 1998, for similar types of borrowing arrangements.

NOTE 10 COMMITMENTS AND CONTINGENCIES

Lease Agreements

     The Company has various lease agreements for office space. Total future minimum rental payments on the office leases are $2,361 in year one, $2,585 in year two, $2,003 in year three, $1,872 in years four and five and $20,262 thereafter. Rental expense under these operating leases approximated $1,218 in 1999, $1,009 in 1998 and $667 in 1997. These minimum payments are net of amounts due to the Company under corresponding subleases of $573 in year one, $688 in two through five and $8,055 thereafter.

Construction Financing

     The Company is committed to advance an additional $36,186 in construction financing to franchisees of Franchise as described in Note 4. The Company is also a limited guarantor on the financing of three open and operating projects in which Franchise has either a partnership interest or an option to purchase the facility at various times after completion. Under the terms of the guarantee, the Company has the option, upon notice by the financial institution of an event which would require payment by the Company under the guarantee, of
(a) purchasing the note and all related loan documents without recourse or (b) payment of the guarantee. At December 31, 1999, the Company was guarantor on $7,768 of these financing arrangements, of which $0 was outstanding.

Redemption of Units

     At December 31, 1999, there were 3,655,093 Units outstanding. Certain Units are redeemable for an amount equal to their fair market value ($2,481 based upon a price per Unit of $30.250 at December 31, 1999) payable by the Company in cash or by a promissory note payable in quarterly installments over two years with interest at the prime rate. Units held by other Limited Partners are redeemable, at the option of such Limited Partners, beginning on the first anniversary of their issue, for amounts equal to the then fair market value of their Units ($108,086 redeemable at December 31, 1999, based upon a price per Unit of $30.250 at December 31, 1999) payable by the Company in cash or, at the option of the Company, in shares of the Company's common stock at the exchange ratio of one share for each Unit.

NOTE 11 DISTRIBUTIONS (UNAUDITED)

     The dollar amount and percentage allocation between return of capital and ordinary income of the Company's dividends were as follows:

                          1999           1998          1997
-----------------------------------------------------------
Dividends                $2.68          $2.56        $2.40
Ordinary income             86%            90%          92%
Return of capital           14%            10%           8%

NOTE 12 CAPITAL STOCK

Stock-Based Compensation Plan

     The Company applies Accounting Principles Board (APB)25 and related interpretations in accounting for its stock-based compensation plan. In accordance with SFAS 123 "Accounting for Stock-Based Compensation", the Company elected to continue to apply the provisions of APB25. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS 123 are required and are presented below along with a summary of the plan and awards.

     The shareholders of the Company have approved and the Company has adopted the Storage USA, Inc. 1993 Omnibus Stock Plan (the "Plan"). The Company has granted options to certain directors, officers and key employees to purchase shares of the Company's common stock at a price not less than the fair market value at the date of grant. Options granted to employees generally vest over a three to five year period. There are 4,000,000 shares available to be issued under the Plan.

Storage USA, Inc.                                                             37

Generally, the optionee has up to ten years from the date of the grant to exercise the options. Plan activity is as follows:

                                                                                      Weighted
                                                  Number of           Exercise          Average
                                                    Options        Price Range   Exercise Price
------------------------------------------------------------------------------------------------
Options outstanding December 31, 1996               953,790   $  21.75-$ 37.625          $28.65
Exercisable at end of year                          693,963   $  21.75-$ 37.625          $25.99
  Granted                                           863,300   $ 35.625-$ 40.375          $38.55
  Exercised                                        (170,581)  $  21.75-$  31.00          $24.76
  Cancelled                                        (143,020)  $  31.00-$ 39.125          $36.25
------------------------------------------------------------------------------------------------
Options outstanding December 31, 1997             1,503,489   $  21.75-$ 40.375          $34.16
Exercisable at end of year                          546,543   $  21.75-$  38.25          $26.78
  Granted                                           710,058   $  29.50-$ 40.313          $31.33
  Exercised                                         (56,100)  $  24.75-$  31.25          $26.51
  Cancelled                                        (189,102)  $  24.75-$ 40.375          $39.23
------------------------------------------------------------------------------------------------
Options outstanding December 31, 1998             1,968,345   $  21.75-$40.3125          $32.87
Exercisable at end of year                          771,982   $  21.75-$40.3125          $30.59
  Granted                                           800,129   $27.5625-$ 31.875          $33.09
  Exercised                                         (79,000)  $  31.75-$  31.00          $24.30
  Cancelled                                         (93,026)  $ 38.875-$ 38.875          $38.75
------------------------------------------------------------------------------------------------
Options outstanding December 31, 1999             2,596,448   $  21.75-$40.3125          $31.66
Exercisable at end of year                        1,039,079   $  21.75-$40.3125          $32.63
------------------------------------------------------------------------------------------------

     The following table provides additional information about the options outstanding and exercisable at December 31, 1999:

                                          Options Outstanding                    Options  Exercisable
--------------------------------------------------------------------------------------------------------
                             Outstanding   Weighted Average         Weighted      As of         Weighted
Range of                           as of          Remaining          Average   Dec. 31,          Average
Exercise Prices            Dec. 31, 1999   Contractual Life   Exercise Price       1999   Exercise Price
--------------------------------------------------------------------------------------------------------
$21.7500-$24.1878                126,000               4.91         $21.7500    126,000         $21.7500
$24.1879-$28.2191                881,239               9.33         $27.3084    101,110         $25.3482
$28.2192-$32.2504                569,977               8.05         $30.0124    251,297         $30.5481
$32.2505-$36.2817                132,057               8.06         $34.3347     54,857         $34.0893
$36.2818-$40.3125                887,175               7.68         $38.0505    505,815         $37.6819
--------------------------------------------------------------------------------------------------------
                               2,596,448               8.17         $31.6601  1,039,079         $32.6348
--------------------------------------------------------------------------------------------------------

     The Company has utilized a Black-Scholes option-pricing model with the following assumptions in order to estimate the fair value of its stock options:

                                                  1999     1998     1997
--------------------------------------------------------------------------------
Risk-free interest rates                          6.35%    4.57%    5.74%
Estimated dividend yields                         8.86%    7.50%    6.20%
Volatility factors of the expected
  market price of the Company's
  common shares                                  22.80%   20.30%   16.80%
Expected life of the options (years)                 7        7       10
Weighted average fair value                      $3.35    $2.56    $3.98
--------------------------------------------------------------------------------

     The following pro forma disclosures were computed assuming the fair value of the options is amortized to compensation expense over the vesting period of the options:

                                        1999        1998        1997
--------------------------------------------------------------------------------
Pro forma compensation
  expense                             $ 1,063     $ 1,202     $   939
Pro forma net income                  $62,884     $59,196     $61,477
Pro forma basic net
  income per share                    $  2.25     $  2.14     $  2.29
Pro forma diluted net
  income per share                    $  2.24     $  2.13     $  2.28
--------------------------------------------------------------------------------

38                                                             Storage USA, Inc.

Employee Stock Purchase and Loan Plan

     As of December 31, 1999, the Company has issued 523,000 shares of its common stock under the 1995 Employee Stock Purchase and Loan Plan. Pursuant to the terms of the plan, the Company and certain officers entered into stock purchase agreements whereby the officers purchased common stock at the then current market price. The Company provides 100% financing for the purchase of the shares with interest rates ranging from 6.1% to 9.2% per annum payable quarterly. The underlying notes have personal guarantees and are collateralized by the shares and mature between 2002 and 2006.

Dividend Reinvestment and Stock Purchase Plan

     In 1995, the Company adopted the Dividend Reinvestment and Stock Purchase Plan. Under the plan, the Company offers holders of its common stock the opportunity to purchase, through reinvestment of dividends or by additional cash payments, additional shares of its common stock. The shares of common stock for participants may be purchased from the Company at the greater of the average high and low sales price or the average closing sales price on the investment date or in the open market at 100% of the average price of all shares purchased for the plan. During 1999 and 1998, 3,813 and 1,545 shares, respectively, were issued under the plan.

Stock Purchase Agreement

     On March 1, 1996, the Company entered into a Stock Purchase Agreement with Security Capital U.S. Reality (USRealty), an affiliate of Security Capital Group to purchase shares of the Company's common stock. As of December 31, 1999, USRealty owns 11,765,654 shares of the Company's common stock, which represents 42.2% of the outstanding shares of the Company. On March 19, 1996, USRealty also executed a Strategic Alliance Agreement and a Registration Rights Agreement with the Company. The Strategic Alliance Agreement, as amended, generally provides that USRealty may nominate a number of directors to the Company's Board of Directors proportionate to its ownership of the Company's common stock. As of December 31, 1999, three nominees of the USRealty serve on the Company's Board of Directors. During 1999, the Company paid Security Capital Group or its affiliates $3,857 for various services received by the Company during the year. The payments included $3,717 for investment advisory services and $140 for real estate research and insurance related services.

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

     In December of 1999, the Company announced a Board authorized plan to repurchase up to 5% of the Company's common shares outstanding through open market and private purchases. As of December 31, 1999, the Company had repurchased 250,000 shares at an average price of $28.91.

NOTE 13 PREFERRED UNITS

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

NOTE 14 POST EMPLOYMENT BENEFIT PLAN

     The Company contributes to a 401(k) savings plan (a voluntary defined contribution plan) for the benefit of employees meeting certain eligibility requirements and electing participation in the plan. Each year the Company is obligated to make a matching contribution on the employee's behalf equal to 50% of the participant's contribution to the plan, up to 2% of the participant's compensation. Company profit sharing contributions to the plan are determined annually by the Company. Company contributions totaled $865, $661, and $479 during 1999, 1998 and 1997, respectively.

Storage USA, Inc.                                                             39

NOTE 15 RECENT ACCOUNTING DEVELOPMENTS

     On February 27, 1998, the AICPA Accounting Standards Executive Committee (AcSEC) issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 sets forth guidelines for the capitalization of costs relating to internal-use software. In connection with the new SOP, the Company capitalized approximately $600 of qualifying costs in 1999.

     On June 16, 1998, FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which is effective for fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. Under this statement derivatives are recognized at fair market value and changes in fair market value are recognized as gains or losses. The adoption of SAS 133 is not expected to have a material impact on the financial position or results of operation of the Company.

NOTE 16 QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly results of operations for 1999 and 1998:

                          First       Second        Third       Fourth
1999                    Quarter      Quarter      Quarter      Quarter
--------------------------------------------------------------------------------
Revenue                 $60,928      $64,095      $64,484      $63,211
Net income              $13,755      $16,532      $17,455      $16,205
Basic net
  income
  per share             $  0.49      $  0.59      $  0.62      $  0.59
Diluted net
  income
  per share             $  0.49      $  0.59      $  0.62      $  0.58

                          First       Second        Third       Fourth
1998                    Quarter      Quarter      Quarter      Quarter
--------------------------------------------------------------------------------
Revenue                 $48,318      $53,866      $57,739      $62,081
Net income              $14,438      $15,306      $15,992      $14,662
Basic net
  income
  per share             $  0.52      $  0.55      $  0.58      $  0.53
Diluted net
  income
  per share             $  0.52      $  0.55      $  0.58      $  0.52



report of independent accountants

To the Board of Directors and Shareholders of Storage USA, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Storage USA, Inc. (the "Company") at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP


Memphis, Tennessee
January 26, 2000

40                                                             Storage USA, Inc.

directors & officers


Board of Directors
--------------------------------------------------------------------------------
Dean Jernigan                             Caroline S. McBride
Chairman of the Board,                    Managing Director
Chief Executive Officer and               Security Capital Investment
President                                 Research Incorporated
Storage USA, Inc.
                                          John P. McCann
C. Ronald Blankenship                     Chief Executive Officer and Director
Director, Vice Chairman and               United Dominion Realty Trust, Inc.
Chief Operating Officer
Security Capital Group Incorporated       William D. Sanders
                                          Chairman of the Board and
Howard P. Colhoun                         Chief Executive Officer
General Partner                           Security Capital Group Incorporated
Emerging Growth Partners
                                          Harry J. Thie
Alan B. Graf, Jr.                         Senior Researcher
Executive Vice President and              RAND Corporation
Chief Financial Officer
FDX Corporation and
Federal Express Corp.

Mark Jorgensen
Real Estate consultant to the
pension fund industry


Officers
--------------------------------------------------------------------------------
Bill Bugg, Jr.                     Larry Nelson
Vice President, Development        Vice President
Central Division                   National Construction

Jerry Esmond                       Stephen Nichols
Vice President, Construction       Vice President, Operations
Central Division                   Eastern Division

Lee Harkavy                        Dave Schrimsher
Vice President                     Vice President
Capital Markets                    E-Business Development

Mike Kenney                        John David Sullivan
Vice President, Operations         Vice President
Western Division                   Acquisitions

David Levenfeld                    Rick Yonis
Vice President, Development        Vice President, Operations
Eastern Division                   Central Division

Jim Lyles
Vice President, Construction
Eastern Division


Senior Officers
--------------------------------------------------------------------------------
Dean Jernigan                               Carol Shipley
Chairman, Chief Executive Officer           Senior Vice President
and President                               Marketing

Christopher Marr                            Richard Stern
Chief Financial Officer                     Senior Vice President
                                            Construction and Development
Karl Haas
Executive Vice President                    Bruce Taub
Operations                                  Senior Vice President
                                            Acquisitions
John McConomy
Executive Vice President                    Mark Yale
General Counsel                             Senior Vice President
                                            Financial Reporting
Buck Brown
Senior Vice President
E-Commerce


Franchise Corp. Officers
--------------------------------------------------------------------------------
Dean Jernigan
Chairman and President

Christopher Marr
Chief Operating Officer

Ed Ansbro
Chief Development Officer

Tracy Sells
Vice President
Services